    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 1994


                                            REGISTRATION STATEMENT NO. 033-51909

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                   MESA INC.
                               MESA OPERATING CO.
                            MESA CAPITAL CORPORATION
           (Exact name of registrants as specified in their charters)

             TEXAS                          1311                        75-2394500
           DELAWARE                         1311                        75-2516853
           DELAWARE                         9999                        75-2115388
(State or other jurisdiction of  (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)   Classification Code Number)        Identification No.)

                          2001 ROSS AVENUE, SUITE 2600
                              DALLAS, TEXAS 75201
                                 (214) 969-2200
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               WILLIAM D. BALLEW
                                 301 SOUTH POLK
                             AMARILLO, TEXAS 79101
                                 (806) 378-1000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                               STEPHEN A. MASSAD
                             BAKER & BOTTS, L.L.P.
                         ONE SHELL PLAZA, 910 LOUISIANA
                              HOUSTON, TEXAS 77002
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. /X/


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET

                   PURSUANT TO RULE 501(B) OF REGULATION S-K

                     ITEM NUMBER AND HEADING                   LOCATION OR CAPTION IN PROSPECTUS
      ------------------------------------------------------   ---------------------------------
  1.  Forepart of the Registration Statement and Outside
      Front Cover Page of Prospectus........................   Outside Front Cover Page of
                                                                 Prospectus
  2.  Inside Front and Outside Back Cover Pages of
      Prospectus............................................   Inside Front and Outside Back
                                                               Cover Pages of Prospectus;
                                                                 Available Information
  3.  Summary Information, Risk Factors and Ratio of
      Earnings to Fixed Charges.............................   Prospectus Summary; Risk Factors;
                                                                 The Company; Selected Financial
                                                                 Data
  4.  Use of Proceeds.......................................   Prospectus Summary; Use of
                                                                 Proceeds
  5.  Determination of Offering Price.......................   Not Applicable
  6.  Dilution..............................................   Not Applicable
  7.  Selling Security Holders..............................   Not Applicable
  8.  Plan of Distribution..................................   Outside Front Cover Page of
                                                                 Prospectus; Plan of
                                                                 Distribution
  9.  Description of Securities to be Registered............   Outside Front Cover Page of
                                                                 Prospectus; Description of the
                                                                 Secured Notes
 10.  Interests of Named Experts and Counsel................   Legal Opinions
 11.  Information with Respect to the Registrant............   Outside Front Cover Page of
                                                                 Prospectus; Additional
                                                                 Information; Prospectus
                                                                 Summary; Risk Factors; The
                                                                 Company; Unocal Litigation and
                                                                 Settlement; Market Prices of
                                                                 Secured Notes; Historical and
                                                                 Pro Forma Capitalization;
                                                                 Selected Financial Data;
                                                                 Management's Discussion and
                                                                 Analysis of Financial Condition
                                                                 and Results of Operations;
                                                                 Business; Management; Executive
                                                                 Compensation; Security
                                                                 Ownership of Principal Owners
                                                                 and Management; Description of
                                                                 the Secured Notes; Financial
                                                                 Statements
 12.  Disclosure of Commission Position on Indemnification
      for Securities Act Liabilities........................   Not Applicable

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 4, 1994


PROSPECTUS
                                 {MESA LOGO}

                                  $51,000,000

                12 3/4% SECURED DISCOUNT NOTES DUE JUNE 30, 1998

     The 12 3/4% Secured Discount Notes due June 30, 1998 (the "Secured Notes") are the joint and several obligations of MESA Inc. (the "Company"), Mesa Operating Co. ("MOC") and Mesa Capital Corporation ("Capital" and, together with the Company and MOC, the "Obligors"). The Secured Notes do not bear interest through June 30, 1995. At December 31, 1993, the Accreted Value (as specified in the terms of the Secured Notes) of each Secured Note was $830.77 and the aggregate Accreted Value for all Secured Notes offered hereby was approximately $42.4 million. Such Accreted Value will increase at a rate of 12 3/4% per annum, compounded semiannually on each June 30 and December 31, through and including June 30, 1995. From and after July 1, 1995, the Secured Notes will accrue interest at a rate of 12 3/4% per annum, payable only in cash. Interest will be payable semiannually in arrears on June 30 and December 31 of each year, beginning December 31, 1995. See "Description of the Secured Notes -- Yield and Interest."


     The obligations of the Obligors under the Secured Notes are secured by liens on the Collateral (as defined) described herein. Such liens are subordinate to prior liens securing the $69.5 million of obligations under the revolving credit agreement of the Company and MOC outstanding as of December 31, 1993 and any future first lien debt of the Obligors, subject to the limitations described herein ("First Lien Debt"). See "Description of the Secured
Notes -- Security." The Secured Notes are senior in right of payment to the Obligors' outstanding Subordinated Notes (as defined) and subordinate to all existing and future First Lien Debt of the Obligors. The Secured Notes rank pari passu with respect to the Obligors' Unsecured Notes (as defined). See "Description of the Secured Notes -- Ranking." The Secured Notes may be redeemed at the option of the Obligors, in whole at any time or in part from time to time, at the redemption prices set forth herein. In addition, the Obligors will be required to redeem or make an offer to purchase Secured Notes under certain circumstances. See "Description of Secured Notes -- Mandatory Retirement" and "-- Change in Control."

     The Secured Notes offered hereby will be issued pursuant to the same indenture under which the Obligors currently have outstanding $569,277,000 face amount (at maturity) of Secured Notes, which Secured Notes were issued in connection with the Obligors' recently completed debt exchange offer. The Secured Notes offered hereby will be fungible with the currently outstanding Secured Notes. The Secured Notes are not listed for trading on any national securities exchange, but are traded in the over-the-counter market by certain dealers who from time to time are willing to make a market in the Secured Notes.


     The proceeds of the sale of the Secured Notes offered hereby will be used to fund all or a portion of the Company's $42.75 million share of the payment to be made to Unocal Corporation ("Unocal") to settle a lawsuit by Unocal against the Company and other defendants. The settlement of the lawsuit with Unocal is subject to court approval, and this Offering will not be consummated unless and until such court approval is obtained. A hearing before the court is currently scheduled for February 28, 1994 to determine the fairness, reasonableness and adequacy of the settlement and whether it should be approved by the court. See "Unocal Litigation and Settlement."



     The consummation of this Offering is also conditioned upon the sale of an aggregate amount of Secured Notes that would result in net proceeds of at least $40 million, before deducting expenses of the Company estimated at $225,000, unless a Prospectus Supplement hereto otherwise provides. The Obligors will not issue an amount of Secured Notes pursuant to this Offering that would result in net proceeds of more than $42.75 million, before deducting expenses of the Company. The Secured Notes may be offered and sold at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Based on discussions with certain dealers, the Obligors believe that, as of February 4, 1994, offered prices by such dealers for Secured Notes were higher than the Accreted Value of the Secured Notes as of that date.



     Offers to purchase Secured Notes are being considered by the Obligors on a continuing basis. The Obligors may sell Secured Notes directly or through underwriters or agents acting on a best efforts basis or as otherwise indicated in a Prospectus Supplement. See "Plan of Distribution." If any agents of the Obligors or any underwriters are involved in the sale of any Secured Notes in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds to the Obligors from such a sale will also be set forth in a Prospectus Supplement.


     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURED NOTES OFFERED HEREBY.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS FEBRUARY   , 1994

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Secured Notes offered by this Prospectus. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus as permitted by the rules and regulations of the Commission. Statements made in this Prospectus regarding the contents of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for further information regarding the contents thereof, and each such statement is qualified in its entirety by such reference. For further information regarding the Company and the Secured Notes offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto.

     The Registration Statement, including the exhibits and schedules thereto, are available for inspection at, and copies of such materials may be obtained at prescribed rates from, the public reference facilities maintained by the Commission at its principal offices located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601 and 75 Park Place, 14th Floor, New York, New York 10007.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance with that Act files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the principal and regional offices of the Commission set forth above. Such reports, proxy statements and other information concerning the Company can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the exchange on which the Company's Common Stock and the Subordinated Notes are listed.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Potential investors are urged to read the more detailed information set forth elsewhere in this Prospectus. A Glossary of frequently used capitalized and other specialized terms is attached as Annex A (located inside the back cover).

MESA


     MESA Inc. is one of the largest independent natural gas producers in the United States. Mesa owns proved natural gas, natural gas liquids and oil reserves estimated as of December 31, 1992 at approximately 1.8 trillion cubic feet of natural gas equivalents. Over 70% of Mesa's total equivalent proved reserves are natural gas and almost all of its other reserves are natural gas liquids. Substantially all of Mesa's reserves are proved developed reserves.


     Mesa's principal producing properties are in the Hugoton field of southwest Kansas and the West Panhandle field of Texas, which together account for over 95% of Mesa's equivalent proved reserves at December 31, 1992. These two fields are in the same producing trend and contain shallow natural gas reserves that are expected to produce beyond the year 2020. The Hugoton field is the largest producing gas field in the continental United States. Mesa also owns and operates natural gas processing plants located in both of these fields which are capable of processing substantially all of Mesa's natural gas production in these fields. Mesa considers itself one of the most efficient operators of shallow natural gas properties in the United States.

     Mesa holds all of its assets and conducts its operations through its subsidiaries, all of which are wholly-owned following a January 1994 restructuring that converted the general partner interests in the subsidiaries to common stock of Mesa. The Company's direct corporate subsidiaries are:

     - Mesa Operating Co. ("MOC"), which owns all of Mesa's oil and gas properties, other than Mesa's Hugoton field natural gas properties, as well as an approximate 81% limited partnership interest in Hugoton Capital Limited Partnership ("HCLP") and certain other assets;

     - Mesa Midcontinent Co. ("MMC"), which owns principally cash and securities, as well as an approximate 19% limited partnership interest in HCLP; and

     - Mesa Holding Co. ("MHC"), which owns principally cash, as well as the outstanding capital stock of Mesa Environmental Ventures Co. ("Mesa Environmental").

The Company's other significant subsidiaries, owned indirectly, are:

     - HCLP, a limited partnership which owns substantially all of Mesa's Hugoton field natural gas properties; and

     - Mesa Environmental, which is engaged in promoting the use of natural gas as a motor vehicle fuel and developing and marketing natural gas fuel equipment for the transportation market.

     Capital is a wholly owned finance subsidiary of MOC.

     Mesa's business strategy includes (i) continuing its effort to strengthen its financial condition by raising equity capital and applying the proceeds thereof to retire debt, and issuing new lower cost debt to refinance its existing high cost debt securities, (ii) maximizing the value of its existing high-quality, long-life reserves through efficient operating and marketing practices, (iii) increasing its capability to process natural gas and to extract natural gas liquids and helium by expanding and modernizing processing facilities, (iv) conducting selective exploratory and development activities, principally in existing areas of operations, and (v) promoting the use of natural gas as a motor vehicle fuel and developing and marketing natural gas fuel equipment for the transportation market. See "Business."

PURPOSE OF THE OFFERING

     The proceeds of the sale of the Secured Notes offered hereby will be used to fund all or a portion of Mesa's share of the payment to be made to Unocal Corporation to settle a lawsuit by Unocal against Mesa and other defendants. See "Unocal Litigation and Settlement." The Secured Notes will be issued pursuant to the same indenture (the "Secured Indenture") under which the Obligors currently have outstanding $569,277,000 face amount (at maturity) of Secured Notes, which Secured Notes were issued in connection with the Obligors' recently completed debt exchange offer. The Secured Notes offered hereby will be fungible with the currently outstanding Secured Notes. The issuance of the additional amount of Secured Notes offered hereby was expressly contemplated in the Secured Indenture for the purpose of settling or compromising the Unocal lawsuit. See "Description of the Secured Notes -- Provisions Relating to the Issuance of the Additional Secured Notes Offered Hereby."

     The Unocal lawsuit was originally filed in 1986 against Mesa Petroleum Co., a predecessor of the Company, certain subsidiaries of Mesa Petroleum Co. and certain other parties. The lawsuit alleged that the defendants had purchased and sold Unocal common shares within a six-month period in 1985 in transactions subject to Section 16(b) of the Securities Exchange Act of 1934, resulting in alleged short-swing profits of approximately $99 million that were recoverable by Unocal under Section 16(b). The plaintiffs also asked the Court to grant pre-judgment interest, which amount could currently exceed $50 million. Mesa and the other defendants contended that none of the transactions in Unocal shares were subject to Section 16(b) and, further, that no profit was realized. However, in light of the significant uncertainties relating to continuing the litigation and other relevant circumstances, Mesa determined that entering into a settlement agreement with Unocal (the "Settlement Agreement") would be in the best interests of Mesa and its stockholders.


     Pursuant to the Settlement Agreement, the Mesa and the other defendants have agreed to pay to Unocal an aggregate of $47.5 million, of which $42.75 million will be paid by Mesa and $4.75 million will be paid by certain other defendants not affiliated with Mesa. The Settlement Agreement is subject to approval of the Federal District Court for the Central District of California, following a hearing to determine the fairness, reasonableness and adequacy of the amounts to be paid pursuant to the Settlement Agreement and whether the Settlement Agreement should be approved by the Court. Such hearing is currently scheduled for February 28, 1994. The Secured Notes offered hereby will not be issued unless and until such final approval is received. The Court preliminarily approved the Settlement on January 18, 1994. See "Plan of Distribution."



     Both the Settlement Agreement and the Exchange Offer described below have or had as a principal goal the reduction of near term financial risk to Mesa so as to permit Mesa to undertake, subject to market conditions, an orderly recapitalization. Mesa will seek to deleverage its balance sheet principally through the public or private sale of equity securities and the application of the proceeds therefrom to repay debt, and by reducing the interest expense on its remaining debt by refinancing such debt at lower rates. Mesa believes that the combination of the Exchange Offer and the Settlement has removed the actual and potential requirement for large cash outflows from Mesa until at least December 1995, when Mesa will begin making semiannual cash interest payments on the Discount Notes, or until June 1996, when Mesa's unsecured discount notes mature.


EXCHANGE OFFER

     On August 26, 1993, Mesa completed an exchange offer (the "Exchange Offer") for all of the outstanding 13 1/2% Subordinated Notes due May 1, 1999 (the
"13 1/2% Subordinated Notes") and 12% Subordinated Notes due August 1, 1996 (the "12% Subordinated Notes" and, together with the 13 1/2% Subordinated Notes, the "Subordinated Notes") of the Obligors. Pursuant to the Exchange Offer, approximately $586.3 million aggregate principal amount of Subordinated Notes were tendered and accepted for exchange, and the Obligors issued approximately $569.3 million aggregate principal amount ($472.9 million accreted value at December 31, 1993) of Secured Notes, approximately $178.8 aggregate principal amount ($148.6 million accreted value at December 31, 1993) of 12 3/4% Discount Notes due June 30, 1996 (the "Unsecured Notes" and, together with the Secured Notes, the "Discount Notes") and approximately $29.3 million aggregate principal amount of 0% Convertible Notes due June 30, 1998 (the "Convertible

Notes"). The terms and provisions of the Secured Notes and the Unsecured Notes are substantially similar, except with respect to security, maturity and redemption provisions. Pursuant to the terms of the indenture governing the Convertible Notes, all of the previously outstanding Convertible Notes have been converted into approximately 7.5 million shares of the Company's common stock (the "Common Stock").

     The Exchange Offer reduced the Obligors' cash requirements through December 1995, which enhances the Obligors' ability to service their debt obligations and make capital expenditures from available cash and operating cash flows. Specifically, completion of the Exchange Offer enabled the Obligors to replace substantially all of their Subordinated Notes, which in the aggregate had cash interest requirements of $75 million per year through August 1996, with securities that do not require interest payments until December 1995. In exchange for accepting the deferral of interest payments, tendering Subordinated Noteholders obtained, among other things, second lien security interests in certain assets to collateralize the Secured Notes received in the Exchange Offer, improved ranking of their securities relative to non-tendering Subordinated Noteholders, better covenant protection and debt securities convertible into equity of the Company.

     The Exchange Offer also altered the timing of required principal repayments by the Obligors. The 12% Subordinated Notes mature in 1996 and the 13 1/2% Subordinated Notes mature in 1999. The Exchange Offer had the effect of moving approximately $115 million of scheduled principal payments from 1996 to 1998 and approximately $293 million of scheduled principal payments from 1999 to 1998. In addition, the Exchange Offer resulted in exchanging Subordinated Noteholders receiving Convertible Notes in exchange for a portion of their Subordinated Notes. The Convertible Notes were convertible into shares of Common Stock at the option of the holders at any time and by Mesa at any time after November 26, 1993. In December 1993, the Obligors converted all of the outstanding Convertible Notes into shares of Common Stock. As a result, a portion of each exchanging Subordinated Noteholder's debt securities was converted into equity.

     Concurrently with the Exchange Offer, Mesa's bank lenders agreed to amend Mesa's Credit Agreement in order to extend the payment of a portion of the outstanding principal, which otherwise would have matured in June 1994 (or earlier as a result of the then current default in the payment of interest on the Subordinated Notes, which default was cured upon completion of the Exchange Offer), and to amend certain covenants thereunder, including a reduction of Mesa's tangible adjusted equity requirement. In return, the banks received, among other things, additional security, earlier payment of a portion of the outstanding principal and an increase in the rate of interest payable on the Credit Agreement. Pursuant to the amendments, upon the completion of the Exchange Offer, Mesa repaid $20.6 million of borrowings under the Credit Agreement and made additional principal payments of $18.7 million in the fourth quarter of 1993. The Credit Agreement requires that Mesa make additional principal payments of $19.5 million in the first half of 1994 and $50 million (including cash collateralization of $10.4 million in letters of credit) on June 30, 1995.

                                  THE OFFERING

Issue......................  12 3/4% Secured Discount Notes due June 30, 1998.


Aggregate Amount...........  Consummation of the Offering is conditioned upon, among other things, the sale of an aggregate amount of Secured Notes that would result in net proceeds of at least $40 million, before deducting expenses of the Company, unless a Prospectus Supplement otherwise provides. The Obligors will not issue an amount of Secured Notes pursuant to this Offering that would result in net proceeds of more than $42.75 million, before deducting expenses of the Company.


Yield......................  The yield to maturity of a Secured Note is 12 3/4%, based on the following terms of the Secured Notes (expressed per $1,000 face amount): (i) the Accreted Value of a Secured Note of approximately $830.77 at December 31, 1993, (ii) the increase in Accreted Value of a Secured Note to $1,000 from December 31, 1993 through and including

                               June 30, 1995, (iii) cash interest payments at 12 3/4% per annum paid semiannually in arrears thereafter, and (iv) the payment of $1,000 (representing the Accreted Value as of December 31, 1993 of approximately $830.77 plus the cumulative increase in Accreted Value from December 31, 1993 through and including June 30, 1995, totaling approximately $169.23) at maturity. The Accreted Value of each $1,000 face amount of Secured Notes at each June 30 and December 31 from December 31, 1993 through and including June 30, 1995 is shown in the table below.

                                                                                  ACCRETED VALUE
                                                                                  --------------
                                December 31, 1993...............................    $ 830.7709
                                June 30, 1994...................................      883.7326
                                December 31, 1994...............................      940.0705
                                June 30, 1995 and thereafter....................    1,000.0000

Interest...................  The Secured Notes do not bear interest through June
                               30, 1995. However, the Accreted Value of the
                               Secured Notes will increase from December 31, 1993 through and including June 30, 1995 at a rate of 12 3/4% per annum, compounded semiannually on each June 30 and December 31. On July 1, 1995, each Secured Note will have a final Accreted Value of $1,000 (or an integral multiple thereof). From and after July 1, 1995 the Secured Notes will accrue interest at a rate of 12 3/4% per annum, payable only in cash. Such interest will be payable semiannually in arrears on June 30 and December 31 of each year, beginning December 31, 1995.

Obligors...................  The Secured Notes are the joint and several obligations of the Company, MOC and Capital.


Security...................  The obligations of the Obligors under the Secured
                               Notes are secured by (i) a mortgage and security agreement granting a second lien on certain properties and related assets and contractual rights of MOC in the West Panhandle field of Texas and (ii) a pledge agreement granting a second lien and security interest in a 65% limited partnership interest in HCLP (which will be increased to approximately 77% upon issuance of all Secured Notes offered hereby), which is part of the limited partnership interest in HCLP owned by MOC. Such liens are subordinate to prior liens to secure the $69.5 million of First Lien Debt (as defined) outstanding under the Credit Agreement at December 31, 1993 and any future First Lien Debt, subject to the limitations described herein. In addition, the right of the Trustee for the Secured Notes to exercise rights with respect to the Collateral is subject to the terms of an Intercreditor Agreement with the collateral agent for the holders of such First Lien Debt. See "Description of the Secured
                               Notes -- Security."


Mandatory Retirement.......  In the event that as of August 31, 1994 or August
                               31, 1995, the Obligors have Mandatory Retirement Funds (as defined), the Obligors will be required to redeem or make an offer to purchase Secured Notes with such funds on the terms described herein. The indenture for the Unsecured Notes contains a similar provision, and Mandatory Retirement Funds will first be applied to redeem or offer to purchase all outstanding Unsecured Notes and then to redeem or offer to purchase Secured Notes.

Optional Redemption........  The Secured Notes may be redeemed at the option of the Obligors, in whole at any time or in part from time to time, at redemption prices ranging from a current price of 110.25% of the Accreted Value thereof at the redemption date and declining on a semiannual basis to 100% at July 1, 1996, as set forth herein, plus accrued interest thereon to the redemption date if such date is on or after July 1, 1995.


Change in Control..........  In the event of a Change in Control (as defined), the Obligors will be required to make an offer to purchase all of the Secured Notes, (a) at a price equal to 101% of the Accreted Value thereof on the date of purchase if such date is on or prior to June 30, 1995, and (b) at a price equal to 101% of the face amount thereof plus accrued interest thereon to the date of purchase if such date is on or after July 1, 1995. See "Risk Factors -- Funding of Change in Control Offer."


Covenants..................  The Secured Indenture restricts, among other things, the ability of the Obligors to acquire Subordinated Notes, incur additional First Lien Debt and other Debt, pay dividends or distributions on the capital stock of the Company, make investments and make changes in their business. The Secured Indenture also restricts the ability of the Obligors to dispose of Collateral.

Ranking....................  The Secured Notes are senior in right of payment to the Obligors' Subordinated Notes and subordinate to all existing and future First Lien Debt of the Obligors. The Secured Notes rank pari passu with respect to the Unsecured Notes. As of December 31, 1993, the Obligors had $69.5 million of First Lien Debt outstanding, consisting of $59.1 million of borrowings and $10.4 million of letter of credit obligations under the Credit Agreement. In addition, HCLP had outstanding $541.6 million of secured notes at December 31, 1993, which, because HCLP is not an obligor under the Secured Notes, are structurally senior to the Secured Notes with respect to the assets of HCLP. As of December 31, 1993, $178.8 million face amount (at maturity) of Unsecured Notes was also outstanding.

Market for Secured Notes...  The currently outstanding Secured Notes are traded in the over-the-counter market by certain dealers who from time to time are willing to make a market in Secured Notes. Prices and trading volume of the Secured Notes in the over-the-counter market are not reported and are difficult to monitor. See "Market Prices of Secured Notes." The Secured Notes offered hereby will be fungible with the currently outstanding Secured Notes.


RISK FACTORS



     Prospective investors should carefully consider all of the information contained in this Prospectus prior to purchasing any Secured Notes. See "Risk Factors" for a discussion of certain important factors that should be considered in evaluating the Offering, including information regarding Mesa's adverse financial condition and high leverage, certain litigation, certain risks associated with the natural gas industry and certain matters relating to the Secured Notes.

                         SELECTED FINANCIAL INFORMATION

     The following table sets forth summary selected historical financial and operating information of Mesa as of the dates and for the periods indicated (dollar amounts in thousands, except per share data and ratios). This table should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.


                                NINE MONTHS ENDED
                                  SEPTEMBER 30                               YEARS ENDED DECEMBER 31
                             -----------------------     ---------------------------------------------------------------
                              1993(A)       1992(A)       1992(A)       1991(A)        1990          1989        1988
                             ---------     ---------     ---------     ---------     ---------     ---------   ---------
RESULTS OF OPERATIONS:
  Revenues.................. $ 157,029     $ 158,646     $ 237,112     $ 249,546     $ 329,597     $ 326,909   $ 327,310
  Operating income..........    14,426         6,866        26,221        34,128        43,389        28,225      33,984
  Gains (losses) on
    dispositions of
    properties, net of
    impairments.............     9,600        12,250        12,250        33,749       (81,029)       29,113      13,299
  Net income (loss).........   (59,013)      (71,723)      (89,232)      (79,163)     (200,276)      (60,414)     44,181
  Net income (loss)
    per share...............     (1.53)        (1.86)        (2.31)        (2.05)        (5.19)        (1.56)       1.12
  Dividends per share.......        --            --            --            --           .85          6.80        7.30
BALANCE SHEET (AT END OF
  PERIOD):
  Working capital........... $  73,222     $  91,907     $ 102,853     $ 216,875     $   1,790     $ 144,028   $ 386,876
  Property, plant and
    equipment, net.......... 1,217,047     1,306,617     1,280,251     1,330,276     1,810,318     2,063,216   2,293,764
  Total assets.............. 1,560,102     1,704,165     1,676,523     1,832,816     2,168,002     2,625,623   3,000,439
  Long-term debt, including
    current maturities...... 1,268,984(b)  1,286,155     1,286,155     1,310,705     1,521,740     1,631,490   1,581,521
  Minority interest.........     5,412         8,717         7,961        11,815        15,234        24,552      40,311
  Stockholders' equity......   127,053       201,861       184,352       273,584       352,747       585,741     912,832
PRODUCTION AND RESERVES:
  Production:
    Natural gas (MMcf)......    58,082        63,254        89,527       108,522       137,333       137,167     116,414
    Natural gas liquids
      (MBbls)...............     3,341         3,453         4,840         4,725         3,753         3,225       3,304
    Oil and condensate
      (MBbls)...............       496           752           984           767         1,480         2,984       2,975
    Equivalent natural gas
      (MMcfe)...............    81,104        88,484       124,471       141,474       168,731       174,421     154,088
  Estimated proved reserves
    (at end of period):(c)
    Natural gas (MMcf)......                             1,276,049     1,367,968     1,920,797     2,110,219   2,251,295
    Natural gas liquids
      (MBbls)...............                                80,124        79,269        91,787        75,714      79,235
    Oil and condensate
      (MBbls)...............                                 7,268         3,956         9,880        10,881      20,509
    Equivalent natural gas
      (MMcfe)...............                             1,800,401(c)  1,867,318(c)  2,530,799(c)  2,629,789   2,849,759
OTHER DATA:
  Ratio of earnings to fixed
    charges(d)..............    (e)           (e)           (e)           (e)           (e)           (e)          1.44x
  Fixed charges in excess of
    earnings(e)............. $  61,562     $  74,821     $  93,086     $  82,582     $ 208,925     $  49,755          --
  Pro forma fixed charges
    in excess of
    earnings(f)............. $  65,737     $  78,996     $  98,711            --            --            --          --


- ---------------

(a) Financial position and results of operations as of and for the nine months ended September 30, 1993 and 1992 and the years ended December 31, 1992 and 1991 reflect the effects of the sales of oil and gas properties and the replacement and refinancing of long-term debt in the first half of 1991.


(b) Includes $27.6 million of Convertible Notes that were converted into Common Stock in the fourth quarter of 1993.



(c) In addition to the proved reserves disclosed above, Mesa owned proved helium and carbon dioxide (CO2) reserves at December 31 as follows: 1992, 5,634 MMcf of helium and 46,457 MMcf of CO2; 1991, 5,705 MMcf of helium and 44,837 MMcf of CO2; 1990, 5,658 MMcf of helium and 44,797 MMcf of CO2. See "Business -- Reserves."



(d) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of net income (loss) after depreciation, depletion and amortization, but before fixed charges, income taxes, minority interest and the loss of an investment accounted for under the equity method. Fixed charges consist of interest expense.



(e) Earnings were not adequate to cover fixed charges in the indicated periods.



(f) The computations of the pro forma ratio of earnings to fixed charges for the year ended December 31, 1992 and for the nine month periods ended September 30, 1992 and 1993 assume that $42.8 million Accreted Value of additional Secured Notes offered hereby was issued on January 1 of the respective periods and assume that the general partner's minority interest in Mesa's subsidiaries was converted to Common Stock on January 1 of the respective periods.

                                  RISK FACTORS

     Prospective investors should consider carefully the following factors relating to the business of the Company and the Offering, together with the information and financial data set forth elsewhere in this Prospectus, prior to purchasing any Secured Notes.


     Adverse Financial Condition and High Leverage. At September 30, 1993, Mesa had outstanding approximately $1.2 billion of long-term debt. Mesa's primary cash requirements, after paying operating expenses and general and administrative expenses, are principal and interest payments on its debt and capital expenditures. Over the next two years, Mesa will incur annual cash interest costs of less than $5 million on the $13.7 million principal amount of Subordinated Notes outstanding and amounts outstanding under the Credit Agreement. There are no interest payments due under the Discount Notes until December 31, 1995. Interest payments on the HCLP Secured Notes are expected to total approximately $50 million to $55 million per year for the next two years. Under the Credit Agreement, $18.7 million of principal was paid in the fourth quarter of 1993, $19.5 million is due in the first half of 1994 and $50 million is due on June 30, 1995 (including cash collateralization of $10.4 million of letter of credit obligations). There are no principal payments due under the Subordinated Notes or the Discount Notes until 1996. The scheduled amortization of the HCLP Secured Notes is $42.9 million in 1994 and $39.3 million in 1995. The proceeds from production of HCLP's Hugoton properties are dedicated to service the HCLP Secured Notes before any cash may be distributed to the Obligors. Mesa's capital expenditure requirements are estimated to be $23.5 million in 1994 and $15.4 million in 1995.


     At September 30, 1993, Mesa had $73.2 million of working capital; and cash and securities totaled $122.2 million. Working capital at that date included a $37.4 million note receivable, which was collected in October 1993. Of the $122.2 million of cash and securities, $23.4 million was held at HCLP.

     After giving effect to this Offering and the use of proceeds therefrom as described in "Use of Proceeds" and the conversion of the Convertible Notes into Common Stock, the Company would have had total pro forma long-term indebtedness of approximately $1.2 billion at September 30, 1993 (as if such events had occurred on that date) and pro forma fixed charges in excess of earnings of $65.7 million and $98.7 million for the nine months ended September 30, 1993 and the year ended December 31, 1992, respectively (as if such events had occurred at the beginning of such periods). See "Historical and Pro Forma Capitalization" and "Selected Financial Information."


     During the next two years, Mesa expects to be able to service its debt and make capital expenditures with cash generated by operating activities and with existing cash and securities balances. On December 31, 1995, Mesa will begin making interest payments on the Discount Notes. Assuming no changes in Mesa's capital structure prior to such date, Mesa will be required to make cash interest payments related to the Discount Notes totaling approximately $48 million (approximately $51 million if all of the additional Secured Notes offered hereby are issued) on December 31, 1995 and payments totaling approximately $84 million (approximately $90 million if all of the additional Secured Notes offered hereby are issued) during 1996. In addition, Unsecured Notes in the amount of $178.8 million and 12% Subordinated Notes in the amount of $6.3 million become due in mid-1996. Mesa's current financial forecasts indicate that Mesa will be unable to fund such payments in 1996 with cash flows from operating activities and existing cash and securities balances. Depending on industry and market conditions, Mesa may generate cash by selling assets or issuing new debt or equity securities. However, Mesa has limited ability to sell assets since its two largest assets, its interests in the Hugoton and West Panhandle fields, are pledged under long-term debt agreements. After the June 30, 1995 repayment of the balances outstanding under the Credit Agreement, Mesa would have $82.5 million of first lien borrowing capacity on the West Panhandle field properties. See "Description of the Secured Notes -- Limitation on Incurrence of First Lien Debt." Mesa's current business strategy includes continuing its effort to strengthen its financial condition by raising equity capital and applying the proceeds thereof to retire debt, and issuing new lower-cost debt to refinance its existing high cost debt securities. There can be no assurance that Mesa will be able to raise equity capital or otherwise refinance its debt.


     As a result of the potential adverse consequences discussed above relating to certain principal and interest payments due in 1996 on Mesa's debt, Mesa's independent public accountants' report, as reissued for this Prospectus, contains an "emphasis-of-a-matter" paragraph which calls attention to such matters.

     The amended Credit Agreement contains restrictive covenants which require Mesa to maintain tangible adjusted equity, as defined, of at least $50 million and a ratio of cash flow and available cash to debt service, as each is defined, of at least 1.50 to 1. At September 30, 1993, tangible adjusted equity was $132 million and the ratio was 2.11 to 1. Mesa expects to accrue a loss of approximately $43 million in the fourth quarter of 1993 representing its share of the settlement of the Unocal lawsuit. In addition, Mesa expects to report a net loss from operations in the fourth quarter of 1993. Mesa expects tangible adjusted equity at December 31, 1993 to be in excess of $100 million, giving effect to the loss from operations, the Unocal Settlement, the conversion of the Convertible Notes into Common Stock and certain nonrecurring gains. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Assuming no changes in its capital structure, Mesa expects to continue to report losses from operations in the foreseeable future.



     The Unocal Settlement would not result in tangible adjusted equity falling below the $50 million requirement, but would accelerate the point in time at which tangible adjusted equity may fall below the $50 million requirement. Assuming no changes in its capital structure and in existing business conditions, Mesa's financial forecasts indicate that tangible adjusted equity is likely to fall below the $50 million requirement in the second half of 1994. The financial forecasts also indicate that Mesa will have adequate financial resources, including cash on hand, to satisfy any obligations which may become due under the Credit Agreement in the event the tangible adjusted equity covenant is not satisfied and cannot be renegotiated or compliance therewith waived. At December 31, 1993, Mesa had approximately $150 million of cash and securities. In addition, payment of the settlement amount to Unocal would not cause the ratio of cash flow and available cash to debt service to fall below the required level.


     In addition, the Secured Indenture, as well the indenture governing the Unsecured Notes and the Credit Agreement, impose operating and financial restrictions on Mesa. Such restrictions will affect, and in many respects limit or prohibit, among other things, the ability of Mesa to incur additional indebtedness, create liens, sell assets, engage in merger and acquisition transactions and make dividend and other payments. The leveraged position of Mesa and the restrictive covenants contained in these indentures and the Credit Agreement could significantly limit the ability of Mesa to respond to changing business or economic conditions or to respond to substantial declines in operating results. See "Description of the Secured Notes" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Capital Resources and Liquidity."

     Additional Indebtedness Resulting from Increase in Accreted Value. The Accreted Value of the Discount Notes will increase from December 31, 1993 through June 30, 1995 at a rate of 12 3/4% per annum, compounded semiannually. Consequently, the overall indebtedness of Mesa will increase each year through June 30, 1995 in an amount equal to the increase in the Accreted Value of the Discount Notes during such year. From December 31, 1993 to June 30, 1995, and assuming no redemptions, the Accreted Value of each Secured Note and each Unsecured Note will increase by $169.23, or an aggregate of approximately $126.6 million for all Secured Notes and Unsecured Notes outstanding. Mesa's cash interest requirements have been substantially reduced as a result of the Exchange Offer, given that the Discount Notes do not currently bear interest and will not begin to accrue interest until July 1, 1995, with interest being payable thereafter semiannually in arrears on each June 30 and December 31, beginning December 31, 1995.


     Litigation. Mesa is involved in certain litigation, including a lawsuit brought by and on behalf of Unocal seeking recovery of more than $150 million, which, if decided adversely to Mesa, would have a material adverse effect on Mesa. Mesa is offering the Secured Notes offered hereby to fund its share of the settlement payment with respect to the Unocal litigation. See "Unocal Litigation and Settlement" and "Business -- Legal Proceedings."


     Mesa's independent public accountants have included an explanatory paragraph in their report on Mesa's 1992 Consolidated Financial Statements, which is included elsewhere in this Prospectus. Such paragraph describes the Unocal case discussed in the Notes to the Consolidated Financial Statements, and indicates that an unfavorable judgment would have a material adverse effect on the Company's financial position and results of operations.

     Uncertainty of Natural Gas Prices. Revenues generated from Mesa's operations are highly dependent upon the sales price of, and demand for, natural gas and natural gas liquids. As of December 31, 1992, over

70% of Mesa's proved reserves, calculated on an energy-equivalent basis, were natural gas and substantially all of its other reserves were natural gas liquids.

     In recent years, prices for natural gas have declined for a number of reasons, including a nationwide oversupply of gas. The average sales price received by Mesa for natural gas declined from approximately $2.92 per Mcf in 1983 to $1.84 per Mcf in 1987 to $1.46 per Mcf in 1991. Both the 1990/1991 and
1991/1992 winter periods were much warmer than normal resulting in lower heating season natural gas prices. Aggregate demand for natural gas did, however, increase each year. Low drilling activity in the U.S. during the past several years resulted in a failure to replace reserves and Hurricane Andrew disrupted natural gas supplies from the prolific Gulf Coast region during September and October of 1992. As a result, 1992 natural gas market prices were higher than in 1991 and the average price received by Mesa for natural gas produced during 1992 was $1.66 per Mcf. The average price received by Mesa for natural gas produced during the first nine months of 1993 was $1.77 per Mcf.


     For 1992, the annual average Gulf Coast Henry Hub cash market price for natural gas, as reported by Natural Gas Week, was $1.80 per MMBtu. For the first nine months of 1993, the monthly average Gulf Coast Henry Hub cash market price for natural gas ranged from $1.69 per MMBtu to $2.35 per MMBtu, and the average of such nine monthly average prices was $2.08 per MMBtu. Mesa cannot predict whether the recent increase in natural gas prices is likely to continue or whether such prices will remain at current levels for the remainder of the year or in future years.


     Market prices for natural gas are volatile and are the result of a number of factors outside of Mesa's control, including changing economic conditions, governmental regulations, seasonal weather conditions, natural gas storage levels and markets for alternative energy sources, among other things. Mesa cannot predict how developments in these or related areas will affect the markets for natural gas or how such effects will impact Mesa's operations.

     Uncertainty in Estimates of Production. Revenues generated from Mesa's operations are also highly dependent on the quantities of natural gas and natural gas liquids sold. Mesa's producing properties in the Hugoton field and the West Panhandle field are subject to production limitations imposed by state regulatory authorities, by contracts or both. See "Business -- Properties" for a discussion of, among other things, the allocation of allowables to Mesa's properties. Consequently, Mesa's actual future production may be substantially affected by factors outside of Mesa's control.

     Declining Reserve Base. In recent years, the majority of Mesa's capital expenditures have been dedicated to developing and upgrading its existing long-life reserve base through infill drilling of its Hugoton reserves, additions to its compression and gathering system and pipeline interconnects, and the construction and expansion of gas processing plants. A relatively modest amount of expenditures have been made to explore for or develop new reserve positions. Assuming continuance of this capital expenditure policy and absent substantial positive revisions to its estimated reserves, Mesa expects that its annual production of reserves will exceed estimated reserve additions in future years, and that Mesa's reserves will decline accordingly. Mesa expects its annual production, expressed as a percentage of the prior year-end estimated reserves, to increase from approximately 6% in 1992 to approximately 11% by 1999.

     Estimates of Reserves and Future Net Revenues. Petroleum engineering is not an exact science. Information relating to Mesa's oil and gas reserves is based upon engineering estimates. Estimates of economically recoverable oil and gas reserves and of future net revenues necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net revenues expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to Mesa's reserves will likely vary from estimates, and such variances may be material.

     The present values of future net revenues referred to in this Prospectus should not be construed as the current market value of the estimated oil and gas reserves attributable to Mesa's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net revenues from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net revenues also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and gas, curtailments or increases in consumption by gas purchasers, changes in governmental regulations or taxation, the impact of inflation on costs, general and administrative costs and interest expense. The timing of actual future net revenues from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the 10% discount factor, which is required by the Commission to be used to calculate discounted future net revenues for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the oil and gas industry.

     Operating Hazards; Limited Insurance Coverage. Mesa is subject to all of the operating hazards and risks normally incident to drilling for or producing oil and natural gas and processing and transporting gas, including blowouts, cratering, pollution and fires, each of which could result in damage to or destruction of oil and gas wells, producing formations or production, pipeline or processing facilities or damage to persons or other property. As is common in the industry, Mesa is not fully insured against all of these risks.

     Trading Market. As of December 31, 1993, $569.3 million face value (at maturity) of Secured Notes was outstanding. The Secured Notes are not listed for trading on any national securities exchange, but are traded in the over-the-counter market by certain dealers who from time to time are willing to make a market in Secured Notes. These Secured Notes are currently traded by appointment by certain market makers. No assurance can be given that an active market for the Secured Notes will continue or as to the liquidity of such market. Accordingly, no assurance can be given that a holder of the Secured Notes will be able to sell such Secured Notes in the future or as to the price at which such sale may occur. The liquidity of the market for the Secured Notes and the prices at which the Secured Notes trade will depend upon the amount of such issue outstanding, the number of holders thereof, the interest of securities dealers in maintaining a market in the Secured Notes and other factors beyond the Obligors' control. In addition, no assurance can be given as to the relationship that the current market prices of Secured Notes will bear to the market prices of the Secured Notes after the Offering.


     Security for the Secured Notes. The Secured Notes will be secured by (i) the Mortgage granting a second lien on certain properties and related assets and contractual rights of MOC in the West Panhandle field of Texas and (ii) the Pledge Agreement granting a second lien and security interest in an approximately 77% (assuming all of the Secured Notes offered hereby are issued) limited partnership interest in HCLP (which is part of the limited partnership interest in HCLP owned by MOC). Such liens will be subordinate to a lien securing the First Lien Debt, which currently consists of the outstanding obligations under the Credit Agreement. There can be no assurance that, following an acceleration after an Event of Default (as defined in the Secured Indenture), the proceeds from the sale of such Collateral remaining after satisfaction of all amounts owing in respect of First Lien Debt and allocable to the Secured Notes would be sufficient, either alone or when combined with proceeds from the sale of other assets not constituting Collateral and allocable to the Secured Notes, to satisfy all amounts due on the Secured Notes. The ability of the holders of Secured Notes to realize upon the Collateral will also be subject to certain limitations in the Secured Indenture, the Mortgage, the Pledge Agreement and the Intercreditor Agreement dated as of August 26, 1993 among the Secured Trustee and the collateral agent for the holders of First Lien Debt and would be further restricted by applicable law in the event of a bankruptcy proceeding involving one or more of the Obligors. See "Description of the Secured Notes -- Security." In addition, HCLP has outstanding HCLP Secured Notes which, because HCLP will not be an Obligor under the Secured Notes, are effectively senior to the Secured Notes with respect to the assets of HCLP. The incurrence of First Lien Debt and other additional indebtedness by the Obligors and their subsidiaries will be restricted by the Secured Indenture. See "Description of the Secured Notes."


     Governmental Regulation and Environmental Matters. Mesa is subject to various local, state and federal laws and regulations including environmental laws and regulations. Mesa believes that it is in substantial compliance with such laws and regulations. However, significant liability could be imposed on Mesa for damages, clean up costs and penalties in the event of certain discharges into the environment. See "Business -- Regulation and Prices."


     Funding of Change in Control Offer. In the event of a Change in Control (as defined in the Secured Indenture), the Obligors would be required to make an offer to purchase all of the Secured Notes. As of September 30, 1993, after giving effect to the Offering and the application of the net proceeds therefrom, the Obligors would not have sufficient funds available to purchase all of the outstanding Secured Notes were they to be tendered in response to an offer made as a result of a Change in Control. See "Description of the Secured
Notes -- Change in Control."


                                  THE COMPANY

     Mesa Entities. The Company is a holding company and conducts its operations through its subsidiaries. The Company's direct corporate subsidiaries are MOC, MMC and MHC and its other significant subsidiaries, owned indirectly, are HCLP and Mesa Environmental. Unless the context otherwise requires, the term "Mesa" means the Company and its subsidiaries taken as a whole and includes the Company's predecessors, Mesa Limited Partnership (the "Partnership") and Mesa Petroleum Co. ("Original Mesa"). Mesa maintains its principal executive offices at 2001 Ross Avenue, Suite 2600, Dallas, Texas 75201, where its telephone number is (214) 969-2200. For additional discussion of Mesa's business and its subsidiaries, see "Business."

HISTORY OF MESA

     Overview. In 1964, Mr. Pickens founded Mesa to conduct exploration and drilling activities in the U.S. and Canada. Mesa's reserves grew principally through drilling until 1969, when Mesa acquired the Hugoton Production Company, increasing gas reserves by more than 15 times. In the 1970's, exploration and development activities were focused in Canada, the mid-continent and Permian Basin areas of the United States, and offshore in the Gulf of Mexico. In 1976, Mesa also discovered the 200 million barrel Beatrice oil field offshore Scotland in the North Sea and was the operator of and a 25% owner in such field. Anticipating changing political climates, in 1979 Mesa sold its properties in Canada and the North Sea for substantial gains. Proceeds were used to reduce debt and acquire additional reserves in the Hugoton field. During the early 1980's, Mesa began to consolidate its operations and to reduce its capital expenditures and used its excess financial capacity to invest in undervalued companies.

     The Partnership was formed in 1985 as the successor to Original Mesa. In the mid-to-late 1980's, Mesa's operations were primarily focused in the Gulf Coast and Hugoton areas. At such time, the domestic oil and gas industry was characterized by increased costs for finding new reserves, excess supplies of reserves and lower prices for natural gas. Consequently, Mesa reduced expenditures for exploratory drilling and instead focused on development activities principally in the Hugoton field. In the process, Mesa reduced its exploration and development expenditures from a 1981 to 1985 five year total of $1.1 billion to a 1986 to 1991 six year total of $177 million. Mesa distributed substantially all of its available operating cash flow to its owners from 1986 through the first quarter of 1990. Mesa suspended the payment of distributions in 1990 and has not paid any dividends since that time.

     Oil and Gas Property Acquisitions. Based on the belief at the time that purchasing reserves was a more cost efficient method of reserve replacement than exploratory drilling and that natural gas prices would increase or remain stable, from 1986 to 1988 Mesa made two major acquisitions which increased its proved reserves from 1.4 Tcfe to 2.8 Tcfe of natural gas. In 1986, Mesa acquired the assets of Pioneer Corporation, which were principally located in the West Panhandle field in Texas, in exchange for equity securities. In 1988, Mesa formed Mesa Midcontinent Limited Partnership ("MMLP"), the predecessor to MMC, to acquire the assets and liabilities of Tenneco Inc.'s mid-continent division, which were primarily located in the Hugoton field and in the mid-continent area of Oklahoma and Texas.

     Financing Activities. Shortly after the Pioneer acquisition in June 1986, Mesa sold approximately $400 million of additional equity securities in a public offering, the proceeds of which were added to working capital and used for general purposes. In August 1986, Mesa issued $300 million of the 12% Subordinated Notes, the proceeds of which were used to repay bank debt. To fund the Tenneco property acquisition in late 1988, Mesa Operating Limited Partnership ("MOLP"), the predecessor to MOC, and MMLP incurred an aggregate of approximately $700 million in bank debt (a portion of which was repaid immediately through the resale of certain of the purchased properties). In 1989, Mesa issued $300 million of the 13 1/2% Subordinated Notes, and used the net proceeds to repay bank debt.

     As the market for natural gas deteriorated during the late 1980's and 1990, Mesa began actively considering various alternatives to reduce debt and, if possible, to extend the maturities of the debt under its bank credit facilities. At December 31, 1990, Mesa's debt aggregated approximately $1.5 billion (including current maturities), approximately $914 million of which was bank debt due to be repaid within five years.

     Faced with this heavy debt burden and foreseeing little prospect for a substantial and sustained increase in natural gas prices in the near future, Mesa decided to sell assets and to refinance a substantial portion of the bank debt. In the first half of 1991, Mesa sold, for $428 million in cash and the assumption of approximately $9 million in liabilities, properties in Oklahoma, Texas, New Mexico and Colorado that had represented about 17% of its reserves at year-end 1990. The proceeds from the property sales were applied principally to repay bank debt and increase cash. In June 1991, Mesa formed HCLP, to which MOLP and MMLP transferred substantially all of their Hugoton field properties. HCLP also assumed approximately $550 million of bank debt, due in installments through 1995, secured by Hugoton properties. HCLP then issued $616.5 million of the HCLP Secured Notes having maturities of up to 21 years and used the proceeds to repay the bank debt and fund a $66 million liquidity reserve account. As a result, Mesa was able to extend the maturities of its debt to more closely match the anticipated production from the Hugoton field properties. At the same time, Mesa refinanced the remaining $100 million of outstanding bank debt through the establishment of the Credit Agreement.

     As a result of the 1991 asset sales and refinancing, Mesa retired the $914 million in bank indebtedness that had been outstanding at year-end 1990. These transactions also provided Mesa with $169 million of cash. A portion of these funds has since been used to supplement Mesa's cash flows to make principal and interest payments and capital expenditures.

     Corporate Conversion. In December 1991, the Partnership effected a conversion to corporate form (the "Corporate Conversion") by transferring substantially all of its assets and liabilities to the Company in exchange for all of the Company's outstanding Common Stock. The Partnership then distributed the Common Stock to its unitholders and dissolved.

     Exchange Offer. On August 26, 1993, Mesa consummated the Exchange Offer, pursuant to which approximately $586.3 million aggregate principal amount of Subordinated Notes (and related accrued interest claims) were exchanged for Secured Notes, Unsecured Notes, Convertible Notes and cash. Mesa believes that the Exchange Offer has decreased Mesa's near term financial risk and increased the likelihood that Mesa will realize the benefits of expected greater cash flow and asset value to the extent natural gas prices increase. In particular, completion of the Exchange Offer and the related amendment to Mesa's Credit Agreement have reduced Mesa's cash requirements through December 31, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Subsidiary Restructuring. Effective January 5, 1994, in order to simplify Mesa's organizational and capital structure, Mesa effected a series of mergers which resulted in the conversion of each of Mesa's subsidiary partnerships, other than HCLP, into corporate form. Pursuant to these mergers, MOLP was merged into MOC, MMLP was merged into MMC, Mesa Holding Limited Partnership ("MHLP"), the predecessor of MHC, was merged into MHC, and Mesa Environmental Ventures Limited Partnership ("MEVLP") was merged into Mesa Environmental. Pursuant to these mergers, all of the general partner interests in the Company's subsidiary partnerships held directly or indirectly by Boone Pickens were converted into the number of shares of Common Stock of the Company contemplated by the Conversion Agreement dated December 31, 1991, between the Company and Mr. Pickens. As a result, all of Mesa's subsidiaries are now wholly owned by the Company. Unless the context otherwise requires, the terms "MOC", "MMC", "MHC" and Mesa Environmental include their predecessors, MOLP, MMLP, MHLP and MEVLP, respectively.

                        UNOCAL LITIGATION AND SETTLEMENT

THE UNOCAL LITIGATION

     In 1986, Original Mesa and certain other parties were sued in the Federal District Court for the Central District of California by David Colan ("Colan"), a purported stockholder of Unocal, in a lawsuit styled Colan, et al. v. Mesa Petroleum Co., et al. Unocal, originally named as a nominal defendant, was subsequently realigned as a plaintiff in the case. Pursuant to Section 16(b) of the Securities Exchange Act of 1934, plaintiffs allege that "short-swing profits" allegedly realized upon disposition of certain shares of Unocal common stock in 1985 are recoverable by Unocal from the defendants. As a result of the reorganization of Original Mesa into the Partnership and the subsequent reorganization of the Partnership into the Company, the Company and MOLP assumed responsibility for this lawsuit. In 1993, the Court granted a motion by Unocal to add certain other affiliates of the Company as additional defendants.

     Under Section 16(b), any profit realized by a holder of more than 10% of a listed equity security from any purchase and sale of such security within any period of less than six months is recoverable by the issuer of such security, provided the holder owned more than 10% of such security immediately prior to both the purchase and sale in question. In 1984 and 1985, Mesa Partners II, a general partnership in which a subsidiary of Original Mesa was a general partner with a 90% interest, purchased 23.7 million Unocal shares, or approximately 13.6% of the total shares then outstanding. The last 6.7 million of these shares were purchased in a single block trade from a dealer as principal in March 1985 at $48.10 per share. Prior to such purchase, Mesa Partners II owned approximately 9.8% of the outstanding Unocal shares. In May 1985, Mesa Partners II tendered its 23.7 million Unocal shares to a Unocal exchange offer. Thereafter, it entered into a settlement agreement with Unocal which, among other things, permitted Mesa Partners II to participate in the exchange. In the exchange, Mesa Partners II received $565 million aggregate principal amount of Unocal senior notes (equivalent to $72 per share in respect of 7.8 million shares) and 15.9 million Unocal shares that traded immediately thereafter at per share prices in the low $30's.

     Plaintiffs allege that the 6.7 million shares purchased in March 1985 were purchased not in a single purchase but rather in multiple purchases, with the dealer acting as agent for Mesa Partners II. The defendants deny that allegation. In 1989, the District Court found that there were material issues of fact in dispute on such question and thus denied a motion by the defendants for summary judgment on that issue.


     In 1990, the District Court held that the disposition of Unocal stock by the defendants was not a "sale" under Section 16(b) because it was an unorthodox transaction with no potential for speculative abuse, and thus the Court granted a motion for judgment in the case in favor of the defendants. Following an appeal by the plaintiffs, the U.S. Court of Appeals for the Ninth Circuit reversed that ruling in 1991 and further held that the plaintiffs were entitled to a summary judgment to the effect that the disposition of the stock was a
Section 16(b) sale. The U.S. Supreme Court denied the defendants' petition for a writ of certiorari in May 1992.


     The case was then remanded to the District Court for disposition of the remaining issues. In November 1992 the defendants moved for summary judgment that a 1985 settlement agreement between the Mesa Defendants and Unocal released the defendants from any potential liability in the case. In March 1993, the Court denied the defendants' motion and granted the plaintiffs' cross-motion holding that, as a matter of law, the settlement agreement did not release the claim asserted by Unocal in the lawsuit.


     Plaintiffs alleged that at least 3.7 million shares are subject to Section 16(b) and that Unocal is entitled to recover alleged profits of approximately $99 million plus prejudgment interest (which at the Court's discretion may or may not be granted to a successful Section 16(b) plaintiff) in an amount currently exceeding $50 million. Mesa would have no liability in the case if it prevailed on either of the following grounds: (i) that the 1985 acquisition of the 6.7 million shares of Unocal was, as Mesa contends, effected in a single purchase, or (ii) that the defendants realized no profit on the disposition of any Unocal shares that might be deemed subject to Section 16(b).


     Since remand of the case to the District Court in mid-1992, trial of the case had been repeatedly delayed by the Court due to the Court's calendar. Most recently, the District Court had set a trial date of February 22, 1994, but the Court had indicated that further delay was a possibility.

THE SETTLEMENT AGREEMENT

     The Settlement Agreement was entered into on January 11, 1994 between (i) Unocal and Colan, (ii) the Company and certain of its affiliates and (iii) the other partners of Mesa Partners II and certain of their affiliates (collectively, the "Unaffiliated Entities").


     Under the terms of the Settlement Agreement, subject to court approval as described below, Mesa and the Unaffiliated Entities will pay Unocal an aggregate of $47,500,000, with $42,750,000 of such amount to be paid by Mesa and $4,750,000 to be paid by the Unaffiliated Entities. In return, the lawsuit will be dismissed with prejudice.


     The Settlement Agreement provides that the Settlement amount will be paid in cash, together with interest on such amount from a specified number of days after the Judgment Date to the date of payment at an annual rate of 10% (or in certain events 12%). Payment is to be made under the Settlement Agreement on the earliest date after the Judgment Date upon which Mesa can complete the issuance and sale of the Secured Notes referred to in the Settlement Agreement (i.e., the Secured Notes offered hereby), but in any event not later than 60 calendar days after the Judgment Date. The term "Judgment Date" means the day on which the Court enters a judgment approving the Settlement.

     The Settlement Agreement contemplates that Mesa will issue and sell to one or more third parties Secured Notes in an aggregate principal amount sufficient to generate cash proceeds equal to all or substantially all of the portion of the Settlement amount payable by Mesa. The Settlement Agreement provides that if Mesa is unable to effect such a sale by the 60th day after the Judgment Date, then, unless the parties otherwise agree, the Settlement Agreement will terminate and the parties will jointly request the Court to set the earliest practicable trial date.


     The District Court preliminarily approved the Settlement on January 18, 1994. A hearing before the District Court is currently scheduled for February 28, 1994 to determine the fairness, reasonableness and adequacy of the Settlement and whether it should be finally approved by the Court. Unocal security holders have been given notice of the hearing and will be entitled to appear at the hearing and to object to the fairness, adequacy and reasonableness of the Settlement. Any such objecting security holder may be entitled to appeal any order of the District Court approving the Settlement. The Settlement Agreement contemplates the Settlement would be consummated upon approval by the District Court notwithstanding any such objection or appeal. In the event any such appeal were to be filed and were to result in reversal of the District Court's approval, the Settlement Agreement contemplates that the parties would be restored to their pre-Settlement positions and the lawsuit reinstated.



     This Offering will not be consummated unless and until the District Court grants final approval of the Settlement.


                                USE OF PROCEEDS


     Consummation of the Offering is conditioned upon, among other things, the sale of an aggregate amount of Secured Notes that would result in net proceeds of at least $40 million, before deducting expenses of the Company estimated at $225,000, unless a Prospectus Supplement hereto otherwise provides. The Obligors will not issue an amount of Secured Notes pursuant to this Offering that would result in net proceeds of more than $42.75 million, before deducting expenses of the Company. The net proceeds of the Offering will be used, together with cash on hand, to fund Mesa's $42.75 million share of the settlement payment with respect to the Unocal lawsuit. See "Unocal Litigation and Settlement."


                         MARKET PRICES OF SECURED NOTES

     The Secured Notes are traded in the over-the-counter market by certain dealers who from time to time are willing to make a market in such securities. Prices and trading volume of the Secured Notes in the over-the-counter market are not reported and are difficult to monitor. To the extent that Secured Notes are traded, prices may fluctuate widely depending on, among other things, the trading volume and the balance between buy and sell orders. See "Risk
Factors -- Trading Market."

                    HISTORICAL AND PRO FORMA CAPITALIZATION


     The following table sets forth the historical consolidated capitalization of Mesa as of September 30, 1993 and the pro forma consolidated capitalization of Mesa as adjusted to give effect to the Offering, as if the Offering and the Unocal Settlement had been consummated on September 30, 1993. In addition, the pro forma consolidated capitalization of Mesa is adjusted to give effect to (i) the conversion of the Convertible Notes into Common Stock as discussed at Note
(b) below and (ii) the conversion of the General Partner's interest into Common Stock as discussed at Note (c) below, as if such transactions had occurred on September 30, 1993. This table should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                                      AS OF SEPTEMBER 30, 1993
                                                                      ------------------------
                                                                      HISTORICAL     PRO FORMA
                                                                      ----------     ---------
                                                                           (IN THOUSANDS)
Current maturities on long-term debt:
  HCLP Secured Notes................................................  $   42,850     $  42,850
  Credit Agreement..................................................      38,216        38,216
  Other.............................................................       5,305         5,305
                                                                      ----------     ---------
                                                                          86,371        86,371
                                                                      ----------     ---------
Long-term debt:
  HCLP Secured Notes................................................     498,750       498,750
  Credit Agreement..................................................      39,646        39,646
  Secured Notes (a).................................................     458,767       501,517
  Unsecured Notes (a)...............................................     144,124       144,124
  Convertible Notes (b).............................................      27,600            --
  12% Subordinated Notes............................................       6,336         6,336
  13 1/2% Subordinated Notes........................................       7,390         7,390
                                                                      ----------     ---------
                                                                       1,182,613     1,197,763
                                                                      ----------     ---------
Minority interest (c)...............................................       5,412            --
Stockholders' equity (d)............................................     127,053       117,315
                                                                      ----------     ---------
                                                                      $1,401,449    $1,401,449
                                                                      ----------     ---------
                                                                      ----------     ---------

- ---------------

(a) Represents the Accreted Value at September 30, 1993 of (i) the $569.3 million face amount (at maturity) of Secured Notes issued in the Exchange Offer, (ii) the $178.8 million face amount (at maturity) of Unsecured Notes issued in the Exchange Offer and (iii) in the case of the pro forma amount, the $51 million face amount (at maturity) of the maximum amount of Secured Notes offered hereby. The actual amount of Secured Notes to be sold pursuant to this Offering will depend on the sales prices received therefor. Unless otherwise stated in a Prospectus Supplement, the minimum amount of Secured Notes to be sold will be such amount as would result in net proceeds of $40 million and the maximum amount to be sold will be such amount as would result in net proceeds of $42.75 million, in each case before deducting expenses payable by the Company.



(b) Subsequent to September 30, 1993, and pursuant to the terms of the indenture governing the Convertible Notes, the $27.6 million principal amount of Convertible Notes outstanding at that date were converted into approximately
    7.1 million shares of the Company's Common Stock.



(c) On January 5, 1994, the Company effected a series of merger transactions which resulted in the conversion of its subsidiaries MOLP, MMLP and MHLP to corporate form. In addition, effective January 5, 1994, all of the General Partner's interests in such subsidiaries were converted to Common Stock of the Company, thereby eliminating the minority interest.



(d) Pro forma stockholders' equity reflects a $42.8 million loss associated with the performance of the Settlement Agreement, and the issuances of shares of Common Stock as discussed at Notes (b) and (c) above. Does not reflect loss from operations in the fourth quarter of 1993 or other fourth quarter events.

                         SELECTED FINANCIAL INFORMATION

     The following table sets forth selected financial and operating information of Mesa as of the dates and for the periods indicated (dollar amounts in thousands, except per share data). This table should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.


                                   NINE MONTHS ENDED
                                     SEPTEMBER 30                                YEARS ENDED DECEMBER 31
                               -------------------------   --------------------------------------------------------------------
                                1993(A)        1992(A)      1992(A)        1991(A)          1990           1989         1988
                               ----------     ----------   ----------     ----------     ----------     ----------   ----------
RESULTS OF OPERATIONS:
  Revenues.................... $  157,029     $  158,646   $  237,112     $  249,546     $  329,597     $  326,909   $  327,310
  Operating income............     14,426          6,866       26,221         34,128         43,389         28,225       33,984
  Gains (losses) on
    dispositions of
    properties, net of
    impairments...............      9,600         12,250       12,250         33,749        (81,029)        29,113       13,299
  Net income (loss)...........    (59,013)       (71,723)     (89,232)       (79,163)      (200,276)       (60,414)      44,181
  Net income (loss) per
    share.....................      (1.53)         (1.86)       (2.31)         (2.05)         (5.19)         (1.56)        1.12
  Dividends per share.........         --             --           --             --            .85           6.80         7.30
BALANCE SHEET (AT END OF
  PERIOD):
  Working capital............. $   73,222     $   91,907   $  102,853     $  216,875     $    1,790     $  144,028   $  386,876
  Property, plant and
    equipment, net............  1,217,047      1,306,617    1,280,251      1,330,276      1,810,318      2,063,216    2,293,764
  Total assets................  1,560,102      1,704,165    1,676,523      1,832,816      2,168,002      2,625,623    3,000,439
  Long-term debt, including
    current maturities........  1,268,984(b)   1,286,155    1,286,155      1,310,705      1,521,740      1,631,490    1,581,521
  Minority interest...........      5,412          8,717        7,961         11,815         15,234         24,552       40,311
  Stockholders' equity........    127,053        201,861      184,352        273,584        352,747        585,741      912,832
PRODUCTION AND RESERVES:
  Production:
    Natural gas (MMcf)........     58,082         63,254       89,527        108,522        137,333        137,167      116,414
    Natural gas liquids
      (MBbls).................      3,341          3,453        4,840          4,725          3,753          3,225        3,304
    Oil and condensate
      (MBbls).................        496            752          984            767          1,480          2,984        2,975
    Equivalent natural gas
      (MMcfe).................     81,104         88,484      124,471        141,474        168,731        174,421      154,088
  Estimated proved reserves
    (at end of period):(c)
    Natural gas (MMcf)........                              1,276,049      1,367,968      1,920,797      2,110,219    2,251,295
    Natural gas liquids
      (MBbls).................                                 80,124         79,269         91,787         75,714       79,235
    Oil and condensate
      (MBbls).................                                  7,268          3,956          9,880         10,881       20,509
    Equivalent natural gas
      (MMcfe).................                              1,800,401(c)   1,867,318(c)   2,530,799(c)   2,629,789    2,849,759
OTHER DATA:
  Ratio of earnings to fixed
    charges(d)................    (e)            (e)          (e)            (e)            (e)            (e)            1.44X
  Fixed charges in excess of
    earnings(e)............... $   61,562     $   74,821   $   93,086     $   82,582     $  208,925     $   49,755           --
  Pro forma fixed charges
    in excess of
    earnings(f)............... $   65,737     $   78,996   $   98,711             --             --             --           --


- ---------------

(a) Financial position and results of operations as of and for the nine months ended September 30, 1993 and 1992 and the years ended December 31, 1992 and 1991 reflect the effects of the sales of oil and gas properties and the replacement and refinancing of long-term debt in the first half of 1991.


(b) Includes $27.6 million of Convertible Notes that were converted into Common Stock in the fourth quarter of 1993.



(c) In addition to the proved reserves disclosed above, Mesa owned proved helium and carbon dioxide (CO2) reserves at December 31 as follows: 1992, 5,634 MMcf of helium and 46,457 MMcf of CO2; 1991, 5,705 MMcf of helium and 44,837 MMcf of CO2; 1990, 5,658 MMcf of helium and 44,797 MMcf of CO2. See "Business -- Reserves."



(d) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of net income (loss) after depreciation, depletion and amortization, but before fixed charges, income taxes, minority interest and the loss of an investment accounted for under the equity method. Fixed charges consist of interest expense.



(e) Earnings were not adequate to cover fixed charges in the indicated periods.



(f) The computations of the pro forma ratio of earnings to fixed charges for the year ended December 31, 1992 and for the nine month periods ended September 30, 1992 and 1993 assume that $42.8 million Accreted Value of additional Secured Notes offered hereby was issued on January 1 of the respective periods and assume that the general partner's minority interest in Mesa's subsidiaries was converted to Common Stock on January 1 of the respective periods.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This discussion should be read in conjunction with the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.


1993 OPERATING RESULTS



     Mesa expects its total revenues for the year ended December 31, 1993 to be approximately 5% lower than the $237.1 million reported for the same period in 1992. Mesa's 1993 operating income is expected to be 20% lower than the $26.2 million reported in 1992. Mesa's 1993 net loss is expected to be between 15% and 20% greater than the $89.2 million net loss reported for 1992. Mesa's 1993 net interest expense (interest expense net of interest income) is expected to be slightly higher than the $129.9 million reported in 1992. Mesa expects to accrue a fourth quarter 1993 loss of $42.8 million related to the Settlement with Unocal (no part of which had been reserved). In the fourth quarter of 1993, Mesa also completed a settlement with the Internal Revenue Service ("IRS") resolving all tax issues relating to the 1984 through 1987 tax returns of Original Mesa. Mesa had previously established contingency reserves for the IRS claims and certain other contingent liabilities. As a result of the settlement of the IRS claims and adjustments to certain other contingent liabilities, Mesa recorded a fourth quarter 1993 gain of $24 million.



     Natural gas production reported for 1993 is expected to be approximately 10% lower than the 89.5 Bcf reported in 1992. The primary reason for the decrease is a decline in Gulf Coast production. Mesa's average natural gas price for 1993 is expected to be approximately 5% higher than the $1.72 reported in 1992.


RESULTS OF OPERATIONS

 NINE MONTHS ENDED SEPTEMBER 30, 1993 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1992

     Mesa incurred a net loss of $59.0 million for the nine months ended September 30, 1993 compared with a net loss of $71.7 million for the same period in 1992.

     REVENUES. The following table presents the revenues, production and average prices from sales of natural gas, natural gas liquids and oil and condensate for the nine months ended September 30, 1993 and 1992.

                                                                      NINE MONTHS ENDED
                                                                        SEPTEMBER 30
                                                                   -----------------------
                                                                     1993           1992
                                                                   --------       --------
    Revenues (in thousands):
      Natural gas................................................  $101,340       $102,631
      Natural gas liquids........................................    43,781         40,894
      Oil and condensate.........................................     8,743         14,279
    Production:
      Natural gas (MMcf).........................................    58,082         63,254
      Natural gas liquids (MBbls)................................     3,341          3,453
      Oil and condensate (MBbls).................................       496            752
    Average Prices:
      Natural gas (per Mcf)......................................  $   1.76       $   1.59
      Natural gas liquids (per Bbl)..............................     13.06          11.84
      Oil and condensate (per Bbl)...............................     17.49          18.83

     Natural gas revenues for the nine months ended September 30, 1993 and 1992 include losses of $.3 million ($.01 per Mcf) and gains of $6.2 million ($.10 per Mcf), respectively, related to hedges of natural gas production in the natural gas futures market.

     Natural gas production has declined in 1993 primarily as a result of decreases in Gulf Coast production. The Company's Hugoton and West Panhandle field production have increased in 1993. These increases, however, have been substantially offset by a decrease in gas balancing volumes in the West Panhandle field. Oil and condensate production has decreased in 1993 as a result of property sales.

     Actual natural gas prices received, excluding the effects of hedging in the futures market, increased by $.28 per Mcf, or more than 19%, for the nine months ended September 30, 1993 compared with the same period in 1992. The increases are attributable to higher spot market prices during each month in 1993 compared with 1992. Natural gas liquids prices increased for the nine months ended September 30, 1993 compared to the same period in 1992 primarily due to the increase in demand for propane caused by the colder 1993 winter.

     COSTS AND EXPENSES. Mesa's costs and expenses decreased from $151.8 million for the nine months ended September 30, 1992 to $142.6 million for the same period in 1993. Lease operating expenses increased from $31.5 million for the nine months ended September 30, 1992 to $38.6 million for the same period in 1993 primarily as a result of increased costs in the West Panhandle field. Exploration charges decreased from $9.1 million for the nine months ended September 30, 1992 to $2.2 million for the same period in 1993 as a result of exploratory dry hole expense in the Gulf Coast area in 1992. Depreciation, depletion and amortization expenses decreased from $79.6 million for the nine months ended September 30, 1992 to $70.3 million for the same period in 1993. This decrease is due primarily to lower production.

     OTHER INCOME (EXPENSE). Interest expense decreased $3.1 million for the nine months ended September 30, 1993 from the same period in 1992 primarily as a result of $61.4 million in debt repayments during 1993.

     Mesa's results of operations for the nine months ended September 30, 1993 and 1992 were significantly affected by gains on sales of oil and gas properties and gains and losses from securities transactions. In the nine month period ended September 30, 1993, Mesa sold certain oil and gas properties resulting in a net gain of $9.6 million compared with a net gain of $12.3 million on properties sold in the same period in 1992. Proceeds from sales during the nine month period ended September 30, 1993 and 1992 totaled $26.1 million and $11.4 million, respectively. Mesa recognized gains from securities transactions of $5.8 million and $10.5 million for the nine months ended September 30, 1993 and 1992, respectively.

     Other income (expense) for the nine months ended September 30, 1993 includes a gain of $13.8 million resulting from collection of $37.4 million from Bicoastal Corporation ("Bicoastal") in October 1993. During 1993, Mesa expensed approximately $9.7 million of costs associated with the completion of the Exchange Offer.

  COMPARISON OF YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990

     For the years ended December 31, 1992, 1991 and 1990, Mesa reported consolidated net losses of $89.2 million, $79.2 million and $200.3 million, respectively. Sales of oil and gas properties have had a significant effect on the results of operations of Mesa in each of the three years. The following table presents a summary of the results of operations for Mesa for the years ended December 31 (in thousands).

                                                        1992          1991          1990
                                                      ---------     ---------     ---------
    Revenues........................................  $ 237,112     $ 249,546     $ 329,597
    Costs and expenses..............................   (210,891)     (215,418)     (286,208)
                                                      ---------     ---------     ---------
    Operating income................................     26,221        34,128        43,389
    Interest expense, net of interest income........   (129,888)     (134,258)     (170,256)
    Other income (expense)..........................      2,185       (12,782)        7,620
                                                      ---------     ---------     ---------
    Loss before results of property sales...........   (101,482)     (112,912)     (119,247)
    Gains (losses) on dispositions of oil and
      gas properties................................     12,250        33,749       (81,029)
                                                      ---------     ---------     ---------
    Net loss........................................  $ (89,232)    $ (79,163)    $(200,276)
                                                      ---------     ---------     ---------
                                                      ---------     ---------     ---------

     In 1992, Mesa sold oil and gas properties located in Canada and in 1991 sold properties located primarily in Oklahoma, the Texas Panhandle and the San Juan Basin of New Mexico. Losses associated with Oklahoma and Texas Panhandle properties sold in 1991 were accrued in the fourth quarter of 1990. Property sales in 1990 consisted primarily of natural gas processing plants in Oklahoma. Proceeds from these sales were used to reduce long-term debt and increase cash. Results of operations related to sold properties are included in Mesa's results through the closing dates of such sales. The following table presents the contribution made to the operating results of Mesa by the sold properties, for each of the three years ended December 31 (dollars in thousands).

                                                          1992         1991         1990
                                                        ---------    ---------    ---------
    Revenues..........................................  $   1,398    $  20,362    $ 116,366
    Production costs..................................       (295)      (8,127)     (29,259)
                                                        ---------    ---------    ---------
                                                        $   1,103    $  12,235    $  87,107
                                                        ---------    ---------    ---------
                                                        ---------    ---------    ---------
    Proceeds from sales...............................  $  11,424    $ 428,063    $  40,098
                                                        ---------    ---------    ---------
                                                        ---------    ---------    ---------
    Production:
      Natural gas (MMcf)..............................        521        7,252       39,297
      Natural gas liquids (MBbls).....................         22          176          671
      Oil and condensate (MBbls)......................         24          139          815
    Reserves sold (MMcfe).............................     19,435      414,063       12,610

     REVENUES. The following table presents the revenues, production and average prices related to Mesa's sales of natural gas, natural gas liquids and oil and condensate for the years ended December 31 (dollars in thousands, except per Mcf and per Bbl data).

                                                             1992        1991        1990
                                                           --------    --------    --------
    Revenues:
      Natural gas........................................  $157,672    $169,907    $232,220
      Natural gas liquids................................  $ 59,669    $ 62,031    $ 55,507
      Oil and condensate.................................  $ 18,701    $ 16,111    $ 33,780
    Production:
      Natural gas (MMcf).................................    89,527     108,522     137,333
      Natural gas liquids (MBbls)........................     4,840       4,725       3,753
      Oil and condensate (MBbls).........................       984         767       1,480
    Average Price:
      Natural gas (per Mcf)..............................  $   1.72    $   1.54    $   1.61
      Natural gas liquids (per Bbl)......................  $  12.32    $  13.07    $  14.57
      Oil and condensate (per Bbl).......................  $  18.86    $  20.23    $  22.28

     Natural gas revenues reported above include gains of $5.6 million ($.06 per Mcf) in 1992, gains of $8.3 million ($.08 per Mcf) in 1991 and losses of $1.0 million ($.01 per Mcf) in 1990, related to hedges of natural gas production in the natural gas futures market.

     Natural gas production decreased by 21% from 1990 to 1991 and by an additional 18% from 1991 to 1992. The aggregate two-year decrease totaled almost 48 Bcf or 35%. The decrease from 1990 to 1991 resulted primarily from sales of oil and gas properties in early 1991. The 1991 to 1992 decrease resulted primarily from Mesa's reduced share of allowables in the Hugoton field. West Panhandle field production increased in each of 1991 and 1992 and partially offset the aggregate production decreases in other areas. Effective January 1, 1991, Mesa and Colorado Interstate Gas Company ("CIG") entered into a contract which entitles Mesa to 77% of the ultimate reserves and production from the West Panhandle field. As a result of this contract, Mesa records its share of the total field production as revenue, even though its actual sales volumes are presently less than 77% of the total field production. Entitlement production in excess of sales totaled 4.8 Bcf in 1991 and 6.8 Bcf in 1992. See additional discussion below under "Production Allocation Agreement." The remainder of the increase in West Panhandle production in 1991 and 1992 is attributable to additional sales to industrial customers.

     Mesa's production from the Hugoton field is affected by the allowables set for the entire field and by the portion of allowables allocated to Mesa's wells. Allowables are assigned to individual wells and are influenced by the relative production, testing and drilling practices of all producers in the field, as well as the relative pressure and deliverability performance of each well. Beginning in October 1991 and continuing through 1992, Mesa's share of field allowables was reduced, causing production to decline nearly 30% from 1990 to 1992. Mesa expects 1993 production to increase to approximately 59 Bcfe from 55 Bcfe in 1992 and for production thereafter to increase substantially as Mesa's share of field allowables returns to higher historical levels. However, because Mesa has no control over the actions of other producers, it cannot predict with certainty the extent or timing of the expected increase.

     Natural gas liquids production increased by almost 29% from 1990 to 1992 primarily as a result of increased West Panhandle field production, including entitlement production as discussed above, partially offset by the decrease in Hugoton field production. Oil and condensate production decreased from 1990 to 1991 due to sales of oil and gas properties in early 1991. Production increased in 1992 due to successful development drilling in the Gulf Coast and Rocky Mountain areas.

     Natural gas prices decreased in 1991 compared with 1990 as overall supplies continued to exceed demand. Both the 1990/1991 and 1991/1992 winter periods were much warmer than normal resulting in lower heating season natural gas prices. Aggregate demand for natural gas did, however, increase each year. Low drilling activity in the U.S. during the past several years resulted in a failure to replace reserves and Hurricane Andrew disrupted natural gas supplies from the prolific Gulf Coast region during September and October. As a result, 1992 natural gas market prices were higher than in 1991.

     Oil and condensate prices decreased in 1991 and 1992 reflecting the continuing downturn in market prices since the end of the Persian Gulf war in early 1991. Natural gas liquids prices generally fluctuate with oil prices.

     Other revenues in 1990 consisted primarily of processing income related to certain natural gas processing plants owned by Mesa. These plants were sold in September 1990.

     COSTS AND EXPENSES. Mesa's costs and expenses declined by approximately 25% from 1990 to 1991 primarily as a result of the early 1991 oil and gas property sales. Costs and expenses in 1992 were slightly lower than in 1991. Exploration charges were $5.3 million greater in 1992 than in 1991 as a result of exploratory dry hole expense in the Gulf Coast area in 1992. Depreciation, depletion and amortization expense was $3 million lower in 1992 than 1991 due primarily to lower production. Certain components of lease operating expenses and production and other taxes decreased in 1992 from 1991 as a result of the 1991 property sales. These decreases, however, were substantially offset by an increase in ad valorem taxes in Kansas and the accrual of production and gathering costs associated with entitlement production in the West Panhandle field. See additional discussion below under "Production Allocation Agreement."

     OTHER INCOME (EXPENSE). Interest costs decreased $36 million from 1990 to 1991 primarily as a result of $263 million in debt repayments made with proceeds from property sales. Interest expense decreased $7 million from 1991 to 1992 primarily due to a $49 million decrease in weighted average debt outstanding.

     Mesa recognized $6.5 million of expenses in 1991 and $2.1 million in 1992 associated with the conversion to corporate form.

     PRODUCTION ALLOCATION AGREEMENT. Effective January 1, 1991, Mesa entered into a Production Allocation Agreement ("PAA") with CIG which allocates 77% of reserves and production from the West Panhandle field to Mesa and 23% to CIG. During 1991, Mesa produced and sold 58% of total production from the field and 61% in 1992; the balance of field production was sold by CIG. Mesa records its ownership interest in natural gas sales as revenue. The difference between the net value of production sold by Mesa and the net value of its 77% entitlement is accrued as a gas balancing receivable. The revenues and costs associated with such accrued production are included in current year results of operations.

     The following table presents the incremental effect on production and results of operations of entitlement sales recorded in excess of actual sales as a result of the PAA for the years ended December 31 (dollars in thousands).

                                                                    1992        1991
                                                                  --------     -------
        Revenues accrued........................................  $ 23,270     $17,378
        Costs and expenses accrued..............................    (6,073)     (4,362)
        Depreciation, depletion and amortization................   (10,764)     (7,741)
                                                                  --------     -------
                                                                  $  6,433     $ 5,275
                                                                  --------     -------
                                                                  --------     -------
        Production accrued:
          Natural gas (MMcf)....................................     6,772       4,834
          Natural gas liquids (MBbls)...........................       972         671

     At December 31, 1992, the long-term gas balancing receivable, net of accrued costs, relating to the PAA was $30.2 million, which is included in other assets in the consolidated balance sheet. The provisions of the PAA allow for periodic and ultimate cash balancing to occur. The PAA also provides that CIG may not take in excess of its 23% share of ultimate production.

CAPITAL RESOURCES AND LIQUIDITY

  FINANCIAL CONDITION AND CASH REQUIREMENTS


     Mesa owns and operates its oil and gas properties through direct and indirect subsidiaries. HCLP owns substantially all of Mesa's Hugoton field natural gas properties. HCLP was established in 1991 to own these properties and to issue the HCLP Secured Notes. The assets and cash flows of HCLP are dedicated to service HCLP's debt and are not available to pay creditors of the Company or its subsidiaries other than HCLP. MOC owns all of Mesa's interest in the West Panhandle field of Texas and the Gulf Coast and the Rocky Mountain areas. MOC also owns an approximate 81% limited partnership interest in HCLP. Other significant subsidiaries are MMC, which owns cash and investments as well as an approximate 19% limited partnership interest in HCLP, and MHC, which owns Mesa's claims against Bicoastal. MHC collected its $37.4 million note receivable from Bicoastal in October 1993 and collected an additional $4.6 million from Bicoastal in December 1993, which additional amount represents interest. MOC, MMC and MHC are the successors to the former subsidiary partnerships of the Company. The subsidiary partnerships were converted to corporate form on January 5, 1994, pursuant to a series of merger transactions. See "The Company."



     As of December 31, 1993, MMC and MHC had intercompany payables to MOC of approximately $61 million each. In January 1994, MHC repaid approximately $5 million of its intercompany payable to MOC. Prior to issuing any of the Secured Notes offered by this Prospectus, Mesa intends to cause MMC and MHC to repay substantially all of their intercompany payables to MOC as required by the Secured Indenture. See "Description of the Secured Notes -- Repayment of Intercompany Debt." Such payables will be satisfied with a portion of MMC's limited partnership interest in HCLP and cash. Mesa also intends to merge MHC and MMC. As a result of these transactions, MOC will own substantially all of the limited partnership interests in HCLP and substantially all of Mesa's subsidiary intercompany debt will be eliminated.

     The following table summarizes certain components of Mesa's financial position and cash flows as of and for the nine months ended September 30, 1993 (in thousands).


                                                                         OTHER
                                                                      SUBSIDIARIES
                                              MOLP(A)       HCLP        COMBINED        TOTAL
                                              --------    --------    ------------    ---------
    DEBT (excluding intercompany debt)
      HCLP Secured Notes....................  $     --    $541,600      $     --      $  541,600
      Credit Agreement and other............    83,167          --            --          83,167
      Secured Notes(b)......................   458,767          --            --         458,767
      Unsecured Notes.......................   144,124          --            --         144,124
      Convertible Notes.....................    27,600          --            --          27,600
      12% Subordinated Notes................     6,336          --            --           6,336
      13 1/2% Subordinated Notes............     7,390          --            --           7,390
                                              --------    --------    ----------      ----------
                                              $727,384    $541,600      $     --      $1,268,984
                                              --------    --------    ----------      ----------
                                              --------    --------    ----------      ----------
    Cash and securities(c)..................  $ 17,650    $ 23,422      $ 81,098      $  122,170
    Note receivable(c)......................        --          --        37,428          37,428
    Working capital (deficit)...............   (23,016)    (22,393)      118,631          73,222
    Restricted cash (in noncurrent
      assets)...............................        --      62,543            --          62,543
    Operating cash flows before interest....  $ 35,485    $ 55,112      $   (872)     $   89,725
    Interest payments, net(d)...............   (27,301)    (51,921)        1,425         (77,797)
                                              --------    --------    ----------      ----------
    Cash flows from operating activities....  $  8,184    $  3,191      $    553      $   11,928
                                              --------    --------    ----------      ----------
                                              --------    --------    ----------      ----------


- ---------------

(a) MOLP was merged into MOC on January 5, 1994.


(b) Does not include the amount of Secured Notes offered hereby.



(c) Included in working capital (deficit). The note receivable was collected in October 1993.



(d) Cash interest payments, net of interest income.



     The HCLP Secured Notes, for which HCLP is the sole obligor, are secured by the Hugoton field properties and are due in semiannual installments through August 2012, but may be repaid earlier depending on the rate of production from the properties. The Credit Agreement, as amended, is a $90 million credit facility under which $77.9 million of borrowings and $10.4 million of letter of credit obligations were outstanding at September 30, 1993. The Credit Agreement is secured by a first lien on MOC's West Panhandle properties, the Company's equity interest in MOC and a 65% equity interest in HCLP (to be increased to a 77% interest upon the sale of all Secured Notes offered hereby). Borrowings under the Credit Agreement are due in various installments through June 1995. The Company and MOC are obligors under the Credit Agreement. The Secured Notes are due in 1998 and are secured by second liens on MOC's West Panhandle properties and a 65% equity interest in HCLP (to be increased to a 77% interest upon the sale of the Secured Notes offered hereby). The Convertible Notes outstanding at September 30, 1993 were converted into 7.1 million shares of Common Stock during the fourth quarter of 1993. The Unsecured Notes are due in 1996. The 12% Subordinated Notes (unsecured debt) have a stated maturity of August 1996 and the 13 1/2% Subordinated Notes (unsecured debt) have a stated maturity of May 1999. The Secured Notes, Unsecured Notes and both issues of Subordinated Notes are obligations of MOC, Capital and the Company. The Secured Notes and the Unsecured Notes are collectively referred to herein as the Discount Notes.

     The following tables summarize Mesa's 1992 actual and 1993 through 1996 forecast cash requirements, assuming no changes in capital structure, for interest, debt principal and capital expenditures (in thousands).

                                       ACTUAL                       FORECAST
                                      --------    --------------------------------------------
                                        1992        1993        1994        1995        1996
                                      --------    --------    --------    --------    --------
    HCLP
      Interest payments, net(a).....  $ 51,704    $ 50,000    $ 47,500    $ 43,600    $ 39,000
      Principal repayments..........    24,550      39,300      42,900      39,300      45,400
      Capital expenditures(b).......     3,180       6,800      11,200       1,700          --
                                      --------    --------    --------    --------    --------
                                      $ 79,434    $ 96,100    $101,600    $ 84,600    $ 84,400
                                      --------    --------    --------    --------    --------
                                      --------    --------    --------    --------    --------
    MOC
      Interest payments, net(a).....  $ 77,464    $ 27,200    $  3,500    $ 51,000    $ 96,100
      Principal repayments..........        --      41,000      24,800      39,600     185,100
      Capital expenditures(b).......    66,021      27,100      12,300      13,700      15,000
                                      --------    --------    --------    --------    --------
                                      $143,485    $ 95,300    $ 40,600    $104,300    $296,200
                                      --------    --------    --------    --------    --------
                                      --------    --------    --------    --------    --------

- ---------------

(a) Cash interest payments, net of interest income.


(b) Forecast capital expenditures represent Mesa's best estimate of drilling and facilities expenditures required to sustain maximum economic production from its existing properties during the forecast period. Contractual commitments with a major gas purchaser in the Hugoton field require expenditures, primarily for compression, of approximately $7.1 million by HCLP during 1993 through 1995, which amounts are included in the amounts set forth in the table for such years. In addition, MOC had contractual commitments during 1993 of approximately $25.2 million, primarily related to completion of a gas processing plant, which amount is included in the amount set forth in the table for 1993. Mesa may incur capital expenditures in addition to those reflected in the table.


     On August 26, 1993, Mesa completed the Exchange Offer whereby new debt securities (including the Discount Notes) were issued in exchange for substantially all of the 12% and 13 1/2% Subordinated Notes. The Discount Notes accrue, but do not pay, interest through June 30, 1995, after which interest will be payable semiannually in cash, commencing December 31, 1995. The Exchange Offer results in deferrals of $75 million of annual interest payments which would have been paid through June 30, 1995.

     In connection with the Exchange Offer, Mesa and its bank lenders amended the Credit Agreement in order to extend the payment of a portion of the outstanding principal, which was scheduled to mature in June 1994 (or earlier as a result of the then current default in the payment of interest on the Subordinated Notes, which default was cured upon completion of the Exchange Offer), and to amend certain covenants thereunder, including a reduction in Mesa's tangible adjusted equity requirement. In return, the banks received, among other things, additional security, earlier payment of a portion of the outstanding principal and an increase in the rate of interest payable on the loans.

     Mesa's independent public accountants included an explanatory paragraph in their report on Mesa's 1992 consolidated financial statements which described a potential debt covenant default under the Credit Agreement, which raised substantial doubt about Mesa's ability to continue as a going concern. Mesa's consolidated financial statements were prepared assuming that Mesa will continue as a going concern. Accordingly, no adjustments were made to the consolidated financial statements to reflect any possible liquidation of assets which may be required in the event of bankruptcy. As a result of the completion of the Exchange Offer and the related amendments to the Credit Agreement, Mesa believes it will have significantly greater cash flow and available cash balances over the next two years whether or not production and prices increase. In conjunction with the filing of this Prospectus, Mesa's independent public accountants reissued their report on Mesa's 1992 consolidated financial statements. As a result of the successful completion of the Exchange Offer and the related amendments to the Credit Agreement, the explanatory paragraph was not included in the reissued independent public accountants' report.

  DEBT COVENANTS


     The amended Credit Agreement contains restrictive covenants which require Mesa to maintain tangible adjusted equity, as defined, of at least $50 million and a ratio of cash flow and available cash to debt service, as each is defined, of at least 1.50 to 1. At September 30, 1993, tangible adjusted equity was $132 million and the ratio was 2.11 to 1. Mesa expects to accrue a loss of approximately $43 million in the fourth quarter of 1993 representing its share of the settlement of the Unocal lawsuit. In addition, Mesa expects to report a net loss from operations in the fourth quarter of 1993. Mesa expects tangible adjusted equity at December 31, 1993 to be in excess of $100 million, giving effect to the loss from operations, the Unocal Settlement, the conversion of the Convertible Notes into Common Stock and certain nonrecurring gains. Assuming no changes in its capital structure, Mesa expects to continue to report losses from operations in the foreseeable future.



     The Unocal Settlement would not result in tangible adjusted equity falling below the $50 million requirement, but would accelerate the point in time at which tangible adjusted equity may fall below the $50 million requirement. Assuming no changes in its capital structure and in existing business conditions, Mesa's financial forecasts indicate that tangible adjusted equity is likely to fall below the $50 million requirement in the second half of 1994. The financial forecasts also indicate that Mesa will have adequate financial resources, including cash on hand, to satisfy any obligations which may become due under the Credit Agreement in the event the tangible adjusted equity covenant is not satisfied and cannot be renegotiated or compliance therewith waived. At December 31, 1993, Mesa had approximately $150 million of cash and securities. In addition, payment of the settlement amount to Unocal would not cause the ratio of cash flow and available cash to debt service to fall below the required level.



     The indentures governing the Discount Notes restrict, among other things, Mesa's ability to incur additional indebtedness, pay dividends, acquire stock or make investments, loans and advances. The amended Credit Agreement also restricts, among other things, Mesa's ability to incur additional indebtedness, create liens, pay dividends, acquire stock or make investments, loans and advances.


  LITIGATION AND CONTINGENCIES

     The Company and certain other parties are defendants in a lawsuit which relates to an investment in Unocal in 1985. This lawsuit, more fully described under "Unocal Litigation and Settlement" and in the Notes to the Consolidated Financial Statements of the Company, asserts that certain profits allegedly realized by the defendants upon the disposition of Unocal common stock in 1985 are recoverable by Unocal pursuant to Section 16(b) of the Securities Exchange Act of 1934. A trial was scheduled to begin February 22, 1994. On January 11, 1994, Mesa entered into the Settlement Agreement whereby the defendants have agreed to pay to Unocal an aggregate of $47.5 million, of which $42.8 million will be paid by Mesa and $4.7 million will be paid by certain other unaffiliated third parties. The Settlement Agreement is subject to approval by the Court, following notice by Unocal to its security holders. Mesa intends to fund substantially all of its portion of the settlement amount with proceeds from issuance of Secured Notes offered hereby. If the Settlement Agreement is not approved by the Court and the case is ultimately tried, no determination can be made at this time as to the ultimate outcome of the litigation. If the plaintiffs were to prevail and were awarded a judgment (including interest) in the range of their estimate of $150 million, payment of such amount would have a material adverse effect on Mesa's financial position and results of operations. Such a payment would remove a substantial amount of cash from Mesa at a time when cash flows from operating activities may not be sufficient to service debt and fund capital expenditures and other obligations. Such a payment could also reduce tangible adjusted equity, as defined, below the Credit Agreement requirement of $50 million. In the event of an adverse judgment, Mesa could be required to post an appeal bond or other security in the amount of the judgment in order to stay execution pending any appeal.

     Mesa is also a defendant in various other lawsuits and legal proceedings and, as the successor entity to the Partnership and Original Mesa, has assumed certain other obligations from those entities. Mesa does not expect the resolution of any of these other matters to have a material adverse effect on its results of operations or financial position. See "Business -- Legal Proceedings."

  COMPANY RESOURCES AND ALTERNATIVES

     Mesa's cash flows from operating activities are substantially dependent on the amount of oil and gas produced and the price received for such production. Production and prices received from HCLP properties, together with cash held within HCLP, are expected, under Mesa's current operating plan, to generate sufficient cash flow to meet HCLP's required principal and interest obligations. However, HCLP cash flows are not expected to be sufficient to permit HCLP to distribute any excess cash to MOC and MMC until at least 1995. With the consummation of the Exchange Offer, production and prices at MOC are expected to be sufficient to cover its cash interest obligations over the next two years with cash from operating activities. MOC and Mesa's subsidiaries other than HCLP may also supplement cash flows from operating activities with available cash and securities balances.


     On December 31, 1995, Mesa will begin making interest payments on the Discount Notes. Assuming no changes in Mesa's capital structure prior to such date, Mesa will be required to make cash interest payments related to the Discount Notes totaling approximately $48 million (approximately $51 million if all of the additional Secured Notes offered hereby are issued) on December 31, 1995 and payments totaling approximately $84 million (approximately $90 million if all of the additional Secured Notes offered hereby are issued) during 1996. In addition, Unsecured Notes in the amount of $178.8 million and 12% Subordinated Notes in the amount of $6.3 million become due in mid-1996. Mesa's current financial forecasts indicate that Mesa will be unable to fund such payments in 1996 with cash flows from operating activities and existing cash and securities balances. Depending on industry and market conditions, Mesa may generate cash by selling assets or issuing new debt or equity securities. However, Mesa has limited ability to sell assets since its two largest assets, its interests in the Hugoton and West Panhandle fields, are pledged under long-term debt agreements. After the June 30, 1995 repayment of the balances outstanding under the Credit Agreement, Mesa would have $82.5 million of first lien borrowing capacity on the West Panhandle field properties. See "Description of the Secured Notes -- Limitation on Incurrence of First Lien Debt." Mesa's current business strategy includes continuing its effort to strengthen its financial condition by raising equity capital and applying the proceeds thereof to retire debt, and issuing new lower-cost debt to refinance its existing high cost debt securities. There can be no assurance that Mesa will be able to raise equity capital or otherwise refinance its debt.



     In the event the Settlement of the Unocal Litigation is not approved by the Court and a subsequent adverse outcome in the Unocal litigation, Mesa could pursue a variety of options including sales of assets, settlement discussions to reduce the amount of the award or to limit bond requests or negotiations to obtain relief from certain debt obligations to banks or noteholders. Mesa could also consider seeking protection from creditors under the Federal Bankruptcy Code. Mesa's choice from among its alternatives would depend on numerous factors including the amount of the judgment, bond or security requirements, Mesa's financial condition and conditions in the oil and gas industry. This Offering will not be consummated unless the Settlement is finally approved by the Court.


OTHER

     Mesa recognizes its ownership interest in natural gas sales as revenue. Actual production quantities sold may be different from Mesa's ownership share in a given period. Mesa records these differences as gas balancing receivables or as deferred revenue. Net gas balancing underproduction represented approximately 1.5% of total equivalent production in the nine months ended September 30, 1993 compared with 15% during the same period in 1992. The gas balancing receivable or deferred revenue component of natural gas and natural gas liquids sales in future periods is dependent on future rates of production, field allowables and the amount of production taken by Mesa or by its joint interest partners.

     Mesa invests from time to time in marketable equity and other securities and in commodity and futures contracts, primarily related to crude oil and natural gas. Mesa also enters into natural gas futures contracts as a hedge against natural gas price fluctuations.

     Management does not anticipate that inflation will have a significant effect on Mesa's operations.

                                    BUSINESS

     Mesa is primarily engaged in the production and development of and exploration for natural gas and oil in the United States. Mesa's principal business strategy includes (i) continuing its effort to strengthen its financial condition by raising equity capital and applying the proceeds thereof to retire debt, and issuing new lower cost debt to refinance its existing high cost debt securities, (ii) maximizing the value of its existing high-quality, long-life reserves through efficient operating and marketing practices, (iii) increasing its capability to process natural gas and to extract natural gas liquids and helium by expanding and modernizing processing facilities, (iv) conducting selective exploratory and development activities, principally in existing areas of operations, and (v) promoting the use of natural gas as a motor vehicle fuel and developing and marketing natural gas fuel equipment for the transportation market.

     Mesa considers itself one of the most efficient operators of shallow natural gas properties in the United States. At December 31, 1992, Mesa owned approximately 1.8 Tcf of equivalent proved natural gas reserves, making it one of the largest independent oil and gas companies in the United States. Over 95% of Mesa's reserves are located in the Hugoton field of southwest Kansas and in the West Panhandle field of Texas. At December 31, 1992, the estimated future net cash flows before income taxes from Mesa's proved reserves, as determined in accordance with the regulations of the Commission, were approximately $2.4 billion and had a net present value before income taxes of approximately $1.2 billion. Over 70% of Mesa's total equivalent proved reserves are natural gas, and substantially all such reserves are proved developed reserves. The balance of Mesa's reserves are principally natural gas liquids, which are extracted from its natural gas through gas processing plants. See "-- Reserves."

     At December 31, 1985, Mesa owned approximately 1.4 Tcf of equivalent proved natural gas reserves. From the end of 1985 through 1988, Mesa increased its ownership of gas reserves by acquiring approximately 1.1 Tcf of equivalent proved gas reserves in its 1986 acquisition of Pioneer Corporation and over 500 Bcf of equivalent proved gas reserves in its 1988 acquisition of oil and gas properties from Tenneco Inc.

     During the period from January 1, 1989 through December 31, 1992, Mesa sold certain producing and undeveloped oil and gas properties in Oklahoma, the Texas Panhandle, New Mexico, Colorado and Canada for a total of over $600 million. The reserves associated with the properties sold totaled approximately 564 Bcfe of natural gas. The substantial portion of these property sales, totaling over 426 Bcfe of natural gas and approximately $430 million, occurred in the first half of 1991. The proceeds from the sales of oil and gas properties were used principally to reduce bank debt and to supplement cash reserves.

     Mesa conducts its operations through various direct and indirect subsidiaries, including MOC, MMC, MHC and Mesa Environmental, each a Delaware corporation, and HCLP, a Delaware limited partnership. HCLP owns substantially all of Mesa's Hugoton field natural gas properties. MOC owns all of Mesa's other oil and gas properties as well as an approximate 81% interest in HCLP. MHC and MMC own principally cash and various investments and, in the case of MMC, an approximate 19% interest in HCLP. Mesa Environmental is engaged in promoting the use of natural gas as a motor vehicle fuel and developing and marketing natural gas fuel systems for the transportation market.

     At December 31, 1993, Mesa employed 383 persons (including 56 persons employed by HCLP and 44 employed by Mesa Environmental).

MOC

     MOC's properties account for approximately 677 Bcfe, or 38% of Mesa's total equivalent proved reserves at December 31, 1992. MOC's properties are located primarily in the West Panhandle field of Texas, but also include interests in the Gulf of Mexico offshore Louisiana and Texas, and the Rocky Mountain area. MOC also owns an approximate 81% limited partnership interest in HCLP. In addition, MOC owns helium attributable to its West Panhandle field properties, which it began extracting in early 1993, as well as helium produced from HCLP's Hugoton properties, which it began extracting in November 1993.

     MOC is the Company's principal operating subsidiary. Most of Mesa's employees are employed by MOC, and MOC is generally responsible for all of Mesa's operations, administration and marketing, including the operations of HCLP pursuant to the services agreement described below.

     MOC has entered into a services agreement with HCLP pursuant to which MOC operates HCLP's Hugoton field properties and provides certain services necessary to market production therefrom, process remittances of production revenues and perform certain other administrative functions in exchange for a services fee. The services fee totaled approximately $11 million in 1993.

HCLP

     HCLP's properties account for 1,123 Bcfe, or 62% of Mesa's total equivalent proved reserves at December 31, 1992. All of HCLP's proved reserves are in the Hugoton field in southwest Kansas. Substantially all of Mesa's Hugoton property interests (including gathering systems, compression and gas processing facilities, but excluding helium reserves and the deep Hugoton reserves beneath those owned by HCLP) are owned by HCLP, an indirect wholly owned subsidiary of the Company. HCLP owns the new Satanta Plant which was constructed by MOC, and MOC operates the plant under a long-term lease. The plant, which processes approximately 85% of HCLP's production, was completed in the third quarter of 1993.

     HCLP was formed in 1991 to own substantially all of Mesa's Hugoton properties and to issue the HCLP Secured Notes. The indenture and mortgage for the HCLP Secured Notes contain various covenants which, among other things, limit HCLP's ability to sell or acquire oil and gas property interests, incur additional indebtedness, make unscheduled capital expenditures, make distributions of property or funds subject to the mortgage, or enter into certain types of long-term contracts or forward sales of production. The agreements also require HCLP to maintain a separate existence from the Company. The assets of HCLP are not available to pay creditors of the Company or its subsidiaries other than HCLP.

OTHER SUBSIDIARIES

     MMC does not own any direct interests in oil and gas properties but does own an approximate 19% limited partnership interest in HCLP. At September 30, 1993, MMC held approximately $42.6 million of cash and securities and also had an intercompany payable of $59.1 million to MOC.

     MHC principally conducts various investment activities. At September 30, 1993, MHC held $37.7 million of cash and securities, and also had recorded receivables aggregating $37.4 million from Bicoastal, which was collected in the fourth quarter of 1993. At September 30, 1993, MHC had an intercompany payable to MOC of $88.7 million.

     MHC also owns the equity of Mesa Environmental.

     Mesa Environmental was established to promote, expand and participate in the development of the natural gas vehicle ("NGV") market. See "-- The NGV Business" below.

     Capital is a wholly owned finance subsidiary of MOC.

     None of MMC, MHC and Mesa Environmental is an Obligor with respect to the Secured Notes, the Unsecured Notes or the Subordinated Notes.

PROPERTIES

     Mesa's principal properties are in the Hugoton field of southwest Kansas and the West Panhandle field of Texas, which together account for over 95% of Mesa's equivalent proved reserves at December 31, 1992. These two fields are in the same producing trend and contain shallow gas reserves which are expected to produce beyond the year 2020. The Hugoton field is the largest producing gas field in the continental United States.

  Hugoton Field

     Mesa's Hugoton field properties, substantially all of which are owned by HCLP, accounted for 63% of Mesa's equivalent proved reserves and 67% of the present value of estimated future net cash flows before income taxes, as of December 31, 1992. The Hugoton field accounted for approximately 40%, 44% and 39% of Mesa's revenues from the sales of natural gas, natural gas liquids, and oil for the years ended December 31, 1992, 1991 and 1990, respectively. The percentage of total Mesa revenues increased in 1991 due to sales of other properties. Such percentage declined in 1992 as a result of lower production caused by allowable restrictions discussed below. The percentage of revenues from the Hugoton field has been less than the percentage of equivalent proved reserves due primarily to the longer life of the Hugoton properties compared to Mesa's other properties.

     Gas from the Hugoton field is sold in the interstate and intrastate markets, and thus is subject to state and federal laws and regulations. The Kansas Corporation Commission (the "KCC") is the state regulatory agency responsible for setting field market demand (allowables) and prorating production between wells in the field through the assignment of allowables to each well. The sale of gas is also subject to the rules and regulations of the Federal Energy Regulatory Commission (the "FERC").

     ALLOWABLE PRODUCTION. Twice each year, the KCC sets the fieldwide allowable necessary to meet the Hugoton market demand for the summer and winter production periods. The fieldwide allowable for the Hugoton field increased from 487 Bcf in 1991 to 578 Bcf in 1993.

     The fieldwide allowable is allocated among individual wells based on each well's pressure, deliverability and acreage. The allowables assigned to individual wells are influenced by the relative production, testing and drilling practices of all producers in the field, as well as the relative pressure and deliverability performance of each well.

     Generally, fieldwide allowables have been influenced by overall gas market supply and demand in the U.S., as well as the specific "nominations" for gas from the parties who produce or purchase gas from the field. The following table sets forth the fieldwide allowables from 1979 through 1993 and Mesa's approximate percentage of the fieldwide allowables.

                                                               FIELDWIDE         MESA
                                                               ALLOWABLE       ALLOWABLE
        YEAR                                                     (BCF)       PERCENTAGE(1)
        ----                                                   ---------     -------------
        1979.................................................     692             13.3%
        1980.................................................     517             12.8
        1981.................................................     475             13.0
        1982.................................................     460             12.6
        1983.................................................     325             11.9
        1984.................................................     372             11.5
        1985.................................................     370             11.6
        1986.................................................     377             11.6
        1987.................................................     331             11.8
        1988.................................................     422             12.6
        1989.................................................     467             13.7
        1990.................................................     500             13.6
        1991.................................................     487             12.3
        1992.................................................     516              9.5
        1993.................................................     578              8.5

- ---------------

(1) The Mesa Allowable Percentage represents the gross percentage assigned to wells operated by Mesa, which approximates Mesa's overall net ownership interest in both operated and non-operated properties.

     As the table demonstrates, fieldwide allowables have generally increased since 1987. However, as a result of the less aggressive production and drilling practices of other operators in the field between 1989 and 1991, the pressures and deliverability of Mesa's wells declined relative to those of other operators, and Mesa's assigned share of field allowables was reduced beginning in October 1991.

     Due to Mesa's reduced share of the field allowable, Mesa's Hugoton production was 55 Bcfe in 1992 compared to 72 Bcfe in 1991. Mesa's 1993 production from the Hugoton field is estimated to be approximately 57 Bcfe. Further increases are expected in future years with Mesa's allowable share returning to higher levels as other operators in the field produce their shortfalls relative to Mesa's past production. However, Mesa has no control over production practices of other Hugoton operators and it cannot predict with certainty the extent or timing of the expected increases.



     The KCC held hearings from August 1992 to September 1993 to consider regulatory changes to the manner in which fieldwide allowables are allocated among individual wells within the Hugoton field. Specifically, the KCC considered proposals from various producer groups to amend calculations of well deliverability, the allocation of allowables based on acreage and infill wells, and the makeup of underages from prior periods. On December 3, 1993, the KCC held an administrative conference to announce its findings and recommendations, and on February 3, 1994 the KCC issued an order implementing the changes effective as of April 1, 1994. Under the order, the allowables assigned to Mesa's wells will be increased, thus increasing their allowed production. Mesa estimates that this order will permit Mesa to produce an aggregate of an additional 15 to 20 Bcf over the three year period following implementation.


     INFILL DRILLING. In 1986, the KCC approved the drilling of a second (infill) well on each 480-acre or larger spacing unit in the Hugoton field, beginning January 1, 1987. During each calendar year, producers were permitted to drill up to 25% of the total number of infill wells for which they qualify. From January 1, 1987 through December 31, 1993, Mesa participated in 382 infill wells, essentially completing its infill drilling program related to properties it operates. Mesa anticipates participating in approximately 19 additional infill wells, principally on properties not operated by Mesa. Pressures and deliverabilities measured in the infill wells exceed such amounts in the original wells. Well performance data indicates that, as a result of infill drilling, significant reserves will be added to those reflected as proved reserves in the estimates of DeGolyer and MacNaughton, independent petroleum engineering consultants ("D&M"), set forth under "-- Reserves." In addition to the Hugoton infill drilling program, Mesa has invested approximately $26 million in Hugoton compression and pumping unit facilities and pipeline interconnects since 1989 to increase production capacity and marketing flexibility.

     HUGOTON GAS SALES. Mesa's Hugoton production is sold at market prices. A substantial portion of Mesa's Hugoton field production is subject to gas purchase contracts with Western Resources, Inc. ("WRI"), formerly The Kansas Power and Light Company, and Williams Natural Gas Company ("Williams").

     Mesa entered into two gas contracts with WRI effective January 1, 1990. The WRI contracts expire in May 1995 and provide, among other things, for seasonal take requirements at market prices and a release for sale to other parties of gas not nominated for purchase by WRI. The contracts provide for annual purchases by WRI of 34.0 Bcf of gas in 1993, 37.5 Bcf in 1994 and 19.9 Bcf during the first five months of 1995. These annual contract quantities are subject to various seasonal requirements. Under the contracts, WRI pays market prices as determined monthly based on a price index published by a third party. The average price received for gas sold to WRI during the year ended December 31, 1992 was $1.56 per Mcf, on a volume of 25.3 Bcf. The average price for the first nine months of 1993 was $1.86 per Mcf, on a volume of 22.2 Bcf.

     Mesa also entered into a gas purchase contract with Williams effective as of December 1, 1989. Under the contract, Williams has the right to purchase certain volumes of natural gas produced during each winter season (November through March) from that portion of the Hugoton field that is connected to the Williams pipeline system. The Williams contract is for a term equal to the life of the leases for the properties covered by the contract. Under the contract, Williams has the right to purchase, during each winter season, a volume of gas up to 50% (or after the 1994-95 winter season, 60%) of the lesser of (i) the applicable allowable established by the KCC for the properties covered by the contract or (ii) the deliverability of such properties. All natural gas produced from such properties that is not nominated for purchase by Williams is released for sale by Mesa to third parties. Williams will pay market prices for natural gas nominated and taken by it.

Williams has not exercised its right to purchase gas pursuant to this agreement in previous years, thus releasing such volumes for sale to other parties.

     Historically, approximately one-half of Mesa's Hugoton production has been processed through the Ulysses gas processing plant (which has a capacity of 160 MMcf of natural gas per day) for the extraction of natural gas liquids. Beginning in 1990, approximately 60% of the remaining Hugoton production was processed at a plant owned by a third party. Mesa began construction of the new Satanta Plant in August 1992. The Satanta Plant has the capacity to process 250 MMcf of natural gas per day, enabling Mesa to extract natural gas liquids from up to 85% of its Hugoton field properties. The Satanta Plant also has the ability to extract helium from the gas stream. The Satanta Plant was completed in the third quarter of 1993 at a cost of approximately $43 million. In December 1993, the Satanta Plant averaged 225 MMcf per day of inlet gas, 11,000 Bbl per day of natural gas liquids production and 430 Mcf per day of crude helium production.

  West Panhandle Field

     Mesa, through MOC, has substantial natural gas reserves in the West Panhandle field in Texas. As of December 31, 1992, these properties represented approximately 32% of Mesa's total equivalent proved reserves, and approximately 29% of the present value of estimated future net revenues before income taxes. Production from the West Panhandle field accounted for approximately 39%, 36% and 24% of Mesa's revenue from the combined sales of natural gas, natural gas liquids and oil for the years ended December 31, 1992, 1991 and 1990, respectively. The increase in 1991 and 1992 is attributable to (i) higher sales volumes, (ii) the recording of revenues for which cash has not yet been received under a contractual gas balancing arrangement and (iii) the decline in revenues from other areas due to property sales and reduced Hugoton production. See "Gas Balancing Sales" below.

     Mesa's West Panhandle reserves and production are owned and controlled pursuant to a contract with CIG originally executed in 1928 by predecessors of both companies, and which has been amended and supplemented many times, including the PAA effective as of January 1, 1991 and an amendment to the PAA effective as of January 1, 1993 (collectively, the "B" Contract). Under the "B" Contract and associated agreements Mesa operates the wells and production equipment and has the right to sell gas production from the West Panhandle field to its customers, without any geographical restrictions. CIG performs certain administrative functions and owns and operates the gathering system by which Mesa's production is transported to its Fain natural gas processing plant (the "Fain Plant"). Each party reimburses the other for certain costs and expenses incurred for the joint account.

     Pursuant to the "B" Contract, Mesa's share of wet gas production from the field (i.e. gas produced at the wellhead before processing and before reduction for royalties) is limited to 35 Bcf for 1993 and 32 Bcf per year for 1994 through 1996. Beginning January 1, 1997 and thereafter, Mesa will be entitled to take all wet gas production during the winter months (November through March). Also, beginning January 1, 1997, Mesa will be entitled to take all wet gas production during the summer months (April through October) in excess of the following CIG daily and seasonal entitlement: 1997-1999 (40 MMcf per day; 8.5 Bcf annually), 2000 (35 to 40 MMcf per day; 7.56 Bcf annually), 2001 and thereafter until CIG produces its 23% share of ultimate production (35 MMcf per day; 7 Bcf annually).

     Notwithstanding the above winter and summer entitlement, Mesa is entitled to produce and sell 77% of the ultimate wet gas production from the properties and CIG is entitled to 23%. Mesa is further limited to a daily wet gas production of 120 MMcf. In 1993, Mesa's production totaled approximately 35 Bcf of wet gas.

     NATURAL GAS LIQUIDS EXTRACTION. Wet gas produced from the West Panhandle field contains an average of 1,175 MMBtu per Mcf (compared to typical content of 1,000 MMBtu per Mcf of gas). Therefore, Mesa's share of production taken is processed through the Fain Plant to extract natural gas liquids.

     Mesa has recently completed an expansion of the Fain Plant to increase its inlet capacity from 90 MMcf per day to 120 MMcf per day. The Fain Plant now has the daily capacity to produce 11,400 barrels per day of natural gas liquids and is capable of extracting up to 480 Mcf per day of crude helium.

     Mesa, Mid-American Pipeline and MAPCO Natural Gas Liquids Inc. ("MAPCO") have entered into a new transportation and fractionation agreement effective December 1, 1993 with respect to the Satanta Plant and effective April 1, 1994 with respect to the Fain Plant. The agreement has a term of 7 years and reduces the fee MAPCO charges Mesa to transport and fractionate natural gas liquids at MAPCO's Conway, Kansas facility.

     WEST PANHANDLE GAS SALES CONTRACTS. Natural gas that has been processed at the Fain Plant (residue or dry gas) is sold to the local gas distribution utility that serves residential and commercial customers in and around Amarillo and to a number of industrial customers in the Amarillo area.

     Approximately 10 Bcf per year of residue gas is sold to the local utility under the terms of a long-term contract in existence since 1949, as periodically amended and supplemented. The contract specified a pricing formula which resulted in a price per Mcf of $2.71 in 1990, $2.76 in 1991 and $2.81 in 1992 for these volumes.

     In mid-1992, Mesa and the local utility entered into a pricing amendment for the five-year period 1993-1997. Beginning in 1993, 70% of volumes sold to the utility under this contract are being sold at fixed prices beginning at $2.71 per Mcf in 1993 and escalating at 5% per annum in 1994 and 1995 and then at 7 1/2% per annum in 1996 and 1997. The other 30% of volumes under this contract are being sold at a regional market index price based on spot prices plus $.10 per Mcf. Prices for 1998 and beyond will be determined by renegotiation. The average price received for the first nine months of 1993 was $2.50 per Mcf.

     Mesa's principal industrial customer of West Panhandle field gas production is an intrastate pipeline company which serves an electric power generation facility. In 1990, Mesa entered into a five-year contract with the pipeline to supply gas to the electric power facility. This contract provides for minimum annual volumes of 7 Bcf in 1993, 8.4 Bcf in 1994 and 8.4 Bcf in 1995 at fixed prices per MMBtu of $1.64, $1.71 and $1.79 for the respective years. Mesa has historically made sales to the pipeline for the electric power customer in excess of the minimum volumes specified in the contract at prices negotiated each month. In 1992, Mesa sold 7.5 Bcf to the pipeline for an average price of $1.52 per Mcf. Sales to the pipeline in the first nine months of 1993 totaled
9.1 Bcf for an average price of $1.59 per Mcf.

     Other industrial customers in the Amarillo area purchase natural gas from Mesa under short to intermediate term contracts. These sales totaled approximately 5.1 Bcf in 1992 and 3.7 Bcf in the first nine months of 1993. Mesa intends to continue to seek new customers in the area for additional West Panhandle field gas production.

     GAS BALANCING SALES. The West Panhandle field's current annual production allowable is approximately 53 Bcf of wet gas production. CIG is entitled to sell to its customers gas not sold by Mesa, subject to the gas balancing provisions included in the PAA. To the extent CIG currently takes production in excess of its 23% share, Mesa retains a right to take more than its 77% share in future years to balance.

     Mesa records 77% of total "B" Contract production as revenues. The difference between Mesa's 77% entitlement and the amount of production actually sold by Mesa to its customers is recorded monthly as revenue from the production and sale of hydrocarbons with corresponding accruals for operating costs, production taxes, depreciation, depletion and amortization and gas balancing receivables. At September 30, 1993, a long-term gas balancing receivable relating to the "B" Contract of $32.4 million was recorded in Mesa's balance sheet in other assets.

  Other Properties

     Mesa's other producing areas at December 31, 1992, which together comprised less than 5% of Mesa's reserves at such date, were the Gulf Coast and the Rocky Mountain area. Because of the short life and high productivity of these properties, they accounted for approximately 15% of Mesa's 1992 total oil and gas production.

     Mesa has working interests in a number of offshore blocks on which 3-D seismic either has been shot and with respect to which Mesa personnel are currently evaluating reserve potential, or on which Mesa is in the process of acquiring 3-D seismic to evaluate potential reserve addition opportunities. It is possible that if reserves are discovered, they can be recovered through existing production facilities, thus significantly reducing development costs and accelerating the time at which production status can be realized.

     A portion of Mesa's interests in the Hugoton field is held by its working interest in properties subject to the Mesa Royalty Trust. A portion of Mesa's working interests in the Gulf Coast properties is subject to the Mesa Offshore Trust.

     In the second quarter of 1993, Mesa entered into two separate agreements to sell oil and gas properties in the Rocky Mountain and Hugoton regions (see Note 5 to Mesa's Consolidated Financial Statements for the nine months ended September 30, 1993 included elsewhere in this Prospectus). The first sale, totaling $6.5 million, closed on April 30, 1993. The second sale, totaling $19 million, closed on June 24, 1993. The proceeds were used to supplement available cash.

     Mesa's non-oil and gas tangible properties consist of certain buildings and equipment located primarily in Amarillo and Dallas, Texas and certain other items including automobiles and aircraft. Non-oil and gas tangible properties comprise less than 5% of Mesa's net property costs.

THE NGV BUSINESS

     Background of Mesa's Involvement in the Industry. Mesa believes that the NGV market will develop and expand significantly in the 1990s, particularly in light of (i) the provisions of the recently enacted National Energy Policy Act of 1992, (ii) the provisions of the amendments to the 1990 Federal Clean Air Act which require the use of alternative fuels by certain motor vehicle fleets,
(iii) the requirements of numerous state and municipal environmental regulations, (iv) generally increased awareness of the adverse environmental and pollution effects of crude oil based motor fuels and (v) the development of more efficient equipment to convert gasoline and diesel burning vehicles to operate on natural gas.

     In September 1991, Mesa purchased a 70% interest in CleanFuels Inc. ("CleanFuels"), a Martinsburg, West Virginia company focused on the development and sales of vehicle conversion equipment for NGVs and the installation of vehicle conversion equipment. In March 1992, Mesa established Mesa Environmental to own its investment in CleanFuels and to expand Mesa's involvement to all aspects of the emerging NGV industry. Shortly after its inception, Mesa Environmental purchased the remaining 30% of CleanFuels and relocated the company to Mesa Environmental's headquarters in Fort Worth, Texas. In November 1992, Mesa Environmental acquired Garretson Equipment Co., Inc. ("Garretson") of Mt. Pleasant, Iowa, a designer and manufacturer of natural gas and propane fuel systems for vehicles and stationary engines.

     Business Strategy. Mesa Environmental's goal is to become a leading provider of NGV conversion equipment and fueling services. Mesa Environmental's present strategy for reaching this goal includes (i) the development, manufacture and sale of engine-specific, under-the-hood conversion equipment which meets the most stringent emissions standards; (ii) pursuing opportunities in selected foreign markets, particularly Mexico, for conversion equipment sales, fleet conversions and administration of conversion and fueling programs; and (iii) pursuing developing opportunities in markets for related products such as fuel tanks, compressor and dispenser systems, as well as expanding the marketing effort of Garretson products.

     As of September 30, 1993, MHLP had invested approximately $12.5 million in Mesa Environmental (approximately $4 million of which was used to purchase CleanFuels and Garretson) and expects to continue to fund its overhead and business development. Mesa Environmental is a start-up business in a newly developing industry and the ultimate capital investment required to insure its viability is uncertain. In addition, Mesa cannot predict when, or if, Mesa Environmental's operations will begin to earn a profit.

RESERVES

     Proved reserve estimates for the HCLP Hugoton properties and the West Panhandle field were prepared in accordance with Commission guidelines by D&M. The reserve estimates for Mesa's deep Hugoton (non-HCLP), Gulf Coast and Rocky Mountain properties were prepared by Mesa's engineers, also in accordance with Commission guidelines. The D&M estimates represent approximately 95% of the total proved reserves.

The summary report prepared by Mesa is filed as an exhibit to the Registration Statement of which this Prospectus is a part and is incorporated by reference herein.

     The following table summarizes the estimated proved reserves and estimated future cash flows associated with Mesa's oil and gas properties as of December 31, 1992 (dollar amounts in thousands):

        Proved reserves:
          Natural gas (MMcf).............................................   1,276,049
          Natural gas liquids, oil and condensate (MBbls)................      87,392
        Future cash inflows..............................................  $3,802,614
        Operating costs..................................................    (828,505)
        Production and ad valorem taxes..................................    (443,294)
        Development and abandonment costs................................    (122,860)
        Future income taxes..............................................    (302,492)
                                                                           ----------
          Future net cash flows..........................................  $2,105,463
                                                                           ----------
                                                                           ----------
        Present value of future net cash flows discounted at 10%
          ("NPV")........................................................  $1,037,181
                                                                           ----------
                                                                           ----------
        NPV before income taxes..........................................  $1,167,694
                                                                           ----------
                                                                           ----------

     In accordance with Commission guidelines, future prices for natural gas were based on market prices as of December 31, 1992 without future escalation and, where applicable, contract terms (including fixed and determinable price escalations under existing contracts). Market prices as of December 31, 1992 were used for future sales of oil, condensate and natural gas liquids. Future operating costs, production and ad valorem taxes and capital costs were based on current costs as of year-end 1992, with no escalation.

     Over 70% of Mesa's equivalent proved reserves at December 31, 1992 are natural gas. The natural gas prices in effect at December 31, 1992 (having a weighted average of $1.94 per Mcf) may not be the most appropriate or representative prices to use for estimating the value of the reserves since such prices were influenced by the seasonal demand for natural gas. The average price received by Mesa for sales of natural gas in 1992 was $1.66 per Mcf. Assuming all other variables used in the calculation of reserve data are held constant, Mesa estimates that each $.10 change in the average sales price per Mcf for natural gas production would affect Mesa's estimated future net cash flows and present value thereof, before income taxes, by $115 million and $54 million, respectively.

     Mesa's internal estimates of proved reserves for the Hugoton and West Panhandle areas exceed those of D&M by approximately 25%, or about 450 Bcfe. The difference is primarily attributable to different estimates of the reserves that will ultimately be recovered as a result of the Hugoton infill drilling program.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures. Reserve data represent estimates only and should not be construed as being exact. Moreover, the discounted future net cash flows should not be construed as the current market value of the proved oil and gas reserves or the costs that would be incurred to obtain equivalent reserves. A market value determination would include many additional factors including (i) anticipated future changes in oil and gas prices, production and development costs; (ii) an allowance for return on investment; (iii) the value of additional reserves, not considered proved at present, which may be recovered as a result of further exploration and development activities; and (iv) other business risks.

     During 1992, Mesa filed Form EIA-23, which includes those reserve estimates prepared by D&M and Mesa as described above, with the Energy Information Administration of the Department of Energy ("EIA"). Such reserve estimates did not vary from those estimates contained herein by more than five percent.

     The estimated quantities of proved oil and gas reserves, the standardized measure of future net cash flows from proved oil and gas reserves, and the changes in the standardized measure of future net cash flows from proved oil and gas reserves for each of the three years in the period ended December 31, 1992, appears in Supplemental Financial Data, which is set forth as part of the Consolidated Financial Statements of the Company and the related notes thereto set forth elsewhere in this Prospectus.

NATURAL GAS SALES

     Mesa sells its natural gas production under both short (spot market) and long-term gas sales contracts. Substantially all of Mesa's gas sales are made at market prices, with the exception of West Panhandle field volumes that are sold to a utility under an arrangement that provided for fixed prices in 1992 and, beginning in 1993, fixed prices for 70% of those volumes and certain other volumes sold to industrial customers in the Amarillo area. See
" -- Properties -- West Panhandle Field."

PRODUCTION AND PRICES

     Allowable production for Mesa's properties is regulated by various state agencies. Over 71% of Mesa's 1992 production was natural gas. Due to the seasonal nature of the demand for natural gas, gas production from Mesa's properties and sales price varies on a seasonal basis. Production volumes and prices are generally higher during the first and fourth quarters of each calendar year.

     The following table summarizes Mesa's oil and gas production, average sales prices and average production costs:

                                       NINE MONTHS
                                          ENDED
                                      SEPTEMBER 30                 YEAR ENDED DECEMBER 31
                                     ---------------   ----------------------------------------------
                                      1993     1992     1992     1991      1990      1989      1988
                                     ------   ------   ------   -------   -------   -------   -------
Production:
  Natural gas (MMcf)................ 58,082   63,254   89,527   108,522   137,333   137,167   116,414
  Natural gas liquids (MBbls).......  3,341    3,453    4,840     4,725     3,753     3,225     3,304
  Oil and condensate (MBbls)........    496      752      984       767     1,480     2,984     2,975
Average price*:
  Natural gas (per Mcf)............. $ 1.76   $ 1.59   $ 1.72   $  1.54   $  1.61   $  1.65   $  1.79
  Natural gas liquids (per Bbl).....  13.06    11.84    12.32     13.07     14.57      9.71      9.28
  Oil and condensate (per Bbl)......  17.49    18.83    18.86     20.23     22.28     17.23     14.56
Average production cost per Mcfe.... $  .66   $  .50   $  .50   $   .47   $   .51   $   .53   $   .50

- ---------------

* The average natural gas price for the nine months ended September 30, 1993 and 1992 and the years ended December 31, 1992, 1991 and 1990 reflects $(.01) per Mcf, $.10 per Mcf, $.06 per Mcf, $.08 per Mcf and $(.01) per Mcf, respectively, related to hedges of natural gas production in the natural gas futures market.

PRODUCING ACREAGE AND WELLS; UNDEVELOPED ACREAGE

     Mesa's ownership of oil and gas acreage held by production, producing wells and undeveloped oil and gas acreage as of September 30, 1993 is set forth in the table below.

                                                                                 UNDEVELOPED
                                  PRODUCING ACREAGE      PRODUCING WELLS           ACREAGE
                                 -------------------     ----------------     -----------------
                                  GROSS        NET       GROSS      NET       GROSS       NET
                                 -------     -------     -----     ------     ------     ------
    ONSHORE U.S.
      Kansas.................    258,994     231,239     1,294      984.1      4,800      4,800
      North Dakota...........      5,760       4,258        10        3.5      3,771      2,518
      Texas..................    241,353     191,044       587      450.1      5,210      4,593
      Wyoming................     11,715       4,603         6        1.3     17,498     12,297
      Other..................      4,606       2,847         8        1.3     35,373     24,214
                                 -------     -------     -----     ------     ------     ------
         Total Onshore.......    522,428     433,991     1,905     1,440.3    66,652     48,422
                                 -------     -------     -----     ------     ------     ------
    OFFSHORE U.S.
      Louisiana..............     88,274      46,022        77       32.5          0          0
      Texas..................     73,808      15,233        46        7.6          0          0
                                 -------     -------     -----     ------     ------     ------
         Total Offshore......    162,082      61,255       123       40.1     66,652     48,422
                                 -------     -------     -----     ------     ------     ------
      Grand Tota1............    684,510     495,246     2,028     1,480.4    66,652     48,422
                                 -------     -------     -----     ------     ------     ------
                                 -------     -------     -----     ------     ------     ------

     The total onshore and offshore producing wells shown above consist of 1,966 gross (1,461.9 net) gas wells and 62 gross (18.4 net) oil wells in the United States.

     In June 1992, Mesa sold its 12.5 percent gross overriding royalty interest in approximately 290,000 undeveloped and 234,000 producing acres in Canada. At September 30, 1993, Mesa also owned royalty interests in approximately 41,743 non-producing and 77,066 producing net acres of minerals in the United States.

DRILLING ACTIVITIES

     The following table sets forth Mesa's drilling activity for each of the six years in the six year period ended December 31, 1993, including the number of net exploratory and development productive and dry wells drilled. At December 31, 1993, Mesa was not participating in the drilling of any wells.

                         1993             1992             1991             1990              1989             1988
                     ------------     ------------     ------------     -------------     ------------     ------------
                     GROSS   NET      GROSS   NET      GROSS   NET      GROSS    NET      GROSS   NET      GROSS   NET
                     -----   ----     -----   ----     -----   ----     -----   -----     -----   ----     -----   ----
EXPLORATORY WELLS
  Productive.....       --     --         5    4.1         6    4.7        --      --         5    1.6        --     --
  Dry............        1    1.0         1     .4         1     .2         5     3.1         5    2.6        --     --
DEVELOPMENT WELLS
  Productive.....       43   28.9        22   16.5        26   10.9       146   120.8       151   88.6       133   91.9
  Dry............       --     --        --     --        --     --        --      --         2     .2         3     .3
                     -----   ----     -----   ----     -----   ----     -----   -----     -----   ----     -----   ----
Total............       44   29.9        28   21.0        33   15.8(1)    151   123.9(1)    163   93.0       136   92.2
                     -----   ----     -----   ----     -----   ----     -----   -----     -----   ----     -----   ----
                     -----   ----     -----   ----     -----   ----     -----   -----     -----   ----     -----   ----

- ---------------

(1) The decrease in drilling activity after 1990 reflects the completion of Mesa's infill drilling program in the Hugoton field.

INVESTMENT ACTIVITIES

     Mesa invests from time to time in marketable equity and other securities of other companies and in commodity and futures contracts, primarily related to crude oil and natural gas. Mesa also enters into natural gas futures contracts as a hedge against natural gas price fluctuations.

OPERATING HAZARDS AND UNINSURED RISKS

     Mesa's oil and gas activities are subject to all of the risks normally incident to exploration for and production of oil and gas, including blowouts, cratering and fires, each of which could result in damage to life and property. Offshore operations are subject to a variety of operating risks, such as hurricanes and other adverse weather conditions and lack of access to existing pipelines or other means of transporting production. Furthermore, offshore oil and gas operations are subject to extensive governmental regulations, including certain regulations that may, in certain circumstances, impose absolute liability for pollution damages, and to interruption or termination by governmental authorities based on environmental or other considerations. In accordance with customary industry practices, Mesa carries insurance against some, but not all, of these risks. Losses and liabilities resulting from such events would reduce revenues and increase costs to Mesa to the extent not covered by insurance.

COMPETITION

     The oil and gas business is highly competitive in the search for, acquisition of and sales of oil and gas. Mesa's competitors in these endeavors include the major oil and gas companies, independent oil and gas concerns, and individual producers and operators, as well as major pipeline companies, many of which have financial resources greatly in excess of those of Mesa. Mesa believes that its competitive position is affected by, among other things, price, contract terms and quality of service.

     Mesa is one of the largest owners of natural gas reserves in the United States. Mesa's major gas sales contracts (See "Business-Properties") allow production not sold to the contract purchaser to be sold to other purchasers in the spot market. Production from Mesa's properties has access to a substantial portion of the major metropolitan markets in the United States through numerous pipelines and other purchasers. Mesa is not dependent upon any single purchaser or small group of purchasers.

     Mesa believes that its competitive position is enhanced by its substantial long life reserve holdings and related deliverabilities, its flexibility to sell such reserves in a diverse number of markets at competitive prices and its ability to produce its reserves at a low cost.

LEGAL PROCEEDINGS

  Unocal Lawsuit

     For a discussion of the Unocal lawsuit and the pending settlement thereof, see "Unocal Litigation and Settlement" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Preference Unitholders


     The Company and Mr. Pickens are defendants in lawsuits related to the Corporate Conversion, styled Odmark, et al. v. Mesa Limited Partnership, et al., Gerardo, et al. v. Mesa Limited Partnership, et al., and McBride Trust, et al.
v. Mesa Limited Partnership, et al., pending in the U.S. District Court for the Northern District of Texas-Dallas Division. The first two lawsuits have been consolidated and certified as a class action and the third is an individual action by or on behalf of former holders of preference units of the Partnership. All three allege substantially the same claims under the federal securities laws and common law. Plaintiffs allege, among other things, that (i) the proxy materials delivered to unitholders in connection with the Corporate Conversion contained material misstatements and omissions, (ii) the general partners of the Partnership breached fiduciary duties to the preference unitholders in structuring the transaction and allocating the common stock of the Company and
(iii) the Corporate Conversion was implemented in breach of the partnership agreement of the Partnership because the defendants allegedly did not obtain the requisite opinion of independent counsel regarding tax effects of the transaction. The Company and the other defendants have denied the allegations and believe they are without merit. Plaintiffs seek an order requiring payment to the former preference unitholders of $164 million in respect of the preferential distribution rights of their units, a declaration declaring the Corporate Conversion void and rescinding it, unspecified compensatory and punitive damages and other relief. In August 1993, the Company and Mr. Pickens filed a motion for summary judgment in the individual action, and such motion is awaiting decision by the Court. Discovery has commenced and is proceeding in the class action.



     The Company and the other defendants have denied the plaintiffs' allegations. Several lawsuits making allegations substantially the same as those referenced in clauses (i) and (ii) above were filed by preference unitholders in Delaware Chancery Court in 1991 following the proposal of the Corporate Conversion. In December 1991, the Chancery Court denied the Delaware plaintiffs' request for a preliminary injunction to enjoin consummation of the Corporate Conversion. In August 1992, the Chancery Court granted a motion by such plaintiffs to dismiss the Delaware lawsuits and awarded attorneys' fees to plaintiffs' counsel.


  Masterson Lawsuit

     In 1986, MOLP acquired rights in certain properties located in the West Panhandle field of Texas when it acquired the assets of Pioneer Corporation. In particular, MOLP acquired an interest in gas production from an oil and gas lease (the "Gas Lease") dated April 30, 1955, between R. B. Masterson, et al., as lessor, and CIG, as lessee.

     In February 1992, the current lessors of the Gas Lease sued CIG in Federal District Court in Amarillo, Texas, claiming that CIG had underpaid royalties due under the Gas Lease. The plaintiffs alleged that the underpayment was the result of CIG's using an improper gas sales price upon which to calculate royalties, and that the proper price should have been determined pursuant to a pricing clause in a July 1, 1967 amendment to the Gas Lease. The complaint did not specify the damages sought and appeared to relate only to royalties for periods after October 1, 1988. The plaintiffs also sought a declaration by the court as to the proper price to be used for calculating future royalties.

     In August 1992, CIG filed a third party complaint against MOLP for any such royalty underpayments which may be allocable to MOLP's interest in the Gas Lease.

     On December 22, 1992, the plaintiffs filed a Second Amended Complaint, including both CIG and MOLP as defendants, again alleging that the use of an erroneous price in calculating royalties resulted in underpayments of royalties, but for the first time alleging that the underpayments amounted to approximately $250 million (including interest) and covered the period July 1, 1967 to present. MOLP was subsequently dismissed by the plaintiffs for procedural reasons, but remains in the case as a defendant in CIG's third party complaint.

     The plaintiffs have recently filed court papers alleging royalty underpayments of approximately $450 million (including interest at 10%) covering the period July 1, 1967 to the present. In addition, the plaintiffs seek exemplary damages. Management believes that MOLP has several defenses to plaintiffs' claims, including (i) that the royalties for all periods were properly computed and paid and (ii) that plaintiffs' claims with respect to all periods prior to October 1, 1988 (which appear to account for the large majority of the claims) were explicitly released by a 1988 written agreement among plaintiffs, CIG and MOLP and are further barred by the statute of limitations. If the plaintiffs were to prevail, the manner in which any resulting liability would be shared between MOLP and CIG would depend on the resolution of issues relating to the contractual agreements and the relationship between MOLP, CIG and the lessors during the period in question. No trial date has been set.

                             REGULATION AND PRICES

     Mesa's operations are affected from time to time in varying degrees by political developments and federal, state and local laws and regulations. In particular, oil and gas production operations and economics are affected by price control, tax, conservation, environmental and other laws relating to the petroleum industry, by changes in such laws and by constantly changing administrative regulations.

NATURAL GAS REGULATIONS

     Until January 1, 1993, Mesa was subject to direct federal regulation by the FERC with respect to certain of its sales of natural gas. The principal impact of these regulations historically was the regulation of prices received for natural gas produced and sold for resale in interstate commerce in the United States. In addition, the approval of the FERC was required for both the commencement and the abandonment of certain interstate gas sales.

     The transportation and the sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938 (the "NGA"). However, beginning in late 1978, the maximum selling prices of certain categories of gas sold by entities such as Mesa, whether sold in interstate or intrastate commerce, were regulated as "first sales" pursuant to the Natural Gas Policy Act of 1978 (the "NGPA"). Both of these statutes are administered by the FERC and have had direct application to producer sales like those made by Mesa. On July 26, 1989, the Natural Gas Wellhead Decontrol Act of 1989 (the "Decontrol Act") was enacted. The Decontrol Act removed, as of January 1, 1993, all remaining federal price controls from natural gas sold in "first sales" and eliminated any requirement to secure FERC approval for the commencement and abandonment of interstate gas sales.

     Historically, interstate pipeline companies have generally acted as wholesale merchants by purchasing natural gas from producers and reselling the gas to other interstate pipelines, local distribution companies and large end-users. Under the NGA and NGPA, the transportation and sale of natural gas by interstate pipeline companies have been and continue to be subject to extensive regulation, and the construction of new pipelines, the extension of existing pipelines and the commencement and cessation of sales or transportation services by pipeline companies generally require prior FERC authorization.

     Commencing in 1985, the FERC promulgated a series of orders and regulations adopting changes that significantly affect the transportation and marketing of natural gas. These changes were intended to foster competition in the natural gas industry by, among other things, inducing or mandating that interstate pipeline companies provide nondiscriminatory transportation services to producers, distributors and other shippers ("open access" requirements). These changes commenced with FERC Order 436 and continued with FERC Orders 500 and 500-I.

     In October 1985, FERC Order 436 allowed pipelines to apply for one-time authorization to provide open-access transportation to anyone seeking such service. FERC's stated goal by such action was to create and enhance competition in natural gas markets by requiring that access to the interstate transportation facilities necessary to reach all markets be provided on an open and nondiscriminatory basis. Order 436 was vacated by the courts and replaced by an interim rule, Order 500, which readopted the majority of Order 436 with changes to respond to the problems which the court found with Order 436. One principal problem was the resolution of liabilities incurred by open access pipelines under existing take or pay contracts with their historic producer suppliers. Among other things, Order 500 provided to the interstate pipelines a crediting mechanism to assist them in dealing with these take or pay obligations. The final rule was issued as Order 500-H on December 13, 1989. Order 500-H was generally upheld by the United States Court of Appeals on August 24, 1990, although certain portions were remanded to the FERC for further consideration. These remaining issues, concerning pregranted abandonment and the use of certain types of passthrough mechanisms by interstate pipelines to recover take-or-pay costs, are currently being addressed by the FERC in separate proceedings and will be subject to further appellate review. Mesa cannot predict what further action the FERC or the federal courts may take regarding these remaining issues or what impact, if any, such action might have on Mesa's business.

     On April 8, 1992, the FERC issued Order 636 requiring further restructuring of the sales and transportation services provided by interstate pipeline companies. Order 636 amended certain existing regulations and adopted certain new regulations governing all interstate pipelines that perform open access transportation. The FERC considered the changes necessary to improve the competitive structure of the interstate natural gas pipeline industry and to complete the creation of a regulatory framework putting gas sellers into more direct contractual relations with gas buyers than has historically been the case. Order 636 reflects the FERC's finding that under the preexisting regulatory structure, such interstate pipelines and other gas merchants, including producers, do not compete on an equal basis. The FERC asserts that Order 636 is designed to equalize that marketplace. This equalization process is being implemented through negotiated settlements in individual pipeline service restructuring proceedings, designed specifically to "unbundle" those services (e.g. transportation, sales and storage) provided by many interstate pipelines so that producers of natural gas may secure services from the most economical source, whether interstate pipelines or other parties. In many instances, the result of the FERC initiatives may be to substantially reduce or bring to an end the interstate pipelines' traditional role as wholesalers of natural gas in favor of providing only natural gas storage and transportation services. These restructuring proceedings resulting from Order 636 have continued throughout 1993, with the vast majority of pipelines having already received FERC orders approving their compliance filings, subject to various conditions. Thus, the current 1993-94 winter heating season is the first such period during which the FERC's Order 636 procedures will be operative.

     Although Order 636 does not regulate gas producers such as Mesa, the FERC has stated that Order 636 is intended to foster increased competition within all phases of the natural gas industry. It is unclear what impact, if any, increased competition within the natural gas industry under Order 636 will have on Mesa as a producer. Furthermore, although the FERC earlier denied a stay of the effectiveness of Order 636, thus assuring that its requirements will be implemented, because the requirements of Order 636 are being implemented through individual restructuring proceedings on a pipeline-by-pipeline basis, it is impossible to predict what effect Order 636 will have on Mesa and its gas marketing efforts. In addition, in response to numerous requests that the FERC grant rehearing of Order 636, on August 3, 1992 and November 27, 1992 the FERC issued its Orders 636-A and 636-B, which largely confirmed the provisions and goals previously set forth in Order 636, and otherwise made relatively modest changes to its prior rule. Numerous petitions seeking judicial review of Orders 636, 636-A and 636-B have been filed. In addition, numerous petitions have been filed seeking judicial review of FERC's actions in approving, modifying or denying various proposals put forth in individual pipeline restructuring proceedings. Because the restructuring requirements that have emerged to date in the individual pipeline proceedings are in some instances different from those of Orders 636, 636-A and 636-B as originally promulgated, it is not possible to predict what effect, if any, the final rules resulting from these many orders will have on Mesa, although open access transportation as envisioned by these orders may further enhance Mesa's ability to market gas to a wider variety of markets than would otherwise be the case.

STATE AND OTHER REGULATION

     All of the jurisdictions in which Mesa owns producing oil and gas properties have statutory provisions regulating the production and sale of crude oil and natural gas. The regulations often require permits for the drilling of wells but extend also to the spacing of wells, the prevention of waste of oil and gas resources, the rate of production, prevention and clean-up of pollution and other matters. In Texas, the Railroad Commission regulates the amount of oil and gas produced within the state by assigning to each well or proration unit an allowable rate of production. Certain other jurisdictions, including Kansas, impose similar restrictions. See "Business -- Properties" for a discussion of recent changes to Mesa's allowables in the Hugoton field.

     Certain producing states, including Texas, Louisiana and Oklahoma, have recently adopted or considered adopting measures that alter the methods previously used to prorate gas production from wells located in these states. For example, the new Texas rules provide for reliance on information filed monthly by well operators, in addition to historical production data for the well during comparable past periods, to arrive at an allowable. This is in contrast to historic reliance on forecasts of upcoming takes filed monthly by purchasers of natural gas in formulating allowables, a procedure which resulted in substantial excess allowables over volumes actually produced. Mesa cannot predict what ultimate effect the new prorationing regulations will have on its production of gas or whether other states will adopt similar or other gas prorationing procedures.

     On October 24, 1992, comprehensive national energy legislation was enacted which focused on electrical power, renewable energy sources and conservation. The legislation guarantees equal treatment of domestic and imported natural gas supplies, mandates expanded use of natural gas and other alternative fuels vehicles, funds natural gas research and development, permits continued offshore drilling and use of natural gas feedstock for electric generation, and adopts various conservation measures designed to reduce consumption of imported oil. Mesa cannot predict what effect, if any, this legislation will have on its business.

FEDERAL ROYALTY MATTERS

     By a letter dated May 3, 1993 directed to thousands of producers holding interests in federal leases, the Interior Department announced its interpretation of existing federal leases to require the payment of royalties on past natural gas contract settlements which were entered into in the 1980s and 1990s to resolve, among other things, take-or-pay and minimum take claims by producers against pipelines and other buyers. The Interior Department's letter set forth various theories of liability, all founded on the Department's interpretation of the term "gross proceeds" as used in federal leases and pertinent federal regulations. In an effort to ascertain the amount of such potential royalties, the Interior Department sent a letter to producers on June 18, 1993 requiring producers to provide all data on all natural gas contract settlements, regardless of whether gas produced from federal leases was involved in the settlement. Mesa received a copy of this information demand letter. In response to the Interior Department's action, in July of 1993 various industry associations and others filed suit in the United States District Court for the Northern District of West Virginia seeking an injunction to prevent the collection of royalties on natural gas contract settlement amounts under the Interior Department's theories. The lawsuit has recently been transferred to the United States District Court in Washington, D.C. Because this lawsuit is pending and because of the complex nature of the calculations necessary to determine potential additional royalty liability under the Interior Department's theories, it is impossible to predict what, if any, additional or different royalty obligation the Interior Department may assert with respect to any of Mesa's prior natural gas contract settlements. Likewise, Mesa cannot predict what effect, if any, the Interior Department's claims will have on it.

OTHER

     Various federal, state and local laws and regulations regulating the discharge of materials into the environment or otherwise specifically relating to the protection of the environment may directly or indirectly affect Mesa's operations. Mesa is not involved in any administrative or judicial proceedings arising under federal, state or local environment protection laws and regulations which would have a material adverse impact on Mesa's financial position or results of operations.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

     The following table sets forth the name, age and five-year employment history of each director and officer of the Company.

         NAME AND AGE                     BUSINESS EXPERIENCE OVER PAST FIVE YEARS
- ------------------------------  -------------------------------------------------------------
Boone Pickens, age 65.........  January 1992-Present, Chairman of the Board of Directors and
                                Chief Executive Officer of the Company; October 1985-December
                                  1991, General Partner of the Partnership; 1964-January
                                  1987, Chairman of the Board of Directors, President and
                                  founder of Original Mesa.
Paul W. Cain, age 55..........  January 1992-Present, Director, President and Chief Operating
                                Officer of the Company; August 1986-December 1991, President
                                  and Chief Operating Officer of the Partnership; January
                                  1986-August 1986, Executive Vice President of the
                                  Partnership; Director of Bicoastal.
John S. Herrington, age 54....  January 1992-Present, Director of the Company; December 1991-
                                  Present, personal investments and real estate activities;
                                  May 1990-November 1991, Chairman of the Board of Harcourt
                                  Brace Jovanovich, Inc. (publishing); May 1989-May 1990,
                                  Director of Harcourt Brace Jovanovich, Inc.; February
                                  1985-January 1989, Secretary of Energy of the United
                                  States.

Wales H. Madden, Jr., age 66..  January 1992-Present, Director of the Company; December 1985-
                                  December 1991, Member of the Advisory Committee of the
                                  Partnership; 1964-January 1987, Director of Original Mesa;
                                  Self-employed attorney and businessman for more than the
                                  last five years; Director of Boatmen's First National Bank of Amarillo and Uniform Printing and Supply of Boston.

Fayez S. Sarofim, age 65......  January 1992-Present, Director of the Company; Chairman of
                                the Board and President of Fayez Sarofim & Co. (investment advisor) for more than the last five years; Director of
                                  Teledyne, Inc., Unitrin, Inc., Argonaut Group, Inc. and
                                  Imperial Holly Corporation.
Robert L. Stillwell, age 57...  January 1992-Present, Director of the Company; December 1985-
                                  December 1991, Member of the Advisory Committee of the
                                  Partnership; 1969-January 1987, Director of Original Mesa;
                                  Partner in the law firm of Baker & Botts, L.L.P., Houston,
                                  Texas, for more than the last five years.
J. R. Walsh, Jr., age 69......  January 1992-Present, Director of the Company; December 1985-
                                  December 1991, Member of the Advisory Committee of the
                                  Partnership; 1982-January 1987, Director of Original Mesa;
                                  President and Chairman of the Board of United Mud Service
                                  Company (oil and gas service company) for more than the
                                  last five years.
Dennis E. Fagerstone, age       January 1992-Present, Vice President-Exploration and
  45..........................  Production of the Company; May 1991-December 1991, Vice
                                  President-Exploration and Production of the Partnership;
                                  June 1988-May 1991, Vice President-Operations of the
                                  Partnership; January 1986-June 1988, Manager-Operations of
                                  the Partnership.
S. Leonard Hruzek, Jr., age     January 1992-Present, Vice President-Marketing and Land of
  39..........................  the Company; May 1991-December 1991, Vice President-Marketing
                                  of the Partnership; February 1990-May 1991, Vice President
                                  and Controller of the Partnership; June 1987-February 1990,
                                  Controller of the Partnership.

         NAME AND AGE                         BUSINESS EXPERIENCE OVER PAST FIVE YEARS
- --------------------------------    -------------------------------------------------------------
Andrew J. Littlefair, age 33....    January 1992-Present, Vice President-Public Affairs of the
                                      Company; August 1987-December 1991, Assistant to the General
                                      Partner of the Partnership; January 1984-August 1987, Staff
                                      Assistant to the President of the United States,
                                      Washington, D.C.
Charles L. Carpenter, age 55....    April 1992-Present, General Counsel and Secretary of the
                                      Company; October 1988-March 1992, Chief Counsel-Marketing of
                                      Oryx Energy; June 1983-October 1988, Chief Counsel-General
                                      Legal Services of Oryx Energy.
William D. Ballew, age 35.......    January 1992-Present, Controller of the Company; May 1991-
                                      December 1991, Controller of the Partnership; January
                                      1991-May 1991, Manager-Accounting of the Partnership;
                                      December 1988-December 1990, Assistant to the Controller of
                                      the Partnership; July 1986-December 1988, Audit Manager for
                                      Price Waterhouse, Dallas, Texas.

     Each director of the Company who was not also an employee of the Company or its subsidiaries received compensation of $20,000 in 1993. Directors who are also employees of the Company receive no remuneration for their services as Directors.

     The Board of Directors of the Company held five meetings in 1993, each of which was attended by all members. The Board of Directors has the following standing committees: the Audit Committee, the Compensation Committee and the Stock Option Committee. It does not have a Nominating Committee.

     The Audit Committee is composed of Messrs. Herrington, Madden and Walsh. Its primary functions are (i) the recommendation of independent public accountants, (ii) the review of the independence of the independent public accountants, audit engagement and other professional services of the independent public accountants, and (iii) provision for the availability to the independent public accountants of all aspects of the Company's accounting practices and procedures. The Audit Committee held two meetings in 1993.

     The Compensation Committee is composed of Messrs. Sarofim, Stillwell and Walsh. The Compensation Committee held three meetings in 1993. The Stock Option Committee, which administers the 1991 Stock Option Plan (the "Option Plan"), is also composed of Messrs. Sarofim, Stillwell and Walsh. The Stock Option Committee held three meetings in 1993.

     In September 1990, the Company and Mr. Pickens entered into a consent decree to settle allegations by the Commission that the Company and Mr. Pickens had violated Sections 17(a)(2) and 17(a)(3) of the Securities Act in connection with a proposal made by the Company in February 1988 to acquire Homestake Mining Company. Under the terms of the settlement, without admitting or denying any of the Commission's allegations, the Company and Mr. Pickens consented to the entry of a judgment enjoining them from future violations of such sections. The Commission's allegations related to the Company's February 1988 press release announcing its offer to acquire Homestake and its subsequent sales of Homestake shares. The Company deposited $2.3 million in a fund for disbursement to other persons who purchased Homestake shares at the time of the 1988 offer.

LIMITATION OF DIRECTOR LIABILITY

     The Articles of Incorporation of the Company contain a provision that limits the liability of the Company's directors as permitted by the Texas Business Corporation Act. The provision eliminates the personal liability of directors to the Company and its shareholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care. The provision does not change the liability of a director for breach of his duty of loyalty to the Company or to shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, an act or omission for which the liability of a director is expressly provided for by an applicable statute, or in respect of any transaction from which a director received an improper personal benefit.

Pursuant to the Articles of Incorporation, the liability of directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors.

INDEMNIFICATION ARRANGEMENTS

     The Company's Bylaws provide for the indemnification of its executive officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act. The Company has also entered into indemnification agreements with its executive officers and directors that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitees' receipt of such benefits. In addition, the Company purchased customary directors' and officers' liability insurance policies for its directors and officers. The Bylaws and agreements with directors and officers also provide for indemnification for amounts (i) in respect of the deductibles for such insurance policies, (ii) that exceed the liability limits of such insurance policies and (iii) that would have been covered by prior insurance policies of the Company or its predecessors. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the Bylaws or such agreements.

BTC PARTNERS

     The Company has entered into an agreement with BTC Partners, Inc. ("BTC"), a Delaware corporation, pursuant to which BTC provides certain financial and advisory services to the Company. BTC regularly functions as part of Mesa's management team with respect to financial and other matters. Pursuant to the agreement, BTC receives an annual retainer and may, in the discretion of the Company, be paid additional fees for services it renders in connection with financing transactions, debt restructuring activities, acquisitions or dispositions of properties or assets and other transactions with respect to which BTC assists the Company. Such amounts are payable in respect of BTC's services to the Company in evaluating, negotiating and implementing such transactions. The agreement also provides that the Company will provide BTC certain other benefits and support services. The agreement may be terminated at any time by either the Company or BTC. Employees of BTC devote a substantial portion of their time to the affairs of the Company, but the arrangement with BTC allows BTC and its employees to engage in unrelated business activities. The controlling stockholder of BTC is Sidney Tassin.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The table set forth below contains certain information regarding compensation earned by, awarded to, or paid to the Chief Executive Officer and the other four most highly compensated executive officers of Mesa for services rendered to Mesa during the years 1991-1993.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                             COMPENSATION
                                                            ANNUAL COMPENSATION              OPTIONS/SARS
                                                   --------------------------------------      (NO. OF
                NAME AND                                                     OTHER ANNUAL    UNDERLYING      ALL OTHER
          PRINCIPAL POSITIONS             YEAR      SALARY       BONUS       COMPENSATION      SHARES)      COMPENSATION(5)
- ----------------------------------------  ----     --------     --------     ------------    -----------    ------------
Boone Pickens...........................  1993     $675,000     $      0             --(4)     275,000       $  114,750(6)
  Chairman of the                         1992      960,000            0(2)          --        800,000        1,047,707(7)
  Board of Directors                      1991           --(1)        --(3)          --              0               --(17)
  and Chief Executive Officer
Paul W. Cain............................  1993      400,020      225,000             --(4)     100,000          106,253(8)
  President and Chief                     1992      400,020            0(2)          --        150,000          273,040(9)
  Operating Officer                       1991      455,748      200,000             --              0               --(17)
Dennis E. Fagerstone....................  1993      199,980       75,000             --(4)      10,000           46,747(10)
  Vice President -- Exploration           1992      199,980      106,323(2)          --         50,000           72,740(11)
  and Production                          1991      170,225      179,442             --              0               --(17)
S. Leonard Hruzek, Jr...................  1993      150,000       50,000             --(4)           0           34,000(12)
  Vice President-- Marketing              1992      150,000       99,089(2)          --         40,000           58,892(13)
  and Land                                1991      135,245      131,141             --              0               --(17)
Andrew J. Littlefair....................  1993      115,980       75,000             --(4)      25,000           32,467(14)
  Vice President -- Public Affairs        1992      109,980       92,330(2)          --         30,000           47,583(15)
                                          1991(16)       --           --             --             --               --(17)

- ---------------

 (1) As General Partner of the Partnership, Mr. Pickens was not entitled to an annual salary. The Partnership Agreement of the Partnership provided that the General Partner was entitled to receive a management fee in an aggregate amount equal to 1% of the cash distributions to holders of units of the Partnership, but not to exceed 1% of the annual cash distributions per common unit multiplied by 90,000,000. No distributions on the common units were made in 1991. Accordingly, the General Partner did not receive a management fee for 1991. The Partnership Agreement also provided that the General Partner was entitled to receive an acquisition fee, payable in cash, in connection with the acquisition of certain properties and assets by the Partnership and a securities gain fee on certain gains realized by the Partnership on certain investments, including the purchase and sale of marketable securities and futures contracts. The General Partner received a fee of $373,853 in 1991.

 (2) Bonuses paid to the executive officers of Mesa in 1992 include bonus payments with respect to performance in 1992 as well as the unpaid portion of deferred bonuses awarded in 1990 and 1991. The following amounts were paid to the executive officers of Mesa for services rendered during 1992:
     $0 to Mr. Pickens; $0 to Mr. Cain; $28,000 to Mr. Fagerstone; $25,000 to Mr. Hruzek; and $32,000 to Mr. Littlefair. The balance of the 1992 Bonus column amounts represent the acceleration of the deferred portion of bonuses for prior years that were paid to each individual in the above table in connection with the cancellation of employee life insurance policies on July 1, 1992 (see discussion under "Bonus Plan" and "Key Employee Life Insurance" below.)

 (3) Mr. Pickens did not participate in Mesa's bonus plan (see separate discussion below under "Bonus Plan") while serving as General Partner of the Partnership.

 (4) Apart from the compensation set forth in the summary compensation table and under the plans and pursuant to the transactions described below, other compensation paid for services during the year ended December 31, 1993, to each individual named in the summary compensation table aggregated less than

     10% of the total salary and bonus reported for such individual in the summary compensation table, or $50,000, if lower.

 (5) Except as reflected in other notes, "All Other Compensation" consists principally of three items. First, Mesa maintains an Employees Premium Plan and a Profit Sharing Plan, both of which are retirement plans (the "Retirement Plans"), for all employees (see separate discussion below). Employer contributions to these Retirement Plans are limited by the Internal Revenue Code (the "Code") to a total of $30,000 per year. Mesa contributed 17% of each employee's total 1993 compensation to the Retirement Plans. Second, to the extent that 17% of an employee's total compensation exceeded $30,000 (all employees with total compensation in excess of $176,470), Mesa, as a matter of policy, paid the excess amount in cash to such employee. Third, prior to July 1, 1992, Mesa maintained a key employee life insurance program (see separate discussion below) for each executive officer and certain other key employees for which Mesa paid the majority of the premiums.

 (6) Includes the following: a $30,000 Retirement Plans contribution; an $84,750 payment for a Retirement Plans contribution in excess of the Code contribution limitation as described in Note 5 above.

 (7) Includes the following: $114,244 of life insurance premiums; a $30,000 Retirement Plans contribution; a $133,200 payment for a Retirement Plans contribution in excess of the Code contribution limitation as described in
     Note 5 above. Also includes cancellation of the previous deferred compensation plan for which $3,590,345 had been previously expensed and accrued and which was replaced by a split-dollar life insurance program that was funded in 1992 at a premium cost of $4,360,608. The net amount attributable to 1992 is reflected in the summary compensation table.

 (8) Includes the following: a $30,000 Retirement Plans contribution; a $76,253 payment for a Retirement Plans contribution in excess of the Code contribution limitation as described in Note 5 above.

 (9) Includes the following: $28,266 of life insurance premiums; a $30,000 Retirement Plans contribution; a $38,003 payment for a Retirement Plans contribution in excess of the Code contribution limitation as described in
     Note 5 above. Also includes cancellation of the previous deferred compensation plan for which $323,229 had been previously expensed and accrued and which was replaced by a split-dollar life insurance program that was funded in 1992 at a premium cost of $500,000. The net amount attributable to 1992 is reflected in the summary compensation table.

(10) Includes the following: a $30,000 Retirement Plans contribution; a $16,747 payment for a Retirement Plans contribution in excess of the Code contribution limitation as described in Note 5 above.

(11) Includes the following: $6,840 of life insurance premiums; a $30,000 Retirement Plans contribution; a $35,900 payment for a Retirement Plans contribution in excess of the Code contribution limitation as described in
     Note 5 above.

(12) Includes the following: a $30,000 Retirement Plans contribution; a $4,000 payment for a Retirement Plans contribution in excess of the Code contribution limitation as described in Note 5 above.

(13) Includes the following: $3,280 of life insurance premiums; a $30,000 Retirement Plans contribution; a $25,612 payment for a Retirement Plans contribution in excess of the Code contribution limitation as described in
     Note 5 above.

(14) Includes the following: a $30,000 Retirement Plans contribution; a $2,467 payment for a Retirement Plans contribution in excess of the Code contribution limitation as described in Note 5 above.

(15) Includes the following: $2,187 of life insurance premiums; a $30,000 Retirement Plans contribution; a $15,396 payment for a Retirement Plans contribution in excess of the Code contribution limitation as described in
     Note 5 above.

(16) Mr. Littlefair was not an officer of Mesa in 1991.

(17) Other compensation amounts are not required to be reported for fiscal years ending before December 15, 1992.

BONUS PLAN

     The Company has a bonus plan (the "Bonus Plan") under which it may award bonuses to employees for any calendar year. The amount of the awards to be made from the Bonus Plan is within the discretion of the Compensation Committee. The awards are determined by reference to achievement of certain established objectives by such individuals for the Bonus Plan year, although awards may be made even if all such objectives are not fully achieved.

     Awards to employees other than officers and certain managers generally vest and are paid in three annual installments. Participants' interests in the awards vest on December 31 of each year and awards are generally paid near year-end or in the first quarter of the following year. Deferred bonus awards are deemed invested in a money market account earning simple interest. In the event of an offer to acquire all of the business and assets of the Company (or any other actual change in the control or management of the Company) that is not previously approved or authorized by the Board of Directors, all unpaid bonus award installments would be automatically accelerated and paid in full without regard to the payment schedule provided for in the Bonus Plan.

     In prior years, Bonus Plan awards to officers generally vested and were paid in three installments. However, on July 1, 1992, in conjunction with the cancellation of the key employee life insurance policies for certain of its officers and other employees, the Company accelerated the unpaid portion of bonuses awarded in 1990 and 1991 to such officers and employees (see discussion under "Key Employee Life Insurance" below). In addition, bonuses for performance in 1993 were paid to the officers in a lump sum payment in November 1993 as reflected in the summary compensation table.

KEY EMPLOYEE LIFE INSURANCE

     The Company has in the past maintained an insurance program for the benefit of its officers and certain other key employees. The Company paid the major portion of insurance premiums on policies covering the lives of such persons. Death benefits were payable to the participant's beneficiaries in the amount equal to five times the employee's final rate of compensation, and in the case of Mr. Pickens, five times $1,200,000; the remaining balance would have been payable to the Company. In the event of retirement or termination for reasons other than total disability, the participant had the option to continue all or any portion of the insurance policy at his expense. Any portion not retained by the participant could be retained by the Company, and the Company would reimburse the participant for premium payments made that had accrued to the benefit of the Company.

     On July 1, 1992, the Company cancelled the key employee life insurance policies for certain of its officers, including the officers named in the summary compensation table, and other employees and collected the aggregate cash surrender value of $1,210,859. At the same time, the Company accelerated the deferred portion of bonuses awarded in previous years to such officers and employees as described in Note 2 to the summary compensation table.

DEFERRED COMPENSATION

     Prior to June 29, 1992, the Company maintained a deferred compensation program which provided for payments by the Company to Mr. Pickens and Mr. Cain (or their surviving beneficiaries) of post-retirement deferred compensation at the rate of one-half of the participant's final rate of compensation (subject to minimum amounts specified in the agreements) for a period of 10 years following the date of retirement, disability or death. As of June 29, 1992, a total of $3,590,345 had been accrued for Mr. Pickens and $323,229 for Mr. Cain under this program. To satisfy its accrued and future obligations so that such program could be discontinued, the Company established the split-dollar life insurance plan effective June 29, 1992 and executed two separate agreements with Mr. Pickens and Mr. Cain. The Company purchased insurance policies for Mr. Pickens and Mr. Cain for a total cost of $4,360,608 and $500,000, respectively. Upon the purchase of such policies, the Company discontinued the deferred compensation program without any further obligation to the participants. Both split-dollar insurance agreements provided that they would terminate during the participant's lifetime upon the first to occur of (a) either the Company or the participant giving written notice to the other party that it desired to terminate the agreement, or
(b) the participant attaining age 70.

     The split-dollar life insurance agreements between the Company and Messrs. Pickens and Cain have been terminated. Mr. Pickens' agreement was terminated January 5, 1993, and Mr. Cain's agreement was terminated November 12, 1992, and the cash surrender value of the policies were paid to each individual. The Company agreed to release the collateral assignment of the policy and release the participant from any obligation to repay the Company for premium costs and other amounts specifically set forth in the agreement. Accordingly, the Company has no further liability under the life insurance policies or under the previous deferred compensation plan.

EMPLOYEES PREMIUM AND PROFIT SHARING PLANS

     Mesa maintains the Retirement Plans for the benefit of its employees. Each year, the Company is required to contribute to the Employees Premium Plan 5% of the total compensation (as defined in the plan) paid to participants and may also contribute up to 12% of the total compensation (as defined) to the Profit Sharing Plan. Participants become 30% vested in their account balances in the Retirement Plans after three years of service and 40% vested after four years of service. Participants become vested an additional 20% for each additional year of service through year seven.

     Effective December 31, 1991, all participants were fully vested in their account balances in the Retirement Plans as a result of certain property dispositions consummated in 1990 and 1991. Participants shall remain fully vested in their 1991 balances, but contributions in 1992 and future years under the Retirement Plans will be subject to the vesting schedule described above.

     Prior years of service with the Company's predecessors are counted in the vesting schedule. Amounts accumulated are distributable under certain circumstances, including termination of the Retirement Plans.

LIMITATION ON CONTRIBUTIONS TO BENEFIT PLANS

     Total employer contributions to the Retirement Plans for the account of a participant in any calendar year are limited as specified by the Code. The Code provides that annual additions to a participant's account not exceed the lesser of $30,000 or 25% of the amount of the participant's annual compensation. The Company, in its discretion, may determine to make cash payment of amounts attributable to an employee's participation in the Retirement Plans to the extent they exceed the Code limitations. As a matter of general policy for employees of the Company, the Company makes annual cash payments directly to employees to the extent that the annual additions to the account of each such employee pursuant to the Retirement Plans would exceed the Code limitations.

CREDIT SUPPORT OF COMMON UNIT PURCHASES

     The Partnership provided credit support by acting as a co-maker on certain loans made by commercial banks in prior years to Messrs. Cain, Fagerstone, Hruzek and Littlefair, and certain other employees (not including Mr. Pickens), the proceeds of which were used to purchase common units of the Partnership in open market transactions. In conjunction with the Corporate Conversion, the Company assumed the credit support obligations. The largest aggregate amount outstanding during 1993 totaled $300,000 to Mr. Cain, $196,244 to Mr. Fagerstone, $0 to Mr. Hruzek and $0 to Mr. Littlefair. At December 31, 1993, the unpaid principal balance of such loans totaled $0 to Mr. Cain and $113,731 to Mr. Fagerstone. Principal on the loan is payable by the employee in quarterly installments and is due and payable in full on December 1, 1994. The loan bears interest at a rate of approximately 4.1% per annum. The note is secured by a certificate of deposit issued to the Company by such commercial bank, bearing interest at an amount of 2.6% per annum, and in an aggregate amount approximately equal to the amount owed under the loan. Pursuant to an agreement between the employee and the Company, the employee will cause the Company to be relieved of its obligations under such loan upon the termination of employment for any reason, including death. As between the employee and the Company, the employee has sole responsibility and liability for repayment of all principal and interest under his loan and has agreed to indemnify the Company from any liability or obligation with respect to or arising out of such loan. The purpose of these arrangements was to encourage and facilitate significant equity ownership by such key employees.

COMMON STOCK PURCHASE PLAN

     The Company has established a common stock purchase program whereby employees can buy common stock through after-tax payroll deductions. All full-time employees of the Company and its participating affiliates are eligible to participate.

CERTAIN TRANSACTIONS

     The Company permits Mr. Pickens and his affiliates to use Mesa's properties and assets such as equipment, computers, aircraft and other transportation equipment for noncompany purposes on terms that are not disadvantageous to Mesa; however, such terms may be more favorable to Mr. Pickens than those otherwise available to him. Mr. Pickens and his affiliates were charged a total of $79,002 in 1993, $125,027 in 1992 and $157,500 in 1991 for use of these assets
(principally use of aircraft).


     Mesa periodically conducts business meetings and events and hosts customers and business associates at facilities owned by Mr. Pickens, principally a ranch and hunting facility. Mesa pays for the use of these facilities at rates comparable to those charged for similar facilities owned by third parties. Mesa paid Mr. Pickens $157,000 in 1993, $149,750 in 1992 and $131,450 in 1991 for the
use of the facilities.


OPTION PLAN

     The Option Plan was approved by stockholders in connection with the Corporate Conversion in December 1991. The purpose of the Option Plan and the options issued thereunder is to serve as an incentive to, and to retain, certain key persons whose training, experience and ability are important to the success of the Company. Pursuant to the Option Plan, the Option Committee is given the authority to designate plan participants, to determine the terms and provisions of options granted thereunder and to supervise the administration of the plan. A total of 2,000,000 shares of common stock are subject to the plan.

     Shares of common stock subject to an option are awarded at an exercise price that is equivalent to at least 100% of the fair market value of the common stock on the date the option is granted. The purchase price of the shares as to which the option is exercised is payable in full at exercise in cash or in shares of common stock previously held by the optionee for more than six months, valued at their fair market value on the date of exercise. Subject to Option Committee approval and to certain legal limitations, an optionee may pay all or any portion of the purchase price by electing to have the Company withhold a number of shares of common stock having a fair market value equal to the purchase price. Options granted under the Option Plan include a limited right of relinquishment which permits an optionee, in lieu of purchasing the entire number of shares subject to purchase thereunder and subject to consent of the Option Committee, to relinquish all or part of the unexercised portion of an option, to the extent exercisable, for cash and/or shares of common stock in an amount representing the appreciation in market value of the shares subject to such options over the exercise price thereof. In its discretion, the Option Committee may provide for the acceleration of any unvested installments of outstanding options. The Board of Directors may amend, alter or discontinue the Option Plan, subject in certain cases to stockholder approval.

     The options granted from January 1, 1992 through December 31, 1993 have exercise prices and vesting schedules as set forth in the following table.

            EXERCISE                                           VESTING SCHEDULE
NUMBER OF   PRICE PER   ----------------------------------------------------------------------------------------------
 OPTIONS      SHARE              30%                     55%                     80%                     100%
- ---------   ---------   ----------------------  ----------------------  ----------------------  ----------------------
1,196,000   $ 6.8125    July 10, 1992           January 10, 1993        January 10, 1994        January 10, 1995
  10,000       4.125    November 19, 1992       May 19, 1993            May 19, 1994            May 19, 1995
 156,000     11.6875    April 2, 1993           October 2, 1993         October 2, 1994         October 2, 1995
 120,950      5.8125    November 18, 1993       May 18, 1994            May 18, 1995            May 18, 1996
 485,000       7.375    May 10, 1994            November 10, 1994       November 10, 1995       November 10, 1996

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     Options granted to the Chief Executive Officer and the other four most highly compensated executive officers of the Company in 1993 are as follows:

                                                                                     POTENTIAL REALIZED
                                       PERCENT OF                                     VALUE AT ASSUMED
                        NUMBER OF        TOTAL                                      ANNUAL RATES OF STOCK
                          SHARES      OPTIONS/SARS                                   PRICE APPRECIATION
                        UNDERLYING     GRANTED TO    EXERCISE                          FOR OPTION TERM
                       OPTIONS/SARS   EMPLOYEES IN   OR BASE                        ---------------------
         NAME            GRANTED          1993       PRICE(1)    EXPIRATION DATE      5%($)      10%($)
- ---------------------- ------------   ------------   --------   -----------------   ---------   ---------
Boone Pickens.........    275,000        45.38%       $7.375    November 10, 2003   1,275,477   3,232,309
Paul W. Cain..........    100,000        16.50%        7.375    November 10, 2003     463,810   1,175,385
Dennis E.
  Fagerstone..........     10,000         1.65%        7.375    November 10, 2003      46,381     117,539
S. Leonard Hruzek,
  Jr..................         --            --           --                   --          --          --
Andrew J.
  Littlefair..........     25,000         4.13%        7.375    November 10, 2003     115,952     293,846

- ---------------

(1) Of the options listed in the foregoing table, 30% will be vested and exercisable beginning May 10, 1994, 55% will be vested and exercisable beginning November 10, 1994, 80% will be vested and exercisable beginning November 10, 1995 and 100% will be vested and exercisable beginning November 10, 1996.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

     Options exercised in 1993, and the number and value of exercisable and unexercisable options at December 31, 1993, for the Chief Executive Officer and the other four most highly compensated executive officers of the Company are as follows:

                                YEAR ENDED                   NUMBER OF SHARES
                             DECEMBER 31, 1993            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED IN-
                        ---------------------------            OPTIONS/SARS               THE-MONEY OPTIONS/SARS
                           NUMBER OF                       AT DECEMBER 31, 1993            AT DECEMBER 31, 1993
                        SHARES ACQUIRED     VALUE      ----------------------------    ----------------------------
         NAME             ON EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- ----------------------- ---------------    --------    -----------    -------------    -----------    -------------
Boone Pickens..........          --        $     --      440,000         635,000           $ 0             $ 0
Paul W. Cain...........          --              --       82,500         167,500             0               0
Dennis E. Fagerstone...          --              --       27,500          32,500             0               0
S. Leonard Hruzek,
  Jr...................          --              --       22,000          18,000             0               0
Andrew J. Littlefair...          --              --       16,500          38,500             0               0

     At December 31, 1993, the Company's common stock per share closed at $5.625. The exercise price of the granted options reflected in the above table are $6.8125 and $7.375 per share. Thus, no outstanding options were in-the-money at such date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Stillwell, a director and member of the Compensation and Option Committees, is a partner in the law firm of Baker & Botts, L.L.P. The Company retained Baker & Botts, L.L.P. and incurred legal fees for services of such firm in 1993. Baker & Botts, L.L.P. has also been retained to provide legal services in 1994.

     Mr. Sarofim, a director and member of the Compensation and Option Committees, is Chairman of the Board, President and owner of a majority of the outstanding capital stock of Fayez Sarofim & Co., which acts as an investment advisor to certain employee benefit plans of the Company. During the year ended December 31, 1993, Fayez Sarofim & Co. earned $139,687 for such services.

             SECURITY OWNERSHIP OF PRINCIPAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF MANAGEMENT

     The following table presents certain information as to the beneficial ownership of the Company's Common Stock as of January 10, 1994 by the directors and officers of the Company, individually and as a group.

                                                                                   PERCENTAGE
                                                          NUMBER OF SHARES OF          OF
                                                            COMMON STOCK(1)       COMMON STOCK
                                                          -------------------     ------------
    Board of Directors:
      Paul W. Cain......................................         130,139                *
      John S. Herrington................................          10,000                *
      Wales H. Madden, Jr...............................           5,000                *
      Boone Pickens(2)..................................       3,040,126              6.28%
      Fayez S. Sarofim..................................         400,000                *
      Robert L. Stillwell...............................          26,500                *
      J.R. Walsh, Jr.(3)................................          25,520                *
    Officers:
      Dennis E. Fagerstone..............................          49,084                *
      S. Leonard Hruzek, Jr.............................          36,815                *
      Andrew J. Littlefair..............................          33,613                *
      Charles L. Carpenter..............................           5,500                *
      William D. Ballew.................................          26,103                *
    Directors and Officers as a group (12 persons)......       3,788,400              7.53%

- ---------------
  *  Less than 0.1%

(1) Includes shares issuable upon the exercise of options that are exercisable within sixty days of January 10, 1994, as follows: 640,000 shares for Mr. Pickens, 120,000 for Mr. Cain, 40,000 for Mr. Fagerstone, 32,000 for Mr. Hruzek, 24,000 for Mr. Littlefair, 5,500 for Mr. Carpenter, 24,000 for Mr. Ballew and 885,500 for all directors and officers as a group.


(2) The above amounts include 7,545 shares of Common Stock owned by several trusts for Mr. Pickens' children, of which he is a trustee, and over which shares he has sole voting and investment power, although he has no economic interest therein. The above amounts exclude 2,798 shares of Common Stock owned by Mrs. Pickens as her separate property, as to which Mr. Pickens disclaims beneficial ownership and with respect to which he does not have or share voting or investment power.


(3) Excludes 1,027 shares of Common Stock owned by Mrs. Walsh as her separate property, as to which Mr. Walsh disclaims beneficial ownership and with respect to which he does not have or share voting or investment power.

CERTAIN BENEFICIAL OWNERS

     The table below sets forth certain information as of January 10, 1994 regarding each person or "group" (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to own beneficially more than 5% of the Common Stock. Information is based on the most recent
Schedule 13D or 13G filed by such holder with the Commission or other information provided by the holder to the Company.

                                                               AMOUNT AND NATURE OF BENEFICIAL
                                                                          OWNERSHIP
                                                            --------------------------------------
                                                                                       PERCENTAGE
                                                            NUMBER OF SHARES OF            OF
           NAME AND ADDRESS OF BENEFICIAL OWNER                COMMON STOCK           COMMON STOCK
- ----------------------------------------------------------  -------------------       ------------
Boone Pickens.............................................       3,040,026(1)             6.28%
2600 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
FMR Corp. ................................................       4,816,959(2)            11.95%
82 Devonshire Street
Boston, Massachusetts 02109

- ---------------

(1) See notes (1) and (2) to the table under "Security Ownership of Management" above.

(2) The Schedule 13G filed by FMR Corp. states that such firm has the sole power to vote or to direct the vote of 157,855 shares, and the sole power to dispose or to direct the disposition of 4,816,959 shares. Furthermore, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock. The interest of one person, Fidelity Magellan Fund, an investment company, amounts to 2,047,641 shares, or 5.08% of the total outstanding shares of Common Stock at November 30, 1993.

                        DESCRIPTION OF THE SECURED NOTES

     The Secured Notes offered hereby will be issued under the Indenture dated as of May 1, 1993, between the Obligors and Harris Trust and Savings Bank, as trustee (the "Secured Trustee"), as amended by the First Supplemental Indenture dated as of January 5, 1994, between the Obligors and the Trustee (as so amended and supplemented, the "Secured Indenture"). The following summaries of certain provisions of each of the Secured Notes, the Secured Indenture, the related Security Instruments and the Intercreditor Agreement do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of such documents, including those terms made part of the Secured Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Secured Indenture. Copies of the Secured Indenture, the related Security Instruments and the Intercreditor Agreement have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     See "-- Certain Definitions Used in the Secured Indenture" below for the meanings assigned to certain capitalized terms in this section.

GENERAL

     The Secured Notes will be issued only in registered form, without coupons, in denominations of $1,000 face amount (at maturity) and integral multiples of $1,000. The Secured Notes will be limited to an aggregate face amount (at maturity) equal to the sum of (i) $569,277,000, which was the aggregate face amount (at maturity) of Secured Notes issued pursuant to the Exchange Offer plus
(ii) the maximum aggregate face amount (at maturity) of Secured Notes being offered hereby, which additional Secured Notes will be issued pursuant to the provisions of the Secured Indenture described below under the caption "Additional Secured Notes." The Secured Notes offered hereby will be fungible with the currently outstanding Secured Notes. The Secured Notes are the joint and several obligations of the Company, MOC and Capital.

MATURITY DATE

     The Secured Notes will mature on June 30, 1998.

YIELD AND INTEREST

     The yield to maturity of a Secured Note is 12 3/4%. This yield to maturity is based on the following terms of the Secured Notes (expressed per $1,000 face amount): (i) the Accreted Value of a Secured Note of approximately $830.77 at December 31, 1993, (ii) the increase in Accreted Value of a Secured Note to $1,000 from December 31, 1993 through and including June 30, 1995, (iii) cash interest payments at 12 3/4% per annum paid semiannually in arrears thereafter, and (iv) the payment of $1,000 (representing the Accreted Value as of December 31, 1993 of approximately $830.77 plus the cumulative increase in Accreted Value from December 31, 1993 through and including June 30, 1995, totalling approximately $169.23) at maturity.

     The Secured Notes do not bear any cash interest through and including June 30, 1995. However, the Accreted Value of the Secured Notes will increase from December 31, 1993 through and including June 30, 1995, at a rate of 12 3/4% per annum, compounded semiannually and each June 30 and December 31. On July 1, 1995, the Secured Notes will have a final Accreted Value of an integral multiple of $1,000. From and after July 1, 1995, the Secured Notes will accrue interest at a rate of 12 3/4% per annum, payable semiannually in arrears on each June 30 and December 31, commencing December 31, 1995, to holders of record at the close of business on the June 15 or December 16 next preceding such June 30 or December 31. Interest shall be payable in cash only.

     Accreted Value and interest is payable, and the Secured Notes are transferable, at the offices or agencies of the Secured Trustee in New York, New York and Chicago, Illinois, provided that payment of interest may be made at the Obligors' option by check mailed to the registered holders of the Secured Notes at their addresses appearing in the Secured Note registers. No service charge shall be made for any registration of transfer or exchange of the Secured Notes, but the Obligors or the Secured Trustee may require payment of a sum sufficient to cover any transfer tax or any similar governmental charge payable in connection therewith.

     The Obligors shall pay interest on overdue amounts, to the extent permitted by law, at the rate of 12 3/4% per annum, compounded semiannually.

PROVISIONS RELATING TO THE ISSUANCE OF THE ADDITIONAL SECURED NOTES OFFERED
HEREBY

     The Secured Indenture provides that

          (a) The Obligors may issue additional Secured Notes (i.e., in addition to the $569,277,000 face amount (at maturity) currently outstanding) in an aggregate face amount (at maturity) not to exceed the amount contemplated by clause (c) below for the purpose of settling or compromising in its entirety, or satisfying or compromising in its entirety any judgment entered in, the Unocal lawsuit. See "Business -- Legal Proceedings."

          (b) Effective upon the authentication and issuance of any additional Secured Notes, the Company and/or MOC shall grant to the Secured Trustee for the pro rata benefit of the holders of Secured Notes (including those persons in whose name the additional Secured Notes being offered in the Offering will be registered) a lien upon and security interest in a limited partnership interest in HCLP, as further provided in clause (c) below. Such security interest shall be subordinate, junior and inferior to the lien and security interest granted upon and in such partnership interest in favor of the holders of any First Lien Debt (including, without limitation, the lending banks under the Credit Agreement) and shall be granted pursuant to either (i) an amendment or supplement to the Pledge Agreement or (ii) an additional pledge agreement substantially in the form of the Pledge Agreement and granting to the Secured Trustee for the benefit of the holders of Secured Notes a lien and security interest in such limited partnership interest of like tenor and effect as that granted pursuant to the Pledge Agreement. Upon the execution and delivery thereof, the limited partnership interest pledged shall constitute "HCLP Collateral" for all purposes under the Secured Indenture.

          (c) In respect of each 1% limited partnership interest in HCLP (out of 100% of all partnership interests in HCLP) with respect to which the Company and/or MOC grants a security interest to the Secured Trustee, the Obligors may issue up to $4,248,036 aggregate face amount (at maturity) ($3,250,000 Accreted Value at May 1, 1993) of additional Secured Notes.

RANKING OF SECURED NOTES

     The indebtedness evidenced by the Secured Notes is subordinate in right of payment to the extent set forth in the Secured Indenture to all existing and future First Lien Debt of any of the Obligors. The indebtedness evidenced by the Secured Notes ranks senior in right of payment to the Obligors' 12% Subordinated Notes and 13 1/2% Subordinated Notes. The Secured Notes rank pari passu with the Unsecured Notes.

     In the event and during the continuation of any Senior Debt Default (as defined below) in respect of the First Lien Debt of any Obligor, no payment shall be made by such Obligor on the Secured Notes (including any deposit pursuant to the Secured Notes and any payment in respect of any repurchase, redemption or other retirement of any Secured Notes) unless and until such Senior Debt Default shall have been remedied, nor shall any such payment (including any deposit pursuant to the Secured Notes and any payment in respect of any repurchase, redemption or other retirement of any Secured Notes) be made if after giving effect, as if paid, to such payment, any Senior Debt Default of any Obligor would exist; provided that, with respect to a Senior Debt Default of any Obligor, other than a default in any principal (including mandatory prepayments) or interest payment with respect to First Lien Debt of such Obligor, such Obligor will not be prevented from making any regularly scheduled payment of principal or interest on the Secured Notes as and when the same shall become payable in accordance with their terms by such Obligor for a period exceeding the greater of (i) 120 days after the receipt by holders of such First Lien Debt of notice from such Obligor of such Senior Debt Default and (ii) any period during which the First Lien Debt in respect of which a Senior Debt Default so exists has been declared due and payable in its entirety and (x) such acceleration has not been rescinded or annulled or (y) such First Lien Debt has not been paid in full. Upon any distribution of assets of any Obligor in connection with any winding up or liquidation of such Obligor or any reorganization, bankruptcy or other similar proceeding with respect to any Obligor, the holders of all First Lien Debt of such Obligor will first be entitled to receive payment in full of all such First Lien Debt before the holders of the Secured Notes will be entitled to receive any payment on such Secured Notes from such Obligor. No part of the Secured Notes shall have any claim to the assets of any Obligor on a parity with or prior to the claim of the holders of such First Lien Debt of such Obligor.

     At December 31, 1993, $69.5 million of First Lien Debt was outstanding, consisting of $59.1 million of borrowings and $10.4 million in letter of credit obligations under the Credit Agreement. In addition, HCLP had outstanding $541.6 million principal amount of HCLP Secured Notes at December 31, 1993. Because the Obligors' interest in HCLP is an equity interest as partner, holders of indebtedness of HCLP would have a priority with respect to the assets of HCLP over the Obligors' interest in the event of a liquidation or bankruptcy of HCLP. The Secured Indenture restricts the incurrence of additional First Lien Debt (as defined) and other Debt by the Obligors and their Qualified Subsidiaries (as defined). HCLP is not a Qualified Subsidiary. See "-- Limitation on Incurrence of First Lien Debt" and "-- Limitation on Incurrence of Other Debt" below.

     As a result of the above-described provisions, in the event of the insolvency of an Obligor or any subsidiary, holders of the Secured Notes may recover ratably less than general creditors of such Obligor or subsidiary.

SECURITY


     The Obligors' obligation to pay the Secured Notes is secured by a Deed of Trust, Assignment of Production, Security Agreement and Financing Statement (the "Mortgage") and a Security Agreement, Pledge and Financing Statement (the "Pledge Agreement" and, together with the Mortgage, the "Security Instruments"). The Security Instruments grant a second lien on and security interest in all right, title and interest of MOC in (i) the "B" Contract and the leases described or referred to therein, all hydrocarbons, helium and other minerals in, under, upon, produced or to be produced or which may be produced therefrom, all contractual rights related thereto, the operating equipment used thereon and the revenues and proceeds thereof or related thereto (the "West Panhandle Collateral"), and (ii) a 65% limited partnership interest in HCLP (which will be increased to approximately 77% upon issuance of all Secured Notes offered hereby), being part of the limited partnership interest in HCLP owned by MOC (the "HCLP Collateral" and, together with the West Panhandle Collateral, the "Collateral"), to the Secured Trustee, as trustee, as security for the Obligors' obligations under the Secured Indenture and the Secured Notes. The lien of the Security Instruments with respect to the Collateral is subordinated to the lien with respect to such Collateral securing the Credit Agreement and any other First Lien Debt created or incurred hereafter as provided herein. The Secured Trustee's interest in the Collateral equally and ratably secures the Secured Notes, including both the currently outstanding Secured Notes and the Secured Notes offered hereby. Currently, the HCLP Collateral consists of only a 65% limited partnership interest in HCLP. The additional approximately 12% HCLP limited partnership interests are being pledged by MOC in connection with the Offering and as contemplated by the provisions of the Secured Indenture described above under the caption "Additional Secured Notes." The Security Instruments provide that, in the event no First Lien Debt is outstanding, upon a foreclosure on the Collateral, pursuant to the Security Instruments, and a disposition of such Collateral, the proceeds from such disposition will be applied to pay all amounts owing with respect to outstanding Secured Notes.


     Intercreditor Agreement. The rights of the Secured Trustee under the Security Instruments are, during any period in which any First Lien Debt is outstanding, subject to the terms of an Intercreditor Agreement dated as of August 26, 1993 among Societe Generale, Southwest Agency, as agent for the Banks under the Credit Agreement (the "Agent Bank"), the Secured Trustee and the trustee for the Unsecured Notes (the "Intercreditor Agreement"). In the Intercreditor Agreement, the Secured Trustee and the Agent Bank agreed that the lien of the Agent Bank in the Collateral is senior, superior and prior to the lien of the Secured Trustee in the Collateral and that the lien of the Secured Trustee in the Collateral is subordinate, junior and inferior to that of the Agent Bank. In addition, the Secured Trustee and the trustee for the Unsecured Notes acknowledged and agreed that the Discount Notes are subordinate, junior and inferior to the obligations of the Company and MOC under the Credit Agreement.

     Among other things, the Intercreditor Agreement provides that (i) upon the occurrence of an event of default under the Credit Agreement, the Agent Bank may exercise any of its rights under the Credit Agreement and the related security instruments with respect to the Collateral, (ii) except as specifically provided in the Intercreditor Agreement, the Secured Trustee may not, without the prior written consent of the Agent Bank, exercise any of its rights with respect to the Collateral, including seeking to foreclose upon its lien against the Collateral or any part thereof and (iii) the Intercreditor Agreement shall not limit the ability of the Secured Trustee and the trustee for the Unsecured Notes or the holders of Secured Notes or Unsecured Notes to accelerate the maturity of such Secured Notes or Unsecured Notes or to file claims in respect thereof in any bankruptcy or insolvency proceeding involving an Obligor. The Intercreditor Agreement also provides that if, after the occurrence of an event of default under the Credit Agreement, the Agent Bank proposes to release its lien on any Collateral in connection with the sale thereof (i) pursuant to the Credit Agreement and the related security instruments or (ii) by any Obligor, then the Secured Trustee shall execute and deliver to the Agent Bank such releases, termination statements and other release documents as the Agent Bank may request to release the Secured Trustee's lien on such Collateral. The Intercreditor Agreement also provides that if, prior to the occurrence of an event of default under the Credit Agreement, the Agent Bank consents to a sale, exchange, release or other disposition of Collateral, the Secured Trustee and the trustee for the Unsecured Notes shall be deemed to have consented thereto provided that any such transaction complies with the applicable provisions of the Secured Indenture described below under the captions "Disposition of Collateral and Other Assets" and "Release of Collateral."

     The Intercreditor Agreement provides that the proceeds of any sale or other disposition of any Collateral and the proceeds from any casualty insurance insuring any Collateral shall be distributed in the following order of priority:
(i) first to the Agent Bank for its reasonable costs and expenses in connection with matters relating to the Collateral, (ii) second, to the Agent Bank in an amount equal to the unpaid obligations under the Credit Agreement (including cash collateral for any outstanding letters of credit), (iii) third, to the Secured Trustee for application in accordance with the Secured Indenture and
(iv) fourth, any surplus then remaining from such proceeds shall be distributed to the Obligors, or to whomever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

DISPOSITION OF COLLATERAL AND OTHER ASSETS

     The Secured Indenture provides that MOC may not effect a Collateral Sale unless the provisions of either clause (a) or clause (b) below are satisfied.

          (a) If the Cash Proceeds from such Collateral Sale equal or exceed the Release Price applicable to such Collateral, an amount of Cash Proceeds equal to (x) the Release Price applicable to such Collateral less (y) an amount equal to the aggregate amount of any payments that the Obligors are required (pursuant to or as contemplated by the agreements governing any First Lien Debt then outstanding) to make from such Cash Proceeds in respect of such First Lien Debt, shall immediately become Collateral upon receipt thereof by MOC and shall be deposited into the Collateral Account.

          (b) If the Cash Proceeds from such Collateral Sale are less than the Release Price applicable to such Collateral, an amount of Cash Proceeds equal to (x) all of the Cash Proceeds received as a result of such Collateral Sale(s) less (y) an amount equal to the aggregate amount of any payments that the Obligors are required (pursuant to or as contemplated by the agreements governing any First Lien Debt then outstanding) to make from such Cash Proceeds in respect of such First Lien Debt, shall immediately become Collateral upon receipt thereof by MOC and shall be deposited into the Collateral Account. In such an event, the Cash Proceeds to be paid to MOC pursuant to such Collateral Sale shall not be less than the fair market value of the Collateral sold pursuant to such sale. For any Collateral Sale or series of related Collateral Sales subject to this clause (b) in which the aggregate purchase price exceeds $10,000,000, MOC shall deliver to the Trustee an opinion of an Independent Financial Advisor to the effect that the aggregate consideration received is not less than the fair market value of the Collateral sold.

          (c) The amount of Cash Proceeds required to be deposited into the Collateral Account with respect to a Collateral Sale pursuant to clause (a) or (b) above is referred to herein as the "Release Amount" with respect to such Collateral.

     The Secured Indenture also provides that (a) no Obligor may sell, assign, lease, transfer, convey or otherwise dispose of any asset that does not constitute Collateral, including its equity interest in any subsidiary, unless the consideration paid to such Obligor is not less than the fair market value of such asset and (b) MOC shall not consent, in its capacity as a limited partner of HCLP, to the sale or other disposition by HCLP, of any property pursuant to
Section 6.10 of the HCLP partnership agreement for less than fair market value thereof.

RELEASE OF COLLATERAL

     The Secured Indenture provides that upon receipt of a release request from the Obligors, and subject to certain conditions, the Secured Trustee shall release all or a part of the Collateral from the Security Interests. Any such release request shall certify that one of the conditions set forth below (together with certain other conditions), have been, or simultaneously with or immediately following the release will be, fulfilled: (i) the Collateral will be released in compliance with certain provisions of the Secured Indenture regarding, among other things, disposition or replacement of machinery or equipment and disposition of inventory or accounts receivable in the ordinary course of business; or (ii) there is a substitution of Substitute Collateral (as defined); or (iii) there is a deposit of Cash Collateral; or (iv) the Collateral to be released is insurance proceeds and such Collateral is used to commence, continue or complete the repair, restoration, replacement or rebuilding of Property that was damaged, destroyed or injured and for which such insurance proceeds were paid, substantially to the condition and character of such Property immediately prior to such damage, destruction or injury; or (v) the Obligors represent in the release request that Collateral held in the Collateral Account that is to be released will be used, and within 60 days is used, either to make payments of the Stated Price (without any premium) of the Secured Notes in connection with optional redemptions of Secured Notes pursuant to the Secured Indenture or to otherwise purchase Secured Notes; or (vi) the Obligors represent in the release request that the Collateral is to be released in connection with a Collateral Sale made in compliance with the covenant described under the caption "Disposition of Collateral and Other Assets" above and that the Release Amount with respect to such Collateral Sale will be deposited into the Collateral Account; or (vii) all of the conditions precedent to the termination of the Security Instrument under which the lien in the Collateral to be released was created, or to the release of such Collateral from the lien created by such Security Instrument, as set forth in such Security Instrument, have been satisfied; or (viii) a Requisite Majority have consented in writing to such release of Collateral from the Security Interests.

IMPAIRMENT OF SECURITY INTEREST

     The Secured Indenture provides that the Obligors may not, and may not permit any subsidiary to, take any action that would have the result of impairing the Security Interests unless such action is (i) permitted by the Security Instruments, or (ii) in the case of Collateral Sales, taken in compliance with the requirements of the covenant described under the caption "Disposition of Collateral and Other Assets" above.

AMENDMENTS TO B CONTRACT

     The Secured Indenture provides that, after the date Secured Notes were first issued (i.e., August 26, 1993), the Obligors may not amend, modify or supplement the terms of the B Contract (as defined in the Mortgage) if such amendment, modification or supplement (taken as a whole together with all other amendments, modifications and supplements being concurrently effected) would have a material adverse effect on the Secured Notes, the holders thereof or the Collateral.

MANDATORY RETIREMENT

     The Secured Indenture provides that on or before each Mandatory Retirement Notice Date (as defined below) on which the amount of Mandatory Retirement Funds (as defined below) exceeds zero, the Obligors shall either (a) in accordance with the redemption provisions of the Secured Indenture, mail a notice of redemption stating that the Applicable Amount of Secured Notes (as defined below) issued thereunder will be redeemed on the related Mandatory Retirement Date (as defined below) or (b) make an offer to purchase (a "Retirement Offer") the Applicable Amount of Secured Notes issued thereunder, such purchase to be effected on the related Mandatory Retirement Date. The purchase or redemption price for any mandatory retirement of Secured Notes shall be equal to the Stated Price of the Secured Notes as of such Mandatory Retirement Date.

     The indenture for the Unsecured Notes has a covenant substantially similar to the foregoing covenant. The Obligors shall be required to redeem or purchase (pursuant to a Retirement Offer or otherwise) all of the outstanding Unsecured Notes before any Secured Notes can be redeemed or purchased in respect of Mandatory Retirement Funds. In connection with any such offer to purchase Secured Notes, the Obligors would comply with all applicable tender offer rules, including, without limitation, Section 14(e) of the Exchange Act and the rules promulgated thereunder and any other then applicable regulatory requirements.

     The Credit Agreement prohibits the Obligors from redeeming, purchasing or otherwise acquiring any of the Secured Notes or other subordinated debt, provided, however, that, notwithstanding the foregoing, if no default under the Credit Agreement has occurred and is continuing immediately prior to and after giving effect to such a redemption, purchase or other acquisition, Mesa may redeem, or otherwise acquire, Secured Notes and subordinated debt (i) through the application of the net proceeds from the issuance or sale of certain refinancing debt or of equity securities of Mesa or (ii) in an amount not to exceed $75,000,000 (in addition to amounts permitted by clause (i) above) after the aggregate commitment of the banks is equal to or less than $50 million and either Mesa has prevailed at trial in the Unocal lawsuit (as described herein) or such lawsuit has otherwise been resolved, settled or terminated. See "Business -- Legal Proceedings." Any future credit agreements or other agreements relating to First Lien Debt to which the Company or MOC becomes a party may contain similar restrictions and provisions. In the event the Secured Indentures require the Obligors to apply Mandatory Retirement Funds to redeem or purchase Secured Notes at a time when the Obligors are prohibited from doing so, the Obligors could seek the consent of their lenders to redeem or purchase Secured Notes or could attempt to refinance the borrowings that contain such prohibition. If the Obligors did not obtain such a consent or repay such borrowings, the Obligors would remain prohibited from redeeming or purchasing the Secured Notes. In such case, the Obligors' failure to redeem or purchase tendered Secured Notes would constitute an Event of Default under the Secured Indenture. In such circumstances, the subordination provisions in the Secured Indenture would likely restrict payments to the holders of the Secured Notes.

OPTIONAL REDEMPTION

     The Secured Notes may be redeemed at the option of the Obligors, in whole at any time or in part from time to time, upon at least 30 days' but not more than 60 days' notice, by payment of the following redemption prices (expressed as percentages of the Accreted Value thereof as of the redemption date) if redeemed during the six month period beginning January 1 or July 1, as the case may be, of the years indicated below:

                                 YEAR                           JANUARY 1     JULY 1
        ------------------------------------------------------  ---------    ---------
        1994..................................................   110.250%     107.494%
        1995..................................................   105.032%     102.867%
        1996..................................................   100.956%     100.000%

and thereafter at 100% of the Accreted Value of the Secured Notes as of the redemption date, plus, if the redemption date is after June 30, 1995, accrued but unpaid interest on the Secured Notes to the redemption date.

     If less than all of the Secured Notes are to be redeemed, the Secured Notes shall, as nearly as is practicable without requiring the issuance of any fractional Secured Notes and consistent with the provisions of such Secured Indenture, be redeemed pro rata from the holders thereof. The Secured Trustee shall select, in a manner consistent with the preceding sentence, the Secured Notes to be redeemed; provided that if pro rata redemption is not then permitted by any applicable law, rule or regulation, the Secured Trustee shall select Secured Notes to be redeemed by lot or by such other method that complies with the requirements of any exchange on which such Secured Notes may then be listed or that such Secured Trustee otherwise considers appropriate. If any Secured Note is to be redeemed in part only, the notice of redemption relating to such Secured Note shall state the portion of the face amount (at maturity) (in integral multiples of $1,000) to be redeemed and that a new certificate or certificates representing the Secured Notes in face amount (at maturity) equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender of the original Secured Note.

LIMITATION ON RESTRICTED PAYMENTS

     The Secured Indenture provides that the Obligors may not, and may not permit any of their subsidiaries to, directly or indirectly make any loans, advances or capital contributions to HCLP in an amount greater than the amount permitted by clause (iii)(1) of the covenant described under the caption "Restrictions on Investments, Loans and Advances" below or make any loans, advances or capital contributions to Non-Qualified Subsidiaries other than HCLP in an aggregate amount exceeding $4,000,000 per fiscal year or declare or pay any dividend or distribution (other than a dividend or distribution of Equity Securities of the Company) in respect of any Equity Securities of the Company or purchase, redeem or otherwise acquire or retire for value any Equity Securities of the Company or purchase, redeem or otherwise acquire or retire for value (other than at maturity or pursuant to mandatory sinking fund or redemption provisions) any Subordinated Debt (all such loans, advances or capital contributions (in an amount exceeding the amount permitted by clause (iii)(1) of the covenant described under the caption "Restrictions on Investments, Loans and Advances" below) to HCLP and all such loans, advances or capital contributions (in an amount exceeding $4,000,000 per fiscal year) to Non-Qualified Subsidiaries other than HCLP, and all such dividends, distributions, purchases, redemptions or other acquisitions or retirements being collectively referred to as "Restricted Payments"), unless (i) no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment and no Event of Default shall occur as a consequence thereof, and (ii) after giving effect to such Restricted Payment, all Restricted Payments made subsequent to June 30, 1993 (other than acquisitions and retirements of Equity Securities and Subordinated Debt described in clause (x) or (y) below) do not exceed the sum of: (1) 40% of Consolidated Net Income if positive, or 100% of Consolidated Net Income if negative, in each case as earned subsequent to June 30, 1993 and (2) the net proceeds of the issuance or sale after June 30, 1993 of (a) Equity Securities of the Company and (b) Debt (except for the Convertible Notes) issued after consummation of the Exchange Offer that has been converted into Equity Securities of the Company; provided, however, that the foregoing provisions shall not prevent (w) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at said date of declaration the conditions in clauses (i) and (ii) above were satisfied or (x) the acquisition or retirement of any Equity Securities by exchange for, or out of the proceeds of a substantially concurrent issuance or sale of, other Equity Securities or
(y) the acquisition or retirement of any Subordinated Debt by exchange for, or out of the proceeds of a substantially concurrent issuance or sale, of Equity Securities of the Company or Refinancing Debt permitted by the Secured Indenture or (z) the payment of any dividend on any class or series of preferred stock that has been issued in exchange for, or the net proceeds from the issuance or sale of which have been used to purchase, redeem or otherwise acquire or retire Secured Notes, Unsecured Notes or any Refinancing Debt issued in respect of Secured Notes or Unsecured Notes, provided that the annual dividend rate on such preferred stock does not exceed the annual interest rate on such Debt (or, if such Debt provided for periodic accretion of principal in lieu of interest, the annual accretion on such Debt) and that no mandatory redemption or sinking fund payments are required on such preferred stock prior to July 1, 1998. Notwithstanding the foregoing, the Obligors may not make any Restricted Payment before December 31, 1995, except for any Restricted Payment described in clause
(y) or above.

LIMITATION ON INCURRENCE OF FIRST LIEN DEBT

     The Secured Indenture provides that the Obligors may not, and may not permit any subsidiaries of the Company to, create, incur, issue, assume or otherwise become liable with respect to any First Lien Debt unless immediately thereafter the aggregate principal amount (including reimbursement obligations under letters of credit) of First Lien Debt then outstanding shall not exceed the greater of (i) such amount of First Lien Debt outstanding immediately prior thereto or (ii) $82,500,000 multiplied by the difference between 1 minus the quotient of (x) the aggregate amount of net proceeds of all Collateral Sales occurring after the date hereof and prior to the time of determination that are used to repay First Lien Debt divided by (y) the sum of the Secured Debt Amount immediately prior to such time plus the sum of the respective Stated Prices of all Secured Notes retired, redeemed, repurchased or otherwise acquired by any of the Obligors prior to such time (such Stated Prices being determined as of the respective date of such retirement, redemption, repurchase or acquisition).

LIMITATION ON INCURRENCE OF OTHER DEBT

     The Secured Indenture provides that, except for permitted First Lien Debt, the Obligors may not, and may not permit any of their Qualified Subsidiaries to, create, incur, issue, assume, guaranty or otherwise become liable (including, without limitation, by merger, amalgamation or consolidation with or acquisition of any person) with respect to (i) any Debt, other than the Secured Notes and the Unsecured Notes, that is pari passu with the Secured Notes, or any Subordinated Debt that has either a sinking fund obligation or principal payment requirement on or prior to June 30, 1998, unless, immediately after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, the Cash Flow Coverage Ratio shall be greater than or equal to 2.25 to 1.0, or (ii) any other Subordinated Debt unless, immediately after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, the Cash Flow Coverage Ratio shall be greater than or equal to 2.0 to 1.0.

     Notwithstanding the limitations imposed by the foregoing paragraph, any of the Obligors and any of their Qualified Subsidiaries may, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become liable with respect to any or all of the following:

          (i) Debt set forth on Schedule 1 to the Secured Indenture (the "Existing Debt"), subject to any increase thereon permitted by clause
     (viii) of the covenant described under the caption "Restrictions on Investments, Loans and Advances" below and subject to any reduction thereof required by the covenant described under the caption "Repayment of Intercompany Debt" below;

          (ii) the Secured Notes and the Unsecured Notes, together with any other obligations under the Indenture therefor;

          (iii) obligations in respect of the Subordinated Notes and the Indenture therefor;

          (iv) additional Secured Notes, if any, issued in accordance with the Secured Indenture as described under the caption "Additional Secured Notes" above (i.e., the Secured Notes being offered in the Offering);

          (v) Debt issued in exchange for, or to refund or refinance, all or any portion of any Debt permitted under clauses (i) through and including this clause (v) of this covenant (any such Debt issued in exchange or to refund or refinance being referred to herein as "Refinancing Debt"); provided, however, that such Refinancing Debt (a) shall be issued by no person in addition to the issuer or issuers of the Debt being refinanced; (b) shall not have increased the amount of Consolidated Debt (net of any cash reserves required to be maintained for the benefit of the holders of the Refinancing Debt and funded with proceeds of such Refinancing Debt) other than in an amount no greater than the reasonable out-of-pocket costs and expenses incurred by the issuer of such Refinancing Debt in connection with the negotiation, documentation, sale and closing of the applicable refunding or refinancing, as the case may be; (c) shall have an average life to maturity equal to or longer than that of the Debt being refinanced (determined as of the date of the proposed refinancing); (d) shall be at least as junior or no more senior in right of payment to the Secured Notes, as the case may be, as the Debt being refinanced and (e) shall have been approved by the board of directors of the Company, taking into account the obligations of the Obligors under the Secured Indenture and the Secured Notes; provided, however, that such approval shall be required only if such Refinancing Debt has an aggregate principal amount or accreted value at the time of issuance (including all available commitments thereunder) of more than $10,000,000;

          (vi) Permitted Purchase Money Debt;

          (vii) any additional Debt issued in payment of interest on any Debt; provided that the Debt being issued in payment of interest is of like tenor and terms as the Debt on which it is paid;

          (viii) any Margin Debt incurred in connection with investments permitted by clause (vii) of the covenant described under the caption "Restrictions on Investments, Loans and Advances" below; and

          (ix) Debt incurred by the Obligors other than pursuant to clauses (i) through and including (viii) of this covenant; provided that (1) the aggregate principal amount of such Debt at any time outstanding shall not exceed $10,000,000 and (2) such Debt shall be Subordinated Debt.

CHANGE IN CONTROL

     The Secured Indenture requires the Obligors (or their successors in the event a Change in Control occurs pursuant to a transaction permitted by the covenant described under the caption "Merger, Consolidation and Sale of Assets" below) to make an offer to purchase all of the Secured Notes on the 90th day following the date on which a Change in Control occurs, at a price equal to 101% of the Accreted Value thereof as of the payment date plus accrued but unpaid interest thereon to the payment date, if such date is after June 30, 1995. This provision could have the effect of deterring or delaying a change in control of the Company. In connection with any such offer, the Obligors would comply with all applicable tender offer rules, including without limitation, Section 14(e) of the Exchange Act and the rules promulgated thereunder and any other then applicable regulatory requirements.

     The Credit Agreement prohibits the Obligors from redeeming, purchasing or otherwise acquiring any of the Secured Notes or other subordinated debt, provided, however, that, notwithstanding the foregoing, if no default under the Credit Agreement has occurred and is continuing immediately prior to and after giving effect to such a redemption, purchase or other acquisition, Mesa may redeem, or otherwise acquire, such Secured Notes and subordinated debt (i) through the application of the net proceeds from the issuance or sale of certain refinancing debt or of equity securities of Mesa or (ii) in an amount not to exceed $75,000,000 (in addition to amounts permitted by clause (i) above) after the aggregate commitment of the banks is equal to or less than $50 million and either Mesa has prevailed at trial in the Unocal lawsuit (as described herein) or such lawsuit has otherwise been resolved, settled or terminated. See "Business -- Legal Proceedings." The Credit Agreement also provides that certain change of control events of the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to First Lien Debt to which the Company or MOC becomes a party may contain similar restrictions and provisions. In the event a Change in Control occurs at a time when the Obligors are prohibited from purchasing the Secured Notes, the Obligors could seek the consent of their lenders to the purchase of the Secured Notes or could attempt to refinance the borrowings that contain such prohibition. If the Obligors did not obtain such a consent or repay such borrowings, the Obligors would remain prohibited from purchasing the Secured Notes. In such case, the Obligors' failure to purchase tendered Secured Notes would constitute an Event of Default under the Secured Indenture. In such circumstances, the subordination provisions in the Secured Indenture would likely restrict payments to the holders of the Secured Notes.

RESTRICTIONS ON ACTIVITIES OF CAPITAL

     The Secured Indenture provides that Capital may not engage in any business not related directly or indirectly to the incurrence of Debt outstanding on May 1, 1993 or permitted by the Secured Indenture. In addition, the Secured Indenture provides that Capital may not create or otherwise acquire any subsidiary.

TRANSACTIONS WITH AFFILIATES

     The Secured Indenture provides that the Obligors will not, and will not permit any subsidiary of the Company to, (i) sell, lease, exchange, swap, transfer or otherwise dispose of any of their respective properties, assets or securities to, (ii) purchase or lease any property, assets or securities from,
(iii) make any investment in, or (iv) enter into any contract or agreement with or for the benefit of, an affiliate (an "Affiliate

Transaction"), other than Affiliate Transactions which the board of directors of the Company reasonably and in good faith determines (a) are on terms at least as favorable to the Obligor or the subsidiary contemplating such Affiliate Transaction as could be obtained from an unaffiliated party or (b) in the event no comparable transaction with an unaffiliated third party is available, on terms that are fair from a financial point of view to such Obligor or subsidiary, as the case may be, (but in respect of any such Affiliate Transaction or series or related Affiliate Transactions involving an amount, or consideration having a fair value, in excess of $1,000,000, only with the concurrence in such determination of a majority of the Disinterested Directors who are not also employees, officers, directors, partners or otherwise affiliated with any other party to such transaction); provided, however, that this covenant shall not limit, or be applicable to, (A) any allocation, reimbursement, indemnification or other payment paid or accrued to, or transaction with, an affiliate pursuant to the agreement of limited partnership of any subsidiary of the Company that is a partnership, (B) the use or leasing by any affiliate of any property (including, but not limited to, office equipment, computers, vehicles, aircraft and office space) of any Obligor or any subsidiary of the Company if such Obligor or subsidiary is reimbursed based on the incremental cost to such Obligor or subsidiary of such usage or (C) any indemnification or similar payment made to any director or officer (1) in accordance with the corporate charter or bylaws of the Company or any subsidiary, (2) under any agreement or (3) under applicable law.

RESTRICTIONS ON INVESTMENTS, LOANS AND ADVANCES

     The Secured Indenture provides that the Obligors may not, and may not permit any of their Qualified Subsidiaries to, make or permit to exist any loans, advances or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities of (including evidences of indebtedness of or other interests in), any person, other than (i) as shown on Schedule 2 to the Secured Indenture ("Existing Loans and Advances"), subject to reduction pursuant to the covenant described under the caption "Repayment of Intercompany Debt" below; (ii) Permitted Investments; (iii) loans, advances or capital contributions to HCLP, (1) to the extent necessary for HCLP to avoid any default on the HCLP Secured Notes or to permit HCLP to make payments, which if not made, would result in the imposition of any premiums or other penalties on the HCLP Secured Notes plus (2) in an aggregate amount during any fiscal year equal to such amount of loans, advances or capital contributions as shall be made during such year as a Restricted Payment pursuant to and in accordance with the covenant described under the caption "Limitation on Restricted Payments;" (iv) loans, advances or capital contributions to Non-Qualified Subsidiaries other than HCLP in an aggregate amount during any fiscal year less than or equal to the sum of (1) $4,000,000 plus (2) such amount, if any, as shall be made during such year as a Restricted Payment pursuant to and in accordance with the covenant described under the caption "Limitation on Restricted Payments;" (v) current trade and customer accounts receivable that are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;
(vi) Energy Futures Contracts acquired or entered into for hedging purposes;
(vii) Energy Futures Contracts acquired or entered into for purposes other than hedging, and stocks or other securities (but not including (a) uncovered short sales of individual securities, and (b) uncovered put or call options on individual securities or which relate to securities indices) other than those permitted pursuant to clauses (i) through (vi) above, provided that the sum of the aggregate amount on deposit in respect of such Energy Futures Contracts plus amounts on deposit to collateralize obligations to purchase securities in the future pursuant to short sales plus the aggregate cost of such stocks or other securities, shall not exceed, at any one time outstanding, the sum of $25,000,000 plus 100% of the aggregate profits realized on all such investments after June 30, 1993 minus 100% of the aggregate losses realized on all such investments after June 30, 1993; and (viii) loans, advances or capital contributions to Qualified Subsidiaries made in the ordinary course of business to meet reasonable working capital requirements, provided that the principal purpose of each of such loans, advances or capital contributions is not to favor any person (other than such Qualified Subsidiary) over the holders of the Secured Notes.

LIMITATIONS ON ACQUISITIONS

     The Secured Indenture provides that the Obligors may not acquire, and shall not permit any Qualified Subsidiary to acquire (whether by merger, consolidation, purchase of assets, purchase of capital stock, or other business combination), any other person that is not engaged in a business (or aspect thereof) in which the Company or any of its subsidiaries was engaged as of May 1, 1993.

REPAYMENT OF INTERCOMPANY DEBT

     The Secured Indenture provides that on or before the earlier of (i) the date of issuance of any additional Secured Notes in accordance with the Secured Indenture (i.e., the Secured Notes being offered hereby) and (ii) January 1, 1995, (x) MHC shall, to the extent it has assets sufficient to do so, repay its Debt to MOC and (y) MMC shall, to the extent it has assets sufficient to do so, repay its Debt to MOC; provided, however, that notwithstanding the foregoing, each of MHC and MMC shall be required to repay its respective Debt to MOC pursuant to this covenant only to the extent that its respective Debt to MOC exceeds $5,000,000. For purposes of this covenant, each 1% limited partnership interest in HCLP shall be valued at $5,000,000 and other non-cash assets shall be valued at book value. Mesa intends to cause MMC and MHC to repay their intercompany debt as required by the Secured Indenture prior to completion of this Offering.

     Prior to the date on which it has reduced the balance of its respective Debt to MOC to an amount not in excess of $5,000,000, MHC and MMC, respectively, shall not engage in any business activity other than (i) owning and operating the assets it currently owns or (ii) making any investment or effecting any transaction permitted by the covenant described under the caption "Restrictions on Investments, Loans and Advances" above.

RESTRICTION ON CHANGES IN BUSINESS

     The Secured Indenture provides that neither the Company nor MOC may engage in the conduct of any business other than the Oil and Gas Business; provided, however, that, nothing in this covenant shall be deemed to prohibit the Company or MOC from acquiring, owning or controlling, at any time, any equity interest in any other person, provided that such acquisition, ownership or control is not prohibited by the terms hereof.

     "Oil and Gas Business" means (i) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties, (ii) the gathering, marketing, treating, processing, selling and transporting of any production from such interests or properties, (iii) any business relating to or arising from exploration for or development, production, treatment, processing, transportation or marketing of oil, gas and other minerals and products produced in association therewith, and (iv) any activity necessary, appropriate or incidental to the activities described in the foregoing clauses (i) through (iii) of this definition.

LIMITATION ON COMPENSATION OF EXECUTIVE OFFICERS

     The Obligors shall not, and shall not permit any subsidiary to, (a) make, or incur or otherwise accrue any obligation to make, during any year, any payment, in cash or other assets, of salary or bonus compensation to any executive officer of any Obligor unless the aggregate amount of such payments and accruals to such officer in such year (i) has been determined to be reasonable and appropriate by the board of directors of the Company, with the concurrence in such determination of a majority of the Disinterested Directors, or by a committee consisting of Disinterested Directors and (ii) would not exceed $2,000,000, if such year is 1993, 1994 or 1995, or the product of $2,000,000 and the COLA Percentage for such year, if such year is 1996 or a subsequent year, (b) make any payment, in cash or other assets, of salary or bonus compensation to any such officer during any year, if the aggregate amount of such payments to such officer in such year would exceed $980,000, if such year is 1993, 1994 or 1995, or the product of $980,000 and the COLA Percentage for such year if such year is 1996 or a subsequent year, or (c) make, during any year, any payment to any such officer of any obligation accrued during any prior year for salary or bonus compensation, unless (x) the year of such payment is 1996 or a subsequent year and (y) at the time of such payment the Obligors are permitted by the terms of the first sentence of the covenant described under the caption "Limitation on Restricted Payments" above to make or pay a Restricted Payment equal to or greater than the amount of such payment; provided that clause (a) (ii) above shall not restrict the amount of any payment or accrual, if at the time of such payment or accrual, no Unsecured Notes are outstanding and the Obligors are permitted by the terms of the first sentence of the covenant described under the caption "Limitation on Restricted Payments" above to make or pay a Restricted Payment equal to or greater than the amount of such payment or accrual; and, provided further that the amount of any payment made during any year of any obligation accrued during a prior year shall not be subject to clause (a) or clause (b) above, if such payment is not prohibited by clause (c) above. "COLA Percentage" for any year means the greater of (i) 100% and (ii) the quotient (expressed as a percentage) of (i) the United States Department of Labor's U.S. Consumer Price Index-All Items (All Urban Consumers) at December 31 of the year immediately preceding such year divided by (ii) such index at May 1, 1993.

RATING OF SECURITIES; LISTING

     In the Secured Indenture, the Obligors agreed to use reasonable efforts to cause (a) the Secured Notes to be rated by Standard & Poor's Corporation, (b) Standard & Poor's Corporation to continue rating the Secured Notes at all times and (c) the Secured Notes to be listed on a national securities exchange. Mesa does not currently meet the listing requirements for the listing of the Secured Notes on the New York Stock Exchange.

MERGER, CONSOLIDATION AND SALE OF ASSETS

     The Secured Indenture provides that neither the Company nor MOC may consolidate with, merge into or sell, lease or transfer all or substantially all of its respective assets as an entirety to any person unless (a) the successor, which may be a corporation, a partnership, a business association or a trust organized and existing under the laws of the United States or any State thereof or the District of Columbia, expressly assumes the obligations of the Company or MOC under the Secured Indenture and the Secured Notes, (b) immediately before and immediately after giving effect to such transaction, no Event of Default, and no event which is, or after notice or passage of time or both, would become an Event of Default, shall have occurred and be continuing and (c) if the other party to the transaction has outstanding any Debt immediately prior to such transaction, the successor person could, immediately after giving effect to such transaction on a pro forma basis, incur at least $1.00 of additional Debt in accordance with the covenant described under the caption "Limitation on Incurrence of Other Debt;" provided, however, that the foregoing provisions shall not prevent MOC from consolidating with, merging into, or selling, leasing or transferring all or substantially all of its assets as an entirety to the Company provided that the conditions in clauses (a) and (b) above are satisfied. The Secured Indenture provides that Capital may not consolidate with, merge into or sell, lease or transfer all or substantially all of its assets as an entirety to any person unless (i) the resulting, surviving or transferee person is the Company or MOC or a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia that is a wholly owned Qualified Subsidiary and expressly assumes the obligations of Capital under the Secured Indenture and the Secured Notes and (ii) immediately before and immediately after giving effect to such transaction, no Event of Default, and no event which is, or, after notice or passage of time or both, would become an Event of Default, shall have occurred and be continuing. Notwithstanding the foregoing, MOC may consolidate with, merge into or transfer all or part of its assets to the Company, and any Qualified Subsidiary other than MOC and Capital may consolidate with, merge into or sell, lease or transfer all or part of its assets to the Company or any other Qualified Subsidiaries.

DEFEASANCE

     So long as no Senior Debt Default exists or would result therefrom, the Obligors may terminate their obligations under the Secured Indenture at any time by delivering all outstanding Secured Notes to the Secured Trustee for cancellation. So long as no Senior Debt Default exists or would result therefrom, the Obligors may, subject to certain conditions, also terminate all of their obligations under the Secured Indenture, other than their obligations in respect of payment of principal of and interest on the Secured Notes issued thereunder, at any time by depositing in trust with the Secured Trustee or a paying agent other than the Obligors money, non-callable U.S. Government obligations or beneficial interests in one or more mutual funds which invest solely in U.S. Government obligations and which are rated in the highest applicable rating category by a nationally recognized statistical rating organization, in each case in an amount sufficient to pay all remaining indebtedness on the Secured Notes.

MODIFICATION AND WAIVER

     Amendments and supplements to the Secured Indenture may be made by the Obligors and the Secured Trustee with the written consent of a Requisite Majority of the outstanding Secured Notes; provided that no such amendment or supplement may, without the consent of the holder of each Secured Note affected thereby, (i) reduce the percentage of the aggregate face amount of the Secured Notes necessary to modify, amend or waive any provision of the Secured Indenture or the Secured Notes; (ii) reduce the rate or change the time for payment of interest on any Secured Note; (iii) reduce the face amount of or change the fixed maturity of any Secured Note or portion thereof payable on acceleration prior to maturity or alter the redemption provisions with respect thereto; (iv) waive a default in the payment of principal of, interest on or redemption payment or payment upon mandatory retirement of or a Change in Control with respect to any Secured Note; (v) impair the right to institute suit for the enforcement of any payment on or with respect to any Secured Note; (vi) make any Secured Note payable in a currency other than that stated therein; (vii) amend the definition of "Accreted Value" in the Secured Indenture or the application of such term in connection with redemptions or repurchases of Secured Notes or
(viii) modify the subordination provisions of the Secured Indenture in a manner adverse to the holders of the Secured Notes. Subject to the foregoing, a Requisite Majority of the outstanding Secured Notes may waive certain past defaults and may waive compliance by any or all of the Obligors with the covenants described above without notice to any other holder. An amendment to the Secured Indenture may not adversely affect the rights under the subordination provisions thereof of the holders of any issue of Senior Debt of any Obligor without the consent of such holders. In addition, the Obligors and the Secured Trustee may modify and amend the Secured Indenture without the consent of any holder in order to cure ambiguities or to make certain other changes that will not affect adversely the rights of any holder.

EVENTS OF DEFAULT AND NOTICE THEREOF

     The term "Event of Default" when used in the Secured Indenture means any one of the following: (i) failure to pay interest on the Secured Notes for 30 days, principal of Secured Notes when due or payments to redeem or purchase the Secured Notes as described under "-- Mandatory Retirement" or "-- Change in Control" above (in each case regardless of whether such payment is prohibited by the subordination provisions of the Secured Indenture); (ii) failure of any Obligor to perform any of its other covenants after notice and a grace period;
(iii) occurrence and continuation beyond any applicable grace period of any payment default on, or any other default causing (or, in the case of the Company or MOC, permitting) acceleration of, any indebtedness of any Obligor or a significant subsidiary of the Company for money borrowed, including under the Indenture for the Unsecured Notes (provided, in the case of the Company or MOC, that the aggregate principal amount of such indebtedness shall exceed $10 million); provided that, if any such default is cured or waived and any such acceleration rescinded, or such debt is repaid, such Event of Default under the Secured Indenture and any consequent acceleration of the Secured Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree; (iv) the rendering against any Obligor or any significant subsidiary of the Company of (a) final judgments for the payment of an aggregate amount exceeding $10 million that remain undischarged for a period (during which execution thereof shall not be effectively stayed) of 60 days after the date on which any period for appeal has expired or (b) final judgments, individually or in the aggregate, in an amount of $10 million or more that shall remain undischarged and in respect of which judgment liens shall have been perfected on a substantial portion of the assets of the Obligors or any portion of the Collateral; and (v) occurrence of certain events of bankruptcy, insolvency or reorganization with respect to any Obligor or any significant subsidiary of the Company.

     The Secured Indenture provides that the Secured Trustee shall, within 30 days after the occurrence of any default (the term "default" to include the events specified above without grace or notice) known to it, give to the holders of the Secured Notes notice of such default, provided that, except in the case of a payment default with respect to any of the Secured Notes, the Secured Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Secured Notes. The Secured Indenture requires the Obligors to certify to the Secured Trustee quarterly as to whether any default occurred during such quarter.

     In case an Event of Default (other than an Event of Default resulting from the bankruptcy, insolvency or reorganization of an Obligor) shall occur and be continuing under the Secured Indenture, the Secured Trustee or the holders of at least 25% in aggregate face amount (at maturity) of the Secured Notes then outstanding, by notice in writing to the Obligors (and to the Secured Trustee if given by the holders of the Secured Notes), may declare the Stated Price of the Secured Notes then outstanding to be due and payable immediately. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization of an Obligor shall occur, the Stated Price of the Secured Notes then outstanding shall become due and payable immediately without any declaration or other act on the part of the Secured Trustee or the holders of the Secured Notes. Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of the Stated Price of or interest on the Secured Notes) may be waived by the holders of a Requisite Majority, upon the conditions to be provided in the Secured Indenture.

     The Secured Indenture provides that no holder of a Secured Note may pursue any remedy under the Secured Indenture unless the Secured Trustee shall have failed to act for a period of 60 days after notice to the Secured Trustee of an Event of Default, receipt by the Secured Trustee of a request from holders of at least 25% in face amount (at maturity) of the Secured Notes to pursue such remedy and the offer to the Secured Trustee of indemnity satisfactory to it; however, such provision does not affect the right of a holder of the Secured Notes to sue for enforcement of any overdue payment thereon.

REPORTS TO SECURITYHOLDERS

     Each Obligor shall file with the Trustee copies of its annual reports and of the information, documents and other reports which it is required to file with the SEC under the Exchange Act. If Mesa is not a reporting company under the Exchange Act, it shall file with the Trustee financial statements and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," each comparable to that which Mesa would have been required to file with the SEC if it were a reporting company under the Exchange Act. For so long as the Secured Notes remain outstanding, Mesa will mail or cause to be mailed copies of all such documents and reports to the holders of the Secured Notes.

THE SECURED TRUSTEE

     Harris Trust and Savings Bank is the trustee and collateral agent under the Secured Indenture and the Security Instruments. The Secured Indenture contains certain limitations on the right of the Secured Trustee, as a creditor of the Obligors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Secured Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

     The holders of a majority in principal amount or face amount (at maturity), as applicable, of all outstanding Secured Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy or exercising any power available to the Secured Trustee under the Secured Indenture.

GOVERNING LAW

     The Secured Indenture and the Secured Notes provide that they will be governed by the laws of the State of New York.

CERTAIN DEFINITIONS USED IN THE SECURED INDENTURE

     "Accreted Value" with respect to any Secured Note means, as of May 1, 1993, 76.506% of the stated principal amount of such Secured Note, and as of any date after May 1, 1993 and prior to July 1, 1995 as of which the Accreted Value is being calculated (the "Calculation Date"), (a) if the Calculation Date is prior to June 30, 1993, an amount equal to the sum of (i) the Accreted Value of such Secured Note as of May 1, 1993 plus (ii) the accrued amortization of the original issue discount from (but excluding) May 1, 1993 to (and including) the Calculation Date, calculated as the product of (x) 2.0814% of the Accreted Value of such

Secured Note as of May 1, 1993 and (y) a fraction, the numerator of which is the number of days from (but excluding) May 1, 1993 to (and including) the Calculation Date (assuming a 360-day year of twelve 30-day months), and the denominator of which is 60 or (b) if the Calculation Date is a June 30 or December 31, the percentage of the stated principal amount of such Secured Note as of such date as shown in the table below or (c) if the Calculation Date is not a June 30 or December 31, an amount equal to the sum of (i) the Accreted Value of such Secured Note as of the then most recent to have occurred of the June 30 or December 31, as the case may be, immediately preceding the Calculation Date plus (ii) the accrued amortization of the original issue discount from (but excluding) such immediately preceding June 30 or December 31 to (and including) the Calculation Date, calculated as the product of (x) 6.375% of the Accreted Value of the Secured Note as of such immediately preceding June 30 or December 31 and (y) a fraction, the numerator of which is the number of days from (but excluding) such immediately preceding June 30 or December 31 to (and including) the Calculation Date (assuming a 360-day year of twelve 30-day months), and the denominator of which is 180. The Accreted Value of each Secured Note as of each June 30 and December 31 prior to July 1, 1995 shall be an amount in dollars equal to a percentage of the face amount (at maturity) of such Secured Note as set forth below:

                                                               JUNE 30      DECEMBER 31
                                                               --------     -----------
        1993.................................................   78.098%       83.077%
        1994.................................................   88.373%       94.007%
        1995.................................................  100.000%

On and after June 30, 1995, the Accreted Value of each Secured Note shall be equal to 100% of the stated principal amount thereof.

     "Applicable Amount of Secured Notes" means, with respect to a Mandatory Retirement Date under the Secured Indenture, (i) if such Mandatory Retirement Date is on or prior to June 30, 1995, Secured Notes having, as of such Mandatory Retirement Date, an aggregate Accreted Value equal to the amount of Mandatory Retirement Funds as of the corresponding Mandatory Retirement Notice Date, or
(ii) if such Mandatory Retirement Date is on or after July 1, 1995, Secured Notes having an aggregate face amount (at maturity) equal to the excess of (x) the amount of Mandatory Retirement Funds as of the corresponding Mandatory Retirement Notice Date over (y) the aggregate amount of accrued but unpaid interest on the Secured Notes to the applicable Mandatory Retirement Date.

     "Base EBITDA" means (a) for the one-year period ending June 30, 1994, the sum of the Quarterly Base EBITDA amounts with respect to each of the calendar quarters comprising such period, and (b) for the two-year period ending June 30, 1995, the sum of the Quarterly Base EBITDA amounts with respect to each of the calendar quarters comprising such period.

     "Bicoastal Collections" means any distributions to the Obligors or any of their subsidiaries pursuant to that certain Amended and Restated Plan of Reorganization dated as of June 2, 1992, as modified by the Modification to Amended and Restated Plan of Reorganization of Bicoastal Corporation, dated August 27, 1992, as confirmed by an order dated September 14, 1992 entered pursuant to 11 U.S.C. sec.1129 by the United States Bankruptcy Court, Middle District of Florida, Tampa Division, and any amendments or modifications thereto.

     "Cash Flow" of any person means, for any period, the sum (without duplication) for such person and its subsidiaries on a consolidated basis of the following for such period: (i) operating income (loss) before minority interest and extraordinary items, (ii) depreciation, depletion and amortization expense,
(iii) impairment and abandonment expense, and (iv) other non-cash items decreasing operating income, less other non-cash items increasing operating income.

     "Cash Flow Coverage Ratio" means the ratio of (i) the sum of Designated Cash Flow (as defined below) plus Net Interest Expense (as defined below) for the latest period of four full fiscal quarters for which financial information is available immediately prior to the date of the transaction giving rise to the need to calculate the Cash Flow Coverage Ratio to (ii) Net Interest Expense for such period of four full fiscal quarters, in each case determined on a pro forma basis as if such transaction (including the incurrence of such Debt, and all other Debt incurred after the end of such period of four full fiscal quarters and on or prior to the date of such transaction, and the application of the proceeds therefrom) had been consummated at the beginning of such period.

     "Cash Proceeds" means, with respect to a Collateral Sale, the amount of cash received by the Company or MOC in connection with such Collateral Sale, less (i) all sales, transfer, income and other taxes payable as a result of such Collateral Sale, and (ii) the out-of-pocket expenses incurred in connection with or as a result of such sale.

     "Change in Control" is defined as the acquisition by any person (together with its affiliates), in one or more transactions, of beneficial ownership of 50% or more in voting power of the outstanding capital stock of the Company. For purposes of the definition, "beneficial ownership" of securities includes, without limitation, the right to vote or direct the vote of, or the right to dispose or direct the disposition of, such securities.

     "Collateral Account" means a custodial account maintained by the Secured Trustee, as collateral agent, for the benefit of the holders of Secured Notes, into which Release Amounts with respect to Collateral Sales are deposited pursuant to the Secured Indenture or any of the Security Instruments and, under certain circumstances, insurance proceeds in respect of West Panhandle Collateral are to be transferred pursuant to the Mortgage.

     "Collateral Sale" means a sale, assignment, lease, transfer, conveyance or other disposition of any of the Collateral.

     "Consolidated Debt" means, for any date, the amount of Debt of the Company and its Qualified Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" of any person means, for any period, the aggregate net income (or loss) of such person and its subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, provided that (a) the net income or loss of any other person in which such person or any subsidiary thereof has an interest (which interest does not cause the net income of such other person to be consolidated with the net income of such person in accordance with GAAP) shall be excluded and instead an amount equal to any dividends or distributions paid to such person or its subsidiaries by such other person in such period shall be included and (b) the net income (or loss) of any other person acquired in a pooling of interest transaction for any period prior to the date of such acquisition shall be excluded.

     "D&M Report" means the reserve report dated December 31, 1992 prepared by DeGolyer and MacNaughton, independent petroleum consultants, with respect to Properties that include the West Panhandle Collateral.

     "Debt" of an entity is defined as the following, whether outstanding on the date of the Secured Indenture or thereafter created or incurred: (a) any liability of such entity (1) for borrowed money, (2) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of or exchange for any property or assets (other than inventory or similar property acquired in the ordinary course of business), including securities and Debt, or (3) in respect of letters of credit issued for its account; (b) any liability of others described in clause (a) that such entity has guaranteed or which is otherwise its legal liability or which is secured by assets of such person; (c) any amendment, renewal, extension or refunding of any liability of the types referred to in the preceding clauses (a) and (b); and (d) in the case of the Company, any preferred stock of any Qualified Subsidiary (as defined under "Mandatory Retirement" below), except for preferred stock issued to the Company or any other Qualified Subsidiary; provided that "Debt" of an entity shall not include any liability of such entity for employee compensation or for inventory or similar property acquired in the ordinary course of business or for services.

     "Designated Cash Flow" means, for any period, Cash Flow of the Company and its subsidiaries on a consolidated basis, determined in accordance with GAAP, for such period, less (a) HCLP Required Cash Flow for such period, less (b) Cash Flow of any other Non-Qualified Subsidiary of the Company for such period, less
(c) any equity contributions, advances or loans to any Non-Qualified Subsidiary made during such period and plus (d) cash actually distributed, advanced or loaned by a Non-Qualified Subsidiary to the Company or to any Qualified Subsidiary during such period.

     "Disinterested Directors" of the Company means members of the board of directors of the Company who are not employees, officers or affiliates (or employees, officers or general partners of such affiliates) of the Company; provided, however, that for the purposes of this definition, no person shall be deemed to be an affiliate of the Company solely because such person is a member of the board of directors of the Company.

     "Energy Futures Contracts" means energy futures and other contracts, options, forward pricing or sale arrangements or other energy related derivative securities.

     "Equity Securities" of the Company means capital stock or other equity interests in the Company or warrants, options or other rights to acquire capital stock or other equity interests in the Company (but excluding, prior to its conversion or exchange, any debt security (excluding the Convertible Notes) that is convertible into, or exchangeable for, capital stock).

     "Excess Sale Proceeds" for any period, means the excess of (i) 50% of the sum of (x) the aggregate net cash proceeds received during such period from the sale by the Company or any of its Qualified Subsidiaries during such period of any oil and gas properties (other than West Panhandle Collateral or any partnership interest in HCLP) plus (y) Bicoastal Collections received by the Company or any of its subsidiaries during such period over (ii) the amount of such net cash proceeds and Bicoastal Collections applied during such period to repay or retire Debt outstanding under the Credit Agreement.

     "First Lien Debt" means any obligations (including, without limitation, any obligations payable under the Credit Agreement) secured by a lien upon or security interest in the Collateral, which lien or security interest is senior or prior to the liens and security interests created by the Mortgage and the Pledge Agreement.

     "Forward Sale" means any advance payment agreement or other arrangement pursuant to which Operating, having received full payment of the purchase price for a specified quantity of Hydrocarbons upon entering such agreement or arrangement, is required to deliver, in one or more installments subsequent to the date of such agreement or arrangement, such quantity of Hydrocarbons to the purchaser of such Hydrocarbons pursuant to and during the term of such agreement or arrangement.

     "Fractional Sale" means a sale of an undivided percentage interest in the assets sold pursuant to such sale.

     "GAAP" means generally accepted accounting principles as in effect in the United States of America as of any date of determination.

     "HCLP Required Cash Flow" means, for any period, Cash Flow of HCLP for such period that is not permitted by the terms of the mortgage securing the HCLP Secured Notes to be distributed by HCLP free of the lien of such mortgage.

     "Helium" means any interest in helium processed at MOC's Satanta Plant, as shown in the most recent Reserve Report that includes all such Helium.

     "Helium EBITDA Reduction Percentage" means, with respect to a reduction of Helium Quarterly Base EBITDA amounts resulting from a Forward Sale of Helium, the quotient (stated as a percentage) of (a) the Reduction Percentage Numerator and (b) the Reduction Percentage Denominator. For purposes of this definition
(a) "Reduction Percentage Numerator" means the volume of Helium deliverable pursuant such sale and (b) "Reduction Percentage Denominator" means the total volume of Helium owned by MOC.

     "Helium Quarterly Base EBITDA" means, with respect to any calendar quarter set forth below, the amount, in dollars, set forth below opposite such calendar quarter; provided, that upon each Forward Sale by MOC of any Helium after June 30, 1993, Helium Quarterly Base EBITDA with respect to any calendar quarter beginning after the date of such sale, shall be an amount equal to the product of (a) the Helium Quarterly Base EBITDA amount in effect immediately prior to such sale with respect to such calendar quarter and (b) the excess of (i) 100% over (ii) the Helium EBITDA Reduction Percentage with respect to such sale.

                                                                              HELIUM
                                                                            ----------
        September 30, 1993................................................     910,000
        December 31, 1993.................................................   1,596,000
        March 31, 1994....................................................   2,053,000
        June 30, 1994.....................................................     225,000
        September 30, 1994................................................   1,517,000
        December 31, 1994.................................................   2,659,000
        March 31, 1995....................................................   2,864,000
        June 30, 1995.....................................................     314,000

     "Hydrocarbons" has the meaning given to such term in the Mortgage.

     "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing which is qualified to perform the task for which such firm has been engaged and is independent with respect to the Obligors.

     "Interest Expense" means, for any person for any period, interest expense of such person for such period, including the amortization of original issue discount and the interest component of any capitalized lease obligation, less, to the extent included in such interest expense, amortization of costs incurred in connection with the issuance of Debt of such person and interest paid or to be paid in capital stock of such person.

     "Interest Income" means, for any person for any period, interest and dividend income of such person for such period, and dividend income includes distributions, to the extent of current accumulated earnings, on equity investments (other than in subsidiaries).

     "Mandatory Retirement Date" means, when used with respect to a Mandatory Retirement Notice Date, a date selected by the Obligors that is not less than 30 nor more than 40 days after such Mandatory Retirement Notice Date.

     "Mandatory Retirement Funds" means, as of any Mandatory Retirement Notice Date, an amount equal to 90% of the excess of the sum of (a) Cash Flow of the Company for the period beginning July 1, 1993 and ending on the June 30 prior to such Mandatory Retirement Notice Date plus (b) if no Debt is outstanding under the Credit Agreement on such June 30, any Excess Sale Proceeds for such period, over the sum of (i) Senior Debt Retirement for such period, (ii) Permitted Capital Expenditures for such period, (iii) Base EBITDA for such period, (iv) Qualified Interest Expense for such period and (v) Cash Flow of Non-Qualified Subsidiaries for such period; provided that Mandatory Retirement Funds as of such Mandatory Retirement Notice Date shall not exceed the excess of (i) the change from May 1, 1993 to such June 30 in the aggregate Accreted Value of the Secured Notes then outstanding plus the change from May 1, 1993 to such June 30 in the aggregate Accreted Value (as defined in the Indenture for the Unsecured Notes) of the Unsecured Notes then outstanding over (ii) the aggregate amount of the Accreted Value of Secured Notes redeemed, repurchased or otherwise acquired prior to such Mandatory Retirement Notice Date (such Accreted Value to be determined as of the date of such redemption, repurchase or other acquisition), plus the aggregate amount of the Accreted Value (as defined in the Indenture for the Unsecured Notes) of Unsecured Notes (x) redeemed, repurchased or otherwise acquired prior to such Mandatory Retirement Notice Date or (y) required to be acquired on such Mandatory Retirement Date pursuant to the indenture for the Unsecured Notes (such Accreted Value to be determined, in each case, as of the date of such redemption, repurchase or other acquisition) plus any amounts made available for purchases pursuant to any prior Retirement Offer to purchase Secured Notes or any prior Retirement Offer (as defined in the indenture for the Unsecured Notes) to purchase Unsecured Notes but not so applied because such offer was undersubscribed.

     "Mandatory Retirement Notice Date" means August 31, 1994 or August 31,
1995.

     "Margin Debt" means Debt incurred to purchase or carry investments in stocks or other securities permitted by the covenant described under the caption "Restrictions on Investments, Loans and Advances" above.

     "Net Interest Expense" means, for any period, the excess of (i) Designated Interest Expense for such period over (ii) Designated Interest Income for such period. "Designated Interest Expense" means, for any period, Interest Expense of the Company and its subsidiaries on a consolidated basis for such period, determined in accordance with GAAP, less Interest Expense of HCLP and all other Non-Qualified Subsidiaries for such period. "Designated Interest Income" means, for any period, Interest Income of the Company and its subsidiaries on a consolidated basis for such period, determined in accordance with GAAP, less any Interest Income of HCLP and all other Non-Qualified Subsidiaries for such period.

     "Non-Qualified Subsidiary" means HCLP and any subsidiary that at the time of determination is designated as a Non-Qualified Subsidiary by the Company in writing to the Secured Trustee (including each subsidiary of HCLP and of the subsidiary so designated); provided, however, that neither MOC nor Capital may be designated as a Non-Qualified Subsidiary and neither MHC nor MMC, respectively, may be designated as a Non-Qualified Subsidiary prior to the date on which it has reduced its respective Debt to MOC to an amount not in excess of $5,000,000. Once a subsidiary has been designated a Non-Qualified Subsidiary, the Company may not revoke such designation unless (a) immediately before and immediately after giving effect to such revocation, no Event of Default, and no event which is, or after notice or passage of time or both, would become an Event of Default, shall have occurred and be continuing and (b) if such Non-Qualified Subsidiary has outstanding any Debt immediately prior to such revocation, the Company could, immediately after giving effect to such revocation on a pro forma basis, incur at least $1.00 of additional Debt in accordance with the covenant described under the caption "Limitation on Incurrence of Debt" below. The Company has designated Mesa Environmental as a Non-Qualified Subsidiary.

     "Non West Panhandle EBITDA Reduction Percentage" means, with respect to a reduction of Non West Panhandle Quarterly Base EBITDA amounts resulting from a sale of Non West Panhandle Property, the quotient (stated as a percentage) of
(a) the Reduction Percentage Numerator and (b) the Reduction Percentage Denominator. For purposes of this definition (a) "Reduction Percentage Numerator" means (i) if such sale of Non West Panhandle Property is an Oil and Gas Property Sale, the volume of proved reserves of natural gas equivalents attributable to the Properties sold pursuant to such sale, as specified in the most recent Reserve Report that includes all reserves constituting the Properties sold pursuant to such sale, or (ii) if such sale of Non West Panhandle Property is a Forward Sale, the volume of natural gas equivalents deliverable pursuant to such sale on and after the first anniversary of the date of such sale; and (b) "Reduction Percentage Denominator" means (i) if such sale of Non West Panhandle Property is an Oil and Gas Property Sale, the total volume of proved reserves of natural gas equivalents attributable to all of the Non West Panhandle Property in the most recent Reserve Report that includes all of the Non West Panhandle Property or (ii) if such sale of Non West Panhandle Property is a Forward Sale, the total volume of proved reserves of natural gas equivalents attributable to all of the Non West Panhandle Property in the most recent Reserve Report that includes all of the Non West Panhandle Property.

     "Non West Panhandle Property" means any interest in any oil, gas or other Hydrocarbon Property owned by MOC, except for (a) an interest in HCLP or (b) any property comprising a portion of the West Panhandle Collateral.

     "Non West Panhandle Quarterly Base EBITDA" means, with respect to any calendar quarter set forth below, the amount, in dollars, set forth below opposite such calendar quarter; provided, that upon each sale by MOC of any Non West Panhandle Property after June 30, 1993, Non West Panhandle Quarterly Base EBITDA with respect to any calendar quarter beginning after the date of such sale, shall be an amount equal to the product of (a) the Non West Panhandle Quarterly Base EBITDA amount in effect immediately prior to such sale with respect to such calendar quarter and (b) the excess of (i) 100% over (ii) the Non West Panhandle EBITDA Reduction Percentage with respect to such sale.

                                                                    NON WEST PANHANDLE
                                                                   QUARTERLY BASE EBITDA
                                                                   ---------------------
        September 30, 1993.......................................         5,840,000
        December 31, 1993........................................         8,420,000
        March 31, 1994...........................................        10,393,000
        June 30, 1994............................................         1,138,000
        September 30, 1994.......................................         7,677,000
        December 31, 1994........................................        13,459,000
        March 31, 1995...........................................         9,053,000
        June 30, 1995............................................           992,000

     "Oil and Gas Property Sale" means a sale of Hydrocarbon reserves attributable to a particular well or wells.

     "Permitted Capital Expenditures" for any period shall mean the aggregate amount of capital expenditures by the Company and its Qualified Subsidiaries for such period, provided that Permitted Capital Expenditures shall not exceed the sum of (i) $28,000,000 for the one-year period ending June 30, 1994 or $53,000,000 for the two-year period ending June 30, 1995, and (ii) any additional capital expenditures incurred for the purpose of complying with legal or regulatory requirements, or for complying with contractual requirements in existence on May 1, 1993, or for replacing or maintaining the productive capacity of the Company's oil and gas properties and facilities, during such period.

     "Permitted Investments" means (a) direct obligations of, and obligations fully guaranteed by, the United States of America or any agency or instrumentality of the United States of America, (b) demand and time deposits with, and certificates of deposit and bankers' acceptances issued by, any bank or trust company organized under the laws of the United States of America or any State thereof whose unsecured, unguaranteed long-term debt obligations are rated not less than "A" (or the then equivalent rating) by the rating service of Standard & Poor's Corporation or of Moody's Investors Service, Inc., or whose unsecured, unguaranteed commercial paper obligations are rated not less than "A-2" (or the then equivalent rating) by the rating service of Standard & Poor's Corporation or not less than "P-2" (or the then equivalent rating) by the rating service of Moody's Investors Service, Inc., or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Obligors with the consent of the Trustee, (c) repurchase agreements pursuant to a written agreement with respect to any obligation described in clauses (a) and (b) above (provided that such agreements are entered into on terms and conditions substantially similar to the terms and conditions set forth in the form of Master Repurchase Agreement promulgated by the Public Securities Association with a "Buyer's Margin Amount", as defined therein, as least equal to 95%) entered into with entities whose unsecured, unguaranteed long-term debt obligations are rated not less than "A" (or the then equivalent rating) by the rating service of Standard & Poor's Corporation or of Moody's Investors Service, Inc., or whose unsecured, unguaranteed commercial paper obligations are rated not less than "A" (or the then equivalent rating) by the rating service of Standard & Poor's Corporation or of Moody's Investors Service, Inc., (d) commercial paper (including both noninterest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not later than 270 days from the date of acquisition thereof and having a rating of not less than "A-2" (or the then equivalent rating) by the rating service of Standard & Poor's Corporation or not less than "P-2" (or the then equivalent rating) by the rating service of Moody's Investors Service, Inc., or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Obligors with the consent of the Trustee, (e) participations (purchased from any bank whose unsecured, unguaranteed long-term debt obligations are rated not less than "A" (or the then equivalent rating) by the rating service of Standard & Poor's Corporation or of Moody's Investors Service, Inc., without recourse to the selling bank as a part of an established investment program of such bank pursuant to which it regularly sells participations to other persons for short term investment) in unsecured debt (not to include debt of any person in excess of $10,000,000) of its major corporate customers (whose debt instruments are, without support from the joint or guaranty liability of any other person, rated "investment grade") of such bank, bearing interest at or below the prime rate or similar rate of such bank and having a maturity not later than ninety (90) days from the date of purchase thereof, (f) cash maintained in brokerage accounts, and (g) direct obligations of any money market fund or other similar investment company all of whose investments consist of obligations described in the foregoing clauses of this definition and that is rated "Am" or higher by the rating service of Standard & Poor's Corporation or of Moody's Investors Service, Inc.

     "Permitted Purchase Money Debt" means Debt incurred solely for the purpose of financing the acquisition of tangible personal Property acquired for use in the ordinary course of business in an aggregate principal amount at any time outstanding not to exceed $3,000,000.

     "Physical Asset Sale" means a sale (other than an Oil and Gas Property Sale or a Forward Sale) of any Property for aggregate consideration exceeding $5,000,000.

     "Qualified Interest Expense" for any period shall mean Interest Expense paid during the period on outstanding Senior Debt of the Obligors or on any Refinancing Debt of the Obligors to the extent the net proceeds from the issuance or sale of such Refinancing Debt were used to redeem or retire Secured Notes.

     "Qualified Subsidiary" means a subsidiary that is not a Non-Qualified Subsidiary.

     "Quarterly Base EBITDA" means, with respect to any calendar quarter, the sum of (a) West Panhandle Quarterly Base EBITDA with respect to such calendar quarter, (b) Non West Panhandle Quarterly Base EBITDA with respect to such calendar quarter and (c) Helium Quarterly Base EBITDA with respect to such calendar quarter.

     "Release Price" with respect to a Collateral Sale, means, as of any date of determination, (a) if the Collateral sold is West Panhandle Collateral, an amount equal to 120% of the product of (i) the West Panhandle Collateral Sale Percentage, (ii) 60% and (iii) the Secured Debt Amount at such date less the amount of cash or other assets on deposit in the Collateral Account at such date; and (b) if the Collateral sold is HCLP Collateral, an amount equal to 120% of the product of (i) the percentage interest in HCLP Collateral sold, (ii) 40% and (iii) the Secured Debt Amount at such date less the amount of cash or other assets on deposit in the Collateral Account at such date.

     "Requisite Majority" means, with respect to any vote, action, direction, consent or waiver by holders of Secured Notes, the holders of at least two-thirds in aggregate face amount at stated maturity of the outstanding Secured Notes for which responses to a solicitation of such vote, action, consent or waiver have been received; provided, however, that a "Requisite Majority" shall in no event be less than the holders of a majority in aggregate face amount at stated maturity of all Secured Notes then outstanding.

     "Reserve Report" means a report prepared with respect to Hydrocarbon reserves in accordance with guidelines published by the SEC and, to the maximum extent possible consistent with such guidelines, in substantially the form of the D&M Report.

     "Secured Debt Amount" means, as of any date of determination, the sum of
(i) the aggregate Accreted Value of the Secured Notes on such date, if such date is on or prior to June 30, 1995, or 100% of the principal amount of the Secured Notes plus accrued but unpaid interest thereon to such date, if such date is after June 30, 1995 and (ii) the principal amount of First Lien Debt outstanding on such date.

     "Senior Debt Default" when used with respect to an Obligor means any default in the payment of the principal of or sinking fund installments, if any, due with respect to, fees in respect of or interest on, any First Lien Debt of such Obligor or any default, or any event which, with notice or lapse of time or both, would constitute a default, in any other agreement, term or condition contained in any agreement under which any First Lien Debt of such Obligor is issued or secured.

     "Senior Debt Retirement" for a period shall mean (i) $60,000,000 for the one-year period ending June 30, 1994 and (ii) $110,000,000 for the two-year period ending June 30, 1995.

     "Stated Price" means, with respect to any Secured Note as of any date of determination, (i) the Accreted Value thereof on the date of determination, if such date is on or prior to June 30, 1995 or (ii) 100% of the face amount (at maturity) thereof plus accrued but unpaid interest thereon to the date of determination, if such date is after June 30, 1995, and, in the cases, and only in the cases, of an optional redemption of Secured Notes effected pursuant to the terms of the Secured Notes, or of an offer to purchase any Secured Note made pursuant to the Change in Control provisions of the Secured Indenture, the premium (if any) payable pursuant to such terms of the Secured Notes or such Change in Control provisions, as applicable.

     "Subordinated Debt" means Debt that, by its terms, is junior in right of payment to the Secured Notes.

     "West Panhandle Collateral Sale Percentage" means, (a) with respect to a Collateral Sale of all the West Panhandle Collateral, 100% and (b) with respect to a Collateral Sale of a portion of the West Panhandle Collateral, the quotient (stated as a percentage) of (a) the Sale Percentage Numerator and (b) the Sale Percentage Denominator. For purposes of this definition, (a) "Sale Percentage Numerator" means (i) if such Collateral Sale is a Fractional Sale of the West Panhandle Collateral, the undivided percentage interest in the West Panhandle Collateral sold pursuant to such Collateral Sale, or (ii) if such Collateral Sale is an Oil and Gas Property Sale, the volume of proved reserves of natural gas equivalents attributable to the portion of the West Panhandle Collateral sold pursuant to such Collateral Sale, as specified in the D&M Report, or (iii) if such Collateral Sale is a Forward Sale, the volume of natural gas equivalents deliverable pursuant to such Collateral Sale on and after the first anniversary of such date, or (iv) if the Collateral Sale is a Physical Asset Sale, the net book value, as of the date of the most recent balance sheet of the Company prior to the date of determination, of the assets sold pursuant to such Collateral Sale; and (b) "Sale Percentage Denominator" means (i) if such Collateral Sale is a Fractional Sale of the West Panhandle Collateral, 1, or (ii) if such Collateral Sale is an Oil and Gas Property Sale, 581,790,000 Mcfe, or (iii) if such Collateral Sale is a Forward Sale, the total volume of proved reserves of natural gas equivalents attributable to the West Panhandle Collateral in the most recent Reserve Report that includes all reserves constituting West Panhandle Collateral, or (iv) if such Collateral Sale is a Physical Asset Sale, the net book value, as of the date of the most recent balance sheet of the Company prior to the date of determination, of all the West Panhandle Collateral.

     "West Panhandle EBITDA Reduction Percentage" means, with respect to a reduction of West Panhandle Quarterly Base EBITDA amounts resulting from a Collateral Sale of a portion of West Panhandle Collateral, the quotient (stated as a percentage) of (a) the Sale Percentage Numerator and (b) the Sale Percentage Denominator. For purposes of this definition, (a) "Sale Percentage Numerator" means (i) if such Collateral Sale is a Fractional Sale of the West Panhandle Collateral, the undivided percentage interest in the West Panhandle Collateral sold pursuant to such Collateral Sale, or (ii) if such Collateral Sale is an Oil and Gas Property Sale, the volume of proved reserves of natural gas equivalents attributable to the portion of the West Panhandle Collateral sold pursuant to such Collateral Sale, as specified in the D&M Report, or (iii) if such Collateral Sale is a Forward Sale, the volume of natural gas equivalents deliverable pursuant to such Collateral Sale on and after the first anniversary of the date of such Forward Sale, or (iv) if the Collateral Sale is a Physical Asset Sale, the net book value, as of the date of the most recent balance sheet of the Company prior to the date of determination, of the assets sold pursuant to such Collateral Sale; and (b) "Sale Percentage Denominator" means (i) if such Collateral Sale is a Fractional Sale of the West Panhandle Collateral, 1, or
(ii) if such Collateral Sale is an Oil and Gas Property Sale, 581,790,000 Mcfe, or (iii) if such Collateral Sale is a Forward Sale, the total volume of proved reserves of natural gas equivalents attributable to the West Panhandle Collateral in the most recent Reserve Report that includes all reserves constituting West Panhandle Collateral, or (iv) if such Collateral Sale is a Physical Asset Sale, the net book value, as of the date of the most recent balance sheet of the Company prior to the date of determination, of all the West Panhandle Collateral.

     "West Panhandle Quarterly Base EBITDA" means, with respect to any calendar quarter set forth below, the amount, in dollars, set forth below opposite such calendar quarter; provided, that upon each sale by MOC of a portion of the West Panhandle Collateral after June 30, 1993, West Panhandle Quarterly Base EBITDA with respect to any calendar quarter beginning after the date of such sale, shall be an amount equal to the product of (a) the West Panhandle Quarterly Base EBITDA amount in effect immediately prior to such sale with respect to such calendar quarter and (b) the excess of (i) 100% over (ii) the West Panhandle EBITDA Reduction Percentage with respect to such sale.

                                                                      WEST PANHANDLE
                                                                   QUARTERLY BASE EBITDA
                                                                   ---------------------
        September 30, 1993.......................................         6,739,000
        December 31, 1993........................................        14,577,000
        March 31, 1994...........................................        11,562,000
        June 30, 1994............................................         1,266,000
        September 30, 1994.......................................         8,540,000
        December 31, 1994........................................        14,972,000
        March 31, 1995...........................................        12,210,000
        June 30, 1995............................................         1,337,000

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

SCOPE AND LIMITATIONS

     This section discusses the material federal income tax consequences under current law of the ownership and disposition of Secured Notes that are acquired in the Offering. It does not, however, discuss every aspect of federal income taxation that may be relevant to a particular taxpayer under special circumstances or to foreign corporations or persons who are not citizens of the United States or who are otherwise subject to special tax treatment under the federal income tax laws, and it does not discuss the effect of any applicable foreign, state, or local tax laws.

     Except as otherwise indicated, statements of legal conclusion regarding tax treatments, tax effects or tax consequences that are set forth in this section reflect the opinion of Baker & Botts, L.L.P., counsel for the Obligors. The conclusions are based primarily upon the Internal Revenue Code of 1986, as amended (the "Code"), the existing regulations thereunder, and the current rulings and decisions interpreting such provisions, all of which are subject to change, possibly with retroactive effect. Such conclusions also take into account the proposed treasury regulations under Sections 1271-1275 of the Code. Proposed regulations, however, are not legally binding and may be modified before becoming final or may be withdrawn without ever becoming final.

     No ruling has been requested from the Internal Revenue Service ("IRS") on any aspect of the Offerings, and the IRS may disagree with some conclusions set forth below.

     ACCORDINGLY, NOTEHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

STATED INTEREST

     The receipt of stated interest on the Secured Notes will not be taxable to Noteholders but, rather, such stated interest will be included in the original issue discount ("OID") reportable under the rules described below.

ORIGINAL ISSUE DISCOUNT

     The Secured Notes will be issued with OID within the meaning of Section 1273(a) of the Code. The amount of OID on the Secured Notes will equal the excess of their "Redemption Price" over their "Issue Price." The "Redemption Price" will equal the sum of the face amount and the aggregate amount of stated interest payments to be made over the life of the Secured Notes. The "Issue Price" of the Secured Notes will be the first price at which a substantial portion of the Secured Notes are sold to the public in the Offering. All

Secured Notes acquired by a particular Noteholder in the Offering will be treated as a single debt instrument for purposes of applying the OID rules.

     The OID described in the preceding paragraph will accrue daily on the Secured Notes on a constant yield basis over their term. Each Noteholder generally must include in income for each taxable year the daily portion of OID that accrues during such year while he holds the Notes (including the purchase date and excluding the disposition date). The daily portion is determined by allocating to each day of an accrual period (generally, each six-month period or, in the case of the initial period, the shorter period from the issue date) a pro rata portion of an amount determined by multiplying (i) the "adjusted issue price" of the Secured Notes at the beginning of the accrual period by (ii) 50% of their yield to maturity (determined on the basis of semi-annual compounding and without reference to actual interest payments). The "adjusted issue price" of the Secured Notes at the beginning of an accrual period will equal their Issue Price, increased by the aggregate amount of OID that has accrued on the Secured Notes in all prior accrual periods, and decreased by all payments (including stated interest payments) made during all prior accrual periods.

     A Noteholder's tax basis in the Secured Notes will be increased by the OID includible in his taxable income under the foregoing rules and will be reduced by any amounts (including stated interest) received by him with respect to the Notes.


     To promote fungibility between Secured Notes offered hereby ("New Notes") and Secured Notes issued in the Exchange Offer ("Existing Notes"), the Company will report to the IRS and Noteholders the same amount of OID for the New Notes as it reports for the Existing Notes. If, as expected, the adjusted Issue Price of the Existing Notes on the date the New Notes are issued is lower than the actual Issue Price of the New Notes, the amount of reported OID for the New Notes will exceed actual OID for the New Notes. Accordingly, an original purchaser of a New Note should reduce the reported OID for the New Notes by the excess of the actual Issue Price over the deemed Issue Price. Such reduction should be computed in the manner provided by Section 1272(a)(7) of the Code for persons who purchase Existing Notes for an amount in excess of the adjusted Issue Price. The Company will only claim OID deductions for the New Notes based on their actual Issue Price.


MARKET DISCOUNT

     The market discount rules may affect resale of the Secured Notes. If a person purchases a Secured Note at a market discount and thereafter recognizes gain upon its disposition, such gain will be taxable as ordinary interest income to the extent of the market discount that accrued during the period the purchaser held such Note. Generally, market discount will exist on the purchase of a Secured Note if the purchase price is less than the sum of the Issue Price of the Note and the OID accrued thereon prior to such purchase. Thus, market discount will not exist on Secured Notes that are purchased in the Offering, except for those Notes (if any) that are purchased for less than the Issue Price. Market discount income is recognized on a gift of a Note, as well as upon its sale.

DISPOSITION OF SECURED NOTES

     A Noteholder will recognize gain or loss upon a sale, redemption, or other taxable disposition of a Secured Note measured by the difference between (i) the amount of cash and the fair market value of property received and (ii) his tax basis in the Note. Subject to the market discount rules discussed above, such gain or loss will be capital gain or loss if the property disposed of is a capital asset in the hands of the Noteholder.

BACKUP WITHHOLDING

     Under the backup withholding rules, interest otherwise payable to a holder of Secured Notes and the proceeds from any disposition of Secured Notes may be subject to backup withholding at a rate of 31% unless the Noteholder (i) is a corporation or comes within certain other exempt categories and, demonstrates that fact when required, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

                              PLAN OF DISTRIBUTION

     Offers to purchase Secured Notes are being considered by the Obligors on a continuing basis. The Obligors may sell Secured Notes directly or through underwriters or agents acting on a best efforts basis or as otherwise indicated in a Prospectus Supplement. Any such underwriter or agent involved in the offer and sale of the Secured Notes will be named in an applicable Prospectus Supplement.


     The proceeds of the sale of the Secured Notes offered hereby will be used to fund all or a portion of the Company's $42.75 million share of the settlement payment to be made to Unocal. The settlement of the lawsuit with Unocal is subject to court approval, and this Offering will not be consummated unless and until such court approval is obtained. A hearing before the court is currently scheduled for February 28, 1994 to determine the fairness, reasonableness and adequacy of the settlement and whether it should be finally approved by the court. See "Unocal Litigation and Settlement."



     The consummation of this Offering is also conditioned upon the sale of an aggregate amount of Secured Notes that would result in net proceeds of at least $40 million, before deducting expenses of the Company estimated at $225,000, unless a Prospectus Supplement hereto otherwise provides. The Obligors will not issue an amount of Secured Notes pursuant to this Offering that would result in net proceeds of more than $42.75 million, before deducting expenses of the Company. The Secured Notes may be offered and sold at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Based on discussions with certain dealers, the Obligors believe that, as of February 4, 1994, offered prices by such dealers for Secured Notes were higher than the Accreted Value of the Secured Notes as of that date. In the event that the Obligors accept offers to purchase Secured Notes and receive all or a portion of the purchase price therefor prior to the time the minimum net proceeds condition described above is satisfied, then if the Offering is not consummated for any reason any such consideration received shall be promptly refunded to the purchaser.



     The Obligors also may, from time to time, authorize underwriters acting as agents of the Obligors to offer and sell the Secured Notes upon the terms and conditions set forth in any Prospectus Supplement. In connection with the sale of Secured Notes, underwriters may be deemed to have received compensation from the Obligors in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Secured Notes for whom they may act as agent. Underwriters may sell Secured Notes to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.


     If the Obligors, directly or through agents, solicit offers to purchase Secured Notes, the Obligors reserve the sole right to accept and, together with their agents, to reject, in whole or in part, any proposed purchase of Secured Notes.


     Any underwriting compensation paid by the Obligors to underwriters or agents in connection with the offering of Secured Notes, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Secured Notes may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the Secured Notes may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with the Obligors, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Obligors for certain expenses. Unless otherwise indicated in a Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. In the event that any agents or dealers acting on behalf of the Obligors receive any consideration in respect of the purchase of any of the Secured Notes offered hereby prior to the time the minimum net proceeds condition described above has been satisfied, (i) the money or other consideration received by such agent or dealer shall be promptly deposited by such agent or dealer in a separate bank account, as agent or trustee for the Obligors and the investors, until the conditions to the Offering have been satisfied, and then the proceeds from the sale shall be released to the Obligors and interest, if any, on the deposited amounts shall be promptly remitted to the investors, or (ii) all such funds shall be promptly transmitted to a bank which has agreed in writing to hold all such funds in escrow for the Company and the investors and to release or remit such funds as provided in clause (i) above when the conditions to the Offering have been satisfied.



     Delayed Delivery Arrangements. If so indicated in an applicable Prospectus Supplement, the Obligors will authorize underwriters or other persons acting as the Obligors' agents to solicit offers by certain institutions to purchase Secured Notes from the Obligors at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Secured Notes sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and other institutions, but will in all cases be subject to the approval of the Obligors. Unless otherwise stated in a Prospectus Supplement, contracts will not be subject to any conditions except (i) the purchase by an institution of the Secured Notes covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, (ii) approval of the Settlement Agreement shall have been granted by the Court having jurisdiction over the Unocal litigation, and
(iii) an amount of Secured Notes that would result in proceeds of at least $40 million, before deducting expenses of the Company estimated at $225,000, are sold. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.


                                 LEGAL OPINIONS

     The validity of the issuance of the Secured Notes offered by this Prospectus will be passed upon for the Company by Baker & Botts, L.L.P., Dallas, Texas. Robert L. Stillwell, a partner of Baker & Botts, L.L.P., is a director of the Company.

                                    EXPERTS

     The Consolidated Financial Statements of the Company included in this Prospectus and the financial statement schedules of the Company included elsewhere in the Registration Statement of which this Prospectus is a part, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to the report on the Consolidated Financial Statements, which includes an explanatory paragraph that describes the litigation discussed in Notes 2, 9 and 14 of those Consolidated Financial Statements.

     The evaluation of DeGolyer and MacNaughton, independent consulting petroleum engineers, of certain of Mesa's proved reserves of oil and natural gas and related information set forth herein and based on such evaluation are included herein in reliance upon the authority of such firm as an expert with respect to such matters.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
MESA Inc. Consolidated Financial Statements for the
  Nine Months Ended September 30, 1993 and 1992 (Unaudited)
  Consolidated Statements of Operations...............................................  F-2
  Consolidated Balance Sheets.........................................................  F-3
  Consolidated Statements of Cash Flows...............................................  F-4
  Consolidated Statement of Changes in Stockholders' Equity...........................  F-5
  Notes to Consolidated Financial Statements..........................................  F-6
MESA Inc. Consolidated Financial Statements for the
  Years Ended December 31, 1992, 1991 and 1990
  Report of Independent Public Accountants............................................  F-21
  Consolidated Statements of Operations...............................................  F-22
  Consolidated Balance Sheets.........................................................  F-23
  Consolidated Statements of Cash Flows...............................................  F-24
  Consolidated Statement of Changes in Stockholders' Equity...........................  F-25
  Notes to Consolidated Financial Statements..........................................  F-26
  Supplemental Financial Data.........................................................  F-43

                                   MESA INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                          NINE MONTHS ENDED
                                                                            SEPTEMBER 30
                                                                       -----------------------
                                                                         1993          1992
                                                                       ---------     ---------
REVENUES:
  Natural gas........................................................  $ 101,340     $ 102,631
  Natural gas liquids................................................     43,781        40,894
  Oil and condensate.................................................      8,743        14,279
  Other..............................................................      3,165           842
                                                                       ---------     ---------
                                                                         157,029       158,646
                                                                       ---------     ---------
COSTS AND EXPENSES:
  Lease operating....................................................     38,582        31,490
  Production and other taxes.........................................     15,012        12,634
  Exploration charges................................................      2,178         9,099
  General and administrative.........................................     16,514        18,954
  Depreciation, depletion and amortization...........................     70,317        79,603
                                                                       ---------     ---------
                                                                         142,603       151,780
                                                                       ---------     ---------
OPERATING INCOME.....................................................     14,426         6,866
                                                                       ---------     ---------
OTHER INCOME (EXPENSE):
  Interest income....................................................      8,156        10,891
  Interest expense...................................................   (105,000)     (108,129)
  Gains on dispositions of oil and gas properties....................      9,600        12,250
  Securities gains...................................................      5,778        10,525
  Other..............................................................      8,027        (4,126)
                                                                       ---------     ---------
                                                                         (73,439)      (78,589)
                                                                       ---------     ---------
NET LOSS.............................................................  $ (59,013)    $ (71,723)
                                                                       ---------     ---------
                                                                       ---------     ---------
NET LOSS PER COMMON SHARE............................................  $   (1.53)    $   (1.86)
                                                                       ---------     ---------
                                                                       ---------     ---------
AVERAGE COMMON SHARES OUTSTANDING....................................     38,615        38,571
                                                                       ---------     ---------
                                                                       ---------     ---------

         (See accompanying notes to consolidated financial statements.)

                                   MESA INC.

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ASSETS

                                                                     SEPTEMBER 30,     DECEMBER 31,
                                                                         1993              1992
                                                                     -------------     ------------
                                                                      (UNAUDITED)
CURRENT ASSETS:
  Cash and cash investments........................................    $ 104,840        $  157,197
  Marketable securities............................................       17,330            11,918
  Accounts receivable..............................................       35,473            44,637
  Notes receivable.................................................       37,428                --
  Other............................................................        4,389             5,498
                                                                     -------------     ------------
          Total current assets.....................................      199,460           219,250
                                                                     -------------     ------------
PROPERTY, PLANT AND EQUIPMENT:
  Oil and gas properties, wells and equipment, using the successful
     efforts method of accounting..................................    1,842,145         1,851,555
  Office and other.................................................       40,750            40,601
  Accumulated depreciation, depletion and amortization.............     (665,848)         (611,905)
                                                                     -------------     ------------
                                                                       1,217,047         1,280,251
                                                                     -------------     ------------
OTHER ASSETS:
  Restricted cash of subsidiary partnership........................       62,543            64,339
  Notes receivable.................................................           --            30,315
  Gas balancing receivable.........................................       44,429            42,089
  Other............................................................       36,623            40,279
                                                                     -------------     ------------
                                                                         143,595           177,022
                                                                     -------------     ------------
                                                                       $1,560,102       $1,676,523
                                                                     -------------     ------------
                                                                     -------------     ------------
                               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities on long-term debt.............................    $  86,371        $   44,555
  Accounts payable and accrued liabilities.........................       34,360            39,397
  Interest payable.................................................        5,507            32,445
                                                                     -------------     ------------
          Total current liabilities................................      126,238           116,397
                                                                     -------------     ------------
LONG-TERM DEBT.....................................................    1,182,613         1,241,600
                                                                     -------------     ------------
DEFERRED REVENUE...................................................       23,104            25,982
                                                                     -------------     ------------
OTHER LIABILITIES..................................................       95,682           100,231
                                                                     -------------     ------------
CONTINGENCIES
MINORITY INTEREST..................................................        5,412             7,961
                                                                     -------------     ------------
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value, authorized 10,000,000 shares; no
     shares issued and outstanding.................................           --                --
  Common stock, $.01 par value, authorized 100,000,000 shares;
     outstanding 39,010,467 and 38,570,544 shares, respectively....          390               386
  Additional paid-in capital.......................................      274,908           273,198
  Accumulated deficit..............................................     (148,245)          (89,232)
                                                                     -------------     ------------
                                                                         127,053           184,352
                                                                     -------------     ------------
                                                                       $1,560,102       $1,676,523
                                                                     -------------     ------------
                                                                     -------------     ------------

         (See accompanying notes to consolidated financial statements.)

                                   MESA INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                           NINE MONTHS ENDED
                                                                             SEPTEMBER 30
                                                                         ---------------------
                                                                           1993         1992
                                                                         --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.............................................................  $(59,013)    $(71,723)
  Adjustments to reconcile net loss to net cash from operating activities:
     Depreciation, depletion and amortization..........................    70,317       79,603
     Gains on dispositions of oil and gas properties...................    (9,600)     (12,250)
     Accreted interest on discount notes...............................    30,536           --
     Accrued interest exchanged for discount notes.....................    15,395           --
     Natural gas hedging activities....................................       324       (8,971)
     Securities gains..................................................    (5,778)     (10,525)
     Changes in operating receivables and payables.....................   (36,578)     (20,837)
     Other.............................................................     6,325       11,207
                                                                         --------     --------
     Cash provided by (used in) operating activities...................    11,928      (33,496)
                                                                         --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.................................................   (22,440)     (56,849)
  Changes in marketable securities, net................................       384       (4,746)
  Proceeds from dispositions of oil and gas properties.................    26,118       11,429
  Collection of notes receivable.......................................     5,943       21,078
  Other................................................................    (6,015)      (6,455)
                                                                         --------     --------
     Cash provided by (used in) investing activities...................     3,990      (35,543)
                                                                         --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of long-term debt.........................................   (61,388)     (24,550)
  Debt issue costs and other...........................................    (6,887)      (3,651)
                                                                         --------     --------
     Cash used in financing activities.................................   (68,275)     (28,201)
                                                                         --------     --------
NET DECREASE IN CASH AND CASH INVESTMENTS..............................   (52,357)     (97,240)
CASH AND CASH INVESTMENTS AT BEGINNING OF PERIOD.......................   157,197      232,155
                                                                         --------     --------
CASH AND CASH INVESTMENTS AT END OF PERIOD.............................  $104,840     $134,915
                                                                         --------     --------
                                                                         --------     --------

         (See accompanying notes to consolidated financial statements.)

                                   MESA INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                           COMMON STOCK     ADDITIONAL
                                                          ---------------    PAID-IN     ACCUMULATED
                                                          SHARES   AMOUNT    CAPITAL       DEFICIT
                                                          ------   ------   ----------   -----------
Balance, December 31, 1992..............................  38,571    $386     $ 273,198    $ (89,232)
  Net loss..............................................      --      --            --      (59,013)
  Common Stock issued for 0% Convertible Notes..........     439       4         1,710           --
                                                          ------   ------   ----------   -----------
Balance, September 30, 1993.............................  39,010    $390     $ 274,908    $(148,245)
                                                          ------   ------   ----------   -----------
                                                          ------   ------   ----------   -----------

         (See accompanying notes to consolidated financial statements.)

                                   MESA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1993
                                  (UNAUDITED)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     MESA Inc., a Texas corporation, was formed in connection with a transaction (the Corporate Conversion) which reorganized the business of Mesa Limited Partnership (the Partnership). The Partnership was formed in 1985 to succeed to the business of Mesa Petroleum Co. (Original Mesa). Unless the context otherwise requires, as used herein the term "Company" refers to MESA Inc. and its subsidiaries taken as a whole and includes its predecessors.

     The consolidated financial statements of the Company for the nine-month periods ended September 30, 1993 and 1992 are unaudited but reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results for such periods. The accompanying financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Annual Report of the Company for the year ended December 31, 1992.

PRINCIPLES OF CONSOLIDATION

     The Company owns and operates its oil and gas properties and other assets through various direct and indirect subsidiary partnerships. At the beginning of 1993, the Company owned a 95.86% limited partnership interest and the general partner (the General Partner) owned a 4.14% general partner interest in the direct subsidiary partnerships. The debt exchange described in Notes 2, 4 and 6 included issuance of approximately $29.3 million of 0% convertible notes which were convertible into approximately 7.5 million shares of common stock. As of September 30, 1993, $1.7 million of 0% convertible notes had been converted into 439,923 shares of common stock. As a result, the Company's limited partnership interest in the direct subsidiary partnerships has increased to 95.90% and the General Partner's interest has decreased to 4.10%. Conversion of the remaining 0% convertible notes to common stock in the fourth quarter of 1993 will further increase the Company's limited partnership interest to 96.51% and further decrease the General Partner's interest to 3.49%. The accompanying consolidated financial statements reflect the consolidated accounts of the Company and the subsidiary partnerships after elimination of intercompany transactions. The General Partner's interest is reflected as a minority interest. See Note 10 for a discussion of recent events affecting the General Partner's interest and the Company's subsidiary partnerships.

     Certain reclassifications have been made to amounts reported in previous years to conform to 1993 presentation.

STATEMENTS OF CASH FLOWS

     For purposes of the statements of cash flows, the Company classifies all cash investments with original maturities of three months or less as cash and cash investments.

INVESTMENTS

     Investments in marketable securities are stated at the lower of cost or market value and are classified as current or noncurrent, depending on management's intent at the balance sheet date. Periodic changes in the stated value of the marketable securities portfolios are reflected in income in the case of current investments and in stockholders' equity in the case of noncurrent investments. The cost of securities sold is determined on the first-in, first-out basis. The Company also enters into various futures contracts which are not accounted for as hedges of existing assets and are periodically adjusted to market prices. Gains and losses from such contracts are included in securities gains in the statement of operations.

     In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which is

                                   MESA INC.

required to be adopted in 1994. SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The Company's current portfolio of securities would be classified as trading securities under the provisions of SFAS No. 115 and would be reported at fair value, with unrealized gains and losses included in earnings. Purchases, sales and the related gains and losses associated with the Company's securities transactions are currently reported as cash flows from investing activities in the cash flow statement. Under the provisions of SFAS No. 115, transactions in trading securities will be classified as cash flows from operating activities. The Company does not expect the adoption of SFAS No. 115 to have a material effect on its financial position or results of operations.

OIL AND GAS PROPERTIES

     Under the successful efforts method of accounting, all costs of acquiring unproved oil and gas properties and drilling and equipping exploratory wells are capitalized pending determination of whether the properties have proved reserves. If an exploratory well is determined to be nonproductive, the drilling and equipment costs of the well are expensed at that time. All development drilling and equipment costs are capitalized. Capitalized costs of proved properties and estimated future dismantlement and abandonment costs are amortized on a property-by-property basis using the unit-of-production method. Geological and geophysical costs and delay rentals are expensed as incurred.

     Unproved properties are periodically assessed for impairment of value and a loss is recognized at the time of impairment. The aggregate carrying value of proved properties is periodically compared with the undiscounted future net cash flows from proved reserves, determined in accordance with Securities and Exchange Commission (SEC) regulations, and a loss is recognized if permanent impairment of value is determined to exist. A loss is recognized on proved properties expected to be sold in the event that carrying value exceeds expected sales proceeds.

NET LOSS PER COMMON SHARE

     The computations of net loss per common share are based on the weighted average number of common shares outstanding during each period.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash, marketable securities, short-term trade receivables and payables, notes receivable, restricted cash and long-term debt. The carrying values of cash, marketable securities, short-term trade receivables and payables, notes receivable and restricted cash approximate fair value. The fair value of long-term debt is estimated based on the market prices for the Company's publicly traded debt and on current rates available for similar debt with similar maturities and security for the Company's remaining debt.

GAS REVENUES

     The Company recognizes its ownership interest in natural gas sales as revenue. Actual production quantities sold by the Company may be different than its ownership share of production in a given period. If the Company's sales exceed its ownership share of production, the differences are recorded as deferred revenue. Gas balancing receivables are recorded when the Company's ownership share of production exceeds sales. The Company also accrues production expenses related to its ownership share of production. At September 30, 1993, the Company had produced and sold a net 11.9 billion cubic feet (Bcf) of natural gas less than its ownership share of production and had recorded gas balancing receivables, net of deferred revenues, of approximately $24.4 million.

                                   MESA INC.

     The Company periodically enters into natural gas futures contracts as a hedge against natural gas price fluctuations. Gains or losses on such futures contracts are deferred and recognized as natural gas revenue when the hedged production occurs. The Company recognized a gain of $6.2 million related to hedging activities during the first nine months of 1992 as compared to a loss of $.3 million for the same period in 1993. At September 30, 1993, the Company had no deferred gains or losses related to hedging activities and did not own any natural gas futures contracts accounted for as hedges.

TAXES

     The Company provides for income taxes using the asset and liability method under which deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax laws or tax rates is recognized in income in the period that includes the enactment date.

     On August 10, 1993, the Omnibus Budget Reconciliation Act of 1993 (the Act) was signed into law resulting in, among other things, an increase in the top Federal corporate income tax rate from 34% to 35%, effective January 1, 1993. This and other tax law changes resulting from the Act did not have a material effect on the Company's net deferred tax asset or related valuation allowance. Such valuation allowance completely offsets the Company's net deferred tax asset recorded as of January 1, 1993.

     See Note 10 for a discussion of a recent event relating to federal income taxes.

(2) RESOURCES AND LIQUIDITY

FINANCIAL CONDITION

     At September 30, 1993, the Company's long-term debt, net of current maturities, totaled $1.2 billion (see Note 4). The Company also had $73.2 million of working capital; cash and securities totaled $122.2 million. Working capital includes a $37.4 million note receivable, which was collected in October 1993 (see Note 7). Of the $122.2 million of cash and securities, $23.4 million is held in Hugoton Capital Limited Partnership (HCLP), an indirect subsidiary partnership. The assets of HCLP, which also holds substantially all of the Company's Hugoton field natural gas properties, $62.5 million of restricted cash and $541.6 million of secured debt, are dedicated to service HCLP's debt and are not available to pay creditors of the Company or its other subsidiaries. See
Note 4 for additional discussion.

     The Company's cash flows from operating activities are substantially dependent on the amount of oil and gas produced and the prices received for such production. Production and prices received from HCLP properties, together with cash held within HCLP, are expected, under the Company's current operating plan, to generate sufficient cash flow to meet HCLP's required principal and interest obligations. However, HCLP cash flows are not expected to be sufficient to permit HCLP to distribute any excess cash to Company subsidiaries other than HCLP until at least 1995. During the third quarter, the Company completed the debt exchange (Debt Exchange) described in Note 4. The notes issued in the Debt Exchange replaced substantially all of the Company's $600 million of previously outstanding long-term subordinated notes. The Debt Exchange will result in the deferral of annual cash interest payments of approximately $75 million through June 30, 1995. With the consummation of the Debt Exchange, production and prices at Company subsidiaries other than HCLP are expected, in the aggregate, to be sufficient to cover cash interest obligations over the next two years with cash from operating activities. The Company's subsidiaries other than HCLP may also supplement cash flows from operating activities with available cash and securities balances.

     Completion of the Debt Exchange also resulted in an amendment to the majority of the Company's bank credit agreement (Credit Agreement), which included advancing the maturity of $41 million of principal payments from 1994 to 1993 but also extending the maturity of $40 million of principal and $10 million of

                                   MESA INC.

letter of credit obligations from 1994 to 1995. The Company believes that completion of the Debt Exchange and Credit Agreement amendments have increased its ability to obtain traditional equity or debt financing in the future to repay or refinance its indebtedness. Depending on industry conditions, the Company may also generate or preserve cash by selling assets, reducing capital expenditures or pursuing other alternatives. As a result of the completion of the Debt Exchange and the related amendments to the Credit Agreement, the Company believes that it will have significantly greater cash flow and available cash balances over the next two to three years, subject to matters discussed below under "Litigation," whether or not production and prices increase.

LONG-TERM DEBT DEFAULT

     In conjunction with the negotiation and execution of the Debt Exchange, the Company did not make the $29.3 million of interest payments due on May 1, 1993 or the $9 million of interest payments due on August 1, 1993 relating to its 12% and 13 1/2% subordinated notes (Subordinated Notes) resulting in events of default under the terms of the Subordinated Note indentures and under cross default provisions of the Credit Agreement. On August 26, 1993, interest payments with respect to Subordinated Notes which remained outstanding after the Debt Exchange were made to the trustee under such indentures for distribution to holders of the remaining Subordinated Notes and, therefore, the events of default have been cured.

LITIGATION

     The Company is subject to various lawsuits, the most significant of which relates to a 1985 investment in Unocal Corporation (Unocal). A trial had been scheduled to begin February 22, 1994. As described in Note 8, a significant judgment against the Company in the Unocal lawsuit would have a material adverse effect on the financial position and results of operations of the Company. Payment of such a judgment would remove a substantial amount of cash from the Company at a time when cash flows from operating activities may not be sufficient to service debt and fund capital expenditures and other obligations. Such a payment could also reduce tangible adjusted equity, as defined, below the $50 million level required under the amended Credit Agreement. In the event of an adverse judgment, the Company could be required to post a bond or other security in the amount of the judgment in order to stay execution pending any appeal. See Note 10 for a discussion of recent events relating to the Unocal litigation.

     In the event of an adverse decision, the Company could pursue a variety of options including sales of assets, settlement discussions to reduce the amount of the award or to limit bond requests or negotiations to obtain relief from certain debt obligations to banks or noteholders. The Company could also consider seeking protection from creditors under the Federal Bankruptcy Code. The Company's choice from among its alternatives would depend on numerous factors including the amount of the judgment, bond or security requirements, the financial condition of the Company and conditions in the oil and gas industry.

(3) MARKETABLE SECURITIES

     The current value of marketable securities is as follows (in thousands):

                                                             SEPTEMBER 30,     DECEMBER 31,
                                                                 1993              1992
                                                             -------------     ------------
        Cost...............................................     $17,330          $ 12,167
        Unrealized gain (loss).............................         291              (249)
                                                             -------------     ------------
          Market Value.....................................     $17,621          $ 11,918
                                                             -------------     ------------
                                                             -------------     ------------

     For the nine months ended September 30, 1993, the Company recognized a net gain of $5.8 million from its investments in securities and futures contracts compared with net gains for the same period in 1992 of

                                   MESA INC.

$10.5 million. The net securities gains do not include gains or losses from natural gas futures contracts accounted for as hedges of natural gas production. Hedge gains or losses are included in natural gas revenue in the period in which the hedged production occurs (see Note 1).

     The net gains and losses recognized during a period include both realized and unrealized gains and losses. During the nine month period ended September 30, 1993, the Company realized net gains of $4.6 million from securities transactions and futures contracts. Net realized gains totaled $5.1 million for the nine month period ended September 30, 1992.

(4) LONG-TERM DEBT

     Long-term debt and current maturities are as follows (in thousands):

                                                             SEPTEMBER 30,     DECEMBER 31,
                                                                 1993              1992
                                                             -------------     ------------
        HCLP Secured Notes.................................    $ 541,600        $  580,850
        Credit Agreement...................................       77,862           100,000
        12 3/4% secured discount notes.....................      458,767                --
        12 3/4% unsecured discount notes...................      144,124                --
        0% convertible notes...............................       27,600                --
        12% subordinated notes.............................        6,336           300,000
        13 1/2% subordinated notes.........................        7,390           300,000
        Other..............................................        5,305             5,305
                                                             -------------     ------------
                                                               1,268,984         1,286,155
        Current maturities.................................      (86,371)          (44,555)
                                                             -------------     ------------
        Long-term debt.....................................   $1,182,613        $1,241,600
                                                             -------------     ------------
                                                             -------------     ------------

HCLP SECURED NOTES

     In 1991, HCLP, which holds substantially all of the Company's Hugoton field natural gas properties, issued $616 million of secured notes (HCLP Secured Notes) in a private placement with a group of institutional lenders. The issuance replaced $550 million of bank debt and funded a $66 million restricted cash balance within HCLP. The restricted cash balance is available to supplement cash flows from the HCLP properties in the event such cash flows are not sufficient to fund principal and interest payments on the HCLP Secured Notes when due. As the HCLP Secured Notes are repaid, the required restricted cash balance is reduced.

     The HCLP Secured Notes were issued in 15 series and have final stated maturities extending through 2012 but can be retired earlier depending on the rate of production from the Hugoton properties. As of September 30, 1993, $75.0 million has been repaid as scheduled. The HCLP Secured Notes outstanding on September 30, 1993 bear interest at fixed rates ranging from 8.80% to 11.30% (weighted average 10.21%). Principal and interest payments are made semiannually. Provisions in the HCLP Secured Note agreements require interest rate premiums to be paid to the noteholders in the event that the HCLP Secured Notes are repaid more rapidly or slowly than scheduled in the agreements. Such premiums, if required, would increase the effective interest rate of the HCLP Secured Notes.

     The HCLP Secured Note agreements contain various covenants which, among other things, limit HCLP's ability to sell or acquire oil and gas property interests, incur additional indebtedness, make unscheduled capital expenditures, make distributions of property or funds subject to the mortgage, or enter into certain types of long-term contracts or forward sales of production. The agreements also require HCLP to maintain separate existence from the Company. The assets of HCLP are dedicated to service HCLP's debt and are not available to pay creditors of the Company or its subsidiaries other than HCLP.

                                   MESA INC.

     Revenues received from production from HCLP's Hugoton properties are deposited in a collection account maintained by a collateral agent (Collateral Agent). The Collateral Agent releases or reserves funds, as appropriate, for the payment of royalties, taxes, operating costs, capital expenditures and principal and interest on the HCLP Secured Notes. Only after all required payments have been made may any remaining funds held by the Collateral Agent be released from the mortgage.

     In connection with the formation of HCLP and the issuance of the HCLP Secured Notes, Mesa Operating Limited Partnership (MOLP), a direct Company subsidiary which owns 81% of HCLP, entered into a services agreement with HCLP pursuant to which MOLP will provide certain services necessary to operate the Hugoton field properties and market production therefrom, process remittances of production revenues and perform certain other administrative functions in exchange for a services fee which totaled approximately $8 million for the nine months ended September 30, 1993.

     The restricted cash balance and cash held by the Collateral Agent for payment of interest and principal on the HCLP Secured Notes are invested by the Collateral Agent under the terms of a guaranteed investment contract (GIC) with Morgan Guaranty Trust Co. of New York (Morgan). Morgan was paid $13.9 million at the date of issuance of the HCLP Secured Notes to guarantee that funds invested under the GIC would earn an interest rate equivalent to the weighted average coupon rate on the outstanding principal balance of the HCLP Secured Notes (10.21% at September 30, 1993). A portion of this amount may be refunded if the HCLP Secured Notes are repaid earlier than if HCLP had produced according to its scheduled production, depending primarily on prevailing interest rates at that time.

     In the first quarter of 1992, the Company contributed $32 million in cash to HCLP, which amount was not subject to the mortgage, a portion of which has been used to supplement HCLP's cash flows in order to make scheduled principal payments. At September 30, 1993, approximately $10.1 million of HCLP's cash was not subject to the mortgage but is available to be used to supplement HCLP's cash flow in the future.

     HCLP had cash balances as follows (in thousands):

                                                             SEPTEMBER 30,     DECEMBER 31,
                                                                 1993              1992
                                                             -------------     ------------
        Cash included in current assets....................     $23,422          $ 64,141
                                                             -------------     ------------
                                                             -------------     ------------
        Restricted cash included in noncurrent assets......     $62,543          $ 64,339
                                                             -------------     ------------
                                                             -------------     ------------

CREDIT AGREEMENT

     As of June 30, 1993, the Company had borrowed $100 million under the $150 million Credit Agreement and had outstanding $10.6 million in letter of credit obligations secured by the Credit Agreement. The Credit Agreement was previously scheduled to mature in June 1994. Upon consummation of the Debt Exchange (see "Discount Notes" below and Note 2), the Company and its bank lenders amended the Credit Agreement. Pursuant to the amendment, the Credit Agreement was reduced to a $90 million credit facility providing for $80 million of initial borrowings and $10 million in letter of credit obligations. Accordingly, the Company made a $20 million principal payment under the Credit Agreement on August 26, 1993 and agreed to make additional principal payments of $10 million in the fourth quarter of 1993, $30 million in the first half of 1994, $40 million in the second quarter of 1995, and to cash collateralize $10 million in letters of credit obligations in the second quarter of 1995.

     The terms of the Credit Agreement require prepayment with respect to the next principal payment due in the amount of one-half of any proceeds from collections under the note receivable from Bicoastal Corporation (Bicoastal) (see Note 7). As a result of collections from Bicoastal totaling $41.0 million in the third and fourth quarters of 1993, $10.5 million of the $30 million due in the first half of 1994 will be prepaid in the fourth quarter of 1993.

                                   MESA INC.

     The rate of interest payable on borrowings under the Credit Agreement is the prime rate plus 1/2% or the Eurodollar rate plus 2 1/2% until borrowings are reduced to $50 million, and thereafter reduced, subject to certain conditions, to a rate equal to the Eurodollar rate plus 1 1/2% or the prime rate. The Credit Agreement is secured by a first lien on the Company's West Panhandle field properties, by the Company's equity interest in MOLP and by a 65% equity interest in HCLP.

     The amendments to the Credit Agreement reduced the Company's tangible adjusted equity requirement, as defined, from $150 million to $50 million and increased the Company's required ratio of cash flow and available cash to debt service requirement, as each is defined, from at least 1.25 to 1 to 1.50 to 1. At September 30, 1993, the Company's tangible adjusted equity, as defined, was $132 million and the ratio of cash flow and available cash to debt service was
2.11 to 1.

     The provisions of the Credit Agreement prohibit the Company from paying any dividends to equity holders, other than those paid in the form of equity securities.

DISCOUNT NOTES

     The Debt Exchange was consummated on August 26, 1993. Under the terms of the Debt Exchange, holders of approximately $293.7 million aggregate principal amount of 12% subordinated notes and $292.6 million aggregate principal amount of 13 1/2% subordinated notes (together with $28.6 million of accrued interest claims thereon) received approximately $435.5 million initial accreted value, as defined, of 12 3/4% secured discount notes due June 30, 1998; $136.9 million initial accreted value, as defined, of 12 3/4% unsecured discount notes due June 30, 1996 (together, the Discount Notes); $29.3 million principal amount of 0% convertible notes due June 30, 1998 (collectively, the New Notes); and, in the case of 13 1/2% subordinated noteholders, $13.2 million in cash. The New Notes, which rank pari passu with each other, are senior in right of payment to the remaining Subordinated Notes and subordinate to all permitted first lien debt, including the Credit Agreement.

     The Discount Notes will bear no interest through June 30, 1995; however, the accreted value, as defined, of both series will increase from May 1, 1993 through June 30, 1995 at 12 3/4% per year, compounded semiannually, with the first compounding date being June 30, 1993. After June 30, 1995, each series will accrue interest at an annual rate of 12 3/4%, payable in cash semiannually in arrears, with the first payment due December 31, 1995. The 0% convertible notes bear no interest and are convertible at the option of the noteholders at any time into shares of the Company's common stock at the rate of $3.896 per share. As of September 30, 1993, $1.7 million of the 0% convertible notes had been converted into 439,923 shares of common stock. If not earlier converted, and subject to certain conditions, the 0% convertible notes are subject to conversion at the option of the Company after November 25, 1993. The Company intends to cause such conversion of any remaining 0% convertible notes before December 31, 1993.

     The 12 3/4% secured discount notes are secured by second liens on the Company's West Panhandle field properties and a 65% equity interest in HCLP, both of which currently secure the Credit Agreement. The Company's right to maintain first lien debt is limited to $82.5 million.

     The indentures governing the Discount Notes, among other things, restrict the Company's ability to incur additional indebtedness, pay dividends, acquire stock or make investments, loans and advances.

SUBORDINATED NOTES

     The 12% subordinated notes are unsecured and mature in 1996. Interest on these notes is payable quarterly and, at the option of the Company, may be paid in Common Stock of the Company. The 13 1/2% subordinated notes are unsecured and mature in 1999. Interest on these notes is payable semiannually in cash.

                                   MESA INC.

INTEREST AND MATURITIES

     The aggregate interest payments made during the nine months ended September 30, 1993 and 1992 were $86.0 million and $111.8 million, respectively. Approximately $45.9 million of interest incurred during the nine months ended September 30, 1993 has been deferred under the terms of the Debt Exchange until the repayment dates of the Discount Notes. Such interest is included in interest expense in the statement of operations.

     The scheduled repayments on long-term debt for the last three months of 1993 and for the four succeeding years are as follows (in millions):

                                                        1993    1994    1995     1996    1997
                                                        -----   -----   -----   ------   -----
    HCLP Secured Notes................................  $  --   $42.9   $39.3   $ 45.4   $46.7
    Credit Agreement(1)...............................   18.7    19.5    39.6       --      --
    12 3/4% unsecured discount notes..................     --      --      --    178.8      --
    12% subordinated notes............................     --      --      --      6.3      --
    Other.............................................    5.3      --      --       --      --
                                                        -----   -----   -----   ------   -----
              Total...................................  $24.0   $62.4   $78.9   $230.5   $46.7
                                                        -----   -----   -----   ------   -----
                                                        -----   -----   -----   ------   -----

- ---------------

(1) Excludes $10 million in letter of credit obligations required to be cash collateralized in 1995.

FAIR VALUE OF LONG-TERM DEBT

     Based on borrowing rates currently available for secured debt with similar maturities and credit rating, the fair value of the HCLP Secured Notes at September 30, 1993 is estimated to be approximately $623 million.

     Based on borrowing rates currently available for bank loans with similar collateral, the fair value of the borrowings under the Credit Agreement at September 30, 1993 is estimated to be its carrying value.

     The Discount Notes are publicly traded but not listed on a national exchange. Based on trading prices available at September 30, 1993, the fair value of the 12 3/4% secured discount notes was $464.0 million and the fair value of the 12 3/4% unsecured discount notes was $137.7 million.

     The 12% and 13 1/2% subordinated notes are publicly traded but have not experienced significant activity since consummation of the Debt Exchange. Based on recent trades, the fair value of the 12% and 13 1/2% subordinated notes is not materially different from their carrying value.

     Based on the current financial condition of the Company, there is no assurance that the Company could obtain borrowings under long-term debt agreements with terms similar to those described above and receive proceeds approximating the estimated fair values.

(5) PROPERTY SALES

     On April 30, 1993, the Company sold a portion of its Rocky Mountain area properties for $7.1 million, after adjustments, and recorded a gain on the sale of approximately $4.1 million. The Company also retained a reversionary interest in the properties under which the Company will receive a 50% net profits interest in the properties after the purchaser has recovered its investment and certain other costs and expenses.

     On June 24, 1993, the Company sold its interest in the deep portion of the Hugoton field not owned by HCLP for approximately $19 million, after adjustments, and recorded a gain on the sale of approximately $5.5 million.

                                   MESA INC.

     These properties were expected to contribute approximately $5 million to the Company's 1993 cash flows. The proceeds from these sales were added to available cash.

(6) STOCKHOLDERS' EQUITY

     At September 30, 1993, the Company had outstanding 39.0 million shares of common stock and the Company owned a 95.90% limited partnership interest in its direct subsidiary partnerships and the General Partner owned a 4.10% interest. The General Partner's interest is convertible into approximately 1.7 million shares of common stock. See Note 10 for a discussion of recent events affecting the General Partner's interest and the Company's subsidiary partnerships.

     Approximately $1.7 million of 0% convertible notes were converted into 439,923 shares of common stock in September 1993. Approximately 7.1 million additional shares of common stock are issuable in exchange for the remaining $27.6 million of 0% convertible notes. See Notes 2 and 4 for a discussion of the Debt Exchange.

     The Company also has authorized 10 million shares of preferred stock. No shares of preferred stock have been issued as of September 30, 1993.

(7) NOTES RECEIVABLE

     As of September 30, 1993, notes receivable consist entirely of claims against Bicoastal. A plan of reorganization for Bicoastal was approved by the Bankruptcy Court in September 1992 and the Company collected approximately $28.1 million in 1992 and $3.6 million in July 1993. At September 30, 1993, the Company had remaining allowed principal claims of $37.4 million which were collected in October 1993. The October 1993 collection resulted in a third quarter gain of approximately $13.8 million, which represented the amount of proceeds collected in excess of the recorded note receivable. The Company may also collect certain interest amounts, although the timing and amount of such collection, if any, is uncertain.

(8) CONTINGENCIES

UNOCAL

     The Company is subject to a lawsuit relating to the investment in Unocal by Original Mesa and certain other defendants (collectively, the Mesa Defendants). This suit, filed in 1986 in Federal District Court in Los Angeles, alleges that, pursuant to Section 16(b) of the Securities Exchange Act of 1934, "short-swing profits" allegedly realized by the Mesa Defendants upon disposition of certain shares of Unocal common stock in 1985 are recoverable by Unocal. The case is currently scheduled to begin trial on February 22, 1994. The Company will have no liability in the case if it prevails on either of the following grounds: (i) that the 1985 acquisition of 6.7 million shares of Unocal was, as the Company contends, effected in a single purchase, or (ii) that the Mesa Defendants realized no profit on the disposition of any Unocal shares that might be deemed subject to Section 16(b).

     No determination can be made at this time as to the ultimate outcome of the litigation. If the plaintiffs were to prevail and were awarded a judgment (including interest) in the range of their estimate of $150 million, payment of such damages would have a material adverse effect on the financial position and results of operations of the Company. Consequences to the Company of an adverse decision are discussed in Note 2. See Note 10 for a discussion of recent events relating to the Unocal litigation.

MASTERSON

     In February 1992, the current lessors of an oil and gas lease (the Gas Lease) dated April 30, 1955, between R. B. Masterson, et al., as lessor, and Colorado Interstate Gas Company (CIG), as lessee, sued CIG in Federal District Court in Amarillo, Texas, claiming that CIG had underpaid royalties due under the Gas

                                   MESA INC.

Lease. The Company owns an interest in the Gas Lease. The plaintiffs alleged that the underpayment was the result of CIG's use of an improper gas sales price upon which to calculate royalties, and that the proper price should have been determined pursuant to a pricing clause in a July 1, 1967 amendment to the Gas Lease. The complaint did not specify the damages sought and appeared to relate only to royalties for periods after October 1, 1988. The plaintiffs also sought a declaration by the court as to the proper price to be used for calculating future royalties.

     In August 1992, CIG filed a third-party complaint against the Company for any such royalty underpayments which may be allocable to the Company's interest in the Gas Lease.

     On December 22, 1992, the plaintiffs filed a Second Amended Complaint, including both CIG and the Company as defendants, again alleging that the use of an improper price in calculating royalties resulted in underpayments of royalty, but for the first time alleging that the underpayments amounted to approximately $250 million (including interest) and covered the period July 1, 1967 to present. In addition, the plaintiffs seek exemplary damages.

     The plaintiffs have dismissed their claims against the Company for reasons relating to the jurisdiction of the federal court; however, the third-party complaint by CIG against the Company is not affected by the dismissal.

     The plaintiffs have recently filed court papers alleging royalty underpayments of approximately $450 million (including interest at 10%) covering the period July 1, 1967 to the present. In addition, the plaintiffs seek exemplary damages. Management believes that the Company has several defenses to plaintiffs' claims, including (i) that the royalties for all periods were properly computed and paid and (ii) that plaintiffs' claims with respect to all periods prior to October 1, 1988 (which appear to account for the substantial portion of the claims) were explicitly released by a 1988 written agreement among plaintiffs, CIG and the Company and are further barred by the statute of limitations. If the plaintiffs were to prevail, the manner in which any resulting liability would be shared between the Company and CIG would depend on the resolution of issues relating to the contractual agreements and the relationship between the Company, CIG and the lessors during the period in question.

     No determination can be made at this time as to the ultimate outcome of the litigation and no trial date has been set.

PREFERENCE UNITHOLDERS

     The Company is a defendant in lawsuits related to the Corporate Conversion pending in the U.S. District Court for the Northern District of Texas -- Dallas Division. Plaintiffs allege, among other things, that (i) the proxy materials delivered to unitholders in connection with the Corporate Conversion contained material misstatements and omissions, (ii) the general partner of the Partnership breached fiduciary duties to the preference unitholders in structuring the transaction and allocating the common stock of the Company and
(iii) the Corporate Conversion was not properly approved by the unitholders of the Partnership because certain procedural requirements of the partnership agreement were allegedly not met. The Company and the other defendants have denied the allegations and believe they are without merit. Plaintiffs seek an order requiring payment to the former preference unitholders of $164 million in respect of the preferential distribution rights of their units, a declaration declaring the Corporate Conversion void and rescinding it, unspecified compensatory and punitive damages and other relief.

OTHER

     The Company is also a defendant in other lawsuits and has assumed liabilities relating to Original Mesa and the Partnership. The Company does not expect the resolution of the Masterson lawsuit and preference

                                   MESA INC.

unitholder lawsuits or any of these other matters to have a material effect on its financial position or results of operations.

(9) CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

     The Company conducts its operations through various direct and indirect subsidiaries. The Company's direct subsidiaries are MOLP, Mesa Midcontinent Limited Partnership (MMLP)and Mesa Holding Limited Partnership (MHLP). MOLP owns all of the Company's interest in the West Panhandle field of Texas, the Gulf Coast and the Rocky Mountain area, as well as an approximate 81% limited partnership interest in HCLP. MMLP owns an approximate 19% limited partnership interest in HCLP. HCLP owns substantially all of the Company's Hugoton field natural gas properties and is liable for the HCLP Secured Notes (see Note 4). The assets and cash flows of HCLP are dedicated to service the HCLP Secured Notes and are not available to pay creditors of the Company or its subsidiaries other than HCLP. MOLP and the Company are liable for the Credit Agreement, the Subordinated Notes and the New Notes. Mesa Capital Corp. (Mesa Capital), a wholly owned subsidiary of MOLP, is also an obligor under the Subordinated Notes and the New Notes. Mesa Capital is a financing subsidiary and has insignificant assets and results of operations. Mesa Capital is included with MOLP in the condensed consolidating financial statements. See Note 10 for a discussion of recent events affecting the Company's subsidiary partnerships.

                                   MESA INC.

     The following are condensed consolidating financial statements of MESA Inc., HCLP, MOLP and the Company's other direct and indirect subsidiaries combined (in millions):

CONDENSED CONSOLIDATING BALANCE SHEETS

                                                                 OTHER       CONSOLIDATION       THE
                                         MESA                   COMPANY           AND          COMPANY
SEPTEMBER 30, 1993                       INC.   HCLP   MOLP   SUBSIDIARIES    ELIMINATION    CONSOLIDATED
- ------------------                       ----   ----   ----   ------------   -------------   ------------
Assets:
  Cash and cash investments............  $ --   $ 23   $ 15       $ 67           $  --          $  105
  Other current assets.................    --     12     29         53              --              94
                                         ----   ----   ----       ----           -----          ------
     Total current assets..............    --     35     44        120              --             199
                                         ----   ----   ----       ----           -----          ------
  Property, plant and equipment, net...    --    665    551          1              --           1,217
  Investment in subsidiaries...........   136     --     41        189            (366)             --
  Intercompany receivables.............    --     --    138         --            (138)             --
  Other noncurrent assets..............    --     88     53          3              --             144
                                         ----   ----   ----       ----           -----          ------
                                         $136   $788   $827       $313           $(504)         $1,560
                                         ----   ----   ----       ----           -----          ------
                                         ----   ----   ----       ----           -----          ------
Liabilities and Equity:
  Current liabilities..................  $ --   $ 58   $ 66       $  2           $  --          $  126
  Long-term debt.......................    --    499    684         --              --           1,183
  Intercompany payables................     9     --     --        148            (157)             --
  Other noncurrent liabilities.........    --     --    106         13              --             119
  Minority interest....................    --     --     --         --               5               5
  Partners'/Stockholders' equity
     (deficit).........................   127    231    (29)       150            (352)            127
                                         ----   ----   ----       ----           -----          ------
                                         $136   $788   $827       $313           $(504)         $1,560
                                         ----   ----   ----       ----           -----          ------
                                         ----   ----   ----       ----           -----          ------
DECEMBER 31, 1992
- -----------------
Assets:
  Cash and cash investments............  $ --   $ 64   $ 16       $ 77           $  --          $  157
  Other current assets.................    --     22     31          9              --              62
                                         ----   ----   ----       ----           -----          ------
     Total current assets..............    --     86     47         86              --             219
                                         ----   ----   ----       ----           -----          ------
  Property, plant and equipment, net...    --    682    598         --              --           1,280
  Investment in subsidiaries...........   193     --     51        191            (435)             --
  Intercompany receivables.............    --     --    138         --            (138)             --
  Other noncurrent assets..............    --     91     56         30              --             177
                                         ----   ----   ----       ----           -----          ------
                                         $193   $859   $890       $307           $(573)         $1,676
                                         ----   ----   ----       ----           -----          ------
                                         ----   ----   ----       ----           -----          ------
Liabilities and Equity:
  Current liabilities..................  $ --   $ 74   $ 40       $  2           $  --          $  116
  Long-term debt.......................    --    542    700         --              --           1,242
  Intercompany payables................     9     --     --        142            (151)             --
  Other noncurrent liabilities.........    --     --    113         13              --             126
  Minority interest....................    --     --     --         --               8               8
  Partners'/Stockholders' equity
     (deficit).........................   184    243     37        150            (430)            184
                                         ----   ----   ----       ----           -----          ------
                                         $193   $859   $890       $307           $(573)         $1,676
                                         ----   ----   ----       ----           -----          ------
                                         ----   ----   ----       ----           -----          ------

                                   MESA INC.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

NINE MONTHS ENDED:

                                                                 OTHER       CONSOLIDATION       THE
                                         MESA                   COMPANY           AND          COMPANY
SEPTEMBER 30, 1993                       INC.   HCLP   MOLP   SUBSIDIARIES    ELIMINATION    CONSOLIDATED
- ------------------                       ----   ----   ----   ------------   -------------   ------------
Revenues...............................  $--    $ 68   $ 89       $ --            $ --           $157
                                         ----   ----   ----       ----            ----           ----
Costs and Expenses:
  Operating, exploration and taxes.....   --      19     37         --              --             56
  General and administrative...........   --     --      15          2              --             17
  Depreciation, depletion and
     amortization......................   --      23     47         --              --             70
                                         ----   ----   ----       ----            ----           ----
                                          --      42     99          2              --            143
                                         ----   ----   ----       ----            ----           ----
Operating Income (Loss)................   --      26    (10)        (2)             --             14
                                         ----   ----   ----       ----            ----           ----
Interest Expense, Net of Interest
  Income...............................   --     (37)   (61)         1              --            (97)
Intercompany Interest Income
  (Expense)............................   --     --      12        (12)             --             --
Security Gains (Losses)................   --     --       7         (1)             --              6
Equity in Loss of Subsidiaries.........   (59)   --      (9)        (2)             70             --
Minority Interest......................   --     --     --          --               3              3
Other..................................   --     --      (7)        17               5             15
                                         ----   ----   ----       ----            ----           ----
Net Income (Loss)......................  $(59)  $(11)  $(68)      $  1            $ 78           $(59)
                                         ----   ----   ----       ----            ----           ----
                                         ----   ----   ----       ----            ----           ----
SEPTEMBER 30, 1992
- ------------------
Revenues...............................  $--    $ 50   $109       $ --            $ --           $159
                                         ----   ----   ----       ----            ----           ----
Costs and Expenses:
  Operating, exploration and taxes.....   --      15     38         --              --             53
  General and administrative...........   --     --      19         --              --             19
  Depreciation, depletion and
     amortization......................   --      23     57         --              --             80
                                         ----   ----   ----       ----            ----           ----
                                          --      38    114         --              --            152
                                         ----   ----   ----       ----            ----           ----
Operating Income (Loss)................   --      12     (5)        --              --              7
                                         ----   ----   ----       ----            ----           ----
Interest Expense, Net of Interest
  Income...............................   --     (39)   (60)         2              --            (97)
Intercompany Interest Income
  (Expense)............................   --     --      13        (13)             --             --
Security Gains.........................   --     --       5          6              --             11
Equity in Loss of Subsidiaries.........   (70)   --     (22)        (5)             97             --
Minority Interest......................   --     --     --          --               3              3
Other..................................    (2)   --      (1)        (2)              9              4
                                         ----   ----   ----       ----            ----           ----
Net Loss...............................  $(72)  $(27)  $(70)      $(12)           $109           $(72)
                                         ----   ----   ----       ----            ----           ----
                                         ----   ----   ----       ----            ----           ----

                                   MESA INC.

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

NINE MONTHS ENDED:

                                                                 OTHER       CONSOLIDATION       THE
                                         MESA                   COMPANY           AND          COMPANY
SEPTEMBER 30, 1993                       INC.   HCLP   MOLP   SUBSIDIARIES    ELIMINATION    CONSOLIDATED
- ------------------                       ----   ----   ----   ------------   -------------   ------------
Cash Flows from Operating Activities...  $--    $  3    $ 8       $  1         $    --             $ 12
                                         ----   ----   ----     ------         --------          ------
Cash Flows from Investing Activities:
  Capital expenditures.................   --      (6)   (15)        (1)             --              (22)
  Proceeds from sales of oil and gas
     properties........................   --     --      23          3              --               26
  Securities transactions, net.........   --     --       9         (9)             --              --
  Other................................   --     --       4          2               (6)            --
                                         ----   ----   ----     ------         --------          ------
                                          --      (6)    21         (5)              (6)              4
                                         ----   ----   ----     ------         --------          ------
Cash Flows from Financing Activities:
  Repayments of long-term debt.........   --     (39)   (22)       --               --              (61)
  Other................................   --       2     (9)        (6)               6              (7)
                                         ----   ----   ----     ------         --------          ------
                                          --     (37)   (31)        (6)               6             (68)
                                         ----   ----   ----     ------         --------          ------
Net Decrease in Cash and Cash
  Investments..........................  $--    $(40)   $(2)      $(10)          $  --             $(52)
                                         ----   ----   ----     ------         --------          ------
                                         ----   ----   ----     ------         --------          ------
SEPTEMBER 30, 1992
- ------------------
Cash Flows from Operating Activities...  $--     $(8)  $(28)      $  3           $  --             $(33)
                                         ----   ----   ----     ------         --------          ------
Cash Flows from Investing Activities:
  Capital expenditures.................   --      (2)   (55)        --              --              (57)
  Proceeds from sales of oil and gas
     properties........................   --     --      11         --              --               11
  Securities transactions, net.........   --     --      (3)        (2)             --               (5)
  Contributions to subsidiaries........   --     --     (25)        (7)              32             --
  Other................................   --     --       7         22              (14)             15
                                         ----   ----   ----     ------         --------          ------
                                          --      (2)   (65)        13               18             (36)
                                         ----   ----   ----     ------         --------          ------
Cash Flows from Financing Activities:
  Repayments of long-term debt.........   --     (25)    --        --               --              (25)
  Contributions from equityholders.....   --      32     --        --               (32)            --
  Other................................   --      (1)    (2)       (14)              14              (3)
                                         ----   ----   ----     ------         --------          ------
                                          --       6     (2)       (14)             (18)            (28)
                                         ----   ----   ----     ------         --------          ------
Net Increase (Decrease) in Cash and
  Cash Investments.....................  $--     $(4)  $(95)      $  2           $  --             $(97)
                                         ----   ----   ----     ------         --------          ------
                                         ----   ----   ----     ------         --------          ------

NOTES TO CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

(a) These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto of the Company of which this note is an integral part.

(b) As of September 30, 1993, MESA Inc. owns a 95.90% limited partnership interest in each of MOLP, MMLP and MHLP. The General Partner owns 4.10% of each of these subsidiary partnerships. These condensed consolidating financial statements present MESA Inc.'s investment in its subsidiaries and MOLP's and MMLP's investments in HCLP using the equity method. Under this method, investments are recorded at cost and adjusted for the parent company's ownership share of the subsidiary's cumulative results of operations. In addition, investments increase in the amount of contributions to subsidiaries and decrease in the amount of distributions from subsidiaries.

(c) The consolidation and elimination entries (i) eliminate the equity method investment in subsidiaries and equity in loss of subsidiaries, (ii) eliminate the intercompany payables and receivables, (iii) eliminate other transactions between subsidiaries including contributions and distributions and (iv) establish the General Partner's minority interest in the consolidated results of operations and financial position of the Company.

                                   MESA INC.

(10) SUBSEQUENT EVENTS

  Unocal Settlement

     On January 11, 1994, the Company entered into a settlement agreement with respect to the Unocal lawsuit described in Note 8 above, whereby the Company and the other defendants have agreed to pay to Unocal an aggregate of $47.5 million, of which $42.75 million will be paid by the Company and $4.75 million will be paid by certain other unaffiliated third parties. The settlement agreement is subject to approval by the Court, following notice by Unocal to its security holders. The Company intends to fund substantially all of its portion of the settlement amount with proceeds from issuance of additional 12 3/4% secured discount notes. If the settlement agreement is not approved by the Court, the agreement will terminate and the parties will jointly request the Court to set the earliest practicable trial date. The Company expects to accrue a loss in the amount of its share of the settlement in the fourth quarter of 1993.

  Stockholders' Equity/Minority Interest

     During the fourth quarter of 1993, the remaining 0% convertible notes outstanding at September 30, 1993 in the amount of $27.6 million were converted into approximately 7.1 million shares of common stock of the Company.

     On December 31, 1993, the General Partner exercised his right to convert a portion of his general partner interests in the direct subsidiary partnerships into shares of common stock of the Company, converting approximately one-fourth of his general partner interests into an aggregate of 416,890 shares of common stock. On January 5, 1994, the Company effected a series of merger transactions which resulted in the conversion of each of its subsidiary partnerships, other than HCLP, to corporate form. Pursuant to these mergers, MOLP was merged into Mesa Operating Co., MMLP was merged into Mesa Midcontinent Co., and MHLP was merged into Mesa Holding Co. Pursuant to these mergers, all of the remaining general partnership interests in the Company's subsidiary partnerships held directly or indirectly by the General Partner were converted into an aggregate of 1,250,670 shares of common stock, thereby eliminating the minority interest.

  Taxes

     In 1993, the Internal Revenue Service (IRS) completed two field examinations of the tax returns filed by Original Mesa for 1984 through 1987 tax years. In the fourth quarter of 1993, the IRS completed its administrative review of the field examinations and presented the Company with an additional tax assessment of approximately $7.7 million. In December 1993, the Company made a payment to the IRS of approximately $13 million, which payment includes interest, in full settlement of all claims. The Company is fully reserved for the additional tax assessment relating to the 1984 through 1987 tax years.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MESA Inc.:

     We have audited the accompanying consolidated balance sheets of MESA Inc. (a Texas corporation) as of December 31, 1992 and 1991, and the related consolidated statements of operations, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed further in Note 14 to the consolidated financial statements, the Company has prepared financial forecasts which indicate that the Company's cash flows from operating activities and existing cash and securities balances will be insufficient to fund certain principal and interest payments in 1996 on the Company's debt. Depending on industry and market conditions, the Company may generate cash by selling assets or issuing new debt or equity securities. However, the Company has a limited ability to sell assets and there can be no assurances that the Company will be able to raise equity capital or otherwise refinance its debt.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MESA Inc. as of December 31, 1992 and 1991, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1992, in conformity with generally accepted accounting principles.

     As discussed further in Notes 2 and 9 to the consolidated financial statements, the Company is subject to a lawsuit asserting that "short-swing profits" allegedly realized upon disposition of certain shares of Unocal Corporation (Unocal) common stock are recoverable by Unocal pursuant to Section 16(b) of the Securities Exchange Act of 1934. No determination can be made at this time as to the ultimate outcome of the litigation. Accordingly, no provision for any liability that may result upon adjudication has been made in the accompanying consolidated financial statements. As discussed in Notes 2 and 9, an unfavorable judgment would have a material adverse effect on the Company's financial position and results of operations. As discussed further in Note 14 to the consolidated financial statements, the Company and Unocal have entered into a settlement agreement with respect to the Unocal lawsuit. No determination can be made at this time as to whether the terms of the settlement agreement will be met or whether the settlement will be consummated.

                                            ARTHUR ANDERSEN & CO.

Houston, Texas
March 12, 1993 (except with respect to
  the matters discussed in Note 14, as to
  which the date is January 13, 1994)

                                   MESA INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            YEARS ENDED DECEMBER 31
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            1992          1991          1990
                                                          ---------     ---------     ---------
REVENUES:
  Natural gas...........................................  $ 157,672     $ 169,907     $ 232,220
  Natural gas liquids...................................     59,669        62,031        55,507
  Oil and condensate....................................     18,701        16,111        33,780
  Other.................................................      1,070         1,497         8,090
                                                          ---------     ---------     ---------
                                                            237,112       249,546       329,597
                                                          ---------     ---------     ---------
COSTS AND EXPENSES:
  Lease operating.......................................     43,859        46,869        61,381
  Production and other taxes............................     18,631        18,945        24,828
  Exploration charges...................................     10,008         4,691         8,507
  General and administrative............................     24,460        27,837        27,711
  Depreciation, depletion and amortization..............    113,933       117,076       163,781
                                                          ---------     ---------     ---------
                                                            210,891       215,418       286,208
                                                          ---------     ---------     ---------
OPERATING INCOME........................................     26,221        34,128        43,389
                                                          ---------     ---------     ---------
OTHER INCOME (EXPENSE):
  Interest income.......................................     13,504        16,512        16,444
  Interest expense......................................   (143,392)     (150,770)     (186,700)
  Gains (losses) on dispositions of oil and gas
     properties.........................................     12,250        33,749       (81,029)
  Securities gains (losses).............................      7,808        (2,060)         (452)
  Minority interest in loss.............................      3,854         3,419         8,649
  Other.................................................     (9,477)      (14,141)         (577)
                                                          ---------     ---------     ---------
                                                           (115,453)     (113,291)     (243,665)
                                                          ---------     ---------     ---------
NET LOSS................................................  $ (89,232)    $ (79,163)    $(200,276)
                                                          ---------     ---------     ---------
                                                          ---------     ---------     ---------
NET LOSS PER COMMON SHARE...............................  $   (2.31)    $   (2.05)    $   (5.19)
                                                          ---------     ---------     ---------
                                                          ---------     ---------     ---------
DIVIDENDS PER COMMON SHARE..............................  $      --     $      --     $     .85
                                                          ---------     ---------     ---------
                                                          ---------     ---------     ---------
AVERAGE COMMON SHARES OUTSTANDING.......................     38,571        38,571        38,571
                                                          ---------     ---------     ---------
                                                          ---------     ---------     ---------

         (See accompanying notes to consolidated financial statements)
(The consolidated statements of operations reflect the reorganization described in Note 1.)

                                   MESA INC.

                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                        1992          1991
                                                                      ----------    ----------
CURRENT ASSETS:
  Cash and cash investments.........................................  $  157,197    $  232,155
  Marketable securities.............................................      11,918        28,183
  Accounts receivable...............................................      44,637        44,005
  Other.............................................................       5,498         5,107
                                                                      ----------    ----------
          Total current assets......................................     219,250       309,450
                                                                      ----------    ----------
PROPERTY, PLANT AND EQUIPMENT:
  Oil and gas properties, wells and equipment, using the successful
     efforts method of accounting...................................   1,851,555     1,790,224
  Office and other..................................................      40,601        41,861
  Accumulated depreciation, depletion and amortization..............    (611,905)     (501,809)
                                                                      ----------    ----------
                                                                       1,280,251     1,330,276
                                                                      ----------    ----------
OTHER ASSETS:
  Restricted cash of subsidiary partnership.........................      64,339        65,381
  Notes receivable..................................................      30,315        58,496
  Gas balancing receivable..........................................      42,089        23,888
  Other.............................................................      40,279        45,325
                                                                      ----------    ----------
                                                                         177,022       193,090
                                                                      ----------    ----------
                                                                      $1,676,523    $1,832,816
                                                                      ----------    ----------
                                                                      ----------    ----------
                            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities on long-term debt..............................  $   44,555    $    6,310
  Accounts payable and accrued liabilities..........................      39,397        53,164
  Interest payable..................................................      32,445        33,101
                                                                      ----------    ----------
          Total current liabilities.................................     116,397        92,575
                                                                      ----------    ----------
LONG-TERM DEBT......................................................   1,241,600     1,304,395
                                                                      ----------    ----------
DEFERRED REVENUE....................................................      25,982        36,203
                                                                      ----------    ----------
OTHER LIABILITIES...................................................     100,231       114,244
                                                                      ----------    ----------
CONTINGENCIES
MINORITY INTEREST...................................................       7,961        11,815
                                                                      ----------    ----------
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value, authorized 10,000,000 shares; no
     shares issued and outstanding..................................          --            --
  Common stock, $.01 par value, authorized 100,000,000 shares;
     outstanding 38,570,544 and 38,570,544 shares; respectively.....         386           386
  Additional paid-in capital........................................     273,198       273,198
  Accumulated deficit...............................................     (89,232)           --
                                                                      ----------    ----------
                                                                         184,352       273,584
                                                                      ----------    ----------
                                                                      $1,676,523    $1,832,816
                                                                      ----------    ----------
                                                                      ----------    ----------

         (See accompanying notes to consolidated financial statements)
 (The consolidated balance sheets reflect the reorganization described in Note
                                      1.)

                                   MESA INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEARS ENDED DECEMBER 31
                                 (IN THOUSANDS)

                                                            1992          1991          1990
                                                          ---------     ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..............................................  $ (89,232)    $ (79,163)    $(200,276)
  Depreciation, depletion and amortization..............    113,933       117,076       163,781
  Securities (gains) losses.............................     (7,808)        2,060           452
  (Gains) losses on dispositions of oil and gas
     properties.........................................    (12,250)      (33,749)       81,029
  Increase in gas balancing receivables.................    (17,772)      (15,520)       (4,376)
  Decrease in deferred natural gas revenue..............    (10,287)       (5,296)       (6,392)
  Minority interest in loss.............................     (3,854)       (3,419)       (8,649)
  (Increase) decrease in accounts receivable............       (585)       18,611        (3,784)
  Increase (decrease) in payables and accrued
     liabilities........................................     (7,814)       11,909       (19,414)
  Other.................................................      7,230        22,469        11,445
                                                          ---------     ---------     ---------
          Cash provided by (used in) operating
            activities..................................    (28,439)       34,978        13,816
                                                          ---------     ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures and acquisitions.................    (69,201)      (31,864)      (36,513)
  Proceeds from dispositions of oil and gas
     properties.........................................     11,424       428,063        40,098
  Sales of marketable securities........................    126,217       164,071       574,849
  Purchases of marketable securities....................   (102,161)     (132,051)     (367,583)
  Collection of notes receivable........................     28,181           224            56
  Other.................................................    (11,494)      (28,764)      (18,257)
                                                          ---------     ---------     ---------
          Cash provided by (used in) investing
            activities..................................    (17,034)      399,679       192,650
                                                          ---------     ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash distributions to equity owners...................         --            --       (97,190)
  Long-term borrowings..................................         --       716,550       210,000
  Repayments of long-term debt..........................    (24,550)     (927,585)     (319,750)
  Funding of restricted cash balance....................         --       (66,061)           --
  Debt issuance costs...................................         --       (15,621)           --
  Other.................................................     (4,935)      (17,589)         (102)
                                                          ---------     ---------     ---------
          Cash used in financing activities.............    (29,485)     (310,306)     (207,042)
                                                          ---------     ---------     ---------
NET INCREASE (DECREASE) IN CASH AND CASH INVESTMENTS....    (74,958)      124,351          (576)
CASH AND CASH INVESTMENTS AT BEGINNING OF YEAR..........    232,155       107,804       108,380
                                                          ---------     ---------     ---------
CASH AND CASH INVESTMENTS AT END OF YEAR................  $ 157,197     $ 232,155     $ 107,804
                                                          ---------     ---------     ---------
                                                          ---------     ---------     ---------

         (See accompanying notes to consolidated financial statements)
(The consolidated statements of cash flows reflect the reorganization described in Note 1.)

                                   MESA INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                        COMMON STOCK      ADDITIONAL
                                                      ----------------     PAID-IN      ACCUMULATED
                                                      SHARES    AMOUNT     CAPITAL        DEFICIT
                                                      ------    ------    ----------    -----------
Balance, December 31, 1989..........................  38,571     $386     $  585,355     $      --
  Net loss..........................................      --       --       (200,276)           --
  Distributions.....................................      --       --        (32,718)           --
                                                      ------    ------    ----------    -----------
Balance, December 31, 1990..........................  38,571      386        352,361            --
  Net loss..........................................      --       --        (79,163)           --
                                                      ------    ------    ----------    -----------
Balance, December 31, 1991..........................  38,571      386        273,198            --
  Net loss..........................................      --       --             --       (89,232)
                                                      ------    ------    ----------    -----------
Balance, December 31, 1992..........................  38,571     $386     $  273,198     $ (89,232)
                                                      ------    ------    ----------    -----------
                                                      ------    ------    ----------    -----------

         (See accompanying notes to consolidated financial statements)
        (The consolidated statements of changes in stockholders' equity reflect the reorganization described in Note 1.)

                                   MESA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     MESA Inc., a Texas corporation, was formed in connection with a transaction (the Corporate Conversion) which reorganized the business of Mesa Limited Partnership (the Partnership). The Partnership was formed in 1985 to succeed to the business of Mesa Petroleum Co. (Original Mesa). The Partnership was owned 98% by its limited partners and 2% by its general partner (the General Partner). Unless the context otherwise requires, as used herein the term "Company" refers to MESA Inc. and its subsidiaries taken as a whole and includes its predecessors.

     Pursuant to the Corporate Conversion, the Partnership transferred substantially all its assets and liabilities to the Company on December 31, 1991 in exchange for all outstanding shares of the Company's common stock. The common units and general partner interests in the Partnership that were held by the General Partner (which would otherwise have been converted into 4.14% of the Company's common stock) were converted into a 4.14% general partner interest in each direct subsidiary partnership of the Company. The Partnership allocated 1.0 share of the Company's common stock for each common unit and 1.35 shares of the Company's common stock for each preference unit to its unitholders (other than the General Partner). Concurrently, the Company effected a one-for-five reverse split of the common stock and the Partnership distributed to its former unitholders (other than the General Partner) .2 shares of common stock for each common unit and .27 shares of common stock for each preference unit.

PRINCIPLES OF CONSOLIDATION

     The Company owns and operates its oil and gas properties and other assets through subsidiary partnerships. The General Partner owns a 4.14% interest in the direct subsidiary partnerships. The accompanying consolidated financial statements reflect the consolidated accounts of the Company and the subsidiary partnerships after elimination of intercompany transactions. The General Partner's interest is reflected as a minority interest.

     The Corporate Conversion has been reflected in the consolidated accounts of the Company as a reorganization of entities under common control whereby the historical bases of the assets and liabilities of the Partnership have been carried forward as the recorded bases for the Company. The accompanying consolidated financial statements reflect a retroactive restatement for all periods presented to reflect the Corporate Conversion.

     Certain reclassifications have been made to amounts reported in previous years to conform to 1992 presentation.

STATEMENTS OF CASH FLOWS

     For purposes of the statements of cash flows, the Company classifies all cash investments with original maturities of three months or less as cash and cash investments.

INVESTMENTS

     Investments in marketable securities are stated at the lower of cost or market value and are classified as current or noncurrent, depending on management's intent at the balance sheet date. Periodic changes in the stated value of the marketable securities portfolios are reflected in income in the case of current investments and in stockholders' equity in the case of noncurrent investments. The cost of securities sold is determined on the first-in, first-out basis. The Company also enters into various futures contracts which are not accounted for as hedges of existing assets and are periodically adjusted to market price. Gains and losses from such contracts are included in securities gains (losses).

                                   MESA INC.

OIL AND GAS PROPERTIES

     Under the successful efforts method of accounting, all costs of acquiring unproved oil and gas properties and drilling and equipping exploratory wells are capitalized pending determination of whether the properties have proved reserves. If an exploratory well is determined to be nonproductive, the drilling and equipment costs of the well are expensed at that time. All development drilling and equipment costs are capitalized. Capitalized costs of proved properties and estimated future dismantlement and abandonment costs are amortized on a property-by-property basis using the unit-of-production method. Geological and geophysical costs and delay rentals are expensed as incurred.

     Unproved properties are periodically assessed for impairment of value and a loss is recognized at the time of impairment. The aggregate carrying value of proved properties is periodically compared with the undiscounted future net cash flows from proved reserves, determined in accordance with Securities and Exchange Commission (SEC) regulations, and a loss is recognized if permanent impairment of value is determined to exist. A loss is recognized on proved properties expected to be sold in the event that carrying value exceeds expected sales proceeds.

LOSS PER SHARE

     The computations of loss per share are based on the weighted average number of common shares outstanding during each period.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash, marketable securities, short-term trade receivables and payables, notes receivable, restricted cash and long-term debt. The carrying values of cash, marketable securities, short-term trade receivables and payables and restricted cash approximate fair value. It is not practicable to estimate the fair value of a $27 million note receivable from Bicoastal Corporation (Bicoastal) since Bicoastal is emerging from bankruptcy and the Company's allowed claims in the bankruptcy exceed the carrying value of the note. The Company expects to ultimately collect the recorded amount of the note but the timing of collection is uncertain. See Note 8 for additional discussion of the Bicoastal note. The fair value of long-term debt is estimated based on the quoted market prices for the Company's publicly traded subordinated debt and on current rates available for similar debt with similar maturities and security for the Company's remaining debt.

GAS REVENUES

     The Company recognizes its ownership interest in natural gas sales as revenue. Actual production quantities sold by the Company may be different than its ownership share of production in a given period. If the Company's sales exceed its ownership interest, the differences are recorded as deferred revenue. Gas balancing receivables are recorded when the Company's ownership interest exceeds sales. The Company also records production expenses related to its ownership share of production. At December 31, 1992, the Company had produced a net 10.5 billion cubic feet of natural gas less than its ownership interest and had recorded gas balancing receivables, net of deferred revenues, of approximately $19.2 million.

     The Company periodically enters into natural gas futures contracts as a hedge against natural gas price fluctuations. Gains or losses on such hedges are deferred and recognized as natural gas revenue when the hedged production occurs. The Company recognized a loss of $1.0 million in 1990 related to hedging activities and gains of $8.3 million and $5.6 million in 1991 and 1992, respectively. These gains or losses are included in natural gas revenues for the respective periods. As of December 31, 1992, the Company had deferred realized losses of $.3 million which will be recognized as reductions of natural gas revenue in the first quarter of 1993.

                                   MESA INC.

TAXES

     The Company provides for income taxes using the asset and liability method under which deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax laws or tax rates is recognized in income in the period that includes the enactment date.

(2) RESOURCES AND LIQUIDITY

     Cash flows from operating activities for the years ended December 31, 1992, 1991 and 1990 were $(28) million, $35 million and $14 million, respectively. In those same years, respectively, capital expenditures totaled $69 million, $32 million and $37 million, and cash used in financing activities, primarily to repay or refinance debt, totaled $29 million, $310 million and $207 million. The Company used proceeds from sales of oil and gas properties, proceeds from collection of long-term receivables and cash and securities on hand to fund obligations in excess of cash flows from operating activities.

     At December 31, 1992, the Company's long-term debt totaled $1.2 billion (see Note 4). The Company also had $103 million of working capital; cash and securities totaled $169 million. Of the $169 million of cash and securities, $64 million is held in Hugoton Capital Limited Partnership, an indirect subsidiary partnership. The assets of this subsidiary partnership, which also holds substantially all of the Company's Hugoton field natural gas properties and $581 million of secured debt, are dedicated to service the debt of this subsidiary partnership and are not available to pay creditors of the Company or its other subsidiaries.

     During 1993, the Company expects its interest requirements to total $139 million, its capital expenditures to total $36 million and its principal payments on long-term debt to total $45 million (subject to matters described below with respect to the revolving credit agreement [Credit Agreement]). The Company's cash flows from sales of oil and gas production in 1993 are not expected to be sufficient to service debt and fund capital expenditures.

     The Company's independent public accountants included an explanatory paragraph in their report on the 1992 consolidated financial statements of the Company which described a potential debt covenant default which raised substantial doubt about the Company's ability to continue as a going concern. See Note 14 for a discussion of recent events affecting the independent public accountants' report. The consolidated financial statements of the Company have been prepared assuming the Company will continue as a going concern. Accordingly, no adjustments have been made to the consolidated financial statements to reflect any possible liquidation of assets which may be required in the event of bankruptcy. Management believes that the Company has several alternatives to improve its cash flow and available cash, including the Exchange Offer. The following discussion outlines Mesa's contingencies and alternatives.

POTENTIAL LONG-TERM DEBT DEFAULT

     The Company's financial forecasts indicate that, in the second or third quarter of 1993, the Company's tangible adjusted equity, as defined, may fall below the level required by a covenant contained in the Credit Agreement. Borrowings under the Credit Agreement totaled $100 million at December 31, 1992 and, absent an acceleration, are due June 3, 1994. The Credit Agreement also supports $10.6 million of outstanding letters of credit. See Note 4 for a discussion of the Credit Agreement and tangible adjusted equity covenant. If the Company were to fail to maintain the required level of tangible adjusted equity and were unable to obtain a waiver of or renegotiate such covenant, it would be in default under the Credit Agreement, giving the banks the right, subject to a 30-day grace period, to accelerate the principal payment of debt thereunder and to require cash collateralization of outstanding letters of credit. The Company's financial forecasts also indicate that available cash would be insufficient to repay the amounts outstanding under the Credit Agreement in the

                                   MESA INC.

event of default. Such an event of default, if not cured, would also constitute an event of default under each of the indentures governing the Company's $600 million of subordinated notes, giving the holders of such notes the right to accelerate such debt.

DEBT RESTRUCTURING

     The Company has proposed an exchange offer (Exchange Offer) whereby a new series of 12% unsecured discount notes due in August 1998 would be offered to existing holders of the Company's 12% and 13 1/2% subordinated notes. The new notes would accrue, but not pay, interest through August 1, 1996, after which interest would be payable in cash. If consummated, the Exchange Offer could result in cash savings by deferring up to $77 million of interest payments per year. See Note 4 for a description of the Exchange Offer. Management believes that consummation of the Exchange Offer may facilitate its ability to obtain a waiver of or to renegotiate the tangible adjusted equity covenant and, in addition, to negotiate an extension of the final maturity date of the Credit Agreement beyond June 1994. However, the Company has not yet sought any such waiver or extension and no assurance can be given that, if the Exchange Offer is completed, such changes will actually be achieved. The Company believes that completion of the Exchange Offer may also increase the Company's ability to obtain traditional equity or debt financing in the future to repay or refinance its indebtedness. The Exchange Offer is intended to reduce the Company's cash interest requirements through August 1996, which should enhance the Company's ability to service its debt obligations and make capital expenditures from available cash and operating cash flows. The Company is engaged in discussions with financial and legal advisors representing a committee of its noteholders regarding terms of the Exchange Offer. There can be no assurance that the Exchange Offer will be made or consummated or, if consummated, what the level of exchange will be. In addition, depending on industry conditions, the Company may generate or preserve cash by seeking to amend the maturity of the Credit Agreement, selling assets, issuing new debt or equity, reducing capital expenditures, paying interest on the 12% subordinated notes with common stock, seeking to otherwise defer payment of interest or pursuing other alternatives. See Note 14 for a discussion of recent events relating to the Exchange Offer.

LITIGATION

     The Company is subject to various lawsuits, the most significant of which relates to a 1985 investment in Unocal Corporation (Unocal). A trial is expected later in 1993. As described in Note 9, a significant judgment against the Company in the Unocal lawsuit would have a material adverse effect on the financial position and results of operations of the Company. Payment of such a judgment would remove a substantial amount of cash from the Company at a time when cash flows from operating activities are not expected to be sufficient to service debt and fund capital expenditures and other obligations. Such a payment would also reduce tangible adjusted equity below $150 million. In the event of an adverse judgment, the Company would expect to appeal but could be required to post a bond or other security in the amount of the judgment in order to stay execution pending appeal.

     In the event of an adverse decision, the Company could pursue a variety of options including sales of assets, settlement discussions to reduce the amount of the award or to limit bond requests or negotiations to obtain relief from certain debt obligations to banks or subordinated noteholders. The Company could also consider seeking protection from creditors under the Federal Bankruptcy Code. The Company's choice of alternatives would depend on numerous factors including the amount of the judgment, the status of the Exchange Offer, the status of renegotiations of the Credit Agreement, and conditions in the oil and gas industry.

                                   MESA INC.

(3) MARKETABLE SECURITIES

     Marketable securities are as follows at December 31 (in thousands):

                                                                    1992        1991
                                                                   -------     -------
        Cost.....................................................  $12,167     $28,183
        Unrealized gain (loss)...................................     (249)      2,698
                                                                   -------     -------
        Market value.............................................  $11,918     $30,881
                                                                   -------     -------
                                                                   -------     -------

     During the year ended December 31, 1992, the Company recognized a net gain of $7.8 million from its investments in securities and futures contracts compared with net losses in 1991 and 1990 of $2.1 million and $.5 million, respectively. The securities gains and losses do not include gains or losses from natural gas futures contracts accounted for as hedges of natural gas production. Hedge gains or losses are included in natural gas revenue in the month in which the hedged production occurs. (See Note 1).

     The net gains and losses recognized during a period include both realized and unrealized gains and losses. During 1992, the Company realized a net gain of $10.0 million from securities transactions and futures contracts. Net realized losses totaled $7.8 million and $11.6 million in 1991 and 1990, respectively.

(4) LONG-TERM DEBT

     Long-term debt and current maturities are as follows at December 31 (in thousands):

                                                                 1992           1991
                                                              ----------     ----------
        HCLP Secured Notes..................................  $  580,850     $  605,400
        Credit Agreement....................................     100,000        100,000
        12% subordinated notes..............................     300,000        300,000
        13 1/2% subordinated notes..........................     300,000        300,000
        Other...............................................       5,305          5,305
                                                              ----------     ----------
                                                               1,286,155      1,310,705
        Current maturities..................................     (44,555)        (6,310)
                                                              ----------     ----------
        Long-term debt......................................  $1,241,600     $1,304,395
                                                              ----------     ----------
                                                              ----------     ----------

HCLP SECURED NOTES

     In 1991, Hugoton Capital Limited Partnership (HCLP), a subsidiary which holds substantially all of the Company's Hugoton field natural gas properties, issued $616 million of secured notes (HCLP Secured Notes) in a private placement with a group of institutional lenders. The issuance replaced $550 million of bank debt and funded a $66 million restricted cash balance within HCLP. The restricted cash balance is available to supplement cash flows from the HCLP properties in the event such cash flows are not sufficient to fund principal and interest payments on the HCLP Secured Notes when due. As the HCLP Secured Notes are repaid, the required restricted cash balance is reduced.

     The HCLP Secured Notes were issued in 15 series and have final stated maturities extending through 2012 but can be retired earlier depending on the rate of production from the Hugoton properties. As of December 31, 1992, $36 million has been repaid as scheduled. An additional $19.5 million of principal was repaid as scheduled on March 1, 1993. The HCLP Secured Notes outstanding on December 31, 1992, bear interest at fixed rates ranging from 8.6% to 11.3% (weighted average 10.1%). Principal and interest payments are made semiannually. Provisions in the HCLP Secured Note agreements require interest rate premiums to be paid to the noteholders in the event that the HCLP Secured Notes are repaid more rapidly or slowly than

                                   MESA INC.

scheduled in the agreements. Such premiums, if required, would increase the effective interest rate of the HCLP Secured Notes.

     The HCLP Secured Note agreements contain various covenants which, among other things, limit HCLP's ability to sell or acquire oil and gas property interests, incur additional indebtedness, make unscheduled capital expenditures, make distributions of property or funds subject to the mortgage, or enter into certain types of long-term contracts or forward sales of production. The agreements also require HCLP to maintain separate existence from the Company. The assets of HCLP are dedicated to service HCLP's debt and are not available to pay creditors of the Company or its subsidiaries other than HCLP.

     Revenues received from production from HCLP's Hugoton properties are deposited in a collection account maintained by a Collateral Agent. The Collateral Agent releases or reserves funds, as appropriate, for the payment of royalties, taxes, operating costs, capital expenditures and principal and interest on the HCLP Secured Notes. Only after all required payments have been made may any remaining funds held by the Collateral Agent be released from the mortgage.

     In connection with the formation of HCLP and the issuance of the HCLP Secured Notes, Mesa Operating Limited Partnership (MOLP), a Company subsidiary and 81% owner of HCLP, entered into a services agreement with HCLP pursuant to which MOLP will provide certain services necessary to operate the Hugoton field properties and market production therefrom, process remittances of production revenues and perform certain other administrative functions in exchange for a services fee, which totaled approximately $11 million in 1992.

     The restricted cash balance and cash held by the Collateral Agent for payment of interest and principal on the HCLP Secured Notes are invested by the Collateral Agent under the terms of a guaranteed investment contract (GIC) with Morgan Guaranty Trust Co. of New York (GIC Provider). The GIC Provider was paid $13.9 million at the date of issuance of the HCLP Secured Notes to guarantee that funds invested under the GIC would earn an interest rate equivalent to the weighted average coupon rate on the outstanding principal balance of the HCLP Secured Notes (10.1% at December 31, 1992). A portion of this amount may be refunded if the HCLP Secured Notes are repaid earlier than if HCLP had produced according to its scheduled production, depending primarily on prevailing interest rates.

     In the first quarter of 1992, the Company contributed an additional $32 million in cash to HCLP which was not subject to the mortgage, a portion of which was used to supplement HCLP's cash flows in order to make scheduled principal payments in 1992. At December 31, 1992, approximately $17 million of HCLP's cash was not subject to the mortgage and is expected to be used to supplement HCLP's cash flow in 1993.

     HCLP's cash balances are as follows at December 31 (in thousands):

                                                                    1992        1991
                                                                   -------     -------
        Cash included in current assets..........................  $64,141     $45,334
                                                                   -------     -------
                                                                   -------     -------
        Restricted cash included in noncurrent assets............  $64,339     $65,381
                                                                   -------     -------
                                                                   -------     -------

CREDIT AGREEMENT

     The $150 million Credit Agreement, secured by the Company's West Panhandle field oil and gas properties, is due in June 1994 and bears interest at a designated prime rate or at a Eurodollar rate plus 1%. As of December 31, 1992, the Company has borrowed $100 million under the Credit Agreement. The Credit Agreement also supports $10.6 million of outstanding letters of credit. As a result, and subject to certain conditions, $39.4 million of unused borrowing capacity exists under the facility. The average interest rate under the Credit Agreement at December 31, 1992 was 4.6%.

                                   MESA INC.

     The Credit Agreement contains a covenant that requires the Company to maintain tangible adjusted equity, as defined, of at least $150 million. At December 31, 1992, tangible adjusted equity was $192 million. See Note 2 for a discussion of possible acceleration of principal payments of the borrowings under the Credit Agreement in the second or third quarter of 1993.

     The provisions of the Credit Agreement prohibit the Company from paying any dividends to equity holders, other than those paid in the form of equity securities.

     The Credit Agreement also contains a covenant that requires the Company to maintain a ratio of cash flow and available cash to debt service, as each is defined, of at least 1.25 to 1. At December 31, 1992, the ratio was 1.41 to 1.

SUBORDINATED NOTES

     The 12% subordinated notes are unsecured and mature in 1996. Interest on these notes is payable quarterly and, at the option of the Company, may be paid in common stock of the Company.

     The 13 1/2% subordinated notes are unsecured and mature in 1999. Interest on these notes is payable semiannually in cash.

     The 13 1/2% subordinated notes contain a provision that restricts the Company's ability to borrow additional funds (except for debt incurred to refinance other debt and additional debt not exceeding $50 million) if it does not maintain a defined cash flow coverage ratio. At December 31, 1992, the cash flow coverage ratio was less than the requirement and, as a result, the Company has limited ability to incur additional debt. The 12% and 13 1/2% subordinated notes also restrict the ability of the Company to pay dividends to equity holders if certain debt-to-equity ratios are not maintained. Under these provisions, the Company is currently prohibited from paying dividends.

     Both subordinated note agreements also contain provisions which would permit acceleration of the principal of the notes if the Company were in default on other debt obligations including the Credit Agreement.

     On October 26, 1992, the Company filed a registration statement (Registration Statement) with the SEC for a new series of 12% unsecured discount notes (New Notes) due August 1998 to be offered in the Exchange Offer to existing holders of the Company's 12% and 13 1/2% subordinated notes. As proposed, the New Notes would accrue interest, but would not require cash payments of interest, through August 1, 1996. The accreted value of the New Notes, as defined, would increase from February 1, 1993 through August 1, 1996 at a rate of 12% per annum, compounded semiannually. After August 1, 1996, the New Notes would accrue interest at 12% per annum, payable in cash. The New Notes would be senior in right of payment to any 12% and 13 1/2% subordinated notes that are not exchanged in the Exchange Offer.

     The Exchange Offer will be made only by means of a prospectus, after the Registration Statement is declared effective by the SEC. The terms of the Exchange Offer are currently being negotiated and there can be no assurance that the Exchange Offer will be made or consummated.

INTEREST AND MATURITIES

     The aggregate interest payments during 1992, 1991 and 1990 were $142.7 million, $128.1 million, and $190.0 million, respectively.

                                   MESA INC.

     The scheduled principal repayments on long-term debt for the next five years are as follows:

                                                   1993      1994     1995      1996     1997
                                                   -----    ------    -----    ------    -----
                                                                  (IN MILLIONS)
    HCLP Secured Notes...........................  $39.3    $ 42.9    $39.3    $ 45.4    $46.7
    Credit Agreement*............................     --     100.0       --        --       --
    12% subordinated notes*......................     --        --       --     300.0       --
    Other........................................    5.3        --       --        --       --
                                                   -----    ------    -----    ------    -----
              Total..............................  $44.6    $142.9    $39.3    $345.4    $46.7
                                                   -----    ------    -----    ------    -----
                                                   -----    ------    -----    ------    -----

- ---------------

* See Note 2 for a discussion of possible acceleration of principal payments under the Credit Agreement and potential for cross defaults under the subordinated notes.

FAIR VALUE OF LONG-TERM DEBT

     Based on borrowing rates currently available for secured debt with similar maturities and credit rating, the fair value of the HCLP Secured Notes at December 31, 1992 is estimated to be approximately $630 million.

     Based on borrowing rates currently available for revolving bank loans with similar collateral, the fair value of the Credit Agreement at December 31, 1992 is estimated to be its carrying value.

     The subordinated notes are publicly traded. Based on published trading prices at December 31, 1992, the fair value of the 12% subordinated notes was $243 million and the fair value of the 13 1/2% subordinated notes was $249 million.

     Based on the current financial condition of the Company, there is no assurance that the Company could obtain borrowings under long-term debt agreements with terms similar to those described above and receive proceeds approximating the estimated fair values.

(5) INCOME TAXES

     At December 31, 1992, the tax basis of the Company's consolidated net assets was greater than the financial basis of those net assets; therefore, no deferred tax liability has been recorded. The primary difference between bases for financial reporting purposes and for tax purposes is related to oil and gas properties and results from (i) the additional basis recognized for tax purposes when the Partnership was formed in 1985 and (ii) the tax basis adjustments resulting from purchases and sales of Partnership units during the years 1986 through 1991.

     On February 10, 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which the Company will adopt during the first quarter of 1993. SFAS No. 109 provides for, among other things, the recognition of deferred tax assets under certain circumstances. The tax basis of the Company's consolidated net assets exceeds the financial basis at December 31, 1992. Therefore, the Company will likely calculate a deferred tax asset upon adoption of SFAS No.
109. However, due to the Company's history of net operating losses and its current financial condition, an offsetting valuation allowance will result in little or no recognition of such asset. SFAS No. 109 prescribes an asset and liability method to provide for income taxes. Other than allowing deferred tax asset recognition, the provisions of SFAS No. 109 are similar to the Company's current policy. As a result, the Company does not expect adoption of SFAS No. 109 to have a material effect on its financial position or results of operations.

                                   MESA INC.

     At December 31, 1992, the Company had a regular tax net operating loss carryforward of approximately $135 million which will expire in 2007.

     The Company has assumed from the Partnership any tax liabilities or refunds which may arise as a result of any changes to Original Mesa's taxable income or loss for open tax years.

     The income tax returns of Original Mesa are open to examination by federal and state taxing authorities for calendar years 1984 through 1987. The Internal Revenue Service (IRS) has recently completed two field examinations of the open tax years, which indicate that additional taxes for the subject periods may be imposed. No formal tax assessment has been made by the IRS. An administrative review of the field examinations is currently in process; therefore, the amount of the eventual tax assessment, if any, cannot yet be determined. The Company believes that it has adequately provided for any potential tax liability and that the final resolution of the IRS examinations will not have a material adverse effect on its financial position or results of operations.

     The tax returns of the Partnership for the years 1989 through 1991 are also subject to examination by federal and state taxing authorities. If examinations of the Partnership returns result in changes to taxable income or loss, the taxable income or loss of the former partners and the tax basis of the Company's assets will be changed accordingly.

(6) PROPERTY SALES

     In June 1992, the Company sold all of its Canadian interests (consisting of overriding royalty interests in producing and nonproducing acreage) for approximately $12 million in cash and recognized a $12 million gain.

     In April 1991, the Company sold its producing gas properties in the San Juan Basin of New Mexico and Colorado for approximately $161 million in cash and the assumption by the purchaser of approximately $2 million in liabilities resulting in a gain of approximately $34 million.

     In March 1991, the Company sold certain of its producing oil and gas properties and undeveloped leasehold acreage in the Texas Panhandle and in Oklahoma for an aggregate of approximately $267 million in cash and the assumption by the purchasers of approximately $7 million in liabilities. The Company recognized a loss of $75 million in 1990 as a result of these transactions.

(7) STOCKHOLDERS' EQUITY

     At December 31, 1992, the Company had outstanding 38.6 million shares of common stock. The Company owns a 95.86% limited partnership interest in the direct subsidiary partnerships and the General Partner owns a 4.14% interest. The General Partner's interest is convertible into 1.7 million shares of common stock.

     The Company also has authorized 10 million shares of preferred stock. No shares of preferred stock have been issued as of December 31, 1992.

(8) NOTES RECEIVABLE

     Notes receivable consist primarily of claims against Bicoastal. A plan of reorganization for Bicoastal has been approved by the Bankruptcy Court and the Company collected approximately $28.1 million in 1992. At December 31, 1992, the Company had recorded receivables totaling $27.2 million from Bicoastal. In the confirmed bankruptcy plan, the Company has total remaining allowed claims of $40 million (net of the cash received in 1992). The Company expects that it will ultimately collect at least the remaining recorded amount of $27.2 million, but the timing of collection is uncertain. In addition to its allowed claims, the Company may also collect certain interest amounts.

                                   MESA INC.

(9) CONTINGENCIES

UNOCAL

     The Company is subject to a lawsuit relating to the investment in Unocal by Original Mesa and certain other defendants (collectively, the Mesa Defendants). This suit, filed in 1986 in Federal District Court in Los Angeles, alleges that, pursuant to Section 16(b) of the Securities Exchange Act of 1934, "short-swing profits" allegedly realized by the Mesa Defendants upon disposition of certain shares of Unocal common stock in 1985 are recoverable by Unocal. In late 1992, the Mesa Defendants made a motion for summary judgment that a 1985 settlement agreement between the Mesa Defendants and Unocal released the Mesa Defendants from any potential liability in the case. In March 1993, the court denied the Mesa Defendants' motion and granted the plaintiffs' cross motion, holding that, as a matter of law, the settlement agreement did not release the claim asserted by Unocal in this lawsuit. As of March 12, 1993, the case was scheduled for trial on June 8, 1993. The Company will have no liability in the case if it prevails on either of the following grounds: (i) that the 1985 acquisition of
6.7 million shares of Unocal was, as the Company contends, effected in a single purchase, or (ii) that the Mesa Defendants realized no profit on the disposition of any Unocal shares that might be deemed subject to Section 16(b). See Note 14 for a discussion of recent events relating to the Unocal litigation.

     No determination can be made at this time as to the ultimate outcome of the litigation. If the plaintiffs were to prevail and were awarded a judgment (including interest) in the range of their estimate of $150 million, payment of such amount would have a material adverse effect on the financial position and results of operations of the Company. Consequences to the Company of an adverse decision are discussed in Note 2.

MASTERSON

     In February 1992, the current lessors of an oil and gas lease (the Gas Lease) dated April 30, 1955, between R.B. Masterson, et al., as lessor, and Colorado Interstate Gas Company (CIG), as lessee, sued CIG in Federal District Court in Amarillo, Texas, claiming that CIG had underpaid royalties due under the Gas Lease. The Company owns an interest in the Gas Lease. The plaintiffs alleged that the underpayment was the result of CIG's use of an improper gas sales price upon which to calculate royalties, and that the proper price should have been determined pursuant to a pricing clause in a July 1, 1967 amendment to the Gas Lease. The complaint did not specify the damages sought and appeared to relate only to royalties for periods after October 1, 1988. The plaintiffs also sought a declaration by the court as to the proper price to be used for calculating future royalties.

     In August 1992, CIG filed a third-party complaint against the Company for any such royalty underpayments which may be allocable to the Company's Interest in the Gas Lease.

     On December 22, 1992, the plaintiffs filed a Second Amended Complaint, including both CIG and the Company as defendants, again alleging that the use of an improper price in calculating royalties resulted in underpayments of royalty, but for the first time alleging that the underpayments amounted to approximately $250 million (including interest) and covered the period from July 1, 1967 to the present. In addition, the plaintiffs seek exemplary damages.

     Management believes that the Company has several defenses to plaintiffs' claims, including (i) that the royalties for all periods were properly computed and paid and (ii) that plaintiffs' claims with respect to all periods prior to October 1, 1988 (which appear to account for the substantial portion of the above $250 million of claims) were explicitly released by a 1988 written agreement among the plaintiffs, CIG and the Company and are further barred by the statute of limitations. If the plaintiffs were to prevail, the manner in which any resulting liability would be shared between the Company and CIG would depend on the resolution of issues relating to the contractual agreements and the relationship between the Company, CIG and the lessors during the period in question.

                                   MESA INC.

     No determination can be made at this time as to the ultimate outcome of the litigation and no trial date has been set.

PREFERENCE UNITHOLDERS

     The Company is a defendant in lawsuits related to the Corporate Conversion pending in the U.S. District Court for the Northern District of Texas-Dallas Division. Plaintiffs allege, among other things, that (i) the proxy materials delivered to unitholders in connection with the Corporate Conversion contained material misstatements and omissions, (ii) the general partners of the Partnership breached fiduciary duties to the preference unitholders in structuring the transaction and allocating the common stock of the Company and
(iii) the Corporate Conversion was not properly approved by the unitholders of the Partnership because certain procedural requirements of the partnership agreement were allegedly not met. The Company and the other defendants have denied the allegations and believe they are without merit. Plaintiffs seek an order requiring payment to the former preference unitholders of $164 million in respect of the preferential distribution rights of their units, a declaration declaring the Corporate Conversion void and rescinding it, unspecified compensatory and punitive damages and other relief.

OTHER

     The Company is also a defendant in other lawsuits and has assumed liabilities relating to Original Mesa and the Partnership. The Company does not expect the resolution of the Masterson and preference unitholder lawsuits or any of these other matters to have a material adverse effect on its financial position or results of operations.

(10) EMPLOYEE BENEFIT PLANS

     The Company maintains two defined contribution retirement plans for the benefit of its employees. The Company expensed $3.3 million in 1992, $3.1 million in 1991, and $4.4 million in 1990 in connection with these plans.

     In December 1991, the stockholders of the Company approved the 1991 Stock Option Plan of the Company (the Option Plan), which authorized the grant of options to purchase up to 2 million shares of common stock to be granted to officers and key employees. The exercise price of each share of common stock placed under option pursuant to the Option Plan cannot be less than 100% of the fair market value of such share of common stock on the date the option is granted. Upon exercise, the grantee may elect to receive either shares of common stock or, at the discretion of the Option Committee of the Board of Directors, cash or certain combinations of stock and cash in an amount equal to the excess of the fair market value of the common stock at the time of exercise over the exercise price. At December 31, 1992, the following stock options were outstanding:

NUMBER OF      DATE OF     EXERCISE PRICE
 OPTIONS        GRANT        PER SHARE        EXERCISABLE
- ---------     ---------    --------------     -----------
1,186,000       1/10/92        $ 6.81           355,800
   10,000       5/19/92          4.13             3,000
  156,000      10/02/92         11.69                --
- ---------                                     -----------
1,352,000                                       358,800
- ---------                                     -----------
- ---------                                     -----------

     Options are exercisable from date of grant as follows: after six months, 30%; after one year, 55%; after two years, 80%; and after three years, 100%. At December 31, 1992, options for 638,000 shares were available for grant.

                                   MESA INC.

     The Company had agreements with two officers to provide postretirement deferred compensation at the rate of one-half of the participant's final rate of compensation (subject to minimum amounts specified in the agreements) for a period of 10 years following the date of retirement or death. In 1992, in order to terminate the deferred compensation agreements, the Company established life insurance plans, executed agreements with the two officers and purchased insurance policies at an aggregate cost of $4.9 million. At the time they were terminated, approximately $3.9 million had been accrued under the deferred compensation agreements. The Company has fully funded the life insurance policies and has no further obligations under such policies or under the deferred compensation agreements.

     The Company provides postretirement medical benefits for its retired employees and retired employees of Pioneer Corporation (acquired in 1986). In December 1990, SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," was issued requiring accrual basis accounting for such benefits. As a result, the Company will be required to record a liability related primarily to postretirement medical costs for retired and current employees. The Company will adopt SFAS No. 106 in 1993. The liability for benefits existing at the date of adoption will be amortized over 20 years. The Company believes that the adoption of the new standard will not have a material effect on its financial position or its results of operations.

(11) MAJOR CUSTOMERS

     Revenues include sales to Mapco Oil and Gas Company (Mapco) of $45.7 million (19.4%), Western Resources, Inc. (WRI) formerly Kansas Power & Light Company, of $39.7 million (16.8%) and Energas Company of $23.7 million (10.0%) in 1992. In 1991, revenues included sales to Mapco of $51.9 million (20.9%) and WRI of $27.9 million (11.2%). In 1990, revenues included sales to Mapco of $52.0 million (16.2%) and WRI of $42.0 million (13.1%).

(12) CONCENTRATIONS OF CREDIT RISK

     Substantially all of the Company's accounts receivable at December 31, 1992 result from oil and gas sales and joint interest billings to third party companies in the oil and gas industry. This concentration of customers and joint interest owners may impact the Company's overall credit risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions. In determining whether or not to require collateral from a customer or joint interest owner, the Company analyzes the entity's net worth, cash flows, earnings, and credit ratings. Receivables are generally not collateralized. Historical credit losses incurred by the Company on receivables have not been significant.

(13) CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

     The Company conducts its operations through various direct and indirect subsidiaries. Mesa Inc.'s direct subsidiaries are MOLP, Mesa Midcontinent Limited Partnership (MMLP) and Mesa Holding Limited Partnership. MOLP owns all of the Company's interest in the West Panhandle field of Texas, the Gulf Coast and the Rocky Mountain area as well as an approximate 81% limited partnership interest in HCLP. MMLP owns an approximate 19% limited partnership interest in HCLP. HCLP owns substantially all of the Company's Hugoton field natural gas properties and is liable for the HCLP Secured Notes (see Note 4). The assets and cash flows of HCLP are dedicated to service the HCLP Secured Notes and are not available to pay creditors of the Company or its subsidiaries other than HCLP. MOLP and Mesa Inc. are liable for the Credit Agreement and the 12% and 13 1/2% subordinated notes and will be liable for any new debt issued under the terms of the Exchange Offer. Mesa Capital Corp. (Mesa Capital), a wholly owned subsidiary of MOLP, is also an obligor under the 12% and 13 1/2% subordinated notes. Mesa Capital is a financing subsidiary and has insignificant assets and results of operations. Mesa Capital is included with MOLP in the condensed consolidating financial statements.

                                   MESA INC.

     The following are condensed consolidating financial statements of MESA Inc., HCLP, MOLP and the Company's other direct and indirect subsidiaries combined (in millions):

CONDENSED CONSOLIDATING BALANCE SHEETS

                                                                  OTHER       CONSOLIDATION       THE
                                        MESA                     COMPANY           AND          COMPANY
          DECEMBER 31, 1992             INC.   HCLP    MOLP    SUBSIDIARIES    ELIMINATION    CONSOLIDATED
- --------------------------------------  ----   ----   ------   ------------   -------------   ------------
Assets:
  Cash and cash investments...........  $ --    $64   $   16       $ 77           $  --          $  157
  Other current assets................    --     22       31          9              --              62
                                        ----   ----   ------     ------       -------------   ------------
     Total current assets.............    --     86       47         86              --             219
                                        ----   ----   ------     ------       -------------   ------------
  Property, plant and equipment,
     net..............................    --    682      598         --              --           1,280
  Investment in subsidiaries..........   193     --       51        191            (435)             --
  Intercompany receivables............    --     --      138         --            (138)             --
  Other assets........................    --     91       56         30              --             177
                                        ----   ----   ------     ------       -------------   ------------
                                        $193   $859   $  890       $307           $(573)         $1,676
                                        ----   ----   ------     ------       -------------   ------------
                                        ----   ----   ------     ------       -------------   ------------
Liabilities and Equity:
  Current liabilities.................  $ --    $74   $   40       $  2           $  --          $  116
  Long-term debt......................    --    542      700         --              --           1,242
  Intercompany payables...............     9     --       --        142            (151)             --
  Other noncurrent liabilities........    --     --      113         13              --             126
  Minority interest...................    --     --       --         --               8               8
  Partners'/stockholders' equity......   184    243       37        150            (430)            184
                                        ----   ----   ------     ------       -------------   ------------
                                        $193   $859   $  890       $307           $(573)         $1,676
                                        ----   ----   ------     ------       -------------   ------------
                                        ----   ----   ------     ------       -------------   ------------
DECEMBER 31, 1991
Assets:
  Cash and cash investments...........  $ --    $45   $  126       $ 61           $  --          $  232
  Other current assets................    --     24       25         28              --              77
                                        ----   ----   ------     ------       -------------   ------------
     Total current assets.............    --     69      151         89              --             309
                                        ----   ----   ------     ------       -------------   ------------
  Property, plant and equipment,
     net..............................    --    713      617         --              --           1,330
  Investment in subsidiaries..........   280     --       41        188            (509)             --
  Intercompany receivables............    --     --      160         --            (160)             --
  Other assets........................    --     93       45         55              --             193
                                        ----   ----   ------     ------       -------------   ------------
                                        $280   $875   $1,014       $332           $(669)         $1,832
                                        ----   ----   ------     ------       -------------   ------------
                                        ----   ----   ------     ------       -------------   ------------
Liabilities and Equity:
  Current liabilities.................  $  3    $39   $   49       $  1           $  --          $   92
  Long-term debt......................    --    599      705         --              --           1,304
  Intercompany payables...............     3     --       --        156            (159)             --
  Other noncurrent liabilities........    --      6      130         14              --             150
  Minority interest...................    --     --       --         --              12              12
  Partners'/stockholders' equity......   274    231      130        161            (522)            274
                                        ----   ----   ------     ------       -------------   ------------
                                        $280   $875   $1,014       $332           $(669)         $1,832
                                        ----   ----   ------     ------       -------------   ------------
                                        ----   ----   ------     ------       -------------   ------------

                                   MESA INC.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

YEAR ENDED:

                                                                        OTHER       CONSOLIDATION       THE
                                              MESA                     COMPANY           AND          COMPANY
             DECEMBER 31, 1992                INC.    HCLP   MOLP    SUBSIDIARIES    ELIMINATION    CONSOLIDATED
- --------------------------------------------  -----   ----   -----   ------------   -------------   ------------
Revenues:...................................  $ --    $88    $149       $   --          $  --          $  237
                                              ----    ---    ----       ------         ------          ------
Costs and Expenses:
  Operating, exploration and taxes..........    --     22      51           --             --              73
  General and administrative................    --     --      24           --             --              24
  Depreciation, depletion and
    amortization............................    --     34      80           --             --             114
                                              ----    ---    ----       ------         ------          ------
                                                --     56     155           --             --             211
                                              ----    ---    ----       ------         ------          ------
Operating Income (Loss).....................    --     32      (6)          --             --              26
                                              ----    ---    ----       ------         ------          ------
Interest Expense, net of Interest Income....    --    (52)    (80)           2             --            (130)
Intercompany Interest Income (Expense)......    --     --      18          (18)            --              --
Securities Gains (Losses)...................    --     --      (3)          11             --               8
Gains on Dispositions of Oil and Gas
  Properties................................    --     --      12           --             --              12
Equity in Loss of Subsidiaries..............   (87)    --     (16)          (4)           107              --
Minority Interest...........................    --     --      --           --              4               4
Other.......................................    (2)    --     (18)          (2)            13              (9)
                                              ----    ---    ----       ------         ------          ------
Net Loss....................................  $(89)  $(20)   $(93)      $  (11)         $ 124          $  (89)
                                              ----    ---    ----       ------         ------          ------
                                              ----    ---    ----       ------         ------          ------
DECEMBER 31, 1991
Revenues:...................................  $ --    $57    $178       $   15          $  --          $  250
                                              ----    ---    ----       ------         ------          ------
Costs and Expenses:
  Operating, exploration and taxes..........    --     13      53            5             --              71
  General and administrative................    --     --      27            1             --              28
  Depreciation, depletion and
    amortization............................    --     25      81           11             --             117
                                              ----    ---    ----       ------         ------          ------
                                                --     38     161           17             --             216
                                              ----    ---    ----       ------         ------          ------
Operating Income (Loss).....................    --     19      17           (2)            --              34
                                              ----    ---    ----       ------         ------          ------
Interest Expense, net of Interest Income....    --    (30)   (100)          (4)            --            (134)
Intercompany Interest Income (Expense)......    --     --       8           (8)            --              --
Securities Gains (Losses)...................    --     --       8          (10)            --              (2)
Gains on Dispositions of Oil and Gas
  Properties................................    --     --      34           --             --              34
Equity in Loss of Subsidiaries..............   (73)    --      (9)          (2)            84              --
Minority Interest...........................    --     --      --           --              3               3
Other.......................................    (6)    --     (23)          15             --             (14)
                                              ----    ---    ----       ------         ------          ------
Net Loss....................................  $(79)  $(11)   $(65)      $  (11)         $  87          $  (79)
                                              ----    ---    ----       ------         ------          ------
                                              ----    ---    ----       ------         ------          ------
DECEMBER 31, 1990
Revenues:...................................  $ --    $--    $262       $   68          $  --          $  330
                                              ----    ---    ----       ------         ------          ------
Costs and Expenses:
  Operating, exploration and taxes..........    --     --      77           18             --              95
  General and administrative................    --     --      22            6             --              28
  Depreciation, depletion and
    amortization............................    --     --     113           51             --             164
                                              ----    ---    ----       ------         ------          ------
                                                --     --     212           75             --             287
                                              ----    ---    ----       ------         ------          ------
Operating Income (Loss).....................    --     --      50           (7)            --              43
                                              ----    ---    ----       ------         ------          ------
Interest Expense, net of Interest Income....    --     --    (147)         (23)            --            (170)
Intercompany Interest Income (Expense)......    --     --      21          (21)            --              --
Securities Gains (Losses)...................    --     --      22          (22)            --              --
Gains (Losses) on Dispositions of Oil and
  Gas Properties............................    --     --       3          (89)             5             (81)
Equity in Loss of Subsidiaries..............  (200)    --      --           --            200              --
Minority Interest...........................    --     --      --           --              9               9
Other.......................................    --     --     (28)          27             --              (1)
                                              ----    ---    ----       ------         ------          ------
Net Loss.................................... $(200)   $--    $(79)      $ (135)         $ 214          $ (200)
                                              ----    ---    ----       ------         ------          ------
                                              ----    ---    ----       ------         ------          ------

                                   MESA INC.

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

YEAR ENDED:

                                                                        OTHER       CONSOLIDATION       THE
                                              MESA                     COMPANY           AND          COMPANY
             DECEMBER 31, 1992                INC.   HCLP    MOLP    SUBSIDIARIES    ELIMINATION    CONSOLIDATED
- --------------------------------------------  ----   -----   -----   ------------   -------------   ------------
Cash Flows from Operating Activities........  $ --   $  16   $ (44)     $   --          $  --          $  (28)
                                              ----   -----   -----      ------         ------          ------
Cash Flows from Investing Activities:
  Capital expenditures......................    --      (3)    (66)         --             --             (69)
  Proceeds from sales of oil and gas
    properties..............................    --      --      11          --             --              11
  Securities transactions, net..............    --      --      (8)         32             --              24
  Contributions to subsidiaries.............    --      --     (25)         (7)            32              --
  Other.....................................    --      --      23          25            (31)             17
                                              ----   -----   -----      ------         ------          ------
                                                --      (3)    (65)         50              1             (17)
                                              ----   -----   -----      ------         ------          ------
Cash Flows from Financing Activities:
  Repayments of long-term debt..............    --     (25)     --          --             --             (25)
  Contributions from equity holders.........    --      32      --          --            (32)             --
  Other.....................................    --      (1)     (1)        (34)            31              (5)
                                              ----   -----   -----      ------         ------          ------
                                                --       6      (1)        (34)            (1)            (30)
                                              ----   -----   -----      ------         ------          ------
Net Increase (Decrease) in Cash and Cash
  Investments...............................  $ --   $  19   $(110)     $   16          $  --          $  (75)
                                              ----   -----   -----      ------         ------          ------
                                              ----   -----   -----      ------         ------          ------
DECEMBER 31, 1991
Cash Flows from Operating Activities........  $ --   $  28   $   8      $   (1)         $  --          $   35
                                              ----   -----   -----      ------         ------          ------
Cash Flows from Investing Activities:
  Capital expenditures......................    --      (2)    (29)         (1)            --             (32)
  Proceeds from sales of oil and gas
    properties..............................    --      --     313         115             --             428
  Securities transactions, net..............    --      --       6          26             --              32
  Contributions to subsidiaries.............    --      --     (28)         --             28              --
  Other.....................................    --      --     (17)        (13)             1             (29)
                                              ----   -----   -----      ------         ------          ------
                                                --      (2)    245          127             29             399
                                              ----   -----   -----      ------         ------          ------
Cash Flows from Financing Activities:
  Long-term borrowings......................    --     617     100          --             --             717
  Repayments of long-term debt..............    --    (562)   (246)       (120)            --            (928)
  Contributions from equity holders.........    --      28      --          --            (28)             --
  Other.....................................    --     (64)    (29)         (5)            (1)            (99)
                                              ----   -----   -----      ------         ------          ------
                                                --      19    (175)       (125)           (29)           (310)
                                              ----   -----   -----      ------         ------          ------
Net Increase (Decrease) in Cash and Cash
  Investments...............................  $--    $  45   $  78      $    1          $  --          $  124
                                              ----   -----   -----      ------         ------          ------
                                              ----   -----   -----      ------         ------          ------
DECEMBER 31, 1990
Cash Flows from Operating Activities........  $ --   $  --   $  (2)     $   16          $  --          $   14
                                              ----   -----   -----      ------         ------          ------
Cash Flows from Investing Activities:
  Capital expenditures......................    --      --     (25)        (11)            --             (36)
  Proceeds from sales of oil and gas
    properties..............................    --      --      31           9             --              40
  Securities transactions, net..............    --      --      19         188             --             207
  Distribution from subsidiaries............    97      --      --          --            (97)             --
  Other.....................................    --      --      58          (4)           (72)            (18)
                                              ----   -----   -----      ------         ------          ------
                                                97      --      83         182           (169)            193
                                              ----   -----   -----      ------         ------          ------
Cash Flows from Financing Activities:
  Long-term borrowings......................    --      --     210          --             --             210
  Repayments of long-term debt..............    --      --    (208)       (112)            --            (320)
  Distributions to equity holders...........   (97)     --     (97)         --             97             (97)
  Other.....................................    --      --      --         (72)            72              --
                                              ----   -----   -----      ------         ------          ------
                                               (97)     --     (95)       (184)           169            (207)
                                              ----   -----   -----      ------         ------          ------
Net Increase (Decrease) in Cash and Cash
  Investments...............................  $ --   $  --   $ (14)     $   14          $  --          $   --
                                              ----   -----   -----      ------         ------          ------
                                              ----   -----   -----      ------         ------          ------

                                   MESA INC.

NOTES TO CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

(a) These condensed consolidating financial statements should be read in conjunction with the consolidated financial statements and notes thereto of the Company of which this note is an integral part.

(b) MESA Inc. owns a 95.86% limited partnership interest in each of MOLP, MMLP and MHLP. The General Partner owns 4.14% of each of these subsidiary partnerships. These condensed consolidating financial statements present MESA Inc.'s investment in its subsidiaries and MOLP's and MMLP's investments in HCLP using the equity method. Under this method, investments are recorded at cost and adjusted for the parent company's ownership share of the subsidiary's cumulative results of operations. In addition, investments increase in the amount of contributions to subsidiaries and decrease in the amount of distributions from subsidiaries.

(c) The consolidating financial statements include the results of operations and cash flows of HCLP as a separate entity after June 12, 1991 (the date of inception of HCLP). Prior to June 1991, MOLP and MMLP owned the Hugoton field natural gas properties currently owned by HCLP. As a result, results of operations and cash flows related to the Hugoton field properties are included with the results of operations and cash flows of MOLP and MMLP (included in other Company subsidiaries) for the first five months of 1991 and for all of 1990.

(d) In connection with the formation of HCLP, MOLP and MMLP contributed producing natural gas properties in the Hugoton field and long-term debt to HCLP in return for limited partnership interests. These transactions did not require cash and are not reflected in the statements of cash flows of HCLP, MOLP or MMLP.

          Non-cash contributions by MOLP and MMLP from inception (June 12, 1991) to December 31, 1992 are summarized below (in thousands):

                                                              MOLP          MMLP
                                                            ---------     --------
            Oil and gas properties........................  $ 447,501     $288,819
            Long-term debt................................   (451,283)     (99,206)
            Other assets, net of liabilities..............     26,080        1,365
            General Partner...............................       (113)        (964)
                                                            ---------     --------
                                                            $  22,185     $190,014
                                                            ---------     --------
                                                            ---------     --------

(e) The consolidation and elimination entries (i) eliminate the equity method investment in subsidiaries and equity in loss of subsidiaries, (ii) eliminate the intercompany payables and receivables, (iii) eliminate other transactions between subsidiaries including contributions and distributions and (iv) establish the General Partner's minority interest in the consolidated results of operations and financial position of the Company.

(14) SUBSEQUENT EVENTS

  Completion of the Exchange Offer

     In August 1993, the Company completed the Exchange Offer and effected certain amendments to the Credit Agreement. The Exchange Offer and related amendments to the Credit Agreement are more fully described in Notes 2 and 4 to the consolidated financial statements of the Company for the nine months ended September 30, 1993 included elsewhere in this Prospectus.

     Completion of the Exchange Offer results in the deferral of approximately $75 million of annual interest payments which would have been paid through June 1995. As a result of the completion of the Exchange Offer and the related amendments to the Credit Agreement, the Company expects to be able to service its debt and make capital expenditures with cash flows generated by operating activities and with existing cash and securities balances during the next two years. On December 31, 1995, the Company will begin making

                                   MESA INC.

interest payments on the 12 3/4% secured discount notes due June 30, 1998 and the 12 3/4% discount notes due June 30, 1996 (together, the Discount Notes) issued in the Exchange Offer. Assuming no changes in the Company's capital structure prior to such date, the Company will be required to make cash interest payments related to the Discount Notes totaling approximately $48 million (approximately $51 million if all of the additional secured discount notes offered by this Prospectus are issued) on December 31, 1995 and payments totaling approximately $84 million (approximately $90 million if all of the additional secured discount notes are issued) during 1996. In addition, 12 3/4% unsecured discount notes in the amount of $178.8 million and 12% subordinated notes in the amount of $6.3 million become due in mid-1996. The Company's current financial forecasts indicate that the Company will be unable to fund such payments in 1996 with cash flows from operating activities and existing cash and securities balances. Depending on industry and market conditions, the Company may generate cash by selling assets or issuing new debt or equity securities. However, the Company has limited ability to sell assets since its two largest assets, its interests in the Hugoton and West Panhandle fields, are pledged under long-term debt agreements. After the June 30, 1995 repayment of the balances outstanding under the Credit Agreement, the Company would have $82.5 million of first lien borrowing capacity on the West Panhandle field properties. The Company's current business strategy includes continuing its efforts to strengthen its financial condition by raising equity capital and applying the proceeds thereof to retire debt, and issuing new lower-cost debt to refinance its existing high cost debt securities. There can be no assurance that the Company will be able to raise equity capital or otherwise refinance its debt.


     As described in Note 2 to the consolidated financial statements, the Company's independent public accountants had previously included an explanatory paragraph in their report on the 1992 consolidated financial statements of the Company which described a potential debt covenant default which raised substantial doubt about the Company's ability to continue as a going concern. In conjunction with the filing of this Prospectus, the Company's independent public accountants reissued their report on the Company's 1992 consolidated financial statements. As a result of the successful completion of the Exchange Offer and the related amendments to the Credit Agreement, the explanatory paragraph was not included in the reissued independent public accountants' report.

     However, as a result of the potential adverse financial consequences discussed above relating to certain principal and interest payments due in 1996 on the Company's debt, the Company's independent public accountants' report, as reissued for this Prospectus, contains an "emphasis-of-a-matter" paragraph which calls attention to such matters.

  Unocal Settlement

     On January 11, 1994, the Company entered into a settlement agreement with respect to the Unocal lawsuit described in Note 8 above, whereby the Company and the other defendants have agreed to pay to Unocal an aggregate of $47.5 million, of which $42.75 million will be paid by the Company and $4.75 million will be paid by certain other unaffiliated third parties. The settlement agreement is subject to approval by the Court, following notice by Unocal to its security holders. The Company intends to fund substantially all of its portion of the settlement amount with proceeds from issuance of additional 12 3/4% secured discount notes. If the settlement agreement is not approved by the Court, the agreement will terminate and the parties will jointly request the Court to set the earliest practicable trial date. The Company expects to accrue a loss in the amount of its share of the settlement in the fourth quarter of 1993.

  Other Events.

     See Note 10 to the Company's consolidated financial statements for the nine months ended September 30, 1993, included elsewhere in this Prospectus, for a discussion of other recent events relating to the Company's subsidiary partnerships, the General Partner's interest and the IRS examinations relating to the 1984 through 1987 tax years.

                                   MESA INC.

                          SUPPLEMENTAL FINANCIAL DATA

OIL AND GAS RESERVES AND COST INFORMATION (UNAUDITED) --

     Net proved oil and gas reserves as of December 31, 1992 associated with the Company's two most significant natural gas producing fields were estimated by DeGolyer and MacNaughton, independent petroleum engineering consultants (D&M). These two fields, the Hugoton and West Panhandle fields, represent over 95% of the Company's net proved equivalent natural gas reserves at December 31, 1992. The Company's remaining reserves in the Rocky Mountain, Gulf Coast and deep Hugoton regions were estimated by Company engineers. All of the Company's reserves at December 31, 1992 were in the United States. Net proved oil and gas reserves in the Untied States and Canada as of December 31, 1991 and 1990 were estimated by D&M. The reserves in Canada were less than 2% of the total equivalent reserves of the Company and are not presented separately in this report. The Company's interests in Canada were sold in 1992. In accordance with regulations established by the SEC, the reserve estimates were based on economic and operating conditions existing at the end of the respective years.

     Future prices for natural gas were based on market prices as of each year end and contract terms, including fixed and determinable price escalations. Market prices as of each year end were used for future sales of oil, condensate and natural gas liquids. Future operating costs, production and ad valorem taxes and capital costs were based on current costs as of each year end, with no escalation.

     Over 70% of the Company's equivalent proved reserves (based on a factor of 6 thousand cubic feet (Mcf) of gas per barrel of liquids) at December 31, 1992 are natural gas. The natural gas prices in effect at December 31, 1992 (having a weighted average of $1.94 per Mcf) were used in accordance with SEC regulations but may not be the most appropriate or representative prices to use for estimating reserves since such prices were influenced by the seasonal demand for natural gas. The average price received by the Company for sales of natural gas in 1992 was $1.66 per Mcf. Assuming all other variables used in the calculation of reserved data are held constant, the Company estimates that each $.10 change in the price per Mcf for natural gas production would affect the Company's estimated future net cash flows and present value thereof, before income taxes, by $115 million and $54 million, respectively. At December 31, 1992, the Company's standardized measure of future net cash flows from proved reserves (Standardized Measure) and the pre-tax Standardized Measure were less than the net book value of oil and gas properties by approximately $225 million and $94 million, respectively. The Company believes that the ultimate future value to be received for production from its oil and gas properties will be greater than the current net book value of its oil and gas properties.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures. Reserve data represent estimates only and should not be construed as being exact. Moreover, the Standardized Measure should not be construed as the current market value of the proved oil and gas reserves or the costs that would be incurred to obtain equivalent reserves. A market value determination would include many additional factors including (i) anticipated future changes in oil and gas prices, production and development costs; (ii) an allowance for return on investment; (iii) the value of additional reserves, not considered proved at present, which may be recovered as a result of further exploration and development activities; and (iv) other business risks.

                                   MESA INC.

                CAPITALIZED COSTS AND COSTS INCURRED (UNAUDITED)

     Capitalized costs relating to oil and gas producing activities at December 31, 1992, 1991 and 1990 and the costs incurred during the years then ended are set forth below (in thousands):

                                                            1992           1991           1990
                                                         ----------     ----------     ----------
Capitalized Costs
  Proved properties....................................  $1,850,793     $1,785,244     $2,436,199
  Unproved properties..................................         762          4,980         20,500
  Accumulated depreciation, depletion and
     amortization......................................    (589,720)      (481,218)      (678,205)
                                                         ----------     ----------     ----------
          Net..........................................  $1,261,835     $1,309,006     $1,778,494
                                                         ----------     ----------     ----------
                                                         ----------     ----------     ----------
Costs Incurred
  Proved properties....................................  $       64     $      545     $      510
  Unproved properties..................................          63          4,779            549
  Exploration costs....................................      15,157          7,924          8,918
  Development costs....................................       6,911         12,446         24,720
  Plant facilities, gathering systems and
     compressors.......................................      49,526         10,291          6,934
                                                         ----------     ----------     ----------
          Total........................................  $   71,721     $   35,985     $   41,631
                                                         ----------     ----------     ----------
                                                         ----------     ----------     ----------
Depreciation, depletion and amortization...............  $  110,340     $  112,860     $  156,641
                                                         ----------     ----------     ----------
                                                         ----------     ----------     ----------

                                   MESA INC.

                  ESTIMATED QUANTITIES OF RESERVES (UNAUDITED)
                            YEARS ENDED DECEMBER 31

                                                                          NATURAL GAS LIQUIDS,
                                            NATURAL GAS                    OIL AND CONDENSATE
                                 ---------------------------------    ----------------------------
                                   1992        1991        1990        1992       1991      1990
                                 ---------   ---------   ---------    -------   --------   -------
                                              (MMcF)                            (MBbLS)
Proved Reserves
  Beginning of year............  1,367,968   1,920,797   2,110,219     83,225    101,667    86,595
     Extensions and
       discoveries.............     37,100       2,643      14,670      7,591      1,250        42
     Purchases of producing
       properties..............        583       1,267       3,774          9         46        27
     Revisions of previous
       estimates...............    (24,462)    (95,228)    (61,277)     3,028     (4,067)   20,795
     Sales of producing
       properties..............    (15,613)   (352,989)     (9,256)      (637)   (10,179)     (559)
     Production................    (89,527)   (108,522)   (137,333)    (5,824)    (5,492)   (5,233)
                                 ---------   ---------   ---------    -------   --------   -------
  End of year..................  1,276,049   1,367,968   1,920,797     87,392     83,225   101,667
                                 ---------   ---------   ---------    -------   --------   -------
                                 ---------   ---------   ---------    -------   --------   -------
Proved Developed Reserves
  Beginning of year............  1,338,856   1,853,523   1,986,157     82,406     99,494    84,348
                                 ---------   ---------   ---------    -------   --------   -------
                                 ---------   ---------   ---------    -------   --------   -------
  End of year..................  1,223,672   1,338,856   1,853,523     82,439     82,406    99,494
                                 ---------   ---------   ---------    -------   --------   -------
                                 ---------   ---------   ---------    -------   --------   -------

- ---------------

- - Proved natural gas liquids, oil and condensate reserve quantities include oil and condensate reserves at December 31 of the respective years as follows:
  1992, 7,268 MBbls; 1991, 3,956 MBbls; and 1990, 9,880 MBbls.

- - In addition to the proved reserves disclosed above, the Company owned proved helium and carbon dioxide (CO2) reserves at December 31 of the respective years as follows: 1992, 5,634 MMcf of helium and 46,457 MMcf of CO2; 1991, 5,705 MMcf of helium and 44,837 MMcf of CO2; 1990, 5,658 MMcf of helium and 44,797 MMcf of CO2.

- - The General Partner's 4.14% minority interest in the proved natural gas and natural gas liquids, oil and condensate reserves of the Company at December 31 of the respective years was as follows: 1992, 52,828 MMcf and 3,618 MBbls, respectively; 1991, 56,634 MMcf and 3,446 MBbls, respectively; and 1990, 79,521 MMcf and 4,209 MBbls, respectively.

                                   MESA INC.

                 STANDARDIZED MEASURE OF FUTURE NET CASH FLOWS
                        FROM PROVED RESERVES (UNAUDITED)
                                  DECEMBER 31
                                 (IN THOUSANDS)

                                                         1992           1991           1990
                                                      ----------     ----------     ----------
Future cash inflows.................................  $3,802,614     $4,078,322     $6,151,195
Future production and development costs
  Operating costs and production taxes..............  (1,271,799)    (1,297,999)    (1,580,926)
  Development and abandonment costs.................    (122,860)      (181,350)      (201,542)
Future income taxes.................................    (302,492)      (394,743)      (808,501)
                                                      ----------     ----------     ----------
Future net cash flows...............................   2,105,463      2,204,230      3,560,226
  Discount at 10% per annum.........................  (1,068,282)    (1,209,016)    (1,893,078)
                                                      ----------     ----------     ----------
Standardized Measure................................  $1,037,181     $  995,214     $1,667,148
                                                      ----------     ----------     ----------
                                                      ----------     ----------     ----------
Future net cash flows before income taxes...........  $2,407,955     $2,598,973     $4,368,727
                                                      ----------     ----------     ----------
                                                      ----------     ----------     ----------
Standardized Measure before income taxes............  $1,167,694     $1,181,013     $2,054,117
                                                      ----------     ----------     ----------
                                                      ----------     ----------     ----------

- ---------------

- - The estimate of future income taxes is based on the future net cash flows from proved reserves adjusted for the tax basis of the oil and gas properties but without consideration of general and administrative and interest expenses.

- - The General Partner's 4.14% minority interest in the Standardized Measure at December 31 of the respective years was as follows: 1992, $42.9 million; 1991, $41.2 million; and 1990, $69.0 million.

                                   MESA INC.

                CHANGES IN THE STANDARDIZED MEASURE (UNAUDITED)
                            YEARS ENDED DECEMBER 31
                                 (IN THOUSANDS)

                                                               1992        1991        1990
                                                             ---------   ----------   ----------
Standardized Measure at beginning of year..................  $ 995,214   $1,667,148  $1,715,600
                                                             ---------   ----------   ----------
Revisions of reserves proved in prior years
  Changes in prices and production costs...................    (77,527)    (365,430)    (126,455)
  Changes in quantity estimates............................     (3,995)     (83,342)      90,353
  Changes in estimates of future development and
     abandonment costs.....................................     (2,468)     (30,088)     (41,443)
  Net change in income taxes...............................     55,287      201,170        3,111
  Accretion of discount....................................    118,101      205,412      210,568
  Other, primarily timing of production....................     12,687      (86,815)     (16,517)
                                                             ---------   ----------   ----------
          Total revisions..................................    102,085     (159,093)     119,617
Extensions, discoveries and other additions, net of future
  production and development costs.........................     65,737       12,013       47,776
Purchases of proved properties.............................        457        1,952        3,008
Sales of oil and gas produced, net of production costs.....   (173,552)    (182,235)    (235,298)
Sales of producing properties..............................    (14,473)    (367,308)     (15,209)
Previously estimated development and abandonment costs
  incurred during the period...............................     61,713       22,737       31,654
                                                             ---------   ----------   ----------
Net changes in Standardized Measure........................     41,967     (671,934)     (48,452)
                                                             ---------   ----------   ----------
Standardized Measure at end of year........................  $1,037,181  $  995,214   $1,667,148
                                                             ---------   ----------   ----------
                                                             ---------   ----------   ----------

                                   MESA INC.

                         QUARTERLY RESULTS (UNAUDITED)
                                 QUARTERS ENDED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 MARCH 31    JUNE 30     SEPTEMBER 30    DECEMBER 31
                                                 --------    --------    ------------    -----------
1992
  Revenues.....................................  $ 58,919    $ 51,556      $ 48,171       $  78,466
                                                 --------    --------    ------------    -----------
                                                 --------    --------    ------------    -----------
  Gross profit.................................  $ 44,181    $ 36,733      $ 33,608       $  60,100
                                                 --------    --------    ------------    -----------
                                                 --------    --------    ------------    -----------
  Operating income (loss)......................  $  9,173    $ (2,479)     $    172       $  19,355
                                                 --------    --------    ------------    -----------
                                                 --------    --------    ------------    -----------
  Net loss.....................................  $(21,973)   $(20,622)     $(29,128)      $ (17,509)
                                                 --------    --------    ------------    -----------
                                                 --------    --------    ------------    -----------
  Net loss per common share....................  $   (.57)   $   (.53)     $   (.76)      $    (.45)
                                                 --------    --------    ------------    -----------
                                                 --------    --------    ------------    -----------
1991
  Revenues.....................................  $ 76,244    $ 44,886      $ 43,103       $  85,313
                                                 --------    --------    ------------    -----------
                                                 --------    --------    ------------    -----------
  Gross profit.................................  $ 58,320    $ 32,833      $ 28,500       $  64,079
                                                 --------    --------    ------------    -----------
                                                 --------    --------    ------------    -----------
  Operating income.............................  $ 18,355    $    435      $     78       $  15,260
                                                 --------    --------    ------------    -----------
                                                 --------    --------    ------------    -----------
  Net loss.....................................  $(18,744)   $ (1,220)     $(34,362)      $ (24,837)
                                                 --------    --------    ------------    -----------
                                                 --------    --------    ------------    -----------
  Net loss per common share....................  $   (.49)   $   (.03)     $   (.89)      $    (.64)
                                                 --------    --------    ------------    -----------
                                                 --------    --------    ------------    -----------

- ---------------

- - Gross profit consists of total revenues less lease operating expenses and production and other taxes.

- - The Company entered into an agreement in early 1992, effective to January 1, 1991, allocating the production and reserves of the Company's West Panhandle field properties at 77% to the Company and 23% to a third party. Throughout 1991 and 1992, the Company produced less than its 77% entitlement. To reflect the effect of the new agreement on 1991 operations, in the fourth quarter of 1991 the Company recorded an additional $17.4 million as revenues, $13.0 million as gas balancing receivables and $4.4 million as operating expenses relating to its entitlement. Throughout 1992, the Company recorded an additional $23.3 million as revenues, $17.2 million as gas balancing receivables and $6.1 million as operating expenses relating to its entitlement.

                                                                         ANNEX A

                                    GLOSSARY

     The following defined terms are used frequently in this Prospectus.

APAA.......................  Amendment to the PAA effective as of January 1,
                             1993, between MOC and CIG relating to the West Panhandle field reserves.

"B" CONTRACT...............  The series of contracts between Mesa and CIG which establish and define Mesa's West Panhandle reserves.

BBL........................  Barrel of oil and condensate or natural gas liquids.

BCF........................  Billion cubic feet of natural gas.

BCFE.......................  Billion cubic feet of natural gas equivalents.

BTU........................  British thermal unit.

CAPITAL....................  Mesa Capital Corporation, a Delaware corporation and a wholly-owned subsidiary of MOC.

CIG........................  Colorado Interstate Gas Company.

CODE.......................  The Internal Revenue Code of 1986, as amended.

COMMISSION.................  The Securities and Exchange Commission.

COMMON STOCK...............  The common stock, par value $.01 per share, of the
                             Company.

COMPANY....................  MESA Inc., a Texas corporation.

CONVERTIBLE NOTES..........  0% Convertible Notes due June 30, 1998, issued by the Company, MOLP and Capital, all of which have been converted into Common Stock.

CORPORATE CONVERSION.......  The transaction that reorganized the business of the Partnership into the Company on December 31, 1991.

CREDIT AGREEMENT...........  The amended and restated revolving credit agreement among the Company, MOC, the Banks and Societe Generale, Southwest Agency, as Agent, as the same may be amended, modified or supplemented from time to time.

D&M........................  DeGolyer and MacNaughton, independent petroleum engineering consultants.

DISCOUNT NOTES.............  The Secured Notes and the Unsecured Notes.

EXCHANGE ACT...............  The Securities Exchange Act of 1934.

EXCHANGE OFFER.............  The Obligors' offer to exchange Secured Notes,
                             Unsecured Notes and Convertible Notes for
                             Subordinated Notes, which was completed on August 26, 1993.

FAIN PLANT.................  Mesa's natural gas processing plant in the West
                             Panhandle field.

FERC.......................  The Federal Energy Regulatory Commission.

HCLP.......................  Hugoton Capital Limited Partnership, a Delaware
                             limited partnership and indirect subsidiary of the Company.

HCLP SECURED NOTES.........  The secured notes issued by HCLP in the initial aggregate principal amount of $616.5 million and secured by Mesa's interest in the Hugoton field.

HUGOTON FIELD..............  The Chase and Council Grove formations of the
                             Hugoton and Panoma fields of southwestern Kansas.

KCC........................  The Kansas Corporation Commission.

MBBL.......................  Thousand barrels.

MBTU.......................  Thousand British thermal units.

MCF........................  Thousand cubic feet, a standard unit of volume measurement for natural gas.

MCFE.......................  Thousand cubic feet of natural gas equivalents.

MESA.......................  The Company, its subsidiaries and predecessors (the
                             Partnership and Original Mesa).

MESA ENVIRONMENTAL.........  Mesa Environmental Ventures Limited Partnership, a
                             Delaware limited partnership and indirect subsidiary of the Company.

MHC........................  Mesa Holding Co., a Delaware corporation.

MHLP.......................  Mesa Holding Limited Partnership, a Delaware
                             limited partnership and a subsidiary of the Company, predecessor to MHC.

MMBTU......................  Million British thermal units.

MMCF.......................  Million cubic feet (or 1,000 Mcf) of natural gas.

MMCFE......................  Million cubic feet of equivalent natural gas reserves.

MMC........................  Mesa Midcontinent Co., a Delaware corporation.

MMLP.......................  Mesa Midcontinent Limited Partnership, a Delaware
                             limited partnership and a subsidiary of the Company, predecessor to MMC.

MOC........................  Mesa Operating Co., a Delaware corporation.

MOLP.......................  Mesa Operating Limited Partnership, a Delaware
                             limited partnership and a subsidiary of the Company, predecessor to MOC.

NATURAL GAS EQUIVALENTS....  A volume, expressed in Mcf's of natural gas, which includes not only natural gas but also oil or natural gas liquids converted to an equivalent quantity of natural gas on an energy equivalent basis. Equivalent gas reserves are based on a conversion factor of 6 Mcf of gas per barrel of liquids.

NGPA.......................  The Natural Gas Policy Act of 1978.

NGV........................  Natural gas vehicles.

OBLIGORS...................  The Company, MOC and Capital.

ORIGINAL MESA..............  Mesa Petroleum Co., a Delaware corporation and a predecessor in interest to the Company.

PAA........................  Production Allocation Agreement, effective January
                             1, 1991, between MOC and CIG defining production rights and ownership of reserves from the West Panhandle field.

PARTNERSHIP................  Mesa Limited Partnership, a Delaware limited partnership and predecessor in interest to the Company.

PROSPECTUS.................  This Prospectus.


REGISTRATION STATEMENT.....  The Registration Statement on Form S-1
                             (Registration No. 033-51909) of the Obligors initially filed with the SEC on January 14, 1994, together with all amendments and exhibits thereto, of which this Prospectus is a part.


SECURED NOTES..............  12 3/4% Secured Discount Notes due June 30, 1998,
                             issued by the Company, MOC and Capital and offered hereby.

SECURITIES ACT.............  The Securities Act of 1933.

SUBORDINATED NOTES.........  12% Subordinated Notes and 13 1/2% Subordinated
                             Notes.

TCF........................  Trillion cubic feet of natural gas.

TCFE.......................  Trillion cubic feet of natural gas equivalents.

12% SUBORDINATED NOTES.....  12% Subordinated Notes due August 1, 1996, issued by the Company, MOC and Capital.

13 1/2% SUBORDINATED
NOTES......................  13 1/2% Subordinated Notes due May 1, 1999, issued by the Company, MOC and Capital.

UNSECURED NOTES............  12 3/4% Discount Notes due June 30, 1996, issued by the Company, MOC and Capital.

WEST PANHANDLE FIELD.......  The properties owned by Mesa located in the panhandle area of northwest Texas.

WILLIAMS...................  Williams Natural Gas Company.

WRI........................  Western Resources, Inc., formerly The Kansas Power and Light Company.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT OR UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURED NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------
                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Additional Information.................   2
Summary................................   3
Risk Factors...........................   9
The Company............................  13
Unocal Litigation and Settlement.......  15
Use of Proceeds........................  16
Market Prices of Secured Notes.........  16
Historical and Pro Forma
  Capitalization.......................  17
Selected Financial Information.........  18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations........................  19
Business...............................  28
Regulation and Prices..................  39
Management.............................  43
Executive Compensation.................  46
Security Ownership of Principal Owners
  and Management.......................  52
Description of the Secured Notes.......  54
Certain U.S. Federal Income Tax
  Consequences.........................  76
Plan of Distribution...................  78
Legal Opinions.........................  79
Experts................................  79
Index to Consolidated Financial
  Statements........................... F-1


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  $51,000,000

                         12 3/4% SECURED DISCOUNT NOTES

                               DUE JUNE 30, 1998
                              --------------------
                                   PROSPECTUS
                              --------------------

                               FEBRUARY   , 1994

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS

     The following are the estimated expenses (other than underwriting discounts and commissions) of the issuance and distribution of the securities being registered payable by the Company.


        Securities and Exchange Commission registration fee...............  $ 15,388
        Printing and engraving expenses...................................    70,000
        Blue Sky filing fees and expenses.................................    20,000
        Accountants' fees.................................................    30,000
        Counsel fees......................................................    75,000
        Miscellaneous.....................................................    14,612
                                                                            --------
                  Total...................................................  $225,000
                                                                            --------
                                                                            --------


- ---------------

* To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 2.02-1 of the Texas Business Corporation Act provides that a corporation may indemnify any director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation's best interests,
(b) in all other cases, that his conduct was at least not opposed to the corporation's best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if the person is found liable to the corporation or if the person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with the proceeding in which he is named defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.

     Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under
Article 2.02-1.

     The Company's Bylaws provide for the indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act. The Company has also entered into indemnification agreements with its executive officers and directors that contractually provide for indemnification and expense advancement. Both the Bylaws and the agreements include related provisions meant to facilitate the indemnitees' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken and (iii) the establishment of certain presumptions in favor of an indemnitee. The benefits of certain of these provisions are available to an indemnitee only if there has been a change in control (as defined). In addition, the Company carries customary directors' and officers' liability insurance policies for its directors and officers. Furthermore, the Bylaws and agreements with directors and officers provide for indemnification for amounts (i) in respect of the deductibles for such insurance policies, (ii) that exceed the liability limits of such insurance policies and (iii) that would have been covered by prior insurance policies of the Company or its predecessors. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the Bylaws or such agreements.

     The above discussion of the Company's Bylaws and of Article 2.01-1 of the Texas Business Corporation Act is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the Bylaws.

     Section 145 of the Delaware General Corporation Law (the "DGCL" permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Delaware law also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the corporation have the power to indemnify him against that liability under Section 145 of the DGCL.

     MOC's Bylaws provide that MOC may indemnify each person who is involved in any litigation or other proceeding because such person is or was a director or officer of MOC or its subsidiaries or is or was serving as an officer or director of another entity at the request of MOC, against all expenses reasonably incurred in connection therewith. Such indemnification shall be made upon a determination by the Board of Directors, independent legal counsel or the stockholders of the corporation that such indemnification is proper in the circumstances because such person has met the applicable standard of conduct. The Bylaws also provide that MOC shall indemnify a director or officer against such expenses to the extent that he has been successful on the merits or otherwise in defense of any such litigation or other proceeding. The Bylaws also provide that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that such advance payment will only be made upon the delivery to MOC of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.

     MOC's Certificate of Incorporation provides that the personal liability of a director of the corporation shall be limited to the fullest extent permitted by the DGCL. Pursuant to Section 102(b)(7) of the DGCL, Article Sixth of MOC's Certificate of Incorporation eliminates the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit.

     The above discussion of MOC's Bylaws and Certificate of Incorporation is not intended to be exhaustive and is respectively qualified in its entirety by such documents.

     Article V of the Bylaws of Capital includes the following provision:

     Section 1. Indemnification of Officers and Directors. Each person who shall have served as a director or officer of this Corporation, or at its request as director or officer of another corporation in which it now owns or may hereafter own shares of capital stock or of which it now is or may hereafter be a creditor, shall be indemnified by the Corporation to the maximum extent permitted by applicable law against expenses and costs (including attorneys' fees) reasonably incurred by him in connection with any claim asserted against him, by action in court or otherwise, by reason of being or having been such director or officer. The foregoing right of indemnification shall not be exclusive of other rights to which he may be entitled under any agreement, vote of shareholders or otherwise.

     The above discussion of Capital's Bylaws, and of the DGCL, is not intended to be exhaustive and is respectively qualified in its entirety by such documents and statute.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     Exhibits


        *3.1         -- Amended and Restated Articles of Incorporation of MESA Inc. (Exhibit
                        3(b) to MESA Inc.'s Registration Statement on Form S-4, Registration
                        No. 33-42104).
        *3.2         -- Amended and Restated Bylaws of MESA Inc. (Exhibit 3(c) to MESA Inc.'s
                        Registration Statement on Form S-4, Registration No. 33-42104).
        +3.3         -- Certificate of Incorporation of Mesa Operating Co.
        +3.4         -- Bylaws of Mesa Operating Co.
        +3.5         -- Certificate of Incorporation of Mesa Capital Corporation.
        +3.6         -- Bylaws of Mesa Capital Corporation.
        *4.1         -- Indenture dated as of May 1, 1993, among MESA Inc., Mesa Operating
                        Limited Partnership, Mesa Capital Corporation and Harris Trust and
                        Savings Bank, as trustee, including (a) a form of Secured Note, (b) a form of Deed of Trust, Assignment of Production, Security Agreement
                        and Financing Statement, dated as of May 1, 1993, between MOLP and
                        Harris Trust and Savings Bank, as trustee, securing the Secured
                        Notes, and (c) a form of Security Agreement, Pledge and Financing
                        Statement dated as of May 1, 1993 between MOLP and Harris Trust and
                        Savings Bank, as trustee, securing the Secured Notes (Exhibit 4(f) to
                        MESA Inc.'s Form 10-Q/A dated June 30, 1993).
        +4.2         -- First Supplemental Indenture dated as of January 5, 1994, among MESA
                        Inc., Mesa Operating Co., Mesa Capital Corporation and Harris Trust
                        and Savings Bank, as trustee.
        *4.3         -- Indenture dated as of May 1, 1993, among MESA Inc., Mesa Operating
                        Limited Partnership, Mesa Capital Corporation and American Stock
                        Transfer & Trust Company, as trustee, including a form of Unsecured
                        Notes (Exhibit 4(g) to MESA Inc.'s Form 10-Q/A dated June 30, 1993).
        +4.4         -- First Supplemental Indenture dated as of January 5, 1994, among MESA
                        Inc., Mesa Operating Co., Mesa Capital Corporation and American Stock
                        Transfer & Trust Company, as trustee.
        *4.5         -- Indenture dated as of May 1, 1993, among MESA Inc., Mesa Operating
                        Limited Partnership, Mesa Capital Corporation and American Stock
                        Transfer & Trust Company, as trustee, including a form of Convertible
                        Notes (Exhibit 4(h) to MESA Inc.'s Form 10-Q/A dated June 30, 1993).
        *4.6         -- Indenture dated August 14, 1986, among Mesa Capital Corporation, Mesa
                        Limited Partnership, Mesa Operating Limited Partnership and Mellon
                        Bank, N.A., as trustee (subsequently replaced by Texas Commerce Bank,
                        National Association, as successor trustee) (Exhibit 4(d) to Mesa
                        Limited Partnership's Form 10-Q dated September 30, 1986).

        *4.7         -- Supplemental Indenture dated July 31, 1987, among Mesa Capital
                        Corporation, Mesa Limited Partnership, Mesa Operating Limited
                        Partnership and Mellon Bank, N.A., as trustee (subsequently replaced by Texas Commerce Bank, National Association, as successor trustee)
                        (Exhibit 4(e) to Mesa Limited Partnership's Form 10-Q dated September
                        30, 1987).
        *4.8         -- Second Supplemental Collateral Trust Indenture dated as of December
                        31, 1991, among Mesa Capital Corporation, MESA Inc., Mesa Operating
                        Limited Partnership and Texas Commerce Bank National Association, as
                        successor trustee (Exhibit 4(c) to MESA Inc.'s Form 10-K dated
                        December 31, 1991).
        *4.9         -- Third Supplemental Collateral Trust Indenture dated as of April 30,
                        1992, among Mesa Capital Corporation, as Issuer, MESA Inc. and Mesa
                        Operating Limited Partnership and Texas Commerce Bank National
                        Association, as successor trustee (Exhibit 4(j) to MESA Inc.'s Form
                        10-Q dated June 30, 1992).
        *4.10        -- Fourth Supplemental Collateral Trust Indenture dated as of August 26,
                        1993, among Mesa Capital Corporation, MESA Inc., Mesa Operating
                        Limited Partnership and Texas Commerce Bank National Association, as
                        successor trustee (Exhibit 4(e) to MESA Inc.'s Form 10-Q/A dated June
                        30, 1993).
        +4.11        -- Fifth Supplemental Collateral Trust Indenture dated as of January 5,
                        1994, among MESA Inc., Mesa Operating Co., Mesa Capital Corporation
                        and Texas Commerce Bank National Association, as successor trustee.
        *4.12        -- Indenture dated May 1, 1989, among Mesa Capital Corporation, Mesa
                        Limited Partnership, Mesa Operating Limited Partnership, and Texas
                        Commerce Bank National Association, as trustee (Exhibit 4(c) to Mesa
                        Limited Partnership's Form 10-Q dated March 31, 1989).
        *4.13        -- First Supplemental Indenture dated as of December 31, 1991, among
                        Mesa Capital Corporation, MESA Inc., Mesa Operating Limited
                        Partnership and Texas Commerce Bank National Association, as trustee
                        (Exhibit 4(e) to MESA Inc.'s Form 10-K dated December 31, 1991).
        *4.14        -- Second Supplemental Indenture dated as of April 30, 1992, among Mesa
                        Capital Corporation, MESA Inc., Mesa Operating Limited Partnership
                        and Texas Commerce Bank National Association, as trustee (Exhibit
                        4(k) to MESA Inc.'s Form 10-Q dated June 30, 1992).
        *4.15        -- Third Supplemental Indenture dated as of August 26, 1993, among Mesa
                        Capital Corporation, MESA Inc., Mesa Operating Limited Partnership
                        and Texas Commerce Bank National Association, as trustee (Exhibit
                        4(l) to MESA Inc.'s Form 10-Q/A dated June 30, 1993).
        +4.16        -- Fourth Supplemental Indenture dated as of January 5, 1994, among MESA
                        Inc., Mesa Operating Co., Mesa Capital Corporation and Texas Commerce
                        Bank National Association, as trustee.
        *4.17        -- Indenture dated as of May 30, 1991, among Hugoton Capital Limited
                        Partnership, Hugoton Capital Corporation and Bankers Trust Company,
                        as trustee (Exhibit 4(e) to Mesa Limited Partnership's Form 10-Q
                        dated June 30, 1991).
        *4.18        -- First Supplemental Indenture dated September 1, 1991, among Hugoton
                        Capital Limited Partnership, Hugoton Capital Corporation and Bankers
                        Trust Company, as trustee (Exhibit 4(i) to MESA Inc.'s Registration
                        Statement on Form S-4, Registration No. 33-42104).

        *4.19        -- Amended and Restated Mortgage, Assignment, Security Agreement and
                        Financing Statement dated June 12, 1991 from Hugoton Capital Limited
                        Partnership to Bankers Trust Company, as Collateral Agent (Exhibit
                        4(f) to Mesa Limited Partnership's Form 10-Q dated June 30, 1991).
        *4.20        -- Amended and Restated Credit Agreement dated as of May 1, 1993, among
                        MESA Inc., Mesa Operating Limited Partnership, the Banks party thereto and Societe Generale, Southwest Agency, as Agent (Exhibit
                        4.17 to MESA Inc.'s Registration Statement on Form S-4, Registration
                        No. 33-53706).
        +4.21        -- Assignment and Assumption Agreement dated as of January 5, 1994, among MESA Inc., Mesa Operating Co., Mesa Operating Limited
                        Partnership, Pickens Operating Co., the Banks party to the Credit
                        Agreement and the Agent with respect to the Credit Agreement.
        *4.22        -- Intercreditor Agreement dated as of August 26, 1993, among Societe
                        Generale, Southwest Agency, as agent for the Banks under the
                        Company's Credit Agreement, Harris Trust and Savings Bank, as trustee with respect to the Secured Notes, and American Stock Transfer &
                        Trust Company, as trustee with respect to the Unsecured Notes and the
                        Convertible Notes (Exhibit 4.18 to MESA Inc.'s Registration Statement
                        on Form S-4, Registration No. 33-53706).
                     -- The Company agrees to furnish the Commission, upon request, a copy of any agreement defining the rights of holders of long-term debt of the
                        Company and all its subsidiaries under which the total amount of securities authorized does not equal 10% of the total assets of the
                        Company and its subsidiaries on a consolidated basis.
          5          -- Opinion of Baker & Botts, L.L.P.
          8          -- Tax Opinion of Baker & Botts, L.L.P.
       *10.1         -- Form of First Amendment to Deferred Compensation Agreement and Life
                        Insurance Agreement between Mesa Petroleum Co. and certain officers and key employees (Exhibit 10(i) to Mesa Petroleum Co.'s Form 10-K dated December 31, 1980).
       *10.2         -- Hugoton (MTR) Gas Purchase Contract between The Kansas Power and
                        Light Company, buyer, and Mesa Operating Limited Partnership, seller, dated effective January 1, 1990 (Exhibit 19(a) to Mesa Limited
                        Partnership's Form 10-Q dated June 30, 1989).
       *10.3         -- Supplemental Gas Purchase Contract between The Kansas Power and Light
                        Company, buyer, and Mesa Operating Limited Partnership, seller, dated effective January 1, 1990 (Exhibit 19(b) to Mesa Limited
                        Partnership's Form 10-Q dated June 30, 1989).
       *10.4         -- Second Amended and Restated Consulting Agreement between Mesa Limited
                        Partnership, Mesa Operating Limited Partnership, Mesa Holding Limited
                        Partnership, Mesa Acquisition Limited Partnership and BTC Partners,
                        Inc. dated December 1, 1988 (Exhibit 10(i) to Mesa Limited
                        Partnership's Form 10-K dated December 31, 1988).
       *10.5         -- Contract dated January 3, 1928 between Colorado Interstate Gas
                        Company and Amarillo Oil Company (the "B" Contract) (Exhibit 10.1 to
                        Pioneer Corporation's Form 10-K dated December 31, 1985).
       *10.6         -- Amendments to the "B" Contract (Exhibit 10.2 to Pioneer Corporation's
                        Form 10-K dated December 31, 1985).
       *10.7         -- Gathering Charge Agreement dated January 20, 1985, as amended, with respect to the "B" Contract (Exhibit 10.3 to Pioneer Corporation's
                        Form 10-K dated December 31, 1985.

       *10.8         -- Agreement of Compromise and Settlement dated May 29, 1987 between
                        Mesa Operating Limited Partnership and Colorado Interstate Gas
                        Company (Exhibit 10(s) to Mesa Limited Partnership's Form 10-K dated
                        December 31, 1987).
       *10.9         -- Agreement of Sale between Pioneer Corporation and Cabot Corporation dated August 29, 1984 (Exhibit 10.5 to Pioneer Corporation's Form
                        10-K dated December 31, 1985).
       *10.10        -- Gas Purchase Contract dated June 27, 1949 as amended through October
                        3, 1985 between Amarillo Oil Company and Energas Company (Exhibit
                        10.6 to Pioneer Corporation's Form 10-K dated December 31, 1985).
       *10.11        -- Settlement Agreement dated March 15, 1989, by and among Mesa
                        Operating Limited Partnership and Mesa Limited Partnership, et al.,
                        Energas Company and the City of Amarillo (Exhibit 10(k) to Mesa
                        Limited Partnership's Form 10-K dated December 31, 1990).
       *10.12        -- Copy of the Partnership's Restricted MLP Unit Plan dated August 27,
                        1987 (Exhibit 10(w) to Mesa Limited Partnership's Form 10-K dated
                        December 31, 1987).
       *10.13        -- Gas Purchase Agreement dated December 1, 1989 between Williams
                        Natural Gas Company and Mesa Operating Limited Partnership acting on behalf of itself and as agent for Mesa Midcontinent Limited
                        Partnership (Exhibit 10.1 to Mesa Limited Partnership's Registration
                        Statement on Form S-3, Registration No. 33-32978).
       *10.14        -- Form of 1991 Common Stock Option Plan of MESA Inc. (Exhibit 10(n) to
                        MESA Inc.'s Registration Statement on Form S-4, Registration No.
                        33-42104).
       *10.15        -- Supplemental Stipulation and Agreement to replace the Uncontested
                        Settlement Agreement between Mesa Operating Limited Partnership and
                        Colorado Interstate Gas company with respect to deliveries of gas to
                        Amarillo Oil Company (now Mesa Operating Limited Partnership) by
                        Colorado Interstate Gas company under the "B" Contract (Exhibit 10(o)
                        to Mesa Limited Partnership's Form 10-K dated December 31, 1990.)
       *10.16        -- Purchase and Sale Agreement dated February 6, 1991, by and among Mesa
                        Limited Partnership, Mesa Operating Limited Partnership and Mesa
                        Midcontinent Limited Partnership and Seagull Energy Corporation, as
                        amended by a first amendment dated February 22, 1991, a second amendment dated March 8, 1991, and a third amendment dated March 11,
                        1991 (Exhibit 1 to Mesa Limited Partnership's Form 8-K dated March 8,
                        1991).
       *10.17        -- Purchase and Sale Agreement dated February 6, 1991, by and among Mesa
                        Limited Partnership, Mesa Operating Limited Partnership and Mesa
                        Midcontinent Limited Partnership and an independent oil and gas producer (Exhibit 3 to Mesa Limited Partnership's Form 8-K dated
                        March 8, 1991.)
       *10.18        -- Purchase and Sale Agreement dated March 25, 1991, by and among Mesa
                        Limited Partnership and Mesa Operating Limited Partnership and
                        Conoco, Inc. (Exhibit 5 to Mesa Limited Partnership's Form 8-K dated
                        March 8, 1991).
       *10.19        -- Incentive Bonus Plan of Mesa Operating Limited Partnership, as
                        amended, dated effective January 1, 1986 (Exhibit 10(s) to Mesa
                        Limited Partnership's Form 10-K dated December 31, 1990).
       *10.20        -- Performance Bonus Plan of Mesa Operating Limited Partnership dated effective January 1, 1990 (Exhibit 10(t) to Mesa Limited
                        Partnership's Form 10-K dated December 3, 1990).

       *10.21        -- Engagement Agreement dated as of July 1, 1991 between Mesa Limited
                        Partnership, Mesa Operating Limited Partnership, Mesa Holding Limited
                        Partnership, Mesa Midcontinent Limited Partnership and Mesa
                        Acquisition Limited Partnership, on the one hand, and BTC Partners,
                        Inc., on the other hand (Exhibit 10(v) to MESA Inc.'s Registration
                        Statement on Form S-4, Registration No. 33-42104).
       *10.22        -- Amended Supplemental Stipulation and Agreement between Mesa Operating
                        Limited Partnership and Colorado Interstate Gas Company filed June
                        18, 1991, with the Federal Energy Regulatory Commission as an offer of partial settlement with respect to deliveries of gas to Amarillo
                        Oil Company (now Mesa Operating Limited Partnership) by Colorado
                        Interstate Gas Company under the "B" Contract (Exhibit 10(w) to MESA
                        Inc.'s Registration Statement on Form S-4, Registration No.
                        33-42104).
       *10.23        -- "B" Contract Production Allocation Agreement dated July 29, 1991, effective January 1, 1991, between Colorado Interstate Gas Company and Mesa Operating Limited Partnership (Exhibit 10(x) to MESA Inc.'s
                        Registration Statement on Form S-4, Registration No. 33-42104).
       +10.24        -- Amendment to "B" Contract Production Allocation Agreement effective as of January 1, 1993 between Colorado Interstate Gas Company and
                        Mesa Operating Limited Partnership
       +10.25        -- Agreement of Compromise and Settlement dated January 11, 1994 among
                        Unocal Corporation, David Colan, MESA Inc., and certain other parties.
       +12           -- Ratio of Earnings to Fixed Charges
       *22           -- Subsidiaries (Exhibit 22 to MESA Inc.'s Form 10-K dated December 31,
                        1992).
       +23.1         -- Consent of Arthur Andersen & Co.
       +23.2         -- Consent of DeGolyer and MacNaughton.
        23.3         -- Form of Consent of Baker & Botts, L.L.P. (included in Exhibit 5 to this Registration Statement).
        24           -- Powers of Attorney (included on signature pages to this Registration
                        Statement).
       *25           -- Statement of Eligibility of Trustee (Exhibit 26) to MESA Inc.'s
                        Registration Statement on Form S-4, Registration No. 33-53706).
       *28.1         -- Letter Report of the Company (Exhibit 28 to MESA Inc.'s Form 10-K
                        dated December 31, 1992).


- ---------------

* Exhibit has been incorporated by reference as indicated.


+ Previously filed.


FINANCIAL STATEMENT SCHEDULES

                                                                                           PAGE
                                                                                           ----
Report of Independent Public Accountants.................................................  S-1
Schedule III    -- Condensed Financial Information of the Registrant.....................  S-2
Schedule V      -- Property, Plant and Equipment.........................................  S-4
Schedule VI     -- Accumulated Depreciation, Depletion and Amortization of Property,
                   Plant and Equipment...................................................  S-5
Schedule X      -- Supplementary Income Statement Information............................  S-6

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement or amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on February 4, 1994.


                                            MESA Inc.
                                            (Registrant)

                                            By: /s/  WILLIAM D. BALLEW
                                                     William D. Ballew,
                                                         Controller

                               POWER OF ATTORNEY

     The undersigned directors and executive officers of MESA Inc. hereby constitute and appoint William D. Ballew and Charles L. Carpenter, and each of them, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission and hereby ratify and confirm all that such attorneys-in-fact, or either of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed by the following persons in the capacities and on the date indicated above.


                  SIGNATURE                               TITLE                    DATE
- ---------------------------------------------  ----------------------------  -----------------
           /s/  BOONE PICKENS*                 Director and Chief Executive  February 4, 1994
                Boone Pickens                  Officer
           /s/  PAUL W. CAIN*                  Director, President and       February 4, 1994
                Paul W. Cain                   Chief Operating Officer
         /s/  WILLIAM D. BALLEW                Controller (Chief Accounting  February 4, 1994
              William D. Ballew                Officer and acting Chief
                                               Financial Officer)
        /s/  JOHN S. HERRINGTON                Director                      February 4, 1994
             John S. Herrington
       /s/  WALES H. MADDEN, JR.*              Director                      February 4, 1994
            Wales H. Madden, Jr.
         /s/  FAYEZ S. SAROFIM                 Director                      February 4, 1994
              Fayez S. Sarofim
        /s/  ROBERT L. STILLWELL*              Director                      February 4, 1994
             Robert L. Stillwell
          /s/  J.R. WALSH, JR.                 Director                      February 4, 1994
               J.R. Walsh, Jr.
    *By: /s/  WILLIAM D. BALLEW
              William D. Ballew
              Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement or amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on February 4, 1994.


                                            MESA OPERATING CO.
                                            (Registrant)

                                            By: /s/  WILLIAM D. BALLEW
                                                     William D. Ballew,
                                                         Controller

                               POWER OF ATTORNEY

     The undersigned directors and executive officers of Mesa Operating Co. hereby constitute and appoint William D. Ballew and Charles L. Carpenter, and each of them, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission and hereby ratify and confirm all that such attorneys-in-fact, or either of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed by the following persons in the capacities and on the date indicated above.


                  SIGNATURE                               TITLE                     DATE
- ---------------------------------------------  ----------------------------   -----------------
           /s/  BOONE PICKENS*                 Director and Chief Executive   February 4, 1994
                Boone Pickens                  Officer
           /s/  PAUL W. CAIN*                  Director, President and        February 4, 1994
                Paul W. Cain                   Chief Operating Officer
         /s/  WILLIAM D. BALLEW                Controller (Chief Accounting   February 4, 1994
              William D. Ballew                Officer and acting Chief
                                               Financial Officer)
     By: /s/  WILLIAM D. BALLEW
              William D. Ballew
              Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement or amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on February 4, 1994.


                                            MESA CAPITAL CORPORATION
                                            (Registrant)

                                            By: /s/  WILLIAM D. BALLEW
                                                     William D. Ballew,
                                                         Controller

                               POWER OF ATTORNEY

     The undersigned directors and executive officers of Mesa Capital Corporation, hereby constitute and appoint William D. Ballew and Charles L. Carpenter, and each of them, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission and hereby ratify and confirm all that such attorneys-in-fact, or either of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed by the following persons in the capacities and on the date indicated above.


                  SIGNATURE                               TITLE                      DATE
- ---------------------------------------------  ----------------------------    -----------------
           /s/  BOONE PICKENS*                 Director and Chief Executive    February 4, 1994
                Boone Pickens                  Officer
           /s/  PAUL W. CAIN*                  Director, President and         February 4, 1994
                Paul W. Cain                   Chief Operating Officer
         /s/  WILLIAM D. BALLEW                Controller (Chief Accounting    February 4, 1994
              William D. Ballew                Officer and acting Chief
                                               Financial Officer)
     *By:/s/  WILLIAM D. BALLEW
              William D. Ballew
              Attorney-in-Fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MESA Inc.:

     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of MESA Inc. included in this registration statement and have issued our report thereon dated March 12, 1993. Our report on the consolidated financial statements includes an explanatory paragraph that describes the litigation discussed in Notes 2 and 9 of those statements. Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The schedules listed in the index above are the responsibility of MESA Inc.'s management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                            ARTHUR ANDERSEN & CO.
Houston, Texas
March 12, 1993

                                                                    SCHEDULE III
                                                                     PAGE 1 OF 2

                                   MESA INC.

               CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT
- --------------------------------------------------------------------------------

                                   MESA INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                            YEARS ENDED DECEMBER 31
                                 (IN THOUSANDS)

                                                                  1992       1991       1990
                                                                --------   --------   ---------
Equity in net loss of subsidiaries............................  $(87,088)  $(72,662)  $(200,276)
Other expense.................................................    (2,144)    (6,501)         --
                                                                --------   --------   ---------
Net loss......................................................  $(89,232)  $(79,163)  $(200,276)
                                                                --------   --------   ---------
                                                                --------   --------   ---------
Net loss per common share.....................................  $  (2.31)  $  (2.05)  $   (5.19)
                                                                --------   --------   ---------
                                                                --------   --------   ---------

           (See accompanying notes to condensed financial statements)
- --------------------------------------------------------------------------------

                                   MESA INC.
                            CONDENSED BALANCE SHEETS
                                  DECEMBER 31
                                 (IN THOUSANDS)

                                                                             1992       1991
                                                                           --------   --------
Cash.....................................................................  $      1   $      1
Investment in subsidiaries...............................................   192,996    280,084
                                                                           --------   --------
                                                                           $192,997   $280,085
                                                                           --------   --------
                                                                           --------   --------
Accounts payable.........................................................  $     --   $  2,811
Intercompany payables....................................................     8,645      3,690
Stockholders' equity.....................................................   184,352    273,584
                                                                           --------   --------
                                                                           $192,997   $280,085
                                                                           --------   --------
                                                                           --------   --------

           (See accompanying notes to condensed financial statements)
- --------------------------------------------------------------------------------

                                   MESA INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                            YEARS ENDED DECEMBER 31
                                 (IN THOUSANDS)

                                                                     1992      1991      1990
                                                                    -------   -------   -------
Cash Flows from Investing Activities:
  Distributions from subsidiaries.................................  $    --   $    --   $97,190
                                                                    -------   -------   -------
                                                                         --        --    97,190
                                                                    -------   -------   -------
Cash Flows from Financing Activities:
  Distributions to equity holders.................................       --        --   (97,190)
                                                                    -------   -------   -------
                                                                         --        --   (97,190)
                                                                    -------   -------   -------
Net change in cash................................................  $    --   $    --   $    --
                                                                    -------   -------   -------
                                                                    -------   -------   -------

           (See accompanying notes to condensed financial statements)

                                                                    SCHEDULE III
                                                                     PAGE 2 OF 2

                                   MESA INC.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1 -- GENERAL

     MESA Inc., a Texas corporation, was formed in 1991 in connection with a transaction which reorganized the business of Mesa Limited Partnership from a publicly-traded limited partnership into a corporation. The accompanying condensed financial statements of MESA Inc. should be read in conjunction with the consolidated financial statements of MESA Inc. and notes thereto included elsewhere in this Registration Statement.

NOTE 2 -- INVESTMENT IN SUBSIDIARIES

     MESA Inc. conducts its business activities through direct and indirect subsidiary partnerships. MESA Inc. owns a 95.86% limited partnership interest in each of its direct subsidiary partnerships, Mesa Operating Limited Partnership
(MOLP), Mesa Midcontinent Limited Partnership (MMLP) and Mesa Holding Limited Partnership (MHLP). MOLP and MMLP own 81% and 19% limited partnership interests in Hugoton Capital Limited Partnership (HCLP), respectively. Boone Pickens, general partner, owns a 4.14% general partner interest in each of MOLP, MMLP and MHLP.

     These condensed financial statements present MESA Inc.'s investment in its subsidiaries using the equity method of accounting whereby such investments are recorded at historical cost adjusted for MESA Inc.'s ownership share of the subsidiaries' cumulative results of operations.

NOTE 3 -- CONTINGENCIES AND GUARANTEES

     MESA Inc. is an obligor under the $300 million principal amount outstanding of unsecured 12% subordinated notes due in 1996 and under the $300 million principal amount outstanding of unsecured 13 1/2% subordinated notes due in 1999. MESA Inc. is also a guarantor of the $100 million outstanding under a $150 million revolving credit facility which is secured by MOLP's oil and gas properties in the West Panhandle field of Texas and is due in June 1994. See
Note 4 "Long-Term Debt" to the consolidated financial statements of MESA Inc. included elsewhere in this Registration Statement.

                                                                      SCHEDULE V

                                   MESA INC.

                         PROPERTY, PLANT AND EQUIPMENT
                     AS OF DECEMBER 31, 1992, 1991 AND 1990
- --------------------------------------------------------------------------------

                                               BALANCE,                                BALANCE,
                                               BEGINNING     ADDITIONS,  RETIREMENTS      END
              CLASSIFICATION                   OF PERIOD     AT COST     OR SALES      OF PERIOD
- -------------------------------------------    ---------     -------     ---------     ---------
                                                                (IN THOUSANDS)
AS OF DECEMBER 31, 1992:
  Oil and Gas Properties, Wells and
     Equipment.............................    $1,790,224    $61,713     $    (382)    $1,851,555
  Office and Other.........................        41,861      1,392        (2,652)        40,601
                                               ----------    -------     ---------     ----------
                                               $1,832,085    $63,105     $  (3,034)    $1,892,156
                                               ----------    -------     ---------     ----------
                                               ----------    -------     ---------     ----------
AS OF DECEMBER 31, 1991:
  Oil and Gas Properties, Wells and
     Equipment.............................    $2,456,699    $31,294     $(697,769)    $1,790,224
  Office and Other.........................        55,032      2,797       (15,968)        41,861
                                               ----------    -------     ---------     ----------
                                               $2,511,731    $34,091     $(713,737)    $1,832,085
                                               ----------    -------     ---------     ----------
                                               ----------    -------     ---------     ----------
AS OF DECEMBER 31, 1990:
  Oil and Gas Properties, Wells and
     Equipment.............................    $2,456,985    $33,124     $ (33,410)    $2,456,699
  Office and Other.........................        83,455      2,053       (30,476)        55,032
                                               ----------    -------     ---------     ----------
                                               $2,540,440    $35,177     $ (63,886)    $2,511,731
                                               ----------    -------     ---------     ----------
                                               ----------    -------     ---------     ----------

                                                                     SCHEDULE VI

                                   MESA INC.

                    ACCUMULATED DEPRECIATION, DEPLETION AND
                 AMORTIZATION OF PROPERTY, PLANT AND EQUIPMENT
                     AS OF DECEMBER 31, 1992, 1991 AND 1990
- --------------------------------------------------------------------------------

                                                  BALANCE,
                                                  BEGINNING    CHARGED TO    RETIREMENTS    BALANCE, END
                 CLASSIFICATION                   OF PERIOD      INCOME       OR SALES       OF PERIOD
- ------------------------------------------------  ---------    ----------    -----------    ------------
                                                                      (IN THOUSANDS)
AS OF DECEMBER 31, 1992:
  Oil and Gas Properties, Wells and Equipment...  $ 481,218     $110,340      $   (1,838)     $589,720
  Office and Other..............................     20,591        3,593          (1,999)       22,185
                                                  ---------     --------      ----------      --------
                                                  $ 501,809     $113,933      $   (3,837)     $611,905
                                                  ---------     --------      ----------      --------
                                                  ---------     --------      ----------      --------
AS OF DECEMBER 31, 1991:
  Oil and Gas Properties, Wells and Equipment...  $ 678,205     $112,860      $ (309,847)     $481,218
  Office and Other..............................     23,208        5,971          (8,588)       20,591
                                                  ---------     --------      ----------      --------
                                                  $ 701,413     $118,831      $ (318,435)     $501,809
                                                  ---------     --------      ----------      --------
                                                  ---------     --------      ----------      --------
AS OF DECEMBER 31, 1990:
  Oil and Gas Properties, Wells and Equipment...  $ 456,721     $231,641(a)   $  (10,157)     $678,205
  Office and Other..............................     20,503        8,785          (6,080)       23,208
                                                  ---------     --------      ----------      --------
                                                  $ 477,224     $240,426      $  (16,237)     $701,413
                                                  ---------     --------      ----------      --------
                                                  ---------     --------      ----------      --------

- ---------------

(a) Includes $75 million loss on oil and gas properties to be sold.

                                                                      SCHEDULE X

                                   MESA INC.

                   SUPPLEMENTARY INCOME STATEMENT INFORMATION
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1992
                                 (IN THOUSANDS)
- --------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 1992:
  Taxes --
     Production...................................................................   $ 9,380
     Ad Valorem and other.........................................................     9,251
                                                                                     -------
                                                                                     $18,631
                                                                                     -------
                                                                                     -------
YEAR ENDED DECEMBER 31, 1991:
  Taxes --
     Production...................................................................   $10,785
     Ad Valorem and other.........................................................     8,160
                                                                                     -------
                                                                                     $18,945
                                                                                     -------
                                                                                     -------
YEAR ENDED DECEMBER 31, 1990:
  Taxes --
     Production...................................................................   $17,345
     Ad Valorem and other.........................................................     7,483
                                                                                     -------
                                                                                     $24,828
                                                                                     -------
                                                                                     -------